      Filed pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended relating to File No. 333-23875


PROSPECTUS
                            FLAGSTAR COMPANIES, INC.
                                      AND
                              FLAGSTAR CORPORATION
                       SOLICITATION OF VOTES WITH RESPECT
               TO PREPACKAGED PLAN OF REORGANIZATION (THE "PLAN")
                                       OF
    FLAGSTAR COMPANIES, INC. ("FCI") AND FLAGSTAR CORPORATION ("FLAGSTAR"),
                        A WHOLLY-OWNED SUBSIDIARY OF FCI
     FCI AND FLAGSTAR HEREBY SOLICIT VOTES WITH RESPECT TO THE PLAN WHICH PROVIDES, AMONG OTHER THINGS, FOR THE SECURITIES OF FCI AND FLAGSTAR TO BE EXCHANGED FOR THE CONSIDERATION SET FORTH BELOW (THE "SOLICITATION"). THE TERM "REORGANIZED FLAGSTAR" MEANS THE SURVIVING CORPORATION RESULTING FROM THE MERGER OF FLAGSTAR WITH AND INTO FCI FROM AND AFTER THE EFFECTIVE DATE OF THE PLAN (THE "EFFECTIVE DATE").

EACH HOLDER OF:                       WILL RECEIVE:
FLAGSTAR'S 10 7/8% SENIOR NOTES DUE   SUCH HOLDER'S PRO RATA PORTION (SHARING WITH ALL OTHER SUCH HOLDERS) OF 100% OF THE
2002 (THE "10 7/8 SENIOR NOTES") AND  11 1/4% SENIOR NOTES DUE 2007 OF REORGANIZED FLAGSTAR (THE "NEW SENIOR NOTES") TO BE
10 3/4% NOTES DUE 2001 (THE "10 3/4%  OUTSTANDING ON THE EFFECTIVE DATE IN EXCHANGE FOR 100% OF THE PRINCIPAL AMOUNT OF THE
SENIOR NOTES") (COLLECTIVELY, THE     OLD SENIOR NOTES AND ACCRUED INTEREST THEREON ($1,058 IN PRINCIPAL AMOUNT (REPRESENTING
"OLD SENIOR NOTES")                   PRINCIPAL AND ACCRUED INTEREST ESTIMATED AS OF OCTOBER 1, 1997) IN NEW SENIOR NOTES PER
                                      $1,000 PRINCIPAL AMOUNT OF 10 3/4% SENIOR NOTES AND $1,036 IN PRINCIPAL AMOUNT
                                      (REPRESENTING PRINCIPAL AND ACCRUED INTEREST ESTIMATED AS OF OCTOBER 1, 1997) IN NEW
                                      SENIOR NOTES PER $1,000 PRINCIPAL AMOUNT OF 10 7/8% SENIOR NOTES) (SUBJECT TO THE RIGHT
                                      OF REORGANIZED FLAGSTAR TO PAY CASH FOR INTEREST ACCRUED THROUGH THE EFFECTIVE DATE);
                                      PROVIDED, HOWEVER, THAT IF THE CLASS OF HOLDERS OF OLD SENIOR NOTES DOES NOT CONSENT TO
                                      THE PLAN, THE OLD SENIOR NOTES SHALL EITHER BE, IN THE SOLE DISCRETION OF REORGANIZED
                                      FLAGSTAR, UNIMPAIRED (WITH NO CHANGE TO THE INTEREST RATES, MATURITY DATES OR OTHER
                                      TERMS OR PROVISIONS OF THE OLD SENIOR NOTES) OR EXCHANGED FOR NEW SENIOR NOTES WHICH
                                      WILL BEAR INTEREST AT A RATE WHICH THE BANKRUPTCY COURT FINDS APPROPRIATE UNDER THE
                                      CRAMDOWN PROVISIONS OF 11 U.S.C. (SECTION MARK) 1129(B) (WITH A MATURITY DATE AND
                                      HAVING OTHER TERMS AND PROVISIONS SET FORTH HEREIN FOR THE NEW SENIOR NOTES). SEE
                                      "DESCRIPTION OF NEW SENIOR NOTES."
FLAGSTAR'S 11.25% SENIOR              SUCH HOLDER'S PRO RATA PORTION (SHARING WITH ALL OTHER SUCH HOLDERS) OF SHARES OF $.01
SUBORDINATED DEBENTURES DUE 2004      PAR VALUE COMMON STOCK OF REORGANIZED FLAGSTAR (THE "NEW COMMON STOCK") EQUIVALENT TO
(THE "11.25% DEBENTURES") AND         95.5% OF THE NEW COMMON STOCK TO BE OUTSTANDING ON THE EFFECTIVE DATE (44.986 SHARES OF p
11 3/8% SENIOR SUBORDINATED           NEW COMMON STOCK PER $1,000 PRINCIPAL AMOUNT OF 11.25% DEBENTURES AND 45.614 SHARES OF
DEBENTURES DUE 2003 (THE "11 3/8%     NEW COMMON STOCK PER $1,000 PRINCIPAL AMOUNT OF 11 3/8% DEBENTURES). SEE "DESCRIPTION
DEBENTURES") (COLLECTIVELY, THE       OF NEW COMMON STOCK."
"SENIOR SUBORDINATED DEBENTURES")
FLAGSTAR'S 10% CONVERTIBLE JUNIOR     SUCH HOLDER'S PRO RATA PORTION (SHARING WITH ALL OTHER SUCH HOLDERS) OF SHARES OF NEW
SUBORDINATED DEBENTURES DUE 2014      COMMON STOCK EQUIVALENT TO 3.25% OF THE NEW COMMON STOCK TO BE OUTSTANDING ON THE
(THE "JUNIOR SUBORDINATED             EFFECTIVE DATE (13.097 SHARES OF NEW COMMON STOCK PER $1,000 PRINCIPAL AMOUNT OF JUNIOR
DEBENTURES")                          SUBORDINATED DEBENTURES).
FCI'S $2.25 SERIES A CUMULATIVE       SUCH HOLDER'S PRO RATA PORTION (SHARING WITH ALL OTHER SUCH HOLDERS) OF SHARES OF NEW
CONVERTIBLE EXCHANGEABLE PREFERRED    COMMON STOCK EQUIVALENT TO 1.25% OF THE NEW COMMON STOCK TO BE OUTSTANDING ON THE
STOCK (THE "OLD FCI PREFERRED         EFFECTIVE DATE (0.079365 SHARES OF NEW COMMON STOCK PER SHARE OF OLD FCI PREFERRED
STOCK")                               STOCK).
FCI'S $.50 PAR VALUE COMMON STOCK     SUCH HOLDER'S PRO RATA PORTION (SHARING WITH ALL OTHER SUCH HOLDERS) OF WARRANTS (THE
(THE "OLD FCI COMMON STOCK")          "NEW WARRANTS") TO PURCHASE NEW COMMON STOCK REPRESENTING 7% OF THE NEW COMMON STOCK ON
                                      A FULLY DILUTED BASIS, SUCH WARRANTS EXERCISABLE FOR FIVE YEARS FROM THE EFFECTIVE DATE
                                      AT A PER SHARE EXERCISE PRICE OF $21.19 (NEW WARRANTS TO PURCHASE 0.07095 SHARES OF NEW
                                      COMMON STOCK PER SHARE OF OLD FCI COMMON STOCK). SEE "DESCRIPTION OF NEW WARRANTS."

NEITHER THE SECURITIES NOR THE PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
          THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                           CRIMINAL OFFENSE.
JUNE 5, 1997                                 (COVER CONTINUED ON FOLLOWING PAGE)

     BECAUSE NO CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (AS DEFINED BELOW) HAS BEEN COMMENCED, THIS PROSPECTUS HAS NOT BEEN APPROVED BY ANY BANKRUPTCY COURT WITH RESPECT TO WHETHER IT CONTAINS ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. NONETHELESS, IF A REORGANIZATION CASE SUBSEQUENTLY IS COMMENCED, FCI AND FLAGSTAR EXPECT TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT THAT THE SOLICITATION OF VOTES ON THE PLAN BY MEANS OF THIS PROSPECTUS WAS IN COMPLIANCE WITH SECTION 1125 OR 1126(B) OF THE BANKRUPTCY CODE.
     NEITHER FCI NOR FLAGSTAR HAS COMMENCED A CASE (A "REORGANIZATION CASE") UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE "BANKRUPTCY CODE") AT THIS TIME. THIS PROSPECTUS CONSTITUTES A DISCLOSURE STATEMENT PURSUANT TO
SECTION 1125 OR SECTION 1126(B) OF THE BANKRUPTCY CODE. THE SOLICITATION IS BEING CONDUCTED AT THIS TIME IN ORDER TO OBTAIN A SUFFICIENT NUMBER OF ACCEPTANCES BEFORE THE FILING OF A VOLUNTARY PETITION FOR REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. FCI AND FLAGSTAR ANTICIPATE THAT BY CONDUCTING THE SOLICITATION IN ADVANCE OF SUCH FILING, THE PENDENCY OF THE BANKRUPTCY PROCEEDINGS WILL BE SIGNIFICANTLY SHORTENED AND THEIR ADMINISTRATION WILL BE SIGNIFICANTLY SIMPLIFIED AND LESS COSTLY. THIS PROSPECTUS SOLICITS ACCEPTANCES OF THE PLAN AND CONTAINS INFORMATION RELEVANT TO A DECISION TO ACCEPT OR REJECT THE PLAN.
     FCI AND FLAGSTAR BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF HOLDERS (AS DEFINED HEREIN) OF OLD SENIOR NOTES, SENIOR SUBORDINATED DEBENTURES, JUNIOR SUBORDINATED DEBENTURES, OLD FCI PREFERRED STOCK AND OLD FCI COMMON STOCK (COLLECTIVELY, THE "SOLICITED CLASSES"). ACCORDINGLY, MEMBERS OF THE SOLICITED CLASSES ARE URGED TO VOTE IN FAVOR OF THE PLAN. VOTING INSTRUCTIONS ARE SET FORTH AT PAGES 41 TO 46 OF THIS PROSPECTUS. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND ACTUALLY RECEIVED NO LATER THAN 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, JULY 7, 1997. THE SOLICITED CLASSES ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE PROSPECTUS, INCLUDING THE PLAN OF REORGANIZATION ATTACHED HERETO AS EXHIBIT 1 AND THE MATTERS DESCRIBED IN THIS PROSPECTUS UNDER "CERTAIN RISK FACTORS," PRIOR TO VOTING. THE VOTE OF THE SENIOR SUBORDINATED DEBENTURES WITH RESPECT TO THE PLAN IS ACCOMPANIED BY A VOTE WITH RESPECT TO A PROPOSED AMENDMENT TO THE INDENTURES FOR THE SENIOR SUBORDINATED DEBENTURES TO IMPLEMENT CERTAIN FEATURES OF THE PLAN, IF NOT APPROVED BY ALL OF THE SOLICITED CLASSES.
     SEE "CERTAIN RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT DECISION.
     THE TERMS OF THE PLAN HAVE BEEN DEVELOPED IN THE COURSE OF NEGOTIATIONS WITH AN AD HOC COMMITTEE OF HOLDERS (THE "AD HOC DEBENTUREHOLDERS
COMMITTEE") OF THE SENIOR SUBORDINATED DEBENTURES. SEE "THE PLAN OF REORGANIZATION -- INTRODUCTION." THE AD HOC DEBENTUREHOLDERS COMMITTEE AS OF MARCH 21, 1997 CONSISTED OF LOOMIS SAYLES & COMPANY, INC. (AS INVESTMENT ADVISOR FOR CERTAIN DISCRETIONARY ACCOUNTS), MAGTEN ASSET MANAGEMENT CORPORATION (AS INVESTMENT ADVISOR FOR CERTAIN DISCRETIONARY ACCOUNTS) AND MOORE CAPITAL MANAGEMENT, INC., WHO COLLECTIVELY HELD OR MANAGED APPROXIMATELY 48% OF THE TOTAL PRINCIPAL AMOUNT OUTSTANDING OF THE SENIOR SUBORDINATED DEBENTURES AND HAVE AGREED TO VOTE OR USE REASONABLE BEST EFFORTS TO CAUSE TO BE VOTED SUCH SENIOR SUBORDINATED DEBENTURES TO APPROVE THE PLAN. THE AD HOC DEBENTUREHOLDERS COMMITTEE DOES NOT PURPORT TO REPRESENT SOLICITED CLASSES OTHER THAN THE SENIOR SUBORDINATED DEBENTURES AND, ACCORDINGLY, THERE MAY EXIST CERTAIN CONFLICTS OF INTEREST BETWEEN THE AD HOC DEBENTUREHOLDERS COMMITTEE AND SUCH OTHER SOLICITED CLASSES.
     SEE "THE PLAN OF REORGANIZATION -- INTRODUCTION" FOR INFORMATION CONCERNING DISCUSSIONS BETWEEN THE COMPANY'S MANAGEMENT AND THEIR ADVISORS WITH REPRESENTATIVES OF AN INFORMAL COMMITTEE OF HOLDERS OF OLD SENIOR NOTES AND A REPRESENTATIVE OF CERTAIN HOLDERS OF JUNIOR SUBORDINATED DEBENTURES.
     THE BOARDS OF DIRECTORS OF FCI AND FLAGSTAR HAVE EACH UNANIMOUSLY APPROVED THE TERMS OF THE PLAN AND RECOMMEND THAT THE HOLDERS OF CLAIMS AND INTERESTS IN ALL SOLICITED CLASSES VOTE TO ACCEPT THE PLAN.
     THE AD HOC DEBENTUREHOLDERS COMMITTEE HAS UNANIMOUSLY APPROVED THE PLAN AND AGREED TO VOTE IN FAVOR OF THE PLAN AND CONSENT TO THE SENIOR SUBORDINATED INDENTURE AMENDMENT (AS DEFINED HEREIN) AND RECOMMENDS THAT THE HOLDERS OF SENIOR SUBORDINATED DEBENTURES VOTE TO ACCEPT THE PLAN AND CONSENT TO THE SENIOR SUBORDINATED INDENTURE AMENDMENT.
     THE HOLDER OF A MAJORITY OF THE OLD FCI COMMON STOCK HAS ALSO APPROVED THE PLAN.
     QUESTIONS AND REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES OF THIS PROSPECTUS MAY BE DIRECTED TO THE INFORMATION AGENT, AS SET FORTH HEREIN UNDER "THE PLAN OF REORGANIZATION -- VOTING AND CONFIRMATION OF THE
PLAN -- INFORMATION AGENT."
                                       ii

                             AVAILABLE INFORMATION
     FCI has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (which term shall encompass any amendments, exhibits, annexes and schedules thereto) under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder with respect to the New Senior Notes, New Common Stock and New Warrants offered hereby (the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus concerning the contents of the Registration Statement, or of any contract, agreement or other document, are not necessarily complete. With respect to the content of the Registration Statement and each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the Registration Statement and to such exhibit for a more complete description of the matter involved, and each such statement in this Prospectus shall be deemed qualified in its entirety by such reference.
     FCI and Flagstar are each subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file periodic reports, proxy statements and other information with the Commission. The Registration Statement and the exhibits thereto, as well as such reports, statements and other information, may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such materials may be obtained from any such office upon payment of the fees prescribed by the Commission. The Commission maintains an Internet Web Site that contains reports, proxy and information statements, and other information regarding FCI and Flagstar and other registrants that file electronically with the Commission. The address of such site is: http://www.sec.gov.
     No person has been authorized to give any information or to make any representation in connection with the Plan or the solicitation of votes for the Plan, other than those contained in this Prospectus and the exhibits attached hereto or incorporated by reference or referred to herein. If given or made, such other information or representation may not be relied upon as having been authorized by either FCI or Flagstar. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those to which it relates, or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any distribution of securities hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of FCI or Flagstar since the date hereof. Any estimates of Claims (as defined herein) and Interests (as defined herein) set forth in this Prospectus may vary from the final amounts of Claims or Interests allowed by the Bankruptcy Court.
                                      iii

                               TABLE OF CONTENTS

GLOSSARY...............................................................................................................     vi
PROSPECTUS SUMMARY.....................................................................................................      1
  The Company..........................................................................................................      1
  The Plan of Reorganization...........................................................................................      2
  Certain Risk Factors.................................................................................................      6
  Solicitation.........................................................................................................      7
CERTAIN RISK FACTORS...................................................................................................      9
  Highly Leveraged Position............................................................................................      9
  Risks Relating to the DIP Facility and Exit Facility.................................................................      9
  Risks Relating to the Projections....................................................................................     10
  Assumptions Regarding Value of FCI's and Flagstar's Assets...........................................................     10
  Disruption of Operations Relating to Bankruptcy Filing...............................................................     10
  Business and Competition.............................................................................................     10
  Capital Requirements.................................................................................................     11
  Holding Company Structure............................................................................................     11
  Dividend Restrictions................................................................................................     11
  Certain Federal Income Tax Considerations; Reduction and Limitation of Corporate Tax Benefits........................     11
  Certain Risks of Non-Confirmation....................................................................................     12
  Noncomparability of Historical Financial Information.................................................................     12
  Seasonality..........................................................................................................     12
  Flagstar's Employees.................................................................................................     12
  Economic, Market and Other Conditions................................................................................     12
  Importance of Locations..............................................................................................     13
  Government Regulations...............................................................................................     13
  Restrictions on Resale of Securities of Reorganized Flagstar.........................................................     13
  Lack of Trading Market; Volatility...................................................................................     13
THE PLAN OF REORGANIZATION.............................................................................................     14
  Introduction.........................................................................................................     14
  Overview of the Plan.................................................................................................     17
  Treatment of Claims and Interests Under the Plan.....................................................................     19
  Reorganized Flagstar.................................................................................................     28
  Ownership of Stock by Certain Stockholders...........................................................................     28
  Securities to be Issued and Transferred Under the Plan...............................................................     29
  Other Indebtedness of Reorganized Flagstar...........................................................................     31
  Distributions Under the Plan.........................................................................................     31
  General Information Concerning the Plan..............................................................................     34
  Voting and Confirmation of the Plan..................................................................................     41
  Chapter 7 Liquidation Analysis.......................................................................................     46
  Compliance with Applicable Provisions of the Bankruptcy Code.........................................................     51
  Alternatives if the Plan is Not Confirmed and Consummated............................................................     51
  Recommendation and Conclusion........................................................................................     52
SELECTED HISTORICAL FINANCIAL DATA.....................................................................................     53
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS................................................................................................     55
  Results of Operations................................................................................................     55
  Liquidity and Capital Resources......................................................................................     68
PRO FORMA FINANCIAL STATEMENTS.........................................................................................     72
PROJECTED FINANCIAL INFORMATION........................................................................................     80
MARKET AND TRADING INFORMATION.........................................................................................     87
BUSINESS...............................................................................................................     89
  Restaurants..........................................................................................................     89
  Competition..........................................................................................................     95
  Government Regulations...............................................................................................     95
  Environmental Matters................................................................................................     96
  Properties...........................................................................................................     96
  Employees............................................................................................................     97
  Legal Proceedings....................................................................................................     98
MANAGEMENT.............................................................................................................     99
  Directors of FCI and Flagstar........................................................................................     99
  Executive Officers of FCI and Flagstar...............................................................................    100

                                       iv

MANAGEMENT COMPENSATION................................................................................................    101
  Summary Compensation Table...........................................................................................    101
  Stock Options........................................................................................................    102
  Retirement Plans.....................................................................................................    103
  Employment Agreements................................................................................................    104
  Compensation and Benefits Committee Interlocks and Insider Participation.............................................    106
  Compensation of Directors............................................................................................    107
OWNERSHIP OF CAPITAL SECURITIES........................................................................................    107
  The Stockholders' Agreement..........................................................................................    108
  Adamson Shareholder Agreement........................................................................................    109
CERTAIN TRANSACTIONS...................................................................................................    109
DESCRIPTION OF INDEBTEDNESS............................................................................................    109
  Existing Flagstar Indebtedness.......................................................................................    109
  New Reorganized Flagstar Indebtedness................................................................................    112
  Mortgage Financings..................................................................................................    114
  The FRI-M Credit Facility............................................................................................    114
  The FRD Senior Notes.................................................................................................    115
DESCRIPTION OF OLD EQUITY SECURITIES...................................................................................    115
  Old FCI Common Stock.................................................................................................    115
  Old FCI Preferred Stock..............................................................................................    116
DESCRIPTION OF NEW SENIOR NOTES........................................................................................    117
  General..............................................................................................................    117
  Optional Redemption..................................................................................................    117
  Certain Definitions..................................................................................................    118
  Certain Covenants....................................................................................................    123
  Events of Default and Remedies.......................................................................................    129
  Recourse Against Officers, Directors and Stockholders................................................................    130
  Transfer and Exchange................................................................................................    130
  Defeasance...........................................................................................................    130
  Modification of Indenture............................................................................................    131
  Concerning the Trustee...............................................................................................    131
  Certain Differences between the New Senior Notes and the Old Senior Notes............................................    131
DESCRIPTION OF NEW COMMON STOCK........................................................................................    136
  General..............................................................................................................    136
  Registration Rights of Affiliates....................................................................................    136
DESCRIPTION OF NEW WARRANTS............................................................................................    137
  General..............................................................................................................    137
  Adjustments..........................................................................................................    138
  Amendment............................................................................................................    138
  Governing Law........................................................................................................    138
  Reports..............................................................................................................    139
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..............................................................................    139
  Federal Income Tax Consequences to FCI and Flagstar..................................................................    139
  Federal Income Tax Consequences to Holders of Old Senior Notes.......................................................    140
  Federal Income Tax Consequences to Holders of Senior Subordinated Debentures and Junior Subordinated Debentures......    142
  Federal Income Tax Consequences to Holders of Old FCI Preferred Stock................................................    143
  Federal Income Tax Consequences to Holders of Old FCI Common Stock...................................................    143
  Federal Income Tax Consequences to Holders of Old Warrants...........................................................    144
  Accrued Interest.....................................................................................................    144
  Backup Withholding...................................................................................................    144
LEGAL MATTERS..........................................................................................................    145
EXPERTS................................................................................................................    145
INDEX TO FINANCIAL STATEMENTS..........................................................................................    F-1

                                                         EXHIBITS
Exhibit I         Joint Plan of Reorganization of Flagstar Companies, Inc. and Flagstar Corporation Under Chapter 11 of the
                    Bankruptcy Code........................................................................................   I-1

                                       v

                                    GLOSSARY
     Set forth below is a list of certain defined terms used herein and the page of this Prospectus on which each such term is defined. Certain additional defined terms not set forth below but used in this Prospectus shall have the meanings assigned to them in the Plan, which is attached hereto as Exhibit I.

                                                   PAGE
Acquisition Indebtedness....................            118
Ad Hoc Debentureholders Committee...........             ii
Adamson Employment Agreement................            104
Adamson Option..............................            105
Adamson Shareholder Agreement...............            109
Adjusted Consolidated Net Worth.............            118
Administrative Claim........................             24
Advance.....................................            110
Affiliate...................................            118
Asset Sale..................................            126
Asset Segment...............................            118
Associates..................................              1
Associates Registrable Securities...........            108
Average Compensation........................            104
Bankruptcy Code.............................             ii
Borrower....................................            114
Business Segment............................            118
Capital Stock...............................            118
Cash Equivalents............................            118
Cash Interest Expense.......................            110
CDGP........................................            107
CD Associates...............................            107
Change of Control...........................            129
Change of Control Date......................            128
Change of Control Offer.....................            129
Chase.......................................              2
Class 7.....................................             22
Code........................................        11, 119
COI.........................................            139
Commission..................................            iii
Company.....................................              1
Compensation................................            104
Confirmation Date...........................            113
Consolidated Fixed Charges..................            119
Consolidated Net Income.....................            119
Consolidated Net Worth......................            119
Continuing Directors........................            129
Controlled Corporation......................            124
Controlled Corporation EBITDA Amount........            119
covenant defeasance.........................            130
Credit Agent................................            120
Credit Agreement............................              2
December 13, 1996 Option Repricing..........            102
Default.....................................            120
DIP Facility................................              2
discharge...................................            130
Disqualified Stock..........................            120
DLJ.........................................              2
EBITDA......................................       69, 113,
                                                   111, 120
Effective Date..............................          cover
Equity Interests............................            120
Exchange Act................................            iii
Exchange Debentures.........................            116
                                                   PAGE
Excluded Property...........................            120
Exercise Price..............................            137
Existing Indebtedness.......................            120
Exit Facility...............................              2
Expiration Date.............................         7, 137
FCI.........................................          cover
Filing......................................             25
Fixed Charge Coverage Ratio.................            120
Flagstar....................................          cover
Flagstar Retirement Plan....................            103
FRD.........................................             69
FRD Notes...................................            115
FRI.........................................             89
FRI-M.......................................             89
FRI-M Credit Facility.......................            114
FRI-M Revolver..............................            114
FRI-M Term Loan.............................            114
Funded Debt.................................            111
Guarantors..................................            112
H&G.........................................             14
HFS.........................................             91
HLHZ........................................              5
Holder......................................              7
Indebtedness................................            120
Indenture...................................              5
Informal Senior Notes Committee.............             15
Information Agent...........................             45
Instruments.................................             32
Interest Rate Agreement.....................            121
Investment..................................            121
ISSC........................................             71
Junior Debentureholder Representative.......             15
Junior Subordinated Debentures..............          cover
KKR.........................................              1
KKR Partners II.............................              1
Letter Agreement............................             14
Lien........................................            121
Loan Party..................................            115
loss corporation............................            140
Maturity Date...............................            112
MBM.........................................             94
Merger......................................             11
Monthly Fee.................................             25
Mortgage Financing(s).......................         2, 121
Mortgage Financing Proceeds.................            121
Mortgage Refinancing........................            121
Mortgage Refinancing Proceeds...............            121
Net Income..................................            121
Net Proceeds................................            121
Net Proceeds Offer..........................            127
Net Proceeds Offer Amount...................            127
New Common Stock............................          cover
New Registration Rights Agreement...........            136
New Senior Notes............................          cover

                                       vi

                                                   PAGE
New Senior Notes Guarantee..................            128
New Warrants................................          cover
NOLs........................................            139
Non-Transaction Fees........................             25
Note Payable to FCI.........................              3
Obligations.................................            122
Old Debt....................................              7
Old Debt Exchanges..........................            142
Old Equity Securities.......................              7
Old FCI Common Stock........................          cover
Old FCI Preferred Stock.....................          cover
Old Securities..............................              7
Old Senior Notes............................          cover
Old Warrants................................             23
Operating Units.............................             50
Other Secured Claims........................             20
Permitted Investments.......................            122
Petition Date...............................              1
PFC.........................................             54
Plan........................................          cover
Plan Participant............................             37
POS.........................................             70
Potentially Affiliated Holder...............            136
Prepackaged Plan............................              2
Prepayment Date.............................            113
Projections.................................             10
Proposed Regulations........................            143
Restricted Payments.........................            123
PTF.........................................             54
Purchase Agreement..........................            108
Recapitalization............................              1
Record Date.................................              7
Refinancing Indebtedness....................            125
Refunding Capital Stock.....................            124
Registration Statement......................            iii
Releasees...................................             37
Remaining Section 355 Amount................            122
Reorganization Case.........................             ii
Reorganized Flagstar........................          cover
Restricted Investments......................            122
Restricted Subsidiaries.....................            111
Retainer Fee................................             25
Retired Capital Stock.......................            124
Rolling Period..............................       111, 115
                                                   PAGE
Ryback......................................            108
Schedules...................................             39
Section 341 Meeting.........................             39
Section 355 Percentage......................            122
Section 355 Transaction.....................            122
Section 382 Limitation......................            140
Securities Act..............................            iii
Senior Indebtedness.........................            122
Senior Note Exchanges.......................            140
Senior Subordinated Debentures..............          cover
Senior Subordinated Indenture
  Amendment.................................              4
Service.....................................            139
Significant Subsidiary......................            122
Solicitation................................          cover
Solicitation Agent..........................             45
Solicited Classes...........................             ii
Specified Company EBITDA....................            123
Statement...................................             39
Stockholder Parties.........................            108
Stockholders' Agreement.....................            108
Subject Person..............................            119
Subordinated Indebtedness Guarantee.........            128
Subsidiary..................................            123
Surplus Cash................................            111
Tax Counsel.................................            139
Total Debt..................................            111
Transaction.................................             25
Transaction Fee.............................             25
Trustee.....................................              5
TW Associates...............................              1
TWRS........................................             53
Unrestricted Subsidiary.....................       111, 123
Voting Deadline.............................             44
VS..........................................             53
Warrant Agent...............................            137
Warrant Agreement...........................            137
Warrant Shares..............................            137
Weighted Average Life to Maturity...........            123
10 3/4% Senior Notes........................          cover
10 7/8% Senior Notes........................          cover
11.25% Debentures...........................          cover
11 3/8% Debentures..........................          cover
1989 Option Plan............................            102

                               PROSPECTUS SUMMARY
     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO), APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED HEREIN, EXCEPT AS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" REFERS TO FCI, TOGETHER WITH FLAGSTAR AND ITS SUBSIDIARIES AND, AS APPLICABLE FOR THE PERIOD FOLLOWING CONSUMMATION OF THE PLAN, REORGANIZED FLAGSTAR AND ITS SUBSIDIARIES. UNLESS EXPRESSLY STATED OTHERWISE HEREIN, ALL INFORMATION IN THIS PROSPECTUS RELATING TO THE REORGANIZATION IS PRESENTED BASED ON THE ASSUMPTIONS SET FORTH IN "THE PLAN OF REORGANIZATION" AND THE PREAMBLE TO "PRO FORMA FINANCIAL STATEMENTS."
     THE SUMMARIES OF THE PLAN AND OTHER DOCUMENTS CONTAINED IN THIS PROSPECTUS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN ITSELF, THE EXHIBITS THERETO, AND ALL DOCUMENTS DESCRIBED HEREIN AND THEREIN. THE INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESSES AND OPERATIONS OF FCI AND FLAGSTAR, THE HISTORICAL AND PROJECTED FINANCIAL INFORMATION OF FCI AND FLAGSTAR (INCLUDING THE PROJECTED RESULTS OF OPERATIONS OF REORGANIZED FLAGSTAR), AND THE LIQUIDATION ANALYSIS RELATING TO FCI AND FLAGSTAR, IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN. AS TO CONTESTED MATTERS, HOWEVER, SUCH INFORMATION IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.
     THROUGHOUT THIS PROSPECTUS, THE COMPANY HAS ASSUMED JULY 31, 1997 TO BE THE DATE OF THE FILING OF THE PETITION COMMENCING THE REORGANIZATION CASES (THE "PETITION DATE") AND OCTOBER 1, 1997 TO BE THE EFFECTIVE DATE OF THE PLAN. THE COMPANY INTENDS TO MOVE AS QUICKLY AS POSSIBLE TO SOLICIT ACCEPTANCES OF THE PLAN, PRIOR TO THE PETITION DATE, AND TO OBTAIN CONFIRMATION OF THE PLAN. THE ACTUAL PETITION DATE AND THE EFFECTIVE DATE MAY BE DIFFERENT THAN THE DATES ASSUMED HEREIN.
                                  THE COMPANY
     FCI, through its wholly-owned subsidiary Flagstar, is one of the largest restaurant companies in the United States, operating (directly and through franchisees) more than 3,200 moderately priced restaurants.
     Flagstar's operations are conducted through six restaurant chains or concepts, four chains in the full-service mid-scale dining segment and two in the quick-service segment. Denny's is the nation's largest chain of family-style full-service restaurants, with almost 1,600 units in 49 states, two U.S. territories and six foreign countries, with its largest domestic concentration in California and Florida, with 531 units in these two states. Management believes that Denny's has the leading share of the national market in the family-style category. Quincy's, with 199 locations, is one of the largest chains of family-steak restaurants in the southeastern United States. El Pollo Loco is a chain of 241 quick-service restaurants featuring flame-broiled chicken and steak products and related Mexican food items. Coco's is a regional bakery restaurant chain operating 466 units in seven western states and two foreign countries, offering a wide variety of fresh-baked goods and value priced meals that capitalize on emerging food trends in the western United States. The Carrows chain, consisting of 160 units in seven western states, specializes in traditional American food, with emphasis on quality, homestyle fare at an excellent value. Hardee's is a chain of quick-service restaurants of which Flagstar, with 580 units located primarily in the Southeast, is the largest franchisee. Although specializing in sandwiches, Flagstar's Hardee's restaurants serve fried chicken and offer a breakfast menu that accounts for approximately 44% of total sales and features the chain's famous "made-from-scratch" biscuits.
     Although operating in two distinct segments of the restaurant industry -- full-service and quick-service -- the Company's restaurants benefit from a single management strategy that emphasizes superior value and quality, friendly and attentive service and appealing facilities.
     FCI is a holding company that was organized in Delaware in 1988 in order to effect the acquisition of Flagstar in 1989. In 1992, FCI and Flagstar consummated the principal elements of a recapitalization (the "Recapitalization"), as a result of which two partnerships affiliated with Kohlberg, Kravis, Roberts & Co. ("KKR"), TW Associates, L.P. ("TW Associates") and KKR Partners II, L.P. ("KKR Partners II" and, together with TW Associates, "Associates"), acquired control of FCI and Flagstar. Prior to June 16, 1993, FCI and Flagstar had been known, respectively, as TW Holdings, Inc. and TW Services, Inc.
     The Company's principal executive offices are located at 203 East Main Street, Spartanburg, South Carolina 29319-9966. Its telephone number is (864) 597-8000.
                                       1

                           THE PLAN OF REORGANIZATION
     As further described elsewhere herein, the Company's management has concluded, in light of operating trends experienced by the Company since 1989 (and continuing through 1996 and into 1997) and the Company's liquidity and capital needs, that the reorganizational alternative best designed to recapitalize the Company's enterprise over the long-term and maximize the recovery of all stakeholders is through a prepackaged plan pursuant to Chapter 11 of the Bankruptcy Code (a "Prepackaged Plan"). Toward that end, in January 1997, FCI and Flagstar hired Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ") to serve as their financial advisor and, beginning in February 1997, commenced intensive negotiations with various creditors (including with respect to the Senior Subordinated Debentures, the Ad Hoc Debentureholders Committee) in an effort to enable the Company to restructure its indebtedness through such a prepackaged filing. The Plan, the principal terms of which were announced by FCI and Flagstar on March 17, 1997, represents the results of such negotiation and effort. For additional information concerning the events leading to FCI's and Flagstar's development of the Plan, and the role of the Ad Hoc Debentureholders Committee therein, see "The Plan of Reorganization -- Introduction."
     The purpose of the Plan is to effect a reorganization of the capital structure of FCI and Flagstar through a prepackaged Chapter 11 bankruptcy filing with a view to enabling Reorganized Flagstar to continue as a going concern with adequate capitalization. FCI and Flagstar believe that their stakeholders will derive greater benefit from their continued operation following the reorganization proposed herein than from a liquidation or orderly sale of its businesses or assets. Accordingly, the Plan is designed to ensure Reorganized Flagstar's long-term financial stability and economic viability for the benefit of all stakeholders. FCI and Flagstar desire to implement their reorganization without causing any of Flagstar's operating subsidiaries to commence their own bankruptcy proceedings. The obligations of the Company's subsidiaries (including, without limitation, the Company's 10.25% Guaranteed Secured Bonds due 2000, the Company's 11.03% Notes due 2000 (collectively, the "Mortgage Financings"), all capital lease obligations and miscellaneous notes) will be unaffected by the Plan.
     As of April 2, 1997, the Company had total indebtedness outstanding of $2,227.7 million. As a result of the Plan, certain of this debt will be impaired. Debt which will remain unimpaired based on amounts outstanding at April 2, 1997 consist of (i) the Mortgage Financings and other secured debt ($366.8 million), (ii) the FRI-M Term Loan (as defined below) ($46.4 million),
(iii) the FRD Notes (as defined below) ($156.9 million), and (iv) capital lease obligations ($161.0 million). If the Plan is consummated, debt with a principal balance at April 2, 1997 of $946.7 million will be converted to equity resulting in a remaining balance of $1,281.0 million (based on April 2, 1997 amounts).
     The Company proposes the basis of the Plan be a merger of FCI and Flagstar and a complete conversion to common equity of Flagstar's Senior Subordinated Debentures, Junior Subordinated Debentures and Old FCI Preferred Stock. Other material features of the Plan are summarized below.

Senior Secured Indebtedness...........................  Flagstar's secured guarantee of the obligations under the Second
                                                        Amended and Restated Credit Agreement, dated as of April 10, 1996, among TWS Funding, Inc., as borrower, Flagstar, certain lenders and co-administrative agents named therein, and Citibank, N.A., as funding agent (as amended from time to time through March 7, 1997, the "Credit Agreement"), will be refinanced by the DIP Facility (as defined below).
                                                        The Company has entered into written commitment letters pursuant to which it has received commitments from The Chase Manhattan Bank
                                                        ("Chase") for (i) a $200 million debtor-in-possession revolving credit facility (the "DIP Facility"), which facility will be used to refinance the Credit Agreement and otherwise be available during the pendency of the Reorganization Cases (until the earlier to occur of
                                                        (x) the date that is one year after the commencement of the
                                                        Reorganization Cases and (y) the substantial consummation of the
                                                        Plan), for working capital advances and letters of credit, and (ii) a
                                                        $200 million senior secured revolving credit facility (the "Exit
                                                        Facility") for the benefit of the Company's operating subsidiaries, which facility will refinance the DIP Facility upon the emergence of
                                                        Reorganized Flagstar from the Reorganization Cases and be used thereafter for working capital advances and letters of credit. The
                                                        Exit Facility will have a maturity five (5) years from the date of
                                                        Reorganized Flagstar's emergence from Chapter 11 (subject to earlier termination of commitments in certain events). The closing of each of the DIP Facility and the Exit Facility is subject, among

                                       2

                                                        other conditions, to negotiation of definitive agreements with Chase, and in the case of the Exit Facility, the initial borrowing thereunder having been made on or before the earlier of July 31, 1998 and the date that is twelve months after the date on which FCI and
                                                        Flagstar commence the Reorganization Cases. For additional information concerning the DIP Facility and the Exit Facility, see
                                                        "Description of Indebtedness -- New Reorganized Flagstar
                                                        Indebtedness."
Old Senior Notes......................................  Flagstar's 10 3/4% Senior Notes due 2001 and 10 7/8% Senior Notes due
                                                        2002 (including principal and accrued interest, subject to the right of Reorganized Flagstar to pay cash for interest accrued through the
                                                        Effective Date) will be converted into 11 1/4% Senior Notes due 2007 representing 100% of the principal amount of the New Senior Notes to be outstanding as of the Effective Date; provided, however, that if the Class of Holders of Old Senior Notes does not consent to the
                                                        Plan, the Old Senior Notes shall either be, in the sole discretion of
                                                        Reorganized Flagstar, unimpaired (with no change to the interest rates, maturity dates or other terms or provisions of the Old Senior
                                                        Notes) or exchanged for New Senior Notes which will bear interest at a rate which the Bankruptcy Court finds appropriate under the cramdown provisions of 11 U.S.C. (section mark) 1129(b) (with a maturity date and having other terms and provisions set forth herein for the New Senior Notes). See "Description of New Senior Notes."
Senior Subordinated Debentures........................  Flagstar's 11.25% Senior Subordinated Debentures due 2004 and the
                                                        11 3/8% Senior Subordinated Debentures due 2003 will be converted into the right to receive 95.5% of the New Common Stock to be outstanding as of the Effective Date. See "Description of New Common
                                                        Stock."
Junior Subordinated Debentures........................  Flagstar's 10% Convertible Junior Subordinated Debentures due 2014
                                                        will be converted into the right to receive 3.25% of the New Common
                                                        Stock to be outstanding as of the Effective Date.
Old FCI Preferred Stock...............................  FCI's $2.25 Series A Cumulative Convertible Exchangeable Preferred
                                                        Stock will be converted into the right to receive 1.25% of the New
                                                        Common Stock to be outstanding as of the Effective Date. The $150 million subordinated promissory note dated as of July 28, 1992 made by Flagstar to FCI (the "Note Payable to FCI") relating to the Old
                                                        FCI Preferred Stock will be cancelled and receive no distribution pursuant to the Plan.
Old FCI Common Stock..................................  Each share of FCI's $.50 par value Common Stock outstanding at the time the Reorganization Cases are filed will be converted into the right to receive a pro rata portion of the New Warrants. The New
                                                        Warrants will represent 7% of the New Common Stock to be outstanding as of the Effective Date, on a fully diluted basis, and will have a five year maturity and a per share exercise price of $21.19. See
                                                        "Description of New Warrants."
Old Warrants and Options..............................  The currently outstanding warrants and options to purchase Old FCI
                                                        Common Stock will be cancelled and receive no distribution pursuant to the Plan.

           FOR EACH $1,000 PRINCIPAL AMOUNT
             OR SHARE, AS APPLICABLE, OF:                                     EACH HOLDER WILL RECEIVE:
Old Senior Notes
  10 3/4% Senior Notes................................  $1,058 in principal amount (representing principal and accrued interest estimated as of October 1, 1997) in 11 1/4% Senior Notes due
                                                        2007 or, at the Company's option, $1,000 in principal amount of
                                                        11 1/4% Senior Notes due 2007 and $58 in cash.
  10 7/8% Senior Notes................................  $1,036 in principal amount (representing principal and accrued interest estimated as of October 1, 1997) in 11 1/4% Senior Notes due
                                                        2007 or, at the Company's option, $1,000 in principal amount of
                                                        11 1/4% Senior Notes due 2007 and $36 in cash.

                                       3

Senior Subordinated Debentures
  11.25% Debentures...................................  44.986 shares of New Common Stock.
  11 3/8% Debentures..................................  45.614 shares of New Common Stock.
Junior Subordinated Debentures........................  13.097 shares of New Common Stock.
Old FCI Preferred Stock...............................  0.079365 shares of New Common Stock.
Old FCI Common Stock..................................  New Warrants to purchase 0.07095 shares of New Common Stock.

                            OTHER TERMS OF THE PLAN
     Under the terms of the Plan (but subject to the agreements to be made by Holders (as defined below) of Senior Subordinated Debentures described in the following paragraph), (i) in the event that the Holders of Junior Subordinated Debentures do not accept the Plan, then each Holder of Senior Subordinated Debentures will also be entitled to receive its pro rata share of the 4.50% of the New Common Stock that would otherwise have been distributed to Holders of Junior Subordinated Debentures and Old FCI Preferred Stock and its pro rata share of the New Warrants that would otherwise have been distributed to Holders of the Old FCI Common Stock, and (ii) in the event that the Holders of the Old FCI Preferred Stock do not accept the Plan but the Holders of Junior Subordinated Debentures accept the Plan, then each Holder of Senior Subordinated Debentures will also be entitled to receive its pro rata share of the 1.25% of the New Common Stock that would otherwise have been distributed to the Holders of the Old FCI Preferred Stock and will be entitled to receive its pro rata share of the New Warrants that would otherwise have been distributed to Holders of the Old FCI Common Stock, and (iii) in the event that Holders of the Old FCI Common Stock do not accept the Plan but Holders of Junior Subordinated Debentures and Old FCI Preferred Stock accept the Plan, then each Holder of Senior Subordinated Debentures will also be entitled to receive its pro rata share of the New Warrants that would otherwise have been distributed to Holders of the Old FCI Common Stock.
     Notwithstanding the terms of the Plan, it is contemplated that Holders of Senior Subordinated Debentures will agree to make distributions to the Holders of the Old FCI Preferred Stock and Holders of the Old FCI Common Stock if such Classes vote in favor of the Plan even if such Classes would not be entitled to a distribution under the terms of the Plan because the Plan has not been accepted by one or more senior classes. In that regard, Holders of Senior Subordinated Debentures will be asked to consent to an amendment to the indentures governing the Senior Subordinated Debentures (collectively, the "Senior Subordinated Indenture Amendment") which will effect the redistribution of the Plan consideration to which such Holders are entitled if either or both of the Classes of Holders of Junior Subordinated Debentures and Holders of Old FCI Preferred Stock do not accept the Plan and either or both of the Classes of Holders of Old FCI Preferred Stock and Holders of Old FCI Common Stock do accept the Plan. Accordingly, assuming adoption of the Senior Subordinated Indenture Amendment, (i) if the Holders of the Junior Subordinated Debentures do not accept the Plan but the Holders of the Old FCI Preferred Stock accept the Plan, Holders of the Old FCI Preferred Stock will receive New Common Stock representing 1.25% of the New Common Stock of Reorganized Flagstar, and (ii) if the Holders of Junior Subordinated Debentures or the Holders of the Old FCI Preferred Stock do not accept the Plan but Holders of the Old FCI Common Stock accept the Plan, Holders of the Old FCI Common Stock will receive the New Warrants. (It is a condition to the effectiveness of the Senior Subordinated Indenture Amendment with respect to either one of the indentures governing a portion of the Senior Subordinated Debentures that such Senior Subordinated Indenture Amendment also be approved and effective with respect to the other such indenture.)
     Also as part of the Plan, the management of Reorganized Flagstar will participate in a new management incentive program described further in "Management Compensation -- Employment Agreements -- Post-Petition Employment Arrangements." It is anticipated that the Board of Directors of Reorganized Flagstar will consist of seven members, including James B. Adamson, as Chairman, and whose composition will otherwise be determined at or prior to the Confirmation Hearing. Officers, directors, stockholders, the Ad Hoc Debentureholders Committee and Designated Professionals (as defined in the Plan) will receive broad releases and indemnification under the Plan. Reorganized Flagstar will use its best efforts to list the New Common Stock on the New York Stock Exchange or NASDAQ National Market. The Company has agreed to provide to all holders of 10% or more of the New Common Stock certain registration rights permitting such holders to have Reorganized Flagstar register under the Securities Act certain resales of the New Common Stock. See "Description of New Common Stock -- Registration Rights of Affiliates."
     Under the Plan, senior secured claims and general unsecured claims (excluding Claims of Holders of the Old Senior Notes, the Senior Subordinated Debentures and Junior Subordinated Debentures) will be reinstated in full on the Effective Date, and thus are unimpaired. Upon filing for relief under Chapter 11 of the Bankruptcy Code, FCI and Flagstar will seek an order permitting FCI or Flagstar, as applicable, to pay currently the claims of those trade creditors who provide FCI or
                                       4

Flagstar, as applicable, with customary trade terms. See "The Plan of Reorganization -- Overview of the Plan", " -- Securities to be Issued and Transferred Under the Plan" and " -- Distributions Under the Plan," together with the other information regarding the foregoing and related matters contained elsewhere in this Prospectus.
     FCI and Flagstar presently intend to seek to consummate the Plan and to cause the Effective Date to occur on or about October 1, 1997. There can be no assurance, however, as to when the Effective Date actually will occur. Procedures for the distribution of securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by Holders and that could affect the amount of distributions ultimately received by such Holders, are described in "The Plan of Reorganization -- Distributions Under the Plan."
     In certain circumstances, the Holders of Junior Subordinated Debentures, Old FCI Preferred Stock and Old FCI Common Stock may receive nothing under the Plan. See "The Plan of Reorganization -- Voting and Confirmation of the Plan -- Acceptance or Cramdown."
     Directors, executive officers and affiliates of FCI and Flagstar and holders of 5% or more of the Old FCI Common Stock, to the knowledge of the Company, hold no Old Senior Notes, Senior Subordinated Debentures, Junior Subordinated Debentures or Old FCI Preferred Stock. Such persons hold approximately 67% of the outstanding Old FCI Common Stock and are generally expected to vote in favor of the Plan.
     In making an investment decision, Solicited Classes must rely on their own examination of FCI and Flagstar and the terms of the reorganization, including the merits and risks involved. Each Solicited Class should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this Prospectus, this Solicitation, the Plan and the transactions contemplated hereby and thereby.
     The Boards of Directors of FCI and Flagstar did not seek or obtain an opinion with respect to the Plan from any financial advisor but were assisted in formulating the terms of the Plan and negotiating the Plan with creditors by DLJ.
     The Ad Hoc Debentureholders Committee was assisted in analyzing and negotiating the Plan with the Company by Houlihan Lokey Howard & Zukin ("HLHZ"). The Ad Hoc Debentureholders Committee did not seek or obtain any opinion from HLHZ.
     See "The Plan of Reorganization -- Introduction" for information concerning discussions between the Company's management and their advisors with representatives of an informal committee of Holders of Old Senior Notes and a representative of certain Holders of Junior Subordinated Debentures.
                               THE NEW SECURITIES
NEW SENIOR NOTES

Issuer................................................  Reorganized Flagstar.
Aggregate Principal Amount; Interest..................  $575.9 million (assuming an October 1, 1997 Effective Date and assuming Reorganized Flagstar does not pay cash for interest accrued through the Effective Date) aggregate principal amount of 11 1/4%
                                                        Senior Notes due 2007, to be issued under an Indenture (the
                                                        "Indenture") to be dated as of the Effective Date, between
                                                        Reorganized Flagstar and First Trust National Association, as trustee
                                                        (the "Trustee"), to holders of the Old Senior Notes.
Interest Payment Dates................................  On the six month anniversary of the Effective Date and semi-annually thereafter.
Maturity Date.........................................  The ten year anniversary of the Effective Date.
Optional Redemption...................................  The New Senior Notes may not be redeemed prior to the five year anniversary of the Effective Date. After the five year anniversary of the Effective Date, the New Senior Notes will be redeemable, in whole or in part, at 105.625% of their principal amount, at decreasing amounts thereafter to and including the eight year anniversary of the
                                                        Effective Date, and thereafter at 100% of their principal amount, together in each case with accrued interest. Notwithstanding the foregoing, from the Effective Date until the three year anniversary of the Effective Date, Reorganized Flagstar may redeem up to 35% of the aggregate principal amount of New Senior Notes, at a redemption price of 110%, plus accrued and

                                       5

                                                        unpaid interest, if any, to the redemption date, from the net proceeds of any public offering for cash of any equity security of
                                                        Reorganized Flagstar or any subsidiary thereof.
Ranking...............................................  The New Senior Notes will be senior unsecured obligations of
                                                        Reorganized Flagstar and will rank PARI PASSU in right of payment with all Senior Indebtedness (as defined in the Indenture) and will be senior to all existing (if any) and future subordinated indebtedness of Reorganized Flagstar.
Covenants.............................................  The Indenture will contain covenants that, among other things, will limit the ability of Reorganized Flagstar to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, enter into asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets or make investments in unrestricted subsidiaries. The
                                                        Indenture will also grant holders of New Senior Notes certain "put"
                                                        rights upon a Change of Control (as defined) of the Company. For additional information, see "Description of New Senior Notes."
NEW COMMON STOCK......................................  For information concerning the New Common Stock, see "Description of
                                                        New Common Stock."
NEW WARRANTS..........................................  For information concerning the New Warrants, see "Description of New
                                                        Warrants."

                              CERTAIN RISK FACTORS
     Prior to deciding whether to vote in favor of the Plan, Holders of Claims and Interests in the Solicited Classes should consider carefully all of the information contained in this Prospectus, especially the factors mentioned in the following paragraph and more fully described in "Certain Risk Factors."
     Holders should consider that: (i) the Company is now highly leveraged and, although completion of the reorganization proposed herein will significantly reduce the Company's debt obligations, the Company will still have a substantial amount of indebtedness after the reorganization; (ii) consummation of each of the DIP Facility and the Exit Facility to provide working capital and letter of credit financing during the pendency of the Reorganization Cases and thereafter is subject to material conditions, including the negotiation of definitive agreements; (iii) the projections contained herein are inherently uncertain and, although considered reasonable by management as of the date hereof, are subject to significant risks that could cause actual results to differ materially from those projected; (iv) although the projections contained herein assume Reorganized Flagstar will generate funds sufficient to meet its capital expenditure needs for the foreseeable future, the ability of Reorganized Flagstar to gain access to additional capital, if needed, cannot be assured; (v) there are several risks associated with the filing of a Prepackaged Plan, including, among others, disruption of business operations and the risk of non-confirmation of the Plan by the Bankruptcy Court; (vi) upon consummation of the Plan and the transactions contemplated thereby, the financial conditions and operating results of Reorganized Flagstar may not be comparable to that reflected in FCI's and Flagstar's historical financial statements; (vii) the Company's restaurant operations are subject to substantial competition from a variety of national, regional and local restaurant companies, some of which have substantially greater financial resources than the Company; (viii) the Company's restaurant operations are subject to changes in consumer tastes, national, regional and local economic conditions and demographic trends; and (ix) there is no existing market for the New Senior Notes, the New Common Stock or the New Warrants and no assurance that one will develop following the reorganization.
                                       6

                                  SOLICITATION

Record Date...................  May 23, 1997 has been fixed as the record date (the "Record Date") for determining the members of Solicited Classes entitled to vote on the Plan.
Expiration Date...............  The Ballots must be received by the Information Agent (as defined herein) at 12:00 Midnight,
                                Eastern Time, on Monday, July 7, 1997 (the "Expiration Date"), unless the Expiration Date is extended, in which case the term "Expiration Date" shall mean the last date to which such solicitation is extended. FCI and Flagstar will notify the Information Agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m.,
                                Eastern Time, on the next business day after the previously scheduled expiration date. See
                                "The Plan of Reorganization -- Voting and Confirmation of the Plan."
Holder........................  The term "Holder" with respect to a vote on the Plan means a beneficial holder of Old Senior
                                Notes, Senior Subordinated Debentures, Junior Subordinated Debentures, Old FCI Preferred
                                Stock and Old FCI Common Stock on the Record Date. The term "Holder" with respect to other
                                Claims and Interests means the person in possession of such Claim or Interest.
How to Vote for the Plan......  Holders of Claims and Interests in Solicited Classes who elect to vote on the Plan should complete and sign the Ballot (as defined in the Plan) in accordance with the instructions thereon, being sure to check the appropriate box entitled "Accept the Plan" or "Reject the
                                Plan." See "The Plan of Reorganization -- Voting and Confirmation of the Plan -- Voting
                                Procedures and Requirements."
                                The applicable duly completed Ballot or Master Ballot (as defined in the Plan) must be mailed or delivered to the Information Agent at the address set forth on the back cover page of this
                                Prospectus in order to be counted. Requests for additional copies of Ballots and Master
                                Ballots should be directed to the Company in writing or the Information Agent.
                                IT IS IMPORTANT THAT ALL HOLDERS OF CLAIMS AND INTERESTS IN THE SOLICITED CLASSES VOTE TO
                                ACCEPT OR REJECT THE PLAN. THE BANKRUPTCY CODE PROVIDES THAT ONLY HOLDERS WHO VOTE WILL BE
                                COUNTED FOR PURPOSES OF DETERMINING WHETHER THE REQUISITE ACCEPTANCES HAVE BEEN RECEIVED.
                                FAILURE BY A HOLDER TO DELIVER A DULY COMPLETED AND SIGNED BALLOT WILL BE DEEMED TO
                                CONSTITUTE AN ABSTENTION BY SUCH HOLDER AND WILL NOT BE COUNTED AS A VOTE FOR OR AGAINST THE
                                PLAN.
Special Procedures for
Holders of Old Securities.....  ONLY BENEFICIAL OWNERS (OR THEIR AUTHORIZED SIGNATORY) OF THE OLD SENIOR NOTES, THE SENIOR
                                SUBORDINATED DEBENTURES AND THE JUNIOR SUBORDINATED DEBENTURES (COLLECTIVELY, THE "OLD DEBT")
                                AND THE OLD FCI PREFERRED STOCK AND THE OLD FCI COMMON STOCK (COLLECTIVELY, THE "OLD EQUITY
                                SECURITIES" AND TOGETHER WITH THE OLD DEBT, THE "OLD SECURITIES") ARE ELIGIBLE TO VOTE ON THE
                                PLAN. A brokerage firm, commercial bank, trust company, or other nominee which is the registered holder of Old Securities for a beneficial owner can only vote on behalf of such beneficial owner by (i) distributing a copy of this Prospectus and a Ballot to each such owner, (ii) collecting all such completed and executed Ballots, (iii) completing a Master
                                Ballot compiling the votes and other information from the Ballots collected, and (iv)
                                transmitting such completed Master Ballot to the Information Agent. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such beneficial owner. A brokerage firm, commercial bank, trust company or other nominee which is the registered holder of Old Securities for only one beneficial owner also may arrange for such beneficial owner to vote by executing the appropriate Ballot and by distributing a copy of the Prospectus and such executed Ballot to such beneficial owner for voting and returning such Ballot to the Information Agent.
                                Any beneficial owner holding Old Securities in his or her own name can vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Information
                                Agent. Any beneficial owner holding Old Securities in "street name" (I.E., through a brokerage firm, bank, trust company or other nominee) or such beneficial owner's authorized signatory can vote by (i) completing the applicable information on the Ballot, (ii) signing the Ballot (unless already signed by the bank, trust company or other nominee), and (iii)
                                returning the Ballot in the enclosed envelope. See "The Plan of Reorganization -- Voting and
                                Confirmation of the Plan -- Voting Procedures and Requirements."

                                       7

Amendments to Indentures for
Senior Subordinated
Debentures....................  The Ballot solicited from the Holders of Senior Subordinated Debentures includes a consent to the Senior Subordinated Debenture Amendment to permit certain junior classes to receive a distribution of Plan consideration even though Holders of the Junior Subordinated Debentures or Holders of the Old FCI Preferred Stock have not accepted the Plan. See "Prospectus
                                Summary -- The Plan of Reorganization -- Other Terms of the Plan" and "The Plan of
                                Reorganization -- Treatment of Claims and Interests Under the Plan." The consent of both a majority of the outstanding principal amount of the 11.25% Debentures and a majority of the outstanding principal amount of the 11 3/8% Debentures is required to amend the indentures for the Senior Subordinated Debentures.
Further Information...........  For further information generally, contact Kissel-Blake Inc., 110 Wall Street, New York, New
                                York 10005. Telephone: (212) 344-6733 (banks and brokers) or (800) 554-7733 (all others).

     This Prospectus contains projected financial information regarding FCI, Flagstar and their operating subsidiaries and regarding Reorganized Flagstar following the effectiveness of the Plan and certain other forward-looking statements, all of which are based on various estimates and assumptions believed by management to be reasonable. Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those described herein. See "Certain Risk Factors." Consequently, actual events, circumstances, effects and results may vary significantly from those included in or contemplated by such projected financial information and such other forward-looking statements. The projected financial information contained herein, therefore, is not necessarily indicative of the future financial condition or results of operations of Reorganized Flagstar, which may vary significantly from those set forth in such projected financial information. Consequently, the projected financial information contained herein should not be regarded as a representation by FCI or Flagstar, FCI's or Flagstar's advisors or any other person that the projected condition or results can or will be achieved.
     Forward-looking statements provided by FCI and Flagstar herein pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 should be evaluated in the context of the estimates, assumptions, uncertainties and risks described herein.
                                       8

                              CERTAIN RISK FACTORS
     THE NEW SENIOR NOTES, THE NEW COMMON STOCK AND THE NEW WARRANTS TO BE ISSUED PURSUANT TO THE PLAN ARE SUBJECT TO A NUMBER OF MATERIAL RISKS, INCLUDING THOSE ENUMERATED BELOW. THE RISK FACTORS ENUMERATED BELOW (OTHER THAN THOSE DESCRIBED IN " -- RISKS RELATING TO THE DIP FACILITY AND EXIT FACILITY" AND
" -- CERTAIN RISKS OF NON-CONFIRMATION" GENERALLY ASSUME THE CONFIRMATION AND CONSUMMATION OF THE PLAN AND ALL TRANSACTIONS CONTEMPLATED THEREBY, AND, EXCEPT AS INDICATED, DO NOT GENERALLY INCLUDE MATTERS THAT COULD PREVENT OR DELAY CONFIRMATION. SEE "THE PLAN OF REORGANIZATION -- TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN -- CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN" AND " -- VOTING AND CONFIRMATION OF THE PLAN" FOR A DISCUSSION OF SUCH MATTERS. PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM OR INTEREST IN A SOLICITED CLASS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS, ESPECIALLY THE FACTORS MENTIONED IN THE FOLLOWING PARAGRAPHS.
HIGHLY LEVERAGED POSITION
     The Company is now highly leveraged and although the reorganization will significantly reduce the Company's debt obligations, the Company will still have substantial indebtedness and debt service requirements, both in absolute terms and in relation to shareholders' equity. At April 2, 1997, the Company had indebtedness of $2,227.7 million and a shareholders' deficit of $(1,279.3) million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 to the Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus. After giving effect to the reorganization, the Company's estimated aggregate indebtedness would total approximately $1,318.8 million and shareholders' equity would be $379.1 million. See "Pro Forma Financial Statements."
     The Company's management believes that, based on its forecasts, the Company will have sufficient operating cash flow from operations (together with funds available under a working capital and letter of credit bank facility) to pay interest and scheduled amortization on all of its outstanding indebtedness and to fund anticipated capital expenditures through 1999, after giving effect to the reorganization. See "Pro Forma Financial Statements." However, even if the reorganization is completed, the Company's ability to meet its debt service obligations will depend on a number of factors, including management's ability to maintain operating cash flow, and there can be no assurance that targeted levels of operating cash flow will actually be achieved. The Company's ability to maintain or increase operating cash flow will depend upon consumer tastes, the success of marketing initiatives and other efforts by the Company to increase customer traffic in its restaurants, the success of the Company in obtaining advantageous commercial real estate sites suitable for restaurants, prevailing economic conditions and other factors, many of which are beyond the control of the Company.
     The Company's highly leveraged position may limit its ability to obtain additional financing in the future on terms and subject to conditions deemed acceptable by Company management. Even after the reorganization, a substantial portion of its cash flow from operations must be dedicated to the payment of interest and principal on outstanding debt. The agreements governing that debt will impose significant operating and financial restrictions on the Company. Futhermore, because the Company's Mortgage Financings, which at April 2, 1997 amounted to approximately $350 million in aggregate principal amount outstanding, will remain outstanding following the reorganization (of which approximately $312.5 million will mature in the year 2000), the Company will be required, even after the reorganization, to refinance the Mortgage Financings. The Company's highly leveraged position may limit its ability to do so on acceptable terms. See "The Plan of Reorganization", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 4 to the Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus.
RISKS RELATING TO THE DIP FACILITY AND EXIT FACILITY
     The Company has entered into written commitment letters pursuant to which it has received commitments from Chase for a $200 million debtor-in-possession revolving credit facility covering the pendency of the Reorganization Cases (until the earlier to occur of (x) the date that is one year after the commencement of the Reorganization Cases and (y) the substantial consummation of the Plan) and a $200 million senior secured revolving credit facility for the benefit of the operating subsidiaries of Reorganized Flagstar from and after the Effective Date. Consummation of the DIP Facility is regarded as critical to the operation of the Company during the pendency of the Reorganization Cases, and consummation of Exit Facility is regarded as critical to the successful emergence of Reorganized Flagstar from the Reorganization Cases and to its operations thereafter. The closing of each such facility, however, is subject, among other conditions, to the negotiation of definitive agreements with Chase on mutually acceptable terms, and in the case of the Exit Facility, the initial borrowing thereunder having been made on or before the earlier of July 31, 1998 and the date that is twelve months after the date on which FCI and Flagstar commence the Reorganization Cases. No assurance can be given as to the ability of the Company to satisfy the
                                       9
conditions under the DIP Facility or the Exit Facility or as to the outcome of such negotiations. For additional information concerning the DIP Facility and the Exit Facility, see "Description of Indebtedness -- New Reorganized Flagstar Indebtedness."
RISKS RELATING TO THE PROJECTIONS
     The management of FCI and Flagstar have prepared the projected financial information contained in this Prospectus relating to Reorganized Flagstar (the "Projections") in connection with the development of the Plan and in order to present the anticipated effects of the Plan and the transactions contemplated thereby. The Projections assume the Plan and the transactions contemplated thereby will be implemented in accordance with their terms and represent management's best estimate of the results of Reorganized Flagstar's operations following the Effective Date. The assumptions and estimates underlying such Projections are inherently uncertain and, although considered reasonable by management as of the date hereof, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, (1) the uncertain ability of Reorganized Flagstar to generate sufficient funds or to gain access to additional capital, if needed, to meet its capital expenditure and refinancing needs; (2) seasonality; (3) the possible effects that commencement of the Reorganization Cases, even in connection with the Plan, may have on Flagstar's and its subsidiaries' relationships with their customers, suppliers, employees and franchisees; and (4) price cutting by competitors. Accordingly, the Projections are not necessarily indicative of the future financial condition or results of operations of Reorganized Flagstar. Consequently, the projected financial information contained herein should not be regarded as a representation by the Company, the Company's advisors or any other person that the Projections can or will be achieved. See "Pro Forma Financial Statements," "Projected Financial Information" and "The Plan of
Reorganization -- Reorganized Flagstar -- Projected Financial Information." ASSUMPTIONS REGARDING VALUE OF FCI'S AND FLAGSTAR'S ASSETS
     It has been generally assumed in the preparation of the Pro Forma Financial Statements and the Projections included elsewhere in this Prospectus that the historical book value of FCI's and Flagstar's assets approximates the fair value thereof, except for specific adjustments discussed in the notes to the Pro Forma Financial Statements. See "Pro Forma Financial Statements." For financial reporting purposes, the fair value of the assets of FCI and Flagstar must be determined as of the Effective Date. Such determination will be based on an independent valuation. Although such valuation is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of such Pro Forma Financial Statements and the Projections, there can be no assurance with respect thereto.
DISRUPTION OF OPERATIONS RELATING TO BANKRUPTCY FILING
     FCI's and Flagstar's solicitation of acceptances of the Plan, or any subsequent commencement of the Reorganization Cases, even in connection with the Plan, could adversely affect Flagstar's and its subsidiaries' relationships with their customers, suppliers, employees and franchisees and their ability to franchise new restaurants. Employees of Flagstar generally are not parties to employment contracts. FCI and Flagstar believe that, due to uncertainty about the Company's financial condition, it may be difficult to retain or attract high quality employees. If Flagstar's and its subsidiaries' relationships with customers, suppliers, employees and franchisees are adversely affected, the Company's operations could be materially affected. Weakened operating results could adversely affect FCI's and Flagstar's ability to complete the Solicitation of acceptances of the Plan or, if such Solicitation is successfully completed, to obtain confirmation of the Plan. FCI and Flagstar anticipate, however, that they will have sufficient cash to service the obligations that they intend to pay during the period prior to and through the consummation of the Plan. BUSINESS AND COMPETITION
     Due to continuing declines in customer traffic resulting from aggressive discounting by competitors and other factors, the Company's Hardee's operations have experienced declines in comparable store sales for more than 36 consecutive months. The Company believes such declines are, in major part, a result of a general failure of the Hardee's franchisor to adequately support the Hardee's brand. Because the Company does not control the Hardee's brand, it is limited in its ability to effect a turnaround of its Hardee's operations and there can be no assurance that it will be able to do so. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Restaurants -- Hardee's."
     The Company's future performance will be subject to a number of factors that affect the restaurant industry generally, including competition. The restaurant business is highly competitive and the competition can be expected to increase. Price,
                                       10
restaurant location, food quality, quality and speed of service and attractiveness of facilities are important aspects of competition as are the effectiveness of marketing and advertising programs. The competitive environment is also often affected by factors beyond the Company's or a particular restaurant's control. The Company's restaurants compete with a wide variety of restaurants ranging from national and regional restaurant chains (some of which have substantially greater financial resources than the Company) to locally-owned restaurants. There is also active competition for advantageous commercial real estate sites suitable for restaurants.
CAPITAL REQUIREMENTS
     Reorganized Flagstar's businesses are expected to have substantial capital expenditure needs. While the Projections assume that Reorganized Flagstar will generate sufficient funds to meet its capital expenditure needs for the foreseeable future, the ability of Reorganized Flagstar to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "The Plan of Reorganization -- Reorganized Flagstar."
HOLDING COMPANY STRUCTURE
     FCI and Flagstar are both holding companies, which currently conduct their operations through consolidated subsidiaries. Substantially all of the assets of FCI and Flagstar are owned by Flagstar's subsidiaries. Dividends, loans and advances from certain subsidiaries to FCI or Flagstar are, and from certain subsidiaries to Reorganized Flagstar will be, subject to certain contractual restrictions and contingent upon the earnings of such subsidiaries.
DIVIDEND RESTRICTIONS
     Neither FCI nor Flagstar has ever paid dividends on its common stock. Furthermore, restrictions contained in the instruments governing the outstanding indebtedness of Flagstar restrict its ability to pay dividends or otherwise provide funds that might otherwise be used by FCI for the payment of dividends on the Old FCI Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 4 to the accompanying Consolidated Financial Statements of the Company. Restrictions contained in the instruments governing indebtedness of Reorganized Flagstar following consummation of the Plan will continue to restrict the ability of Reorganized Flagstar to pay dividends. Accordingly, it is not anticipated that any cash dividends will be paid on the New Common Stock in the foreseeable future.
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS; REDUCTION AND LIMITATION OF CORPORATE TAX BENEFITS
     Generally, holders of Old Debt should not recognize any gain or loss for federal income tax purposes upon their receipt of New Senior Notes and New Common Stock pursuant to the Plan (except to the extent such New Senior Notes or New Common Stock are attributable to accrued but unpaid interest, which generally will be taxable to holders as ordinary income). Depending on the trading price of the New Senior Notes following issuance, the New Senior Notes may be issued with original issue discount, in which event holders would be required to include amounts in income before receiving cash attributable to such income. Holders of Old FCI Preferred Stock will not recognize any gain or loss for federal income tax purposes upon their receipt of New Common Stock pursuant to the Plan. Holders exchanging Old FCI Common Stock for New Warrants pursuant to the Plan will recognize gain or loss for federal income tax purposes equal to the difference between the fair market value of the New Warrants and the holders' adjusted tax basis in the Old FCI Common Stock exchanged therefor.
     Neither FCI nor Flagstar should recognize any gain or loss for federal income tax purposes as a result of the merger of Flagstar with and into FCI (the "Merger") as contemplated by the Plan. In addition, Flagstar will not recognize any cancellation of indebtedness income upon consummation of the Plan but will be required to reduce certain of its tax attributes (including net operating and capital losses and loss carryforwards, tax credits and/or tax basis in assets) by the amount of the cancellation of indebtedness income not recognized as taxable income. As a result, FCI believes that a significant amount of its net operating and capital losses and loss carryforwards will be eliminated upon consummation of the Plan. Consummation of the Plan will also trigger an ownership change of the FCI consolidated group for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), with the result that Reorganized Flagstar's use of surviving pre-ownership change net operating and capital loss carryforwards and tax credits will be limited annually by an amount computed under Section 382(1)(6) of the Code. See "Certain Federal Income Tax Considerations."
                                       11

CERTAIN RISKS OF NON-CONFIRMATION
     Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting creditor of FCI or Flagstar or a stockholder of FCI might challenge the adequacy of the disclosure or the balloting procedures and results as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the disclosure and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met. In this regard, there is a risk that if the Bankruptcy Court were to determine that certain third party release provisions of the Plan (as described at "The Plan of Reorganization -- General Information Concerning the Plan -- Release and Certain Settlements Under the Plan; Related Injunction; Indemnity") contravene applicable provisions of the Bankruptcy Code, the Bankruptcy Court could determine not to confirm the Plan. Any Holder of Claims or Interests could object to the Plan in this regard. Furthermore, if the Bankruptcy Court were to determine, as asserted by the Junior Subordinated Representative (as defined below) that the Junior Subordinated Debentures are PARI PASSU with the Old Senior Notes and Senior Subordinated Debentures (which the Company vigorously contests), it may be unable or unwilling to confirm the Plan as set forth herein. See "The Plan of Reorganization -- Introduction." Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting creditors and Interest Holders will not be less than the value of distributions such creditors and Interest Holders would receive if FCI and Flagstar were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, FCI and Flagstar believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting creditors and Interest Holders will receive distributions at least as great as would be received following a liquidation pursuant to Chapter 7 of the Bankruptcy Code. See "The Plan of Reorganization -- Voting and Confirmation of the
Plan -- Chapter 7 Liquidation Analysis."
     The confirmation and consummation of the Plan are also subject to certain other conditions. See "The Plan of Reorganization -- Treatment of Claims and Interests Under the Plan -- Conditions Precedent to Confirmation and Consummation of the Plan."
     If the Plan, or a plan determined not to require resolicitation of any Classes by the Bankruptcy Court, were not to be confirmed, it is unclear whether a reorganization could be implemented and what holders of Claims and Interests would ultimately receive with respect to their Claims and Interests. If an alternative reorganization could not be agreed to, it is possible that FCI and Flagstar would have to liquidate their assets, in which case it is likely that Holders of Claims and Interests would receive less than they would have received pursuant to the Plan.
NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION
     As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of Reorganized Flagstar from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the historical financial statements of FCI and Flagstar set forth elsewhere herein.
SEASONALITY
     The Company's business is moderately seasonal. Restaurant sales are generally greater in the second and third calendar quarters (April through September) than in the first and fourth calendar quarters (October through March). Occupancy and other operating costs, which remain relatively constant, have a disproportionately negative effect on operating results during quarters with lower restaurant sales. The Company's working capital requirements also fluctuate seasonally, with its greatest needs occurring during its first and fourth quarters.
FLAGSTAR'S EMPLOYEES
     One of the Company's primary assets is its group of highly skilled professionals who have the ability to leave the Company and so deprive it of valuable skills and knowledge that increase the profitability of the Company's business operations. Although the Company has taken steps to retain its key management personnel through the pendency of the Reorganization Cases and thereafter, no assurance can be given that it will ultimately be able to do so and, if not, that it will be able to replace such personnel with comparable results.
ECONOMIC, MARKET AND OTHER CONDITIONS
     Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. The performance of individual restaurants may be adversely affected by factors such as traffic patterns, demographic considerations and the type, number and location of competing restaurants. Multi-unit food service chains such as the Company's can also be materially and adversely affected by publicity resulting from food quality, illness,
                                       12
injury or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. Dependence on frequent deliveries of fresh produce and groceries subjects food service businesses to the risk that shortages or interruptions in supply, caused by adverse weather or other conditions, could adversely affect the availability, quality and cost of ingredients. In addition, unfavorable trends or developments concerning factors such as inflation, increased food, labor and employee benefit costs (including increases in hourly wage and minimum unemployment tax rates), regional weather conditions and the availability of experienced management and hourly employees may also adversely affect the food service industry in general and the Company's results of operations and financial condition in particular.
IMPORTANCE OF LOCATIONS
     The success of Company and franchised restaurants is significantly influenced by location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, resulting in potentially reduced sales in those locations. GOVERNMENT REGULATIONS
     The Company and its franchisees are subject to federal, state and local laws and regulations governing health, sanitation, environmental matters, safety, the sale of alcoholic beverages and hiring and employment practices. Restaurant operations are also subject to federal and state laws that prohibit discrimination and laws regulating the design and operation of facilities, such as the Americans With Disabilities Act of 1990. The operation of the Company's franchisee system is also subject to regulations enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, caused by the future enactment of additional legislation regulating the franchise relationship.
RESTRICTIONS ON RESALE OF SECURITIES OF REORGANIZED FLAGSTAR
     Only the offer of the securities of Reorganized Flagstar in advance of the commencement of the Reorganization Cases has been registered under the Securities Act. The securities of Reorganized Flagstar will be distributed, not pursuant to registration under the Securities Act, but in accordance with the Plan pursuant to a Bankruptcy Code exemption from registration under the Securities Act. Such exemption does not apply to any subsequent sale, exchange, transfer or other disposition of such securities or any interest therein. Resales of the securities of Reorganized Flagstar distributed in accordance with the Plan will not be registered pursuant to the Registration Statement of which this Prospectus is a part. Although sales by non-affiliates of Reorganized Flagstar will generally be covered by an exemption from Securities Act registration requirements provided at Section 4(1) thereof, subsequent sales, exchanges, transfers or other dispositions of such securities or any interest therein by "affiliates" of Reorganized Flagstar or "underwriters" as defined in
Section 1145(b) may not have the benefit of such statutory exemption. See "The Plan of Reorganization -- Securities to be Issued and Transferred Under the
Plan -- Applicability of Federal and Other Securities Laws -- Subsequent Transfers of New Senior Notes, New Common Stock and New Warrants Under Federal Securities Laws."
     Any person (or group of persons who act in concert) who receives a substantial amount of securities of Reorganized Flagstar pursuant to the Plan may be deemed to be an "affiliate." Absent registration under the Securities Act, any person deemed to be an affiliate of Reorganized Flagstar or an underwriter would be subject to the resale restrictions imposed by the Commission's Rule 144, under the Securities Act, which would allow affiliates and underwriters to sell, exchange, transfer or otherwise dispose of only specified limited quantities of securities of Reorganized Flagstar, and only subject to compliance with the other requirements imposed on "affiliates" under Rule 144. See "The Plan of Reorganization -- Securities to be Issued and Transferred Under the Plan -- Market and Trading Information" and "The Plan of Reorganization -- Securities to be Issued and Transferred Under the
Plan -- Applicability of Federal and Other Securities Laws -- Subsequent Transfers of New Senior Notes, New Common Stock and New Warrants under Federal Securities Laws." The Company has agreed to provide to all holders of 10% or more of the New Common Stock certain registration rights permitting such holders to have Reorganized Flagstar register under the Securities Act certain resales of the New Common Stock. See "Description of New Common Stock -- Registration Rights of Affiliates."
LACK OF TRADING MARKET; VOLATILITY
     There can be no assurance that an active market for the New Senior Notes, the New Common Stock or the New Warrants will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop. Accordingly, no assurance can be given as to the liquidity of the market for any of the New Senior Notes, the New Common Stock or the New Warrants or the price at which any sales may occur.
                                       13

                           THE PLAN OF REORGANIZATION
INTRODUCTION
     This Prospectus relates to the Plan for FCI and Flagstar. A copy of the Plan is attached hereto as Exhibit I. Wherever this Prospectus refers to defined terms of the Plan not otherwise defined herein, such defined terms are incorporated herein by reference to the Plan. For a description of FCI's and Flagstar's businesses, see "Business".
     In an attempt to reduce Flagstar's debt requirements, FCI and Flagstar underwent a Recapitalization in 1992 consisting primarily of a $300 million equity investment by Associates and the refinancing of the substantial majority of Flagstar's debt. Additionally, from 1994 to 1996, Flagstar embarked on a program to divest itself of its non-restaurant businesses in order for management to focus its attention on the Company's core businesses -- its various restaurant concepts.
     Since 1989, the Company has not achieved the revenue and earnings projections prepared at the time of Flagstar's acquisition, due in large part to increased competition, intensive pressure on pricing due to discounting, adverse economic conditions and relatively limited capital resources to respond to these changes. Such trends have generally continued through 1996 and into 1997. The Company's cash flows have been sufficient to fund its operations and make interest payments when due (although in anticipation of the Plan, Flagstar did not make the March 15, 1997 interest payment on its 11 3/8% Debentures or the May 1, 1997 interest payment on its 11.25% Debentures or Junior Subordinated Debentures). However, the Company's core businesses have not experienced cash flow growth sufficient to provide adequate funds to invest for future growth.
     To address the Company's short-term and long-term financial needs, management began developing plans to maintain the Company's liquidity and improve its capital structure. Specifically, FCI's Board of Directors elected not to declare the January 15, 1997 or April 15, 1997 quarterly dividends on the Old FCI Preferred Stock. In addition, the new management that has been put in place during the last eighteen months has identified cost reduction and revenue enhancement strategies intended to improve operations. In addition, on March 6, 1997, the Credit Agreement was amended to provide for less restrictive financial covenants for measurement periods ending on April 2, 1997 and July 2, 1997, as well as to provide Flagstar flexibility to forego scheduled interest payments due in March, May and June 1997 under the 10 3/4% Senior Notes, the 10 7/8% Senior Notes, the 11 3/8% Debentures, the 11.25% Debentures and the Junior Subordinated Debentures without triggering a default under the Credit Agreement, unless any such debt is declared to be due and payable as a result of the failure to pay any such interest. (For a discussion of Flagstar's election not to make certain interest payments on March 17, 1997 and May 1, 1997 pursuant to such amendment and in anticipation of the Plan and the effects of such defaults, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Financial Resources.") The Company also retained DLJ as its exclusive financial advisor pursuant to the terms of a letter agreement, dated as of January 16, 1997 (the "Letter Agreement"), among FCI, Flagstar and DLJ to advise the Company on, among other things, the reorganization of the Company's capital structure. (For a discussion of the terms of DLJ's engagement, see "The Plan of Reorganization -- Treatment of Claims and Interests Under the Plan -- Treatment of Trade Creditors, Employees and Certain Professionals under the Plan.")
     While the foregoing actions may enhance the short-term financial position of the Company, management has concluded that the reorganizational alternative best designed to recapitalize the Company's enterprise over the long-term and maximize the recovery for all stakeholders is through a Prepackaged Plan. As a result, FCI and Flagstar have conducted intensive negotiations with various creditors in an effort to enable the Company to restructure its indebtedness through a Prepackaged Plan. The Plan represents the results of such negotiation and effort.
     In connection with such negotiations, in February 1997, three Holders of Senior Subordinated Debentures, consisting of Loomis Sayles & Company, Inc. (as investment manager for certain discretionary accounts), Magten Asset Management Corporation (as investment manager for certain discretionary accounts), and Moore Capital Management, Inc. formed an informal group which became the Ad Hoc Debentureholders Committee. The Ad Hoc Debentureholders Committee retained Hebb & Gitlin, a Professional Corporation ("H&G"), to serve as their special legal counsel, and H&G in turn retained HLHZ to serve as special financial consultants.
     On February 27, 1997, H&G and HLHZ entered into confidentiality agreements with Flagstar, and on March 11, 1997, the members of the Ad Hoc Debentureholders Committee entered into confidentiality agreements with Flagstar (which agreements have now expired by their terms). Starting on March 11, 1997, the Ad Hoc Debentureholders Committee and Flagstar (and their respective advisors) engaged in discussions concerning the possible terms of a financial restructuring of FCI and Flagstar, and following those discussions Flagstar announced the principal terms of the Plan on March 17, 1997. On March 21, 1997, FCI, Flagstar and the Ad Hoc Debentureholders Committee (who as of March 21, 1997 held or could direct the
                                       14
voting with respect to approximately 48% of the total principal amount outstanding of the Senior Subordinated Debentures) agreed to the terms of an Agreement Concerning Voting pursuant to which each of the Consenting Debentureholders (as defined therein) separately agree, subject to certain conditions and the nonoccurrence of certain termination events, to vote (or, with respect to managed accounts, use their reasonable best efforts to cause votes to be cast) in favor of the Plan. On May 21, 1997, FCI, Flagstar and the Consenting Debentureholders entered into a Supplement to Agreement Concerning Voting pursuant to which each of the Consenting Debentureholders further agree (subject to the same conditions and other provisions of the Agreement Concerning Voting) to consent to the Senior Subordinated Indenture Amendment.
     Following FCI's and Flagstar's negotiations and agreement with the Ad Hoc Debentureholders Committee, in April 1997, the Company's management and their advisors engaged in discussions concerning the Plan with representatives of an informal committee of Holders of Old Senior Notes (the "Informal Senior Notes Committee"), such committee purportedly representing approximately 40% in aggregate principal amount of the Old Senior Notes. In the course of such discussions, representatives of the Informal Senior Notes Committee (i) informed the Company's management and their advisors that such committee would reject the Plan as set forth in this Registration Statement (as originally filed on March 24, 1997) and would recommend that other such Holders vote to reject the Plan, and (ii) presented to the Company a term sheet outlining alternative terms for the New Senior Notes, the material features of which included a higher interest rate, certain up front fees and a shorter maturity for the New Senior Notes. On May 28, 1997, following unsuccessful negotiations between the Company and the Informal Senior Notes Committee, such discussions and negotiations were terminated.
     Also following the Company's agreement with the Ad Hoc Debentureholders Committee, the Company's advisors were contacted by a representative of certain Holders of the Junior Subordinated Debentures (the "Junior Debentureholder Representative"), purportedly representing approximately 44% of the Junior Subordinated Debentures who (i) informed the Company's advisors that the Holders of the Junior Subordinated Debentures represented by the Junior Debentureholder Representative would reject the Plan as presented in the Registration Statement (as originally filed on March 24, 1997), and (ii) asserted that a supplemental indenture dated August 7, 1992, that amended the indenture governing the Junior Subordinated Debentures had not been validly effected and that, as a consequence, the Junior Subordinated Debentures are PARI PASSU with the Old Senior Notes and Senior Subordinated Debentures. Inasmuch as the supplemental indenture was duly executed and delivered by Flagstar and the trustee for the Junior Subordinated Debentures pursuant to the requirements under the indenture therefor, the Company believes such assertion is completely without merit and that such supplemental indenture was validly effected. On May 30, 1997, FCI, Flagstar, certain Holders of Junior Subordinated Debentures and the Junior Debentureholder Representative entered into a standstill agreement pursuant to which such Junior Subordinated Debentureholders and the Junior Debentureholder Representative agree not to take certain remedial actions in respect of the Junior Subordinated Debentures through June 16, 1997 and providing for good faith negotiations between the parties with respect to the Plan.
     Notwithstanding the above-described positions of the Informal Senior Notes Committee and the Junior Debentureholder Representative, FCI and Flagstar believe that the Plan is fair and equitable and in the best interests of all stakeholders, including Holders of the Old Senior Notes and Holders of the Junior Subordinated Debentures.
     FCI and Flagstar submit this Prospectus in connection with its solicitation of acceptances of the Plan. The overall purpose of the Plan is to provide for the reorganization of FCI's and Flagstar's liabilities in a manner designed to maximize recoveries to all stakeholders. Specifically, the Plan is designed to eliminate all of Flagstar's existing debt obligations to Holders of the Senior Subordinated Debentures and Junior Subordinated Debentures, as well as FCI's Old Equity Securities, by exchanging such Allowed Claims and Allowed Interests for the New Common Stock and the New Warrants.
     In general, the Plan provides for, among other things: (i) merging FCI and Flagstar into a single corporate entity; (ii) distributing a cash distribution to Holders of Administrative Claims, Priority Claims and general Unsecured Claims; (iii) restructuring the Old Senior Notes; (iv) issuing and distributing New Common Stock to Holders of Senior Subordinated Debentures; (v) issuing and distributing New Common Stock to Holders of Junior Subordinated Debentures; (vi) issuing and distributing New Common Stock to Holders of Old FCI Preferred Stock;
(vii) issuing and distributing the New Warrants to Holders of Old FCI Common Stock; and (viii) assuming or rejecting executory contracts and unexpired leases to which FCI or Flagstar is a party. SEE " -- OVERVIEW OF THE PLAN,"
" -- SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN," " -- DISTRIBUTIONS UNDER THE PLAN" AND " -- GENERAL INFORMATION CONCERNING THE PLAN," TOGETHER WITH THE OTHER INFORMATION REGARDING THE FOREGOING AND RELATED MATTERS CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE AN ACCEPTANCE OF THE PLAN WILL CONSTITUTE AN ACCEPTANCE OF ALL OF THE PROVISIONS THEREOF, INCLUDING THOSE WHICH PROVIDE FOR THE ALTERNATIVE TREATMENT DESCRIBED HEREIN, CREDITORS ARE URGED TO CONSIDER CAREFULLY THE INFORMATION REGARDING SUCH ALTERNATIVE TREATMENT CONTAINED IN THIS PROSPECTUS.
                                       15

     FCI AND FLAGSTAR INTEND TO CONTINUE OPERATING THEIR BUSINESSES IN CHAPTER 11 IN THE ORDINARY COURSE AND TO SEEK TO OBTAIN THE NECESSARY RELIEF FROM THE BANKRUPTCY COURT TO PAY THEIR EMPLOYEES, TRADE AND CERTAIN OTHER CREDITORS IN FULL AND ON TIME. SUCH CREDITORS ARE NOT IMPAIRED UNDER THE PLAN.
     At this time, FCI and Flagstar have not commenced the Reorganization Cases, but are soliciting acceptances of the Plan from the following Holders of Impaired Claims against and Impaired Interests in FCI and Flagstar: Holders of Old Senior Notes, Holders of Senior Subordinated Debentures, Holders of Junior Subordinated Debentures, Holders of Old FCI Preferred Stock and Holders of Old FCI Common Stock. If sufficient votes for acceptance of the Plan are received, FCI and Flagstar expect to file the Reorganization Cases and to seek Confirmation of the Plan immediately following the Bankruptcy Court's approval of a disclosure statement in substantially the same form as this Prospectus. See " -- General Information Concerning the Plan -- Actions Intended to be Taken Concurrently with the Commencement of the Reorganization Cases." If FCI and Flagstar do not receive the requisite acceptances by the Expiration Date (as set forth below), they will be forced to evaluate other available options, including filing a non-prepackaged Chapter 11 case.
     THE BOARDS OF DIRECTORS OF FCI AND FLAGSTAR BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF ALL CREDITORS AND EQUITY SECURITY HOLDERS. ALL CREDITORS AND EQUITY SECURITY HOLDERS ENTITLED TO VOTE ARE URGED TO VOTE IN FAVOR OF THE PLAN NOT LATER THAN THE EXPIRATION DATE OF JULY 7, 1997. As described in greater detail elsewhere in this Prospectus, among the factors which have led the Company and the Boards of Directors of each of FCI and Flagstar to conclude that the Plan is preferable to all other alternatives and in the best interests of all creditors and equity security holders, are the following: (i) the Company's schedule of debt maturities over the next five years and beyond and the necessity of a reorganization to allow the Company to meet or refinance its long-term debt obligations; (ii) the Company's operating and cash flow trends since the 1989 leveraged buyout of Flagstar and the continuation of those trends through 1996 and into 1997 due to increased competition, intense pressure on pricing due to discounting and relatively limited capital resources to respond to these factors; (iii) the likelihood, in the opinion of the Boards, that such trends would continue into the future should the Company seek to continue to operate under the limited liquidity and capital resource constraints imposed by the large debt service requirements of its current capitalization; (iv) the Company's need for additional liquidity and capital flexibility to fund future growth through additional investments in its restaurants in order to compete in the quick-service and family-style full-service segments of the restaurant industry; (v) the Boards' judgment, based on advice of the Company's management, concerning the relatively limited prospects for a sale of one or more of the Company's operating units on terms acceptable to the Company (the Company having undertaken and completed from 1994 through 1996 a divestiture program with respect to its non-restaurant operations); (vi) the desirability of implementing a prepackaged plan of reorganization under current market conditions and prior to any further deterioration in the Company's financial condition when its overall enterprise value may be reduced to the detriment of all creditors and equity holders; (vii) the likelihood, in the opinion of the Boards, that a Prepackaged Plan will (A) afford junior Classes a greater recovery than would be available to them in a bankruptcy proceeding not pursuant to a Prepackaged Plan, and (B) allow senior Classes to realize the benefits of an improved credit following a prompt emergence of Reorganized Flagstar from the Chapter 11 proceeding; (viii) the Company's analysis of the liquidation value of the enterprise as described at " -- Chapter 7 Liquidation Analysis" below; and (ix) the analysis and advice of the Company's management (in consultation with DLJ, as the Company's financial advisor) regarding the terms of the Plan and negotiations with creditors. For additional information see "Management's Discussion and Analysis of Financial Condition and Results of Operations."
     THE AD HOC DEBENTUREHOLDERS COMMITTEE HAS UNANIMOUSLY APPROVED THE PLAN AND AGREED TO VOTE IN FAVOR OF THE PLAN AND CONSENT TO THE SENIOR SUBORDINATED INDENTURE AMENDMENT AND RECOMMENDS THAT HOLDERS OF SENIOR SUBORDINATED DEBENTURES VOTE TO ACCEPT THE PLAN AND CONSENT TO THE SENIOR SUBORDINATED INDENTURE AMENDMENT. HOWEVER, NEITHER THE AD HOC DEBENTUREHOLDERS COMMITTEE NOR ANY MEMBER THEREOF WILL BE A PROPONENT OF THE PLAN, AND NEITHER THE AD HOC DEBENTUREHOLDERS COMMITTEE NOR ANY MEMBER THEREOF HAS SOLICITED OR WILL SOLICIT ANY VOTE IN FAVOR OF THE PLAN BY, OR OFFERED TO JOIN IN ANY OFFER OF ANY SECURITIES TO, ANY OTHER HOLDER OF SENIOR SUBORDINATED DEBENTURES, WHETHER BY THIS PROSPECTUS OR ANY OTHER MEANS. THE AD HOC DEBENTUREHOLDERS COMMITTEE DOES NOT PURPORT TO REPRESENT SOLICITED CLASSES OTHER THAN THE SENIOR SUBORDINATED DEBENTURES AND, ACCORDINGLY, THERE MAY EXIST CERTAIN CONFLICTS OF INTEREST BETWEEN THE AD HOC DEBENTUREHOLDERS COMMITTEE AND SUCH OTHER SOLICITED CLASSES.
     The Bankruptcy Code provides that only Holders who vote on the Plan will be counted for purposes of determining whether the requisite acceptances of the Classes of Claims and Interests have been received. Failure by a Holder of a Claim
                                       16
or Interest to deliver a duly completed and signed ballot will constitute an abstention by such Holder with respect to a vote on the Plan. Abstentions will not be counted as votes to accept or reject the Plan, and therefore will have no effect on the voting with respect to the Plan. The requirements for confirmation of the Plan, including the vote of creditors and equity security holders to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are described below under the caption " -- Voting and Confirmation of the Plan."
     Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of material conditions precedent, which are summarized in
" -- Treatment of Claims and Interests Under the Plan -- Conditions Precedent to Confirmation and Consummation of the Plan." There can be no assurance that these conditions will be satisfied or waived.
                              OVERVIEW OF THE PLAN
BRIEF EXPLANATION OF CHAPTER 11
     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims or interests with respect to the distribution of the value of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's Chapter 11 case.
     The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of prepetition equity security holders.
     The following is an overview of certain material provisions of the Plan of FCI and Flagstar, which is attached hereto as Exhibit I. Such Plan (and related ballots, Master Ballots and other related documents) contemplates the filing of the Reorganization Cases with the Bankruptcy Court in the District of Delaware. FCI and Flagstar reserve the right to file the Reorganization Cases in any other jurisdiction determined by them to be appropriate and advisable, including, without limitation, any appropriate district in the State of New York (and, in such case, to make appropriate changes to such Plan, ballots, Master Ballots and other related documents.) The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto, all documents described therein and the definitions therein of certain terms used below. Wherever defined terms of the Plan not otherwise defined in this Prospectus are used, such defined terms shall have the meanings assigned to them in the Plan. For a description of certain other significant terms and provisions of the Plan, see " -- Securities to be Issued and Transferred Under the Plan,"
" -- General Information Concerning the Plan" and " -- Distributions Under the Plan." See also "Certain Risk Factors" for a description of significant risk factors related to the Plan.
SOLICITATION OF ACCEPTANCES OF THE PLAN
     Under the Plan, all Claims and Interests have been separated into 12 classes, and each Class has been determined to be either Impaired or Unimpaired by the Plan's terms. See " -- Treatment of Claims and Interests Under the Plan," and " -- Voting and Confirmation of the Plan." Except as discussed below under
" -- Voting and Confirmation of the Plan -- Acceptance or Cramdown," as a condition to confirmation, Section 1129(a) of the Bankruptcy Code requires that
(i) each impaired class of claims and interests that receives or retains property under a plan of reorganization vote to accept the plan and (ii) the plan meet the other requirements of Section 1129(a). Classes of claims and interests that do not receive or retain any property under a plan on account of such claims and interests are deemed to have rejected the plan and are not entitled to vote, and classes of claims or interests that are not impaired under a plan are deemed to have accepted the plan and are not entitled to vote. Therefore, acceptances of the Plan are being solicited only from those who hold Claims and Interests in an Impaired Class that is receiving a distribution under the Plan. An Impaired Class of Claims will be deemed to have accepted the Plan if
                                       17
it is accepted by Holders of at least two-thirds in dollar amount and a majority in number of Claims of such class held by Holders who cast timely votes to accept the Plan. An Impaired Class of Interests will be deemed to have accepted the Plan if it is accepted by Holders of at least two-thirds in amount of the Interests in such Class who cast timely votes to accept the Plan. Holders of Claims or Interest who fail to vote or who abstain from voting on the Plan are not counted for purposes of determining either acceptance or rejection of the Plan by any Impaired Class of Claims or Interests. Therefore, the Plan could be accepted by any Impaired Class of Claims with the affirmative vote of significantly less than two-thirds in dollar amount and a majority in number of the Class of Claims, or by any Impaired Class of Interests with the affirmative vote of significantly less than two-thirds in amount of the Class of Interests.
     If at least one Impaired Class of Claims votes to accept a plan of reorganization (not counting the votes of insiders), the Plan may be confirmed despite rejection by the other impaired Classes if the "cramdown" provisions of
Section 1129(b) of the Bankruptcy Code are satisfied. The "cramdown" provisions of Section 1129(b) essentially provide that a plan may be confirmed over the rejection of an impaired Class of Claims or Interests if the plan "does not discriminate unfairly" and is "fair and equitable" with respect to such rejecting impaired Class. See " -- Voting and Confirmation of the
Plan -- Acceptance or Cramdown."
GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND INTERESTS
     The Plan provides for payment in full or other reinstatement of Administrative Claims, Priority Tax Claims, Priority Claims, Secured Claims, and Unsecured Claims. In addition, the Plan provides for the restructuring of Old Senior Notes. The Plan also provides that Holders of Allowed Impaired Senior Subordinated Claims and Holders of Allowed Impaired Junior Subordinated Claims will receive New Common Stock in exchange for their Allowed Claims.
     The Plan also provides that Holders of Old Equity Securities, which will be cancelled pursuant to the Plan, will receive New Common Stock on account of their Allowed Old FCI Preferred Stock and New Warrants on account of their Allowed Old FCI Common Stock. See " -- Securities to be Issued and Transferred Under the Plan" and "Description of New Common Stock" for a description of the New Common Stock, and "Description of New Warrants" for a description of the New Warrants.
     To allow FCI and Flagstar to complete a financial restructuring in the manner which will maximize its enterprise value, FCI and Flagstar are soliciting prepetition acceptances of the Plan from Holders of Impaired Claims and Interests prior to filing the Reorganization Cases. FCI and Flagstar presently intend to seek to consummate the Plan and to cause the Effective Date to occur as soon as practicable. There can be no assurance, however, as to when the Effective Date will actually occur. Procedures for the distribution of cash and securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by Holders of Claims and Interests in certain Classes and that could affect the amount of distributions ultimately received by such Holders, are described in " -- Distributions Under the Plan."
     Management of FCI and Flagstar believes that the Plan provides consideration to all Classes of Claims and Interests reflecting an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority of such Claims and Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. See " -- Voting and Confirmation of the Plan." Many of these tests are designed to protect the interests of Holders of Claims or Interests who do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court. The "cramdown" provisions of Section 1129(b) of the Bankruptcy Code, for example, permit confirmation of a Chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. See " -- Voting and Confirmation of the Plan -- Acceptance or Cramdown." FCI and Flagstar have reserved the right to request confirmation pursuant to the cramdown provisions of the Bankruptcy Code and to amend the Plan, if and to the extent necessary, if any Class of Claims or Interests fails to accept the Plan. Although FCI and Flagstar believe that, if necessary, the Plan could be confirmed under the cramdown provisions of the Bankruptcy Code if certain Classes of Claims or Interests do not accept the Plan, there can be no assurance that the requirements of such provisions would be satisfied.
SUMMARY OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS
     Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims of a debtor's creditors and equity interest holders. In compliance therewith, the Plan divides Claims and Interests into 12 Classes and sets forth the treatment for each Class. In accordance with Section 1123(a), Administrative Claims and Priority Tax Claims have not been classified. FCI and Flagstar also are required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in FCI and Flagstar into Classes that contain Claims and Interests that are substantially similar to the
                                       18
other Claims and Interests in such Classes. FCI and Flagstar believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122, but once the Reorganization Cases have been commenced, it is possible that a Holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, FCI and Flagstar intend, to the extent permitted by the Bankruptcy Court and the Plan, to make such reasonable modifications of the classifications under the Plan to permit Confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting Holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Furthermore, a reclassification of a Claim or Interest after approval of the Plan could necessitate a resolicitation of acceptances of the Plan.
     The classification of Claims and Interests and the nature of distributions to Holders of Impaired Claims or Impaired Interests in each Class are summarized below. See " -- Securities to be Issued and Transferred Under the Plan" for a description of the manner in which the number of shares of New Common Stock will be determined and "Certain Risk Factors" for a discussion of various other factors that could materially affect the value of the New Common Stock distributed pursuant to the Plan.
     Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to amounts and allowability of: (i) Impaired Old Senior Notes (Class
4); (ii) Impaired Senior Subordinated Claims (Class 5); (iii) Impaired Junior Subordinated Claims (Class 6); and (iv) the Impaired Interests of Holders of Old FCI Preferred Stock and the Interests of Holders of Old FCI Common Stock (Classes 8 and 9, respectively), and a good faith compromise and settlement of all claims or controversies relating to the termination of all contractual, legal, and equitable subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made pursuant to the Plan on account of such Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Company, Reorganized Flagstar and their respective property and Claim and Interest Holders, and is fair, equitable and reasonable.
     Except for Disputed Claims, distributions will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than (i) 10 days after the Effective Date or (ii) such later date when the applicable conditions under the Plan relating to such distributions are satisfied. See " -- Distributions Under the Plan" for a discussion of Plan provisions that may affect the timing of distributions under the Plan. Distributions on accounts of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section V.B of the Plan (relating to timing and calculation of amounts to be distributed under the Plan) and Section V.I of the Plan (relating to distributions on account of Disputed Claims once they are allowed). See " -- Distributions Under the Plan -- Timing and Methods of Distribution" and " -- Disputed Claims; Reserve and
Estimations -- Distributions on Account of Disputed Claims Once They Are
Allowed."
     The treatment of Claims described below is subject to the Plan provisions described in " -- Additional Information Regarding Treatment of Certain Claims."
                TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN
DESCRIPTION OF CLAIMS OR INTERESTS
 -- UNCLASSIFIED CLAIMS
     ADMINISTRATIVE CLAIMS. Subject to certain additional requirements for professionals and certain other entities, each Holder of an Allowed Administrative Claim will receive on the Effective Date cash equal to the amount of such Allowed Administrative Claim, unless the Holder and FCI and Flagstar or Reorganized Flagstar agree to other terms, or an order of the Bankruptcy Court provides for other terms; provided that if incurred in the ordinary course of business or otherwise assumed by FCI and Flagstar pursuant to the Plan, an Allowed Administrative Claim (including Administrative Claims of governmental units for taxes) will be assumed on the Effective Date and paid, performed or settled by Reorganized Flagstar when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation.
     PRIORITY TAX CLAIMS. Each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will receive on the Effective Date cash equal to the amount of such allowed Priority Tax Claim, unless the Holder and FCI and Flagstar or Reorganized Flagstar agree to other terms, or an order of the Bankruptcy Court provides for other terms. The
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
amount of any other Priority Tax Claim and the rights of the Holder of such Claim, if any, to payment in respect thereof will not be discharged, and will survive the Effective Date and consummation of the Plan and be resolved as if the Reorganization Cases had not been commenced. In accordance with Section 1124 of the Bankruptcy Code, the Plan leaves unaltered the legal, equitable and contractual rights of each Holder of an Allowed Priority Tax Claim.
 -- CLASSIFIED CLAIMS AND INTERESTS
     CLASS 1 -- BANK CLAIMS. Class 1 consists of all Claims, if any, against FCI and Flagstar arising from the Credit Agreement, including all Claims arising pursuant to any guarantee thereof and any pledge of assets as security therefor. Class 1 is Unimpaired and, accordingly, is not entitled to vote on the Plan. Prior to the Effective Date, all Bank Claims will be paid in full.
     The Company has received a commitment from Chase, subject to certain conditions, for a $200 million DIP Facility, which facility will be used to pay in full all Bank Claims promptly following the Petition Date. See "Description of Indebtedness -- New Reorganized Flagstar Indebtedness -- The DIP Facility."
     CLASS 2A ET SEQ. -- OTHER SECURED CLAIMS. All Secured Claims that are not included in Class 1 (defined in the Plan as the "Other Secured Claims") shall be classified in Classes 2A et seq. These Classes will be further divided into subclasses designated by letters of the alphabet (Class 2A, Class 2B, and so
on), so that each Holder of any Other Secured Claim is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class. FCI and Flagstar shall file a schedule of each Other Secured Claim on or before ten (10) days prior to the commencement of the Confirmation Hearing. Each Allowed Other Secured Claim will be treated as follows: either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) FCI and Flagstar shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date,
(ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; or (c) such Claim shall receive such other treatment to which the Holder shall consent. The Holder of each Allowed Other Secured Claim which is treated as set forth in clause (a),
(b), or (c) of this paragraph will be Unimpaired and will not be entitled to vote for or against the Plan.
     CLASS 3 -- UNSECURED PRIORITY CLAIMS. Class 3 Claims are Unimpaired. Class 3 consists of all Allowed unsecured Priority Claims. A Priority Claim is a Claim for an amount entitled to priority under Sections 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code, and does not include any Administrative Claim or Tax Claim. These unsecured Priority Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within 90 days prior to the Petition Date, to the extent of $4,000 per employee;
(b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date, but only for such plans to the extent of (i) the number of employees covered by such plans multiplied by $4,000, less (ii) the aggregate amount paid to such employees under Section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by the estate on behalf of such employees to any other employee benefit plan.
     The Plan provides that unless otherwise agreed to by the parties, each Holder of an Allowed Claim in Class 3 will be paid the Allowed Amount of such Claim in full in cash by Reorganized Flagstar on or before the later of (i) the Effective Date, (ii) the date such Claim becomes an Allowed Claim and (iii) such other date as is mutually agreed upon by the parties. Allowed Claims in Class 3 are not Impaired under the Plan and the Holders of Allowed Claims in Class 3 will be deemed to have accepted the Plan.
     CLASS 4 -- CLAIMS ARISING FROM OLD SENIOR NOTES. Class 4 will consist of Claims in respect of the Old Senior Notes, including an aggregate principal amount of approximately $550 million and aggregate accrued and unpaid interest of approximately $16 million through, but not including, the Petition Date (assuming the Petition Date occurs on July 31, 1997). Class 4 Claims are Impaired; each Holder will receive a Pro Rata portion of the New Senior Notes representing 100% of the principal amount of the Old Senior Notes currently outstanding and accrued interest thereon (subject to the right of Reorganized Flagstar to pay cash for interest accrued through the Effective Date); provided, however, that if the Class of Holders of Old Senior Notes does not consent to the Plan, the Old Senior Notes shall either be, in the sole discretion of Reorganized Flagstar, unimpaired (with no change to the interest rates, maturity dates or other terms or provisions of the Old Senior Notes) or exchanged for New Senior Notes which will bear interest at a rate which the Bankruptcy Court finds appropriate under the cramdown provisions of 11 U.S.C. (section mark) 1129(b) (with a maturity date and having other terms and provisions set forth
                                       20
herein for the New Senior Notes). The Company has proposed an 11 1/4% interest rate for the New Senior Notes as a compromise arising from negotiations with the Informal Senior Notes Committee. See " -- Introduction." While the Company believes that interest rate is reasonable as a compromise, if Class 4 does not vote to accept the Plan the Company will withdraw that compromise. Depending on the prevailing market interest rates and the best interests of the Estates as of the Confirmation Date, the Company reserves the right to seek a Bankruptcy Court order imposing a lower interest rate on the New Senior Notes.
     CLASS 5 -- CLAIMS ARISING FROM SENIOR SUBORDINATED DEBENTURES. Class 5 will consist of Claims in respect of the 11.25% Debentures, including an aggregate principal amount of approximately $722 million and aggregate accrued and unpaid interest of approximately $61 million through, but not including, the Petition Date (assuming the Petition Date occurs on July 31, 1997) and Claims in respect of the 11 3/8% Debentures, including an aggregate principal amount of $125 million and aggregate accrued and unpaid interest of approximately $12 million through, but not including, the Petition Date (assuming the Petition Date occurs on July 31, 1997). Class 5 is Impaired; each Holder of an Allowed Class 5 Claim will receive on the Effective Date or as soon as practicable thereafter, on account of the unpaid principal amount plus unpaid interest which accrued prior to the Petition Date on its Senior Subordinated Debentures, 45.614 shares of New Common Stock for each $1,000 of 11 3/8 Debentures and 44.986 shares of New Common Stock for each $1,000 of 11.25% Debentures which it holds. Holders of Allowed Senior Subordinated Claims will receive in the aggregate, on a Pro Rata basis, 95.5% of the New Common Stock to be issued and outstanding on the Effective Date.
     In addition, (i) in the event that Class 9 does not accept the Plan but Classes 6 and 8 accept the Plan, then each Holder of an Allowed Class 5 Claim will be entitled under the Plan to receive its Pro Rata share of 100% of the New Warrants; (ii) in the event that Class 8 does not accept the Plan but Class 6 accepts the Plan, then each Holder of an Allowed Class 5 Claim will be entitled under the Plan to receive its Pro Rata share of 100% of the New Warrants and its Pro Rata share of the 1.25% of the New Common Stock that would otherwise have been distributed to Class 8; and (iii) in the event that Class 6 does not accept the Plan, then each Holder of an Allowed Class 5 Claim will be entitled under the Plan to receive its Pro Rata share of 100% of the New Warrants and its Pro Rata share of the 4.50% of the New Common Stock that would otherwise have been distributed to Classes 6 and 8.
     Notwithstanding the terms of the Plan, it is contemplated that Holders of Senior Subordinated Debentures will agree to make distributions to the Holders of the Old FCI Preferred Stock and Holders of the Old FCI Common Stock if such Classes vote in favor of the Plan even if such Classes would not be entitled to a distribution under the terms of the Plan because the Plan has not been accepted by one or more senior classes, by consenting to the Senior Subordinated Indenture Amendment which will effect the redistribution of the Plan consideration to which such Holders are entitled if either or both of the Classes of Holders of Junior Subordinated Debentures and Holders of Old FCI Preferred Stock do not accept the Plan and either or both of the Classes of Holders of Old FCI Preferred Stock and Holders of Old FCI Common Stock do accept the Plan. Accordingly, assuming the Senior Subordinated Indenture Amendment is adopted, (i) if the Holders of the Junior Subordinated Debentures do not accept the Plan but the Holders of the Old FCI Preferred Stock accept the Plan, Holders of the Old FCI Preferred Stock will receive New Common Stock representing 1.25% of the New Common Stock of Reorganized Flagstar, and (ii) if the Holders of Junior Subordinated Debentures or the Holders of the Old FCI Preferred Stock do not accept the Plan but Holders of the Old FCI Common Stock accept the Plan, Holders of the Old FCI Common Stock will receive the New Warrants. (It is a condition to the effectiveness of the Senior Subordinated Indenture Amendment with respect to either one of the indentures governing a portion of the Senior Subordinated Debentures that such Senior Subordinated Indenture Amendment also be approved and effective with respect to the other such indenture.)
     CLASS 6 -- CLAIMS ARISING FROM JUNIOR SUBORDINATED DEBENTURES. Class 6 will consist of Claims in respect of the Junior Subordinated Debentures, including an aggregate principal amount of approximately $99 million and aggregate accrued and unpaid interest of approximately $7 million through, but not including, the Petition Date (assuming the Petition Date occurs on July 31, 1997). Class 6 is Impaired; each Holder of an Allowed Class 6 Claim will receive on the Effective Date or as soon as practicable thereafter, on account of the unpaid principal amount plus all unpaid interest which accrued prior to the Petition Date on its Junior Subordinated Debentures, 13.097 shares of New Common Stock for each $1,000 of Junior Subordinated Debentures which it holds. Holders of Allowed Junior Subordinated Claims will receive in the aggregate, on a Pro Rata basis, 3.25% of the New Common Stock to be issued and outstanding on the Effective Date.
     In the event that Class 6 does not accept the Plan, then (x) no Holder of any Claim or Interest junior to the Allowed Class 6 Claims shall receive or retain any interest or property under the Plan, and (y) the Holders of Allowed Class 6 Claims shall not receive or retain any interest or property under the Plan.
                                       21

     Notwithstanding the terms of the Plan, it is contemplated that Holders of Senior Subordinated Debentures will agree to make distributions to the Holders of the Old FCI Preferred Stock and Holders of the Old FCI Common Stock if such Classes vote in favor of the Plan even if such Classes would not be entitled to a distribution under the terms of the Plan because the Plan has not been accepted by one or more senior classes, by consenting to the Senior Subordinated Indenture Amendment which will effect the redistribution of the Plan consideration to which such Holders are entitled if either or both of the Classes of Holders of Junior Subordinated Debentures and Holders of Old FCI Preferred Stock do not accept the Plan and either or both of the Classes of Holders of Old FCI Preferred Stock and Holders of Old FCI Common Stock do accept the Plan. Accordingly, assuming the Senior Subordinated Indenture Amendment is adopted, (i) if the Holders of the Junior Subordinated Debentures do not accept the Plan but the Holders of the Old FCI Preferred Stock accept the Plan, Holders of the Old FCI Preferred Stock will receive New Common Stock representing 1.25% of the New Common Stock of Reorganized Flagstar, and (ii) if the Holders of Junior Subordinated Debentures or the Holders of the Old FCI Preferred Stock do not accept the Plan but Holders of the Old FCI Common Stock accept the Plan, Holders of the Old FCI Common Stock will receive the New Warrants.
     CLASSES 7A AND 7B -- GENERAL UNSECURED CLAIMS. Classes 7A and 7B (collectively, "Class 7") are Unimpaired. Class 7A consists of all Claims against Flagstar and Class 7B consists of all claims against FCI, except, in each case, Administrative Claims, Tax Claims and Claims in Classes 1 through 6, and including, but not limited to, Claims arising under damages resulting from the rejection of leases or executory contracts.
     The Plan provides that unless otherwise agreed to by the parties, the legal, equitable and contractual rights of each Holder of an Allowed Claim in Class 7 will either (a) not be altered by the Plan or (b) at the option of the Company, receive such other treatment that will result in such Allowed Claim being deemed unimpaired under Section 1124 of the Bankruptcy Code. Allowed Claims in Class 7 are not Impaired under the Plan and the Holders of Claims in Class 7 will be deemed to have accepted the Plan. Class 7 also includes Trade Claims.
     A Trade Claim is defined in the Plan as any unsecured Claim against FCI or Flagstar arising from (i) the delivery of goods or services in the ordinary course of business or (ii) insurance-related service (including insurance premiums). Trade Claim excludes Claims (i) arising under Section 502(g) and 502(e) of the Bankruptcy Code, (ii) of the type described in Section 726(a)(4) of the Bankruptcy Code, or (iii) arising in tort for personal injury or property loss. The Plan sets forth FCI's and Flagstar's intention to treat Trade Claims as if the Reorganization Cases had never been commenced. Accordingly, after commencement of the Reorganization Cases, FCI and Flagstar will seek Bankruptcy Court approval to pay in the ordinary course of business all outstanding Trade Claims to trade creditors who continue to provide normal trade credit terms to FCI and Flagstar or who have previously agreed to compromise their Claims. In any event, all Allowed Claims in Class 7 that have become due and owing on or before the Effective Date (unless previously paid during the Reorganization Cases) will be paid in full, in cash (with interest, to the extent permitted by the Bankruptcy Court), on, or as soon as practicable after, the Effective Date, or at such other time as is mutually agreed upon by FCI or Flagstar, as the case may be, and the Holder of such Claim, or if not due and owing on the Effective Date, such Trade Claims shall be Reinstated and paid in full in accordance with their respective terms or otherwise rendered Unimpaired in accordance with
Section 1124 of the Bankruptcy Code. The legal, equitable, and contractual rights of the Holders of these Claims will be unaffected by the Plan.
     Allowed Claims in Class 7 are not impaired under the Plan and the Holders of Claims in Class 7 will be deemed to have accepted the Plan. Under the Plan, Holders of Claims in Class 7 would not be required to file proofs of claim with the Bankruptcy Court and no bar date would be enforced as to such Claims.
     CLASS 8 -- INTERESTS OF HOLDERS OF OLD FCI PREFERRED STOCK. Class 8 will consist of Interests aggregating 6,300,000 shares of Old FCI Preferred Stock. Class 8 is Impaired; each Holder of an Allowed Class 8 Interest will receive on the Effective Date or as soon as practicable thereafter on account of each share of Old FCI Preferred Stock which it holds .079365 shares of New Common Stock. Holders of Old FCI Preferred Stock will receive in the aggregate, on a Pro Rata basis, approximately 1.25% of the New Common Stock to be issued and outstanding on the Effective Date.
     In the event that Class 6 or 8 does not accept the Plan, then (x) no Holder of any Claim or Interest junior to the Allowed Class 8 Interests shall receive or retain any interest or property under the Plan, and (y) the Holders of Allowed Class 8 Interests shall not receive or retain any interest or property under the Plan.
     Notwithstanding the terms of the Plan, it is contemplated that Holders of Senior Subordinated Debentures will agree to make distributions to the Holders of the Old FCI Preferred Stock and Holders of the Old FCI Common Stock if such Classes vote in favor of the Plan even if such Classes would not be entitled to a distribution under the terms of the Plan because the Plan has not been accepted by one or more senior classes, by consenting to the Senior Subordinated Indenture Amendment
                                       22
which will effect the redistribution of the Plan consideration to which such Holders are entitled if either or both of the Classes of Holders of Junior Subordinated Debentures and Holders of Old FCI Preferred Stock do not accept the Plan and either or both of the Classes of Holders of Old FCI Preferred Stock and Holders of Old FCI Common Stock do accept the Plan. Accordingly, assuming the Senior Subordinated Indenture Amendment is adopted, (i) if the Holders of the Junior Subordinated Debentures do not accept the Plan but the Holders of the Old FCI Preferred Stock accept the Plan, Holders of the Old FCI Preferred Stock will receive New Common Stock representing 1.25% of the New Common Stock of Reorganized Flagstar, and (ii) if the Holders of Junior Subordinated Debentures or the Holders of the Old FCI Preferred Stock do not accept the Plan but Holders of the Old FCI Common Stock accept the Plan, Holders of the Old FCI Common Stock will receive the New Warrants.
     CLASS 9 -- INTERESTS OF HOLDERS OF OLD FCI COMMON STOCK. On the Effective Date or as soon as practicable thereafter, in the event Class 9 accepts the Plan, each Holder of an Allowed Class 9 Claim will receive, on a Pro Rata basis, on account of each share of Old FCI Common Stock which it holds .07095 New Warrants.
     In the event Class 6, 8 or 9 does not accept the Plan, Holders of Allowed Class 9 Interests shall not receive or retain any interests or property under the Plan.
     Notwithstanding the terms of the Plan, it is contemplated that Holders of Senior Subordinated Debentures will agree to make distributions to the Holders of the Old FCI Preferred Stock and Holders of the Old FCI Common Stock if such Classes vote in favor of the Plan even if such Classes would not be entitled to a distribution under the terms of the Plan because the Plan has not been accepted by one or more senior classes, by consenting to the Senior Subordinated Indenture Amendment which will effect the redistribution of the Plan consideration to which such Holders are entitled if either or both of the Classes of Holders of Junior Subordinated Debentures and Holders of Old FCI Preferred Stock do not accept the Plan and either or both of the Classes of Holders of Old FCI Preferred Stock and Holders of Old FCI Common Stock do accept the Plan. Accordingly, assuming the Senior Subordinated Indenture Amendment is adopted, (i) if the Holders of the Junior Subordinated Debentures do not accept the Plan but the Holders of the Old FCI Preferred Stock accept the Plan, Holders of the Old FCI Preferred Stock will receive New Common Stock representing 1.25% of the New Common Stock of Reorganized Flagstar, and (ii) if the Holders of Junior Subordinated Debentures or the Holders of the Old FCI Preferred Stock do not accept the Plan but Holders of the Old FCI Common Stock accept the Plan, Holders of the Old FCI Common Stock will receive the New Warrants.
     CLASS 10 -- INTERESTS OF HOLDERS OF OLD STOCK RIGHTS AND ALL CLAIMS ARISING OUT OF SUCH OLD STOCK RIGHTS. Class 10 is Impaired. Although Class 10 is Impaired under the Plan, the votes of holders of Class 10 Interests are not being solicited. Holders of Class 10 Interests will not receive or retain any property under the Plan on account of such Interests. FCI and Flagstar currently do not believe any such holders exist, other than Holders of warrants which became exercisable on March 31, 1995 (the "Old Warrants") and Holders of stock options under the Company's 1989 Option Plan (as defined elsewhere in this Prospectus).
     CLASS 11 -- SECURITIES CLAIMS. Class 11 consists of Securities Claims (if any exist). Although Class 11 is impaired under the Plan, the votes of holders of Class 11 Claims (if any) are not being solicited. If there are any such claims, FCI and Flagstar intend to seek to cramdown Class 11 pursuant to Section 1129(b) of the Bankruptcy Code. Any Allowed Securities Claims shall be treated with the same priority as the Old FCI Common Stock pursuant to Section 510(b) of the Bankruptcy Code, and the Holders of such Allowed Securities Claims shall receive that portion of the New Common Stock which would otherwise be distributed to Class 9 (Old FCI Common Stock) which the Bankruptcy Court determines to be necessary to enable the Plan to comply with 11 U.S.C.
(section mark) 1129(b). FCI and Flagstar are currently unaware of any Securities Claims.
     CLASS 12 -- FCI'S 100% OWNERSHIP INTEREST IN FLAGSTAR. Class 12 is Impaired; pursuant to the Plan, FCI and Flagstar will be merged. Although Class 12 is Impaired under the Plan, the vote of the holder of the Class 12 Interest is not being solicited.
ADDITIONAL INFORMATION REGARDING TREATMENT OF CERTAIN CLAIMS
  TREATMENT OF UNCLASSIFIED CLAIMS
     The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include Administrative Claims and Priority Tax Claims. All distributions referred to below that are scheduled for the Effective Date will be made on the Effective Date or as soon as practicable thereafter.
                                       23

     ADMINISTRATIVE CLAIMS. An "Administrative Claim" is a claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of a Chapter 11 case of preserving the estate or operating the business of the company (including wages, salaries and commissions for services), loans and advances to the company made after the petition date, compensation for legal and other services and reimbursement of expenses awarded or allowed under Section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits, certain reclamation claims, and all fees and charges against the estate under Chapter 123 of Title 28, United States Code. Under the Plan, each Holder of an Allowed Administrative Claim will receive cash equal to the unpaid portion of such Allowed Administrative Claim on the latest of (i) the Effective Date, (ii) the date on which such Claim becomes an Allowed Administrative Claim and (iii) the date on which such Claim becomes payable pursuant to any agreement between the Holder of such Claim and the Company. Holders of Administrative Claims (other than Trade Claims arising in the ordinary course of business and employee claims) shall have until 60 days after the Effective Date to file requests for payment.
     CLAIMS BY PROFESSIONALS. Professionals or other entities requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for post-petition services rendered before the Effective Date (including compensation requested pursuant to Section 503(b)(4) of the Bankruptcy Code by any professional or other entity for making a substantial contribution in the Reorganization Cases) must file and serve on Reorganized Flagstar and counsel for Reorganized Flagstar an application for final allowance of compensation and reimbursement of expenses no later than 60 days after the Effective Date, unless such filing and service deadline is extended by the Bankruptcy Court; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals' Order without having filed an application may continue to receive compensation or reimbursement for services rendered before the Effective Date without further Bankruptcy Court review or approval pursuant to the Ordinary Course Professionals' Order. Objections to applications of professionals or other entities for compensation or reimbursement of expenses must be filed and served on Reorganized Flagstar, counsel for Reorganized Flagstar and the requesting professional or other entity no later than 30 days after the date on which the applicable application for compensation or reimbursement was filed.
     To the extent H&G remain advisors to the Ad Hoc Debentureholder Committee during the pendency of the Reorganization Cases, H&G's reasonable fees and expenses, as applicable, will be paid by TWS Funding, a subsidiary of Flagstar, subject to the Debtors' (a) unilateral right to terminate TWS Funding's obligation hereunder on 24 hour notice to H&G and without requirement for notice to the Bankruptcy Court or a hearing and (b) right to dispute any H&G fees and expenses as unreasonable.
     HLHZ will remain as advisors to the Ad Hoc Debentureholder Committee during the pendency of the Reorganization Cases. The Debtors will assume HLHZ's pre-petition retainer agreement (dated February 27, 1997) for fees and expenses. Under such agreement, Flagstar or HLHZ or H&G may terminate HLHZ's engagement on 5 days' written notice. The agreement will automatically terminate upon the consummation of the Reorganization Cases.
     PRIORITY TAX CLAIMS. A Priority Tax Claim is a claim for an amount entitled to priority under Section 507(a)(8) of the Bankruptcy Code. Unless otherwise agreed to by FCI and Flagstar and a Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive (i) cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of (a) the Effective Date and (b) the date on which such Claim becomes an Allowed Priority Tax Claim; or (ii) payment at such time as specified under applicable laws; PROVIDED, HOWEVER, that Reorganized Flagstar shall have the right to pay in whole or in part any Allowed Priority Tax Claim, or any remaining portion thereof, at any time after the Effective Date, without premium or penalty of any kind. The foregoing treatment of Allowed Priority Tax Claims is consistent with the provisions of Section 1129(a)(9)(C) of the Bankruptcy Code, and the Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan. Pursuant to
Section 1123(a)(1) of the Bankruptcy Code, Priority Tax Claims are not designated a Class of Claims for purposes of the Plan.
  TREATMENT OF TRADE CREDITORS, EMPLOYEES AND CERTAIN PROFESSIONALS UNDER THE
PLAN
     PROVISIONS FOR TRADE CREDITORS. When FCI and Flagstar file the Plan, FCI and Flagstar intend that all Claims of its trade creditors will be unimpaired and paid in full. The Plan's treatment of Trade Claims (included in Class 7 under the Plan) is intended to maximize the preservation of working capital by encouraging the maintenance of favorable trade credit terms. Notwithstanding provisions of the Bankruptcy Code that may defer payment of pre-petition Claims until the effectiveness of the Plan, FCI and Flagstar intend to seek immediate authorization from the Bankruptcy Court to make payments of Trade
                                       24

Claims reflected on their books and records arising in the ordinary course of business. FCI and Flagstar will ask the Bankruptcy Court for authority to make payments to creditors holding such Claims who, following commencement of the Reorganization Cases, agree to continue to provide FCI and Flagstar with customary trade terms or to reinstate customary trade terms.
     If the Plan is confirmed, Holders of Trade Claims will not be required to file proofs of claim with the Bankruptcy Court and no bar date will be enforced as to such Trade Claims. On and after the Effective Date (and, subject to Bankruptcy Court approval, prior to the Effective Date), all undisputed, non-contingent and liquidated Trade Claims not already paid will be paid in full in the ordinary course of business of Reorganized Flagstar. If Flagstar disputes any Trade Claim, such dispute will be determined, resolved or adjudicated, as the case may be, in the manner in which such dispute would have been determined, resolved or adjudicated if the Reorganization Cases had not been commenced, and will survive the Effective Date and the consummation of the Plan as if the Reorganization Cases had not been commenced.
     Any Claim arising from the rejection of an executory contract or unexpired lease under the Plan does not constitute a Trade Claim and will be paid when such Claim is Allowed by the Bankruptcy Court. See " -- General Information Concerning the Plan -- Executory Contracts and Unexpired Leases."
     PROVISIONS FOR EMPLOYEES. When FCI and Flagstar file the Plan, Flagstar also intends that salaries or wages, as the case may be, accrued paid vacation, health related benefits, severance benefits, field management and executive/administrative management incentive plans and similar employee benefits will be unaffected. Employee Claims that accrue pre-petition will receive Unimpaired treatment under the terms of the Plan. To ensure the continuity of the Company's work force and to further accommodate the unimpaired treatment of employee benefits, Flagstar intends to seek immediate authorization from the Bankruptcy Court to honor payroll checks outstanding as of the Petition Date (or to issue replacement checks), to permit employees to utilize paid vacation time accrued prior to the Petition Date (so long as they remain employees of the Company) and to continue paying medical and other benefits under all applicable insurance plans. All undisputed, non-contingent and liquidated Employee Claims and benefits not paid or honored prior to consummation of the Plan will be paid or honored upon consummation of the Plan or as soon thereafter as such payment or other obligation becomes due or performable. Employees will not be required to file proofs of claim on account of Employee Claims. If the Company disputes any Employee Claim, such dispute will be determined, resolved or adjudicated, as the case may be, in the manner in which such dispute would have been determined, resolved or adjudicated if the Reorganization Cases had not been commenced, and will survive the Effective Date and the consummation of the Plan as if the Reorganization Cases had not been commenced.
     TREATMENT OF CERTAIN PROFESSIONALS' CLAIM. In January 1997, DLJ was retained as the Company's financial advisor pursuant to the Letter Agreement to advise the Company on, among other things, the reorganization (the "Transaction") of the Company's capital structure. Under the Letter Agreement, DLJ is entitled to receive (i) $350,000 (the "Retainer Fee"), which has already been paid, (ii) reimbursement for all out-of-pocket expenses incurred in connection with DLJ's performance under the Letter Agreement, including reasonable fees and expenses of DLJ's counsel, and (iii) $150,000 (the "Monthly Fee" and, together with the Retainer Fee, the "Non-Transaction Fees") monthly beginning on February 1, 1997 and ending on the earliest of (a) the filing (the "Filing") of a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code, (b) the consummation of the Transaction, (c) December 31, 1997, or (d) the Date of Termination (as defined in the Letter Agreement).
     In the event of a Transaction, DLJ will also be entitled to receive a fee (the "Transaction Fee") equal to the sum of (a) the product of (I) 0.70% and
(II) the amount by which the principal amount of the Senior Subordinated Debentures, the Junior Subordinated Debentures, and the Old FCI Preferred Stock outstanding as of December 31, 1996 (including for such purposes accrued but unpaid interest and the liquidation preference of preferred stock) is reduced through an exchange for equity or otherwise and (b) the product of (I) 0.50% and
(II) the principal amount of the Old Senior Notes outstanding as of December 31, 1996 that are exchanged for debt securities of the Company that, among other things, require no mandatory sinking fund payments before and have a final maturity at least twenty-four months beyond the maturity date of the Old Senior Notes. If the Transaction is intended to be effected pursuant to a prepackaged plan of reorganization, 50 percent of the Transaction Fee will be payable upon the receipt of a sufficient number of votes from the Company's creditors to confirm such prepackaged plan of reorganization, and the balance will be payable upon consummation of the Transaction. If the Transaction is intended to be effected pursuant to a prearranged plan of reorganization, 33 1/3 percent of the Transaction Fee will be payable upon obtaining indications of support from creditors sufficient to justify, in the good faith judgment of the Board of Directors of FCI, a Filing, and shall be payable on the day before the Filing, and the balance will be payable upon the consummation of the Transaction. If such votes or indications of support are not obtained by September 30, 1997, any
                                       25

Non-Transaction Fees paid by the Company shall be credited against the portion of the Transaction Fee that is payable before the Filing.
     When the Company has obtained such votes or indications of support, DLJ shall have completed all the work contemplated to be performed by DLJ under the Letter Agreement, and all fees payable under the Letter Agreement shall have been earned in full. Any expenses and fees of DLJ, including fees and expenses of DLJ's counsel and any other amounts due under the Letter Agreement, that remain unpaid at the time of the Filing shall constitute claims for pre-petition services, which claims shall be treated as unimpaired Trade Claims under the Plan.
  CRAMDOWN
     The so-called "cramdown" provisions of Section 1129(b) of the Bankruptcy Code permit confirmation of a Chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. See " -- Voting and Confirmation of the Plan -- Acceptance or Cramdown." In the event that at least one impaired Class of Claims votes to accept the Plan (and at least one impaired Class either votes to reject the Plan or is deemed to have rejected the Plan), FCI and Flagstar reserve the right to request the Bankruptcy Court to confirm the Plan under the cramdown provisions of the Bankruptcy Code. In that event, FCI and Flagstar have reserved the right to modify the Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires or permits modification of the Plan. If a request to confirm the Plan pursuant to the cramdown provisions of the Bankruptcy Code were to be granted by the Bankruptcy Court and, if necessary, corresponding modifications of the Plan were to be made in connection therewith, the dissenting Classes could receive, in certain circumstances, alternative treatment under the Plan. IF FCI AND FLAGSTAR ARE REQUIRED TO SEEK CONFIRMATION PURSUANT TO SUCH ALTERNATIVE CRAMDOWN PROVISIONS, THERE CAN BE NO ASSURANCE THAT THE REQUIREMENTS OF SUCH PROVISIONS WILL BE SATISFIED OR, EVEN IF SUCH REQUIREMENTS ARE SATISFIED, THAT SUCH ALTERNATIVE TREATMENT WILL NOT MATERIALLY AFFECT THE PROPOSED CONSIDERATION TO BE DISTRIBUTED TO CERTAIN HOLDERS OF CLAIMS AND INTERESTS.
SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS
     Except as otherwise provided in the Plan or the Confirmation Order, all cash necessary for Reorganized Flagstar to make payments pursuant to the Plan will be obtained from Reorganized Flagstar's cash balances, the operations of FCI, Flagstar or Reorganized Flagstar or the DIP Facility.
CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN
  CONDITIONS TO CONFIRMATION
     The Plan provides that the Bankruptcy Court will not enter the Confirmation Order unless the Confirmation Order is acceptable in form and substance to FCI and Flagstar (after consultation with the Ad Hoc Debentureholders Committee), and the Confirmation Order expressly authorizes and directs FCI, Flagstar and Reorganized Flagstar to perform those actions specified in Section X of the Plan.
     In addition to the foregoing conditions to Confirmation, there are a number of procedural and substantive confirmation requirements under the Bankruptcy Code that must be satisfied for the Plan to be confirmed pursuant to Section 1129 of the Bankruptcy Code. See " -- Voting and Confirmation of the Plan." There can be no assurance that the Confirmation conditions or the conditions set forth in Section 1129 of the Bankruptcy Code will be satisfied, or, if so permitted, waived by FCI and Flagstar.
  CONDITIONS TO EFFECTIVE DATE
     The Effective Date is defined as a Business Day, as determined by FCI and Flagstar, that is as soon as reasonably practicable but that is at least 11 days after the Confirmation Date and on which all conditions to the Effective Date set forth in the Plan have been satisfied or, if permitted, waived by FCI and Flagstar (after consultation with the Ad Hoc Debentureholders Committee) pursuant to Section X.C of the Plan, as described in " -- Waiver of Conditions to Confirmation and Effective Date," and on which no stay of the Confirmation Order is in effect. The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or, if permissible, duly waived:
          (i) The Confirmation Order shall authorize and direct that FCI, Flagstar and Reorganized Flagstar take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan.
          (ii) The Confirmation Order shall have become a Final Order.
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
          (iii) The lenders with respect to the Exit Facility shall be obligated to fund the Exit Facility on terms acceptable to FCI and Flagstar.
  WAIVER OF CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE
     Each of the conditions to Confirmation and the Effective Date, other than the conditions expressly set forth in Sections X.B.iv of the Plan, may be waived in whole or in part by FCI and Flagstar at any time, without notice or an Order of the Bankruptcy Court. The failure to satisfy or to waive any condition may be asserted by FCI and Flagstar regardless of the circumstances giving rise to failure of such condition to be satisfied (including any action or inaction by FCI and Flagstar). The failure of FCI and Flagstar to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right will be deemed an ongoing right that may be asserted at any time.
     If each condition to the Effective Date has not been satisfied or duly waived within 60 days after the Confirmation Date, then (unless the period for satisfaction or waiver of conditions has been extended for a period not exceeding 120 days pursuant to Section X.C of the Plan) upon motion by any party in interest pursuant to the Plan, made before the time that each of the conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order may be vacated by the Bankruptcy Court; PROVIDED, HOWEVER that notwithstanding the filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court order granting such motion becomes a Final Order. If the Confirmation Order is vacated pursuant to Section X.C of the Plan, the Plan shall be deemed null and void in all respects, including the discharge of Claims and termination of Interests pursuant to Section 1141 of the Bankruptcy Code and the assumptions or rejections of executory contracts and unexpired leases pursuant to Section VII of the Plan, and nothing contained in the Plan shall (1) constitute a waiver or release of any claims by or against, or any interests in, FCI and Flagstar or (2) prejudice in any manner the rights of FCI and Flagstar. FCI and Flagstar are not presently aware of any circumstances that would cause a material delay in the occurrence of the Effective Date and the satisfaction of the conditions described above.
MODIFICATION OR REVOCATION OF THE PLAN; SEVERABILITY
     FCI and Flagstar may seek to amend, modify or revoke the Plan at any time prior to the Confirmation Date in the manner provided for by Section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to Section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order. The potential impact of any such amendment or modification on the Holders of Claims and Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the Classes or a change in the relative rights of such Classes. If any of the terms of the Plan are amended in a manner determined by FCI and Flagstar to constitute a material change, FCI and Flagstar will promptly disclose any such amendment in a manner reasonably calculated to inform the Holders of Impaired Claims and Interests of such amendment and FCI and Flagstar will extend the solicitation period for acceptances of the Plan for a period which FCI and Flagstar in their discretion deem appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders of Impaired Claims and Interests, if the solicitation period would otherwise expire during such period. Any such extension shall, prior to the filing of the Plan, be in compliance with the applicable rules and regulations of the Commission including, to the extent applicable, Regulation 14A and Rules 13e-4 and 14e-1 under the Exchange Act.
     FCI and Flagstar reserve the right to amend the terms of the Plan or waive any conditions thereto if and to the extent FCI and Flagstar determine that such amendments or waivers are necessary or desirable in order to consummate the Plan. FCI and Flagstar will give all Holders of Claims and Interests notice of such amendments or waivers as may be required by applicable law and the Bankruptcy Court. If, after receiving sufficient acceptances but prior to Confirmation of the Plan, FCI and Flagstar were to seek to modify the Plan, FCI and Flagstar could only use such previously solicited acceptances if (i) all adversely affected creditors and equity interest Holders accepted the modifications in writing or (ii) the Bankruptcy Court determined, after notice to official committees or other affected parties, that such modification were DE MINIMIS or purely technical. FCI and Flagstar reserve the right to use acceptances of the Plan received in this solicitation to seek Confirmation of the Plan under any other circumstances, including the filing of an involuntary petition, subject to approval of the Bankruptcy Court.
     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power, upon the request of FCI and Flagstar, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the
                                       27

Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
                              REORGANIZED FLAGSTAR
     A DESCRIPTION OF VARIOUS MATTERS RELATING TO REORGANIZED FLAGSTAR, INCLUDING (I) A DESCRIPTION OF THE MERGER OF FCI AND FLAGSTAR, (II) INFORMATION RELATING TO THE BUSINESS TO BE CONDUCTED BY REORGANIZED FLAGSTAR FOLLOWING THE EFFECTIVE DATE, (III) CERTAIN PRO FORMA AND PROJECTED FINANCIAL INFORMATION,
(IV) THE PROPOSED MANAGEMENT OF REORGANIZED FLAGSTAR AND PROPOSED COMPENSATION AND OTHER ARRANGEMENTS RELATING THERETO, AND (V) CERTAIN CORPORATE GOVERNANCE MATTERS, IS SET FORTH OR REFERENCED BELOW.
THE MERGER
     Pursuant to the Plan, Flagstar will merge with and into FCI on the Effective Date with the surviving corporation having such name as shall be determined prior to Confirmation by the Board of Directors of FCI. As a result of such Merger, the separate existence of Flagstar shall cease from and after the Effective Date, and Flagstar will no longer have separate reporting obligations under the Exchange Act.
BUSINESS OF REORGANIZED FLAGSTAR
     Following the Effective Date, Reorganized Flagstar and its subsidiaries will continue to operate the businesses presently operated by the Company. For a description of the Company's current business operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."
PROJECTED FINANCIAL INFORMATION
     For information relating to the Projections, see "Projected Financial Information."
MANAGEMENT OF REORGANIZED FLAGSTAR
  BOARD OF DIRECTORS
     It is anticipated that the Board of Directors of Reorganized Flagstar will consist of seven members, including James B. Adamson, as Chairman, and whose composition will otherwise be determined at or prior to the time of the Confirmation Hearing.
  EXECUTIVE OFFICERS
     It is anticipated that the current executive officers of FCI and Flagstar will be the executive officers of Reorganized Flagstar immediately after the Effective Time. For information relating to the current executive officers of FCI and Flagstar, see "Management -- Executive Officers of FCI and Flagstar."
     For information relating to compensation of certain officers of the Company, see "Management Compensation."
  CERTAIN CORPORATE GOVERNANCE MATTERS
     REORGANIZED FLAGSTAR CERTIFICATE OF INCORPORATION AND REORGANIZED FLAGSTAR BYLAWS
     The Reorganized Flagstar Certificate of Incorporation and the Reorganized Flagstar Bylaws will be substantially similar to the current Restated Certificate of Incorporation and Bylaws of FCI, copies of which are attached as exhibits to the Registration Statement of which this Prospectus is a part.
                   OWNERSHIP OF STOCK BY CERTAIN STOCKHOLDERS
     For information relating to the amount of Old FCI Common Stock and, upon the consummation of the Reorganization Cases, the New Common Stock held by directors, executive officers and certain other stockholders of the Company, see "Ownership of Capital Securities."
                                       28

             SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN
     A DESCRIPTION OF THE NEW SENIOR NOTES, NEW COMMON STOCK AND NEW WARRANTS TO BE ISSUED AND TRANSFERRED UNDER THE PLAN, INCLUDING THE APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS, IS SET FORTH OR REFERENCED BELOW.
     As of the Effective Date, Reorganized Flagstar will issue the New Senior Notes, the New Common Stock and the New Warrants. The New Senior Notes will be issued for distribution in accordance with the Plan to Holders of Allowed Class 4 Claims. The New Common Stock will be issued for distribution in accordance with the Plan to Holders of Allowed Class 5 and 6 Claims and Allowed Class 8 Interests. The New Warrants will be issued for distribution in accordance with the Plan to Holders of Allowed Class 9 Interests. See " -- Overview of the
Plan -- Summary of Classes and Treatment of Claims and Interests,"
" -- Distributions Under the Plan" and "Certain Risk Factors."
THE NEW SENIOR NOTES
     For a description of the New Senior Notes, see "Description of New Senior Notes" elsewhere herein.
THE NEW COMMON STOCK
     For a description of the New Common Stock, see "Description of New Common Stock" elsewhere herein.
THE NEW WARRANTS
     For a description of the New Warrants, see "Description of New Warrants" elsewhere herein.
MARKET AND TRADING INFORMATION
     For information relating to the market for the New Senior Notes, New Common Stock and New Warrants, see "Certain Risk Factors -- Lack of Trading Market; Volatility."
     It is not anticipated that dividends will be paid at any time in the foreseeable future with respect to the New Common Stock, because restrictions contained in the instruments governing indebtedness of Reorganized Flagstar following consummation of the Plan will restrict the ability of Reorganized Flagstar to pay dividends. See "Certain Risk Factors -- Dividend Restrictions." APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS
     STATE SECURITIES LAWS APPLICABLE TO OFFER OF NEW SENIOR NOTES, NEW COMMON STOCK AND NEW WARRANTS
     State securities laws provide broad exemptions from securities registration requirements for the sale of securities listed on a national exchange or traded on the NASDAQ National Market. Such laws generally provide registration and qualification exemptions or exceptions by virtue of the definitions of "offer" and "sale" contained in such laws, and also provide exemptions for offers in connection with private placements to institutional investors. It is expected that these exemptions or exceptions or the exemption from state regulation provided pursuant to Section 18 of the Securities Act will apply to the offer of the New Senior Notes, New Common Stock and New Warrants pursuant to this solicitation and the solicitation of votes.
     ISSUANCE OF NEW SENIOR NOTES, NEW COMMON STOCK AND NEW WARRANTS: BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS AND TRANSFER RESTRICTIONS
     Section 1145(a)(1) of the Bankruptcy Code creates certain exemptions from the registration and other requirements of certain federal and state securities laws with respect to the issuance and resale of New Senior Notes, New Common Stock and New Warrants pursuant to the Plan.
          ISSUANCE OF NEW SENIOR NOTES, NEW COMMON STOCK AND NEW WARRANTS
     Section 1145 of the Bankruptcy Code exempts the issuance of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied: (i) the securities must be issued "under a plan" of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (ii) the recipients of the securities must hold a pre-petition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property.
                                       29

Although the issuance of New Senior Notes, New Common Stock and New Warrants under the Plan satisfies the requirements of Section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under federal and state securities laws, under certain circumstances subsequent transfers of such securities may be subject to registration requirements under such securities laws.
          SUBSEQUENT TRANSFERS OF NEW SENIOR NOTES, NEW COMMON STOCK AND NEW WARRANTS UNDER FEDERAL SECURITIES LAWS
     The New Senior Notes, the New Common Stock and New Warrants issued pursuant to the Plan as well as shares of New Common Stock issuable upon the exercise of New Warrants will not be "restricted securities" within the meaning of Rule 144 under the Securities Act and may be freely transferred by Holders of Allowed Class 5 and 6 Claims and Holders of Allowed Class 8 and 9 Interests under the Securities Act. With respect to subsequent transfers of New Common Stock under state securities laws, see " -- Subsequent Transfers of New Senior Notes, New Common Stock and New Warrants Under State Securities Laws." Accordingly, all resales and subsequent transactions in the New Senior Notes, New Common Stock and New Warrants are exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act, unless the Holder is deemed to be an "underwriter" with respect to such securities or an "affiliate" of an issuer.
Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":
          (i) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;
          (ii) persons who offer to sell securities offered under a plan for the holders of such securities;
          (iii) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and
          (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.
     Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. ANY HOLDER OF AN ALLOWED CLAIM OR INTEREST (OR GROUP OF HOLDERS OF SUCH CLAIMS AND/OR INTERESTS WHO ACT IN CONCERT) WHO RECEIVES A SUBSTANTIAL AMOUNT OF NEW COMMON STOCK PURSUANT TO THE PLAN MAY BE DEEMED TO BE AN "AFFILIATE" OF AN ISSUER AND THEREFORE AN "ISSUER" AND THEREFORE AN "UNDERWRITER" UNDER THE FOREGOING DEFINITIONS.
     To the extent that Holders of Allowed Claims or Interests deemed to be "underwriters" receive New Senior Notes, New Common Stock or New Warrants pursuant to the Plan, resales by such Holders would not be exempted from registration under the Securities Act. Holders deemed to be underwriters, however, may be able to sell such securities without registration subject to the registration exemption provided by Rule 144, which permits "affiliates" of an issuer to publicly sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question, during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. In addition, it is anticipated that Holders of 10% or more of the New Common Stock will be granted certain shelf, demand and piggyback registration rights permitting such Holders to have Reorganized Flagstar register under the Securities Act certain resales of the New Common Stock. See "Description of New Common Stock -- Registration Rights of Affiliates."
     Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan. See "Certain Risk Factors -- Restrictions on Resale of Securities of Reorganized Flagstar."
     GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, FCI AND FLAGSTAR MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECURITIES TO BE TRANSFERRED PURSUANT TO THE PLAN. FCI AND FLAGSTAR RECOMMEND THAT HOLDERS OF ALLOWED CLAIMS AND ALLOWED INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.
                                       30

     No precise predictions can be made of the effect, if any, that market sales of New Senior Notes, New Common Stock or New Warrants or the availability of such securities for sale will have on the market prices, if any, of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of the New Senior Notes, New Common Stock or New Warrants in the public market or the perception that such sales could occur could adversely affect the prevailing market prices of the New Senior Notes, New Common Stock and New Warrants and could impair FCI's and Flagstar's ability to raise capital at that time through the sale of securities. See "Certain Risk Factors -- Lack of Trading Market; Volatility."
          SUBSEQUENT TRANSFERS OF NEW SENIOR NOTES, NEW COMMON STOCK AND NEW WARRANTS UNDER STATE SECURITIES LAWS
     The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors.
                   OTHER INDEBTEDNESS OF REORGANIZED FLAGSTAR
OUTSTANDING LONG-TERM DEBT NOT RETIRED PURSUANT TO PLAN
     For information relating to material indebtedness to be retained by certain subsidiaries of Reorganized Flagstar, see "Description of
Indebtedness -- Mortgage Financings," " -- The FRI-M Credit Facility," and
" -- The FRD Senior Notes."
NEW INDEBTEDNESS OF REORGANIZED FLAGSTAR
     For information relating to material indebtedness of Reorganized Flagstar to be incurred in connection with the Plan, see "Description of
Indebtedness -- New Reorganized Flagstar Indebtedness."
                          DISTRIBUTIONS UNDER THE PLAN
GENERAL
     On the Effective Date or as soon as practicable thereafter to the extent that the Plan provides for distributions on account of Allowed Claims or Allowed Interests in the applicable Class, each Holder of an Allowed Claim or Allowed Interest will receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class. Beginning on the date that is 30 days after the end of the calendar quarter following the Effective Date and 30 days after the end of each calendar quarter thereafter, distributions will also be made, pursuant to Section V.I. of the Plan, respectively (a) to Holders of Claims or Interests to whom a distribution has become deliverable during the preceding calendar quarter and (b) to Holders of Disputed Claims or Disputed Interests in any such Class whose Claims or Interests were Allowed during the preceding calendar quarter. Such quarterly distributions will also be in the full amount that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class.
     Except as otherwise provided in the Plan or the Confirmation Order, all cash necessary for Reorganized Flagstar to make payments pursuant to the Plan will be obtained from FCI's and Flagstar's existing cash balances, the operations of FCI, Flagstar or Reorganized Flagstar and the DIP Facility and Exit Facility, as applicable. See " -- Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests" and " -- Overview of the
Plan -- Sources of Cash to Make Plan Distributions." Reorganized Flagstar, or such Person(s) as FCI and Flagstar may employ in their sole discretion, will serve as Disbursing Agent. The Disbursing Agent will make all distributions of cash and securities required to be distributed under the applicable provisions of the Plan. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than Reorganized Flagstar, will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from Reorganized Flagstar on terms acceptable to Reorganized Flagstar.
     Cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on a domestic bank selected by FCI, Flagstar or Reorganized Flagstar, or by wire transfer from a domestic bank, at the option of FCI and Flagstar or Reorganized Flagstar. Cash payments of $1,000,000 or more to be made pursuant to the Plan will, to the extent requested in writing no later than five days after the Confirmation Date, be made by wire transfer from a domestic bank. Cash payments to foreign creditors may be made, at the option of FCI and Flagstar or Reorganized Flagstar, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.
                                       31

     The Plan provides that the Disbursing Agent will make all distributions required under the applicable provisions of the Plan. No distributions under the Plan will be made to or on behalf of any Holder of any Allowed Claim or Allowed Interest evidenced by the instruments, securities or other documentation cancelled pursuant to Section IX.C of the Plan, unless such Holder first tenders the applicable instruments, securities or other documentation to the Disbursing Agent. See " -- Surrender of Cancelled Debt Instruments or Securities."
TIMING AND METHODS OF DISTRIBUTIONS
     TRANSFERS OF NEW COMMON STOCK
     Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to the Plan. When any distribution on account of an Allowed Claim or Interest pursuant to the Plan would otherwise result in the issuance or transfer of a number of shares of New Common Stock that is not a whole number, the actual distribution will be rounded to the next higher or lower whole number as follows: (a) fractions of 1/2 or greater will be rounded to the next higher whole number and (b) fractions of less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a Class of Claims or Interests will be adjusted as necessary to account for the rounding provided for in Section V.C.2 of the Plan. No consideration will be provided in lieu of fractional shares that are rounded down.
     COMPLIANCE WITH TAX REQUIREMENTS
     In connection with the Plan, to the extent applicable, the Disbursing Agent must comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.
     Notwithstanding any other provision of the Plan: (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of cash or New Senior Notes, New Common Stock or New Warrants pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any cash, New Senior Notes, New Common Stock or New Warrants to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section V.C of the Plan.
RECORD DATE
     As of the close of business on the Record Date, the transfer registers for the Old Equity Securities maintained by FCI and Flagstar, or their respective agents, will be closed. The Disbursing Agent and the respective agents of FCI and Flagstar will have no obligation to recognize the transfer of the Old Debt and the Old Equity Securities occurring after the Record Date, and will be entitled for all purposes relating to the Plan to recognize and deal only with those Holders of record as of the close of business on the Record Date. SURRENDER OF CANCELLED DEBT INSTRUMENTS OR SECURITIES
     Under Section V.F of the Plan, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest evidenced by the instruments, securities or other documentation ("Instruments") canceled pursuant to the Plan, the Holder of such Claim or Interest shall tender the applicable Instruments evidencing such Claim or Interest to the Disbursing Agent pursuant to a letter of transmittal furnished by the Disbursing Agent. Any cash or New Senior Notes, New Common Stock or New Warrants to be distributed pursuant to the Plan on account of any such Claim or Interest will, pending such surrender, be treated as an undeliverable distribution pursuant to Section V.G of the Plan.
     SPECIAL PROCEDURES FOR LOST, STOLEN, MUTILATED OR DESTROYED INSTRUMENTS
     In addition to any requirements under FCI's or Flagstar's Certificates of Incorporation or FCI's or Flagstar's Bylaws, any Holder of a Claim or an Interest evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an
                                       32

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Instrument. Upon compliance with Section V.F of the Plan, the Holder of a Claim or Interest evidenced by such an Instrument will, for all purposes under the Plan, be deemed to have surrendered an Instrument, as applicable.
     FAILURE TO SURRENDER CANCELLED INSTRUMENT
     Any Holder of an Instrument that fails to surrender or be deemed to have surrendered such Instrument within two years after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Instrument discharged and shall be forever barred from asserting any such claim against Reorganized Flagstar or its property. In such cases, any cash or New Senior Notes, New Common Stock or New Warrants held for distribution on account of such claim will be disposed of pursuant to the provisions of Section V.G of the Plan. UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS
     If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such Holder unless and until the applicable Disbursing Agent is notified in writing of such Holder's then-current address. Undeliverable distributions will remain in the possession of the Disbursing Agent pursuant to
Section V.G of the Plan until such time as a distribution becomes deliverable. Undeliverable cash will be held in trust in segregated bank accounts in the name of the Disbursing Agent for the benefit of the potential claimants of such funds, and will be accounted for separately. The Disbursing Agent holding undeliverable cash shall invest such cash in a manner consistent with FCI's and Flagstar's investment and deposit guidelines. Undeliverable New Senior Notes, New Common Stock or New Warrants will be held in trust for the benefit of the potential claimants of such securities by the Disbursing Agent in principal amounts or number of shares sufficient to fund the unclaimed amounts of such securities and shall be accounted for separately.
     Pending the distribution of any New Common Stock, pursuant to the Plan, the Disbursing Agent will cause the New Common Stock held by it in its capacity as Disbursing Agent to be: (A) represented in person or by proxy at each meeting of the stockholders of Reorganized Flagstar; and (B) voted with respect to any matter of Reorganized Flagstar, proportionally with the votes cast by other stockholders of Reorganized Flagstar.
OBJECTIONS TO CLAIMS AND AUTHORITY TO PROSECUTE OBJECTIONS; CLAIMS RESOLUTION
     After the Confirmation Date, only FCI, Flagstar and Reorganized Flagstar will have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, FCI, Flagstar and Reorganized Flagstar may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court.
DISPUTED CLAIMS; RESERVE AND ESTIMATIONS
     TREATMENT OF DISPUTED CLAIMS
     NO PAYMENT ON ACCOUNT OF DISPUTED CLAIMS AND DISPUTED CLAIMS RESERVE. Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest. Prior to the Petition Date, FCI and Flagstar will deliver Stipulations of Amount and Nature of Claim to the Holders of Bank Claims and to Indenture Trustees. Such stipulations, once executed, will be treated as Allowed Claims as of the Petition Date in the amounts set forth in such Stipulation of Amount and Nature of Claim and will not be treated as Disputed Claims. FCI and Flagstar or Reorganized Flagstar may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code, irrespective of whether FCI and Flagstar or Reorganized Flagstar has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any contingent or unliquidated Claim at any time during litigation concerning any objection to the Claim, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, FCI and Flagstar or Reorganized Flagstar may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim. All of these Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. In addition to seeking estimation of Claims as provided in Section V.I of the Plan, FCI and Flagstar or Reorganized Flagstar may resolve or adjudicate certain Disputed Claims of Holders in Unimpaired Classes in the
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manner in which the amount of such Claim and the rights of the Holder of such
Claim would have been resolved or adjudicated if the Reorganization Cases had not been commenced, subject to any applicable discharge and limitations on amounts of claims and remedies available under bankruptcy law. Claims may be subsequently compromised, settled, withdrawn or resolved by FCI and Flagstar or Reorganized Flagstar pursuant to Section V.I of the Plan.
     DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS ONCE THEY ARE ALLOWED
     Within 30 days after the end of each calendar quarter following the Effective Date, the Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed:
(i) matured and payable interest, if any, at the rate provided for the Class to which such Claim belongs; and (ii) any dividends or other payments made on account of New Common Stock held pending distribution.
SETOFFS
     Except with respect to claims of FCI and Flagstar or Reorganized Flagstar released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, FCI and Flagstar or Reorganized Flagstar may, pursuant to Section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that FCI and Flagstar or Reorganized Flagstar may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by FCI and Flagstar or Reorganized Flagstar of any such claims, rights and causes of action that FCI and Flagstar or Reorganized Flagstar may possess against such Holder.
TERMINATION OF SUBORDINATION
     The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, Section 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. On the Confirmation Date, all contractual, legal or equitable subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims and Allowed Interests shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.
                    GENERAL INFORMATION CONCERNING THE PLAN
     The following is a summary of certain additional information concerning the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan. For a discussion of the classification and treatment of Claims and Interests under the Plan, see " -- Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests."
EXECUTORY CONTRACTS AND UNEXPIRED LEASES
     Under Section 365 of the Bankruptcy Code, FCI and Flagstar have the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the Petition Date is rejected by FCI and Flagstar, it will be treated as if FCI and Flagstar breached such contract or lease on the date immediately preceding the Petition Date, and the other party to the agreement may assert an Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by Sections 365 and 502 of the Bankruptcy Code.
     ASSUMPTIONS
     Except as otherwise provided in the Plan, including Section VII of the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to Section
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365 of the Bankruptcy Code, Reorganized Flagstar will assume each executory contract and unexpired lease entered into by FCI and Flagstar prior to the Petition Date that has not previously (a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to Section 365 of the Bankruptcy Code. The Confirmation Order will constitute an Order of the Bankruptcy Court approving the assumptions described in Section VII. A of the Plan, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.
     CURE OF DEFAULTS IN CONNECTION WITH ASSUMPTION
     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to
Section 365(b)(1) of the Bankruptcy Code, at the option of FCI and Flagstar or Reorganized Flagstar: (a) by payment of the default amount in cash on the Effective Date or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. If there is a dispute regarding: (i) the amount of any cure payments; (ii) the ability of Reorganized Flagstar to provide "adequate assurance of future performance" (within the meaning of
Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.
     REJECTIONS
     Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, FCI and Flagstar will reject each of the executory contracts and unexpired leases listed on an exhibit to the Plan; provided, however, that FCI and Flagstar reserve the right, at any time prior to the Effective Date, to amend such exhibit to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to Section VII of the Plan. Each contract and lease listed on such exhibit will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on such exhibit will not constitute an admission by FCI and Flagstar or Reorganized Flagstar that such contract or lease is an executory contract or unexpired lease or that FCI and Flagstar or Reorganized Flagstar has any liability thereunder. The Confirmation Order shall constitute an Order of the Bankruptcy Court approving such rejections, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.
     BAR DATE FOR REJECTION DAMAGES
     If the rejection of an executory contract or unexpired lease pursuant to
Section VII. C of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against FCI, Flagstar, Reorganized Flagstar, their successors or properties unless (a) a Stipulation of Amount and Nature of Claim has been entered into with respect to the rejection of such executory contract or unexpired lease or (b) a proof of Claim is Filed and served on Reorganized Flagstar and counsel for Reorganized Flagstar within 30 days after the Effective Date or such earlier date as established by the Bankruptcy Court.
CONTINUATION OF CERTAIN RETIREMENT AND OTHER BENEFITS
     All employment, retirement and other related agreements and incentive compensation programs to which FCI or Flagstar is a party are treated as executory contracts under the Plan, and, on the Effective Date, will be assumed pursuant to Sections 365 and 1123 of the Bankruptcy Code.
EXECUTORY CONTRACTS AND UNEXPIRED LEASES ENTERED INTO AND OTHER OBLIGATIONS INCURRED AFTER THE PETITION DATE
     Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by FCI and Flagstar shall be performed by FCI, Flagstar or Reorganized Flagstar in the ordinary course of their businesses. Accordingly, such executory contracts, unexpired leases and other obligations shall survive and remain unaffected by entry of the Confirmation Order.
LEGAL EFFECTS OF THE PLAN
     CONTINUED CORPORATE EXISTENCE; VESTING OF ASSETS IN REORGANIZED FLAGSTAR Reorganized Flagstar will exist after the Effective Date as a separate corporate entity, with all of the powers of a corporation under the general corporation law of Delaware, and without prejudice to any right to alter or terminate its existence (whether by merger or otherwise). Except as otherwise provided in the Plan, on and after the Effective Date, all property of
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
the Estates, including all claims, rights and causes of action (other than those released pursuant to Section XI.C of the Plan), and any property acquired by FCI, Flagstar or Reorganized Flagstar under or in connection with the Plan, will vest in Reorganized Flagstar free and clear of all Claims, liens, charges, encumbrances and Interests. On and after the Effective Date, Reorganized Flagstar may operate its business and may use, acquire and dispose of property and compromise or settle any Claims or Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, Reorganized Flagstar may pay the charges that it incurs on or after the Effective Date for professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court, except for compensation or reimbursement of expenses for any services rendered after the Effective Date in connection with any applications for compensation and reimbursement pending on the Effective Date or Filed and served after the Effective Date pursuant to Section IV.A.2.d(2) of the Plan.
     PRESERVATION OF RIGHTS OF ACTION HELD BY FCI, FLAGSTAR OR REORGANIZED FLAGSTAR
     Except as provided in the Plan, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, Reorganized Flagstar will retain and may enforce any claims, rights and causes of action that FCI, Flagstar or their Estates may hold against any entity. Reorganized Flagstar or its successors may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized Flagstar.
     DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS; RELATED INJUNCTION DISCHARGE. Except as provided in the Plan or the Confirmation Order,
Confirmation will: (a) discharge FCI and Flagstar from all Claims or other debts that arose before the Confirmation Date and all debts of the kind specified in Sections 502(g), 502(h) or 502 (i) of the Bankruptcy Code, whether or not: (i) a proof of Claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is Allowed pursuant to Section 502 of the Bankruptcy Code or (iii) the Holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in FCI and Flagstar.
     As of the Confirmation Date, except as provided in the Plan or the Confirmation Order, all entities will be precluded from asserting against FCI and Flagstar, Reorganized Flagstar, Plan Participants (as defined below), their successors or their property, any other or further claims, debts, rights, causes of action, liabilities or equity interests relating to FCI and Flagstar based upon any act, omission, transaction or other activity of any nature that occurred on or prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination of discharge of all such Claims and other debts and liabilities against FCI and Flagstar and termination of all such Interests and other rights of equity security holders in FCI and Flagstar, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against FCI and Flagstar at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.
     INJUNCTIONS. Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against FCI, Flagstar, Reorganized Flagstar or its property on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to FCI, Flagstar or Reorganized Flagstar; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan.
     RELEASED CLAIMS. As of the Effective Date, all entities that have held, currently hold or may hold a claim, demand, debt, right, cause of action or liability that is released pursuant to Section XI.C of the Plan are permanently enjoined from taking any of the following actions on account of such released claims, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
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RELEASES AND CERTAIN SETTLEMENTS UNDER THE PLAN; RELATED INJUNCTION; INDEMNITY
     On the Effective Date, the Company will release unconditionally (i) each of the Company's officers, directors, stockholders, employees, consultants, attorneys, accountants, financial advisors and other representatives, (ii) the Creditors' Committee and, solely in their capacity as members or representatives of the Creditors' Committee, each member, consultant, attorney, accountant or other representative of the Creditors' Committee, (iii) the Ad Hoc Debentureholders Committee and, solely in their capacity as members or representatives of the Ad Hoc Debentureholders Committee, each member, consultant, attorney, accountant or other representative of the Ad Hoc Debentureholders Committee and (iv) the Indenture Trustees, in their respective capacities as Indenture Trustee (the entities specified in clauses (i), (ii),
(iii), and (iv) and their respective Designated Professionals are referred to collectively as the "Releasees"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Releasees, the Company, the Reorganization Cases or the Plan.
     On the Effective Date, each holder of a Claim or Interest shall be deemed to have unconditionally released the Releasees from any and all rights, claims, causes of action, obligations, suits, judgments, damages and liabilities whatsoever which any such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Company, the Reorganization Cases or the Plan.
     The Company has also indemnified the Company's officers, directors, employees, consultants, attorneys, financial advisors, accountants and other representatives and the Ad Hoc Debentureholders Committee, the members thereof, in their capacity as members, and its consultants, advisors, attorneys, accountants and other representatives for any matter in connection with or related to the Plan and the reorganization other than matters arising from such person's gross negligence or willful misconduct. The indemnification obligations will be assumed by Reorganized Flagstar.
LIMITATION OF LIABILITY
     Section 1123(b)(5) of the Bankruptcy Code provides that a plan of reorganization may contain any appropriate provision that is not inconsistent with the applicable provisions of the Bankruptcy Code. Pursuant to Section 1125(e) of the Bankruptcy Code, the Plan provides that a person that solicits acceptance or rejection of plan (a "Plan Participant") will neither have nor incur any liability to any entity, including, specifically any Holder of a Claim or Interest, for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Prospectus, the Confirmation Order or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan, the Prospectus or the Confirmation Order, including solicitation of acceptances of the Plan. Reorganized Flagstar will indemnify each Plan Participant, hold each Plan Participant harmless from, and reimburse each Plan Participant for, any and all losses, costs, expenses (including attorneys' fees and expenses), liabilities and damages sustained by a Plan Participant arising from any liability described in Section XI. D of the Plan.
     The limitation of liability described above is in addition to the so-called "safe harbor" provision of Section 1125(e) of the Bankruptcy Code. Section 1125(e) provides in general that a person who, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, either (i) solicits acceptance or rejection of a plan of reorganization, or (ii) participates in the offer, issuance, sale or purchase of a security under a plan, is not liable on account of such solicitation or participation for violation of any applicable law governing solicitation of acceptance or rejection of a plan of reorganization or the offer, issuance, sale or purchase of securities under a plan. If FCI and Flagstar commence the Reorganization Cases and file the Plan with the Bankruptcy Court, FCI and Flagstar expect promptly to seek an Order from the Bankruptcy Court finding that their solicitation of acceptances and rejections from Holders of Claims was in compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder and the provisions of Sections 1125 and 1126 of the Bankruptcy Code. If the Bankruptcy Court makes such a finding, management of FCI and Flagstar believe that the limitations of liability provided under Section 1125(e) of the Bankruptcy Code will be applied to this solicitation of acceptances of the Plan, and FCI and Flagstar may request that the Bankruptcy Court make such a finding in connection with Confirmation.
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RETENTION OF BANKRUPTCY COURT JURISDICTION
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Reorganization Cases after the Effective Date, including, without limitation, jurisdiction to:
          (i) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan;
          (ii) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;
          (iii) Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which FCI or Flagstar is a party or with respect to which FCI or Flagstar may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;
          (iv) Ensure that distributions to Holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;
          (v) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving FCI, Flagstar or Reorganized Flagstar that may be pending on the Effective Date;
          (vi) Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Prospectus or the Confirmation Order, except as otherwise provided herein;
          (vii) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;
          (viii) Subject to any restrictions on modifications provided in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify the Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify the Prospectus, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Prospectus or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, the Plan, the Prospectus, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Prospectus or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;
          (ix) Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;
          (x) Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;
          (xi) Determine any other matters that may arise in connection with or relating to the Plan, the Prospectus, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Prospectus or the Confirmation Order, except as otherwise provided in the Plan; and
          (xii) Enter an Order concluding the Reorganization Cases.
ACTIONS INTENDED TO BE TAKEN CONCURRENTLY WITH THE COMMENCEMENT OF THE REORGANIZATION CASES
     FCI and Flagstar do not expect the Reorganization Cases to be protracted. To expedite their emergence from Chapter 11, FCI and Flagstar intend to seek the relief detailed below, among other relief, from the Bankruptcy Court on the Petition Date. Such relief, if granted, will facilitate the administration of the Reorganization Cases; there can be no assurance, however, that the Bankruptcy Court will grant the relief sought.
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     APPLICATIONS FOR RETENTION OF PROFESSIONALS; ORDINARY COURSE PROFESSIONALS
     FCI and Flagstar intend to seek retention of certain professionals to represent it and assist it in connection with the Reorganization Cases. These professionals were intimately involved with the negotiation and development of the Plan. These professionals may include, among others: (i) Latham & Watkins, as counsel for FCI and Flagstar; (ii) Parker, Poe, Adams & Bernstein L.L.P., as counsel for FCI and Flagstar; (iii) Weil, Gotshal & Manges L.L.P., as counsel for FCI and Flagstar; and (iv) Young, Conaway, Stargatt & Taylor, as counsel for FCI and Flagstar; FCI and Flagstar also intend to seek authority to retain certain professionals to assist with the operations of the Company's businesses in the ordinary course; these so-called "ordinary course professionals" will not be involved in the administration of the Reorganization Cases.
     MOTION TO WAIVE FILING OF SCHEDULES AND STATEMENT OF FINANCIAL AFFAIRS
     Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007 direct that debtors must prepare and file certain schedules of claims, executory contracts and unexpired leases and related information (the "Schedules") and a statement of financial affairs (the "Statement") when a Chapter 11 case is commenced. The purpose of filing the Schedules and the Statement is to provide a debtor's creditors, equity interest holders and other interested parties with sufficient information to make informed decisions regarding the debtor's reorganization. Filing the Schedules and the Statement is not mandatory, however. A bankruptcy court may modify or dispense with the filing of the Schedules and the Statement pursuant to Section 521 of the Bankruptcy Code. FCI and Flagstar believe that the Reorganization Cases constitute ideal cases wherein the filing of the Statement and the Schedules should not be required. Therefore, FCI and Flagstar intend to request that the Bankruptcy Court waive the necessity of filing the Schedules and the Statement.
     MOTION TO MAIL NOTICES AND TO PROVIDE ONLY PUBLICATION NOTICE OF FIRST MEETING OF CREDITORS TO UNIMPAIRED CREDITORS
     Pursuant to the Bankruptcy Rules, the Clerk of the Bankruptcy Court, or another party that the court may direct, must provide notice of the commencement of the Reorganization Cases and of the first meeting of creditors held pursuant to Section 341 of the Bankruptcy Code (the "Section 341 Meeting") to all creditors. In addition, at least two other notices, notice of the hearing to approve the Prospectus/Confirmation of the Plan and notice of the entry of an Order Confirming the Plan must be given to all creditors and equity security Holders. Due to the size of the Reorganization Cases and the large number of creditors and equity security holders, FCI and Flagstar shall request that FCI and Flagstar, or their noticing agent, be authorized to mail all required notices in the Reorganization Cases. In addition, because several classes of claims, which include thousands of creditors, are not impaired under the Plan and will pass through the Reorganization Cases unaffected, FCI and Flagstar shall request that they be authorized to provide only publication notice of the events set forth above, in several newspapers of national circulation, to Holders of Unimpaired Claims.
     MOTION TO CONTINUE USING EXISTING CASH MANAGEMENT SYSTEM
     Because FCI and Flagstar expect the Reorganization Cases to be pending for less than two months, and because of the administrative hardship that any operating changes would impose on them, FCI and Flagstar intend to seek authority to continue using their existing cash management system, bank accounts and business forms and to follow their internal investment and deposit guidelines. Absent the Bankruptcy Court's authorization of the continued use of the cash management system, cash flow among FCI and Flagstar would be impeded, to the detriment of their Estates and their creditors.
     Continued use of their existing cash management system will facilitate FCI's and Flagstar's smooth and orderly transition into Chapter 11, minimize the disruption to their businesses while in Chapter 11 and expedite their emergence from Chapter 11. As a result of set-up time and expenses, requiring FCI and Flagstar to adopt and implement a new cash management system would likely increase the costs of the Reorganization Cases. For the same reasons, requiring FCI and Flagstar to cancel their existing bank accounts and establish new accounts or requiring FCI and Flagstar to create new business forms would only frustrate FCI's and Flagstar's efforts to reorganize expeditiously.
     MOTION FOR AUTHORITY TO ENTER INTO DIP FACILITY; USE OF CASH COLLATERAL Management of FCI and Flagstar believes that the DIP Facility is critical to FCI's and Flagstar's operations during the pendency of the Reorganization Cases, and has entered into a written commitment letter pursuant to which it has a commitment from Chase, subject to certain conditions, regarding the DIP Facility. FCI and Flagstar will seek authorization to enter into the DIP Facility, on terms customary for Chapter 11 debtor in possession credit facilities. Depending upon the relief granted by the Bankruptcy Court with respect to such facility, FCI and Flagstar might also seek authorization to use cash collateral, as that term is defined in Section 363(a) of the Bankruptcy Code.
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     MOTION FOR AUTHORITY TO PAY PREPETITION TRADE CLAIMS
     Trade Claims are defined in the Plan as prepetition General Unsecured Claims against FCI and Flagstar arising from or with respect to the delivery of goods or services to FCI and Flagstar in the ordinary course of FCI and Flagstar's business; they are included in Class 7. Notwithstanding provisions of the Bankruptcy Code that would otherwise require FCI and Flagstar to defer payment of Trade Claims until the Effective Date, FCI and Flagstar intend to seek authority from the Bankruptcy Court to pay Trade Claims in the ordinary course of their businesses.
     MOTION FOR AUTHORITY TO PAY PREPETITION EMPLOYEE WAGES AND ASSOCIATED BENEFITS
     FCI and Flagstar believe that any delay in paying prepetition compensation or benefits to their employees would destroy the Company's relationships with employees and irreparably harm employee morale at a time when the dedication, confidence and cooperation of the Company's employees are most critical. Accordingly, FCI and Flagstar will seek authority to pay compensation and benefits which were accrued but unpaid as of the Petition Date.
     MOTION FOR AUTHORITY TO MAINTAIN WORKERS' COMPENSATION INSURANCE POLICIES AND TO PAY PREPETITION WORKERS' COMPENSATION CLAIMS
     To ensure that the Company's workers' compensation, automobile and general liability insurance coverage remain in effect, FCI and Flagstar shall seek authority to assume and maintain their workers' compensation, automobile and general liability insurance policies.
     In this motion, FCI and Flagstar shall also seek to pay retroactive prepetition premiums on certain other workers' compensation insurance policies and to honor prepetition workers' compensation claims. The failure to maintain such insurance by the payment of the premiums could subject FCI and Flagstar or their officers to criminal penalties.
TIMETABLE FOR REORGANIZATION CASES
     Following the Petition Date, FCI and Flagstar expect the Reorganization Cases to proceed on the following estimated timetable. There can be no assurance, however, that the Bankruptcy Court's Orders to be entered on or after the Petition Date will permit the Reorganization Cases to proceed as expeditiously as anticipated.
     FCI and Flagstar anticipate that the hearing on the adequacy of this Prospectus as constituting the Disclosure Statement in the Reorganization Cases would occur on or about Day 30 of the Reorganization Cases. If the Bankruptcy Court approves FCI's and Flagstar's Disclosure Statement as containing "adequate information," as that term is defined in Section 1125 of the Bankruptcy Code, then FCI and Flagstar will immediately seek Confirmation of the Plan on the same day as the hearing on the Disclosure Statement.
     Assuming that the Plan is confirmed at the initial Confirmation Hearing, the Plan provides that the Effective Date will be a Business Day, as determined by FCI and Flagstar, that is as soon as reasonably practicable but that is at least 11 days after the Confirmation Date and on which: (a) no stay of the Confirmation Order is in effect and (b) all conditions to the Effective Date set forth in Section X of the Plan have been satisfied or waived (if available) pursuant to Section X.C of the Plan.
     Under the foregoing timetable, FCI and Flagstar would emerge from the Reorganization Cases within 45 to 60 days after the Petition Date. There can be no assurance, however, that this projected timetable can be achieved.
COMMITTEES
     To facilitate negotiations and otherwise provide for a unified and efficient representation of unsecured creditors and equity interest holders with similar rights and interests, the U.S. Trustee will generally appoint one or more statutory committees as soon as practicable after the Petition Date, pursuant to Section 1102 of the Bankruptcy Code. Ordinarily, one committee will be appointed to represent unsecured creditors, but the U.S. Trustee may appoint additional committees to represent equity interest holders and/or creditors if deemed necessary to assure adequate representation of creditors or equity interest holders. A creditors' committee will ordinarily consist of those creditors willing to serve who hold the seven largest claims against FCI and Flagstar of those claims to be represented by the committee, or such other number of creditors as appointed by the U.S. Trustee. The fees and expenses of such committees, including those of legal counsel and financial advisors, are paid for from FCI and Flagstar's Estates. The committees organized prior to the Petition Date may serve as official committees during FCI's and Flagstar's Chapter 11 case if the U.S. Trustee determines that such committees' members were fairly chosen and representative of the claims or equity interest to be represented, and such committees' members indicate their
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
willingness to serve. Holders of equity interests are not ordinarily represented by an official committee, but such a committee may be appointed if the Bankruptcy Court determines such an official committee to be necessary to assure the adequate representation of Interest Holders. Committees appointed by the U.S. Trustee would be considered parties in interest and would have a right to be heard on all matters concerning the Chapter 11 cases, including the Confirmation of the Plan, and, additionally, would be entitled to consult with FCI and Flagstar concerning the administration of the Reorganization Cases and perform such other functions and services that would further the interests of those creditors or Interest Holders they represent.
                      VOTING AND CONFIRMATION OF THE PLAN
     The Bankruptcy Code requires that, in order to confirm the Plan, the Bankruptcy Court must make a series of findings concerning the Plan and FCI and Flagstar, including, without limitation, that (i) the Plan has classified Claims and Interests in a permissible manner, (ii) the Plan complies with applicable provisions of the Bankruptcy Code, (iii) FCI and Flagstar have complied with applicable provisions of the Bankruptcy Code, (iv) FCI and Flagstar have proposed the Plan in good faith and not by any means forbidden by law, (v) the disclosure required by Section 1125 of the Bankruptcy Code has been made, (vi) the Plan has been accepted by the requisite votes of creditors (except to the extent that cramdown is available under Section 1129(b) of the Bankruptcy Code) (see " -- Acceptance or Cramdown"), (vii) the Plan is feasible and Confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of FCI and Flagstar, (viii) the Plan is in the "best interests" of all Holders of Claims or Interests in an impaired Class in that it provides to such Holders on account of their Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain in a Chapter 7 liquidation, unless each Holder of a Claim or Interest in such Class has accepted the Plan, (ix) all fees and expenses payable under 28 U.S.C. (section mark) 1930, as determined by the Bankruptcy Court at the hearing on Confirmation, have been paid or the Plan provides for the payment of such fees on the Effective Date, and (x) the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in Section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to Sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that FCI and Flagstar have obligated themselves to provide such benefits.
VOTING PROCEDURES AND REQUIREMENTS
     Pursuant to the Bankruptcy Code, only Classes of Claims and Interests that are "impaired," as defined in Section 1124 of the Bankruptcy Code, under the Plan are entitled to vote to accept or reject the Plan. A Class is impaired if the legal, equitable or contractual rights to which the Claims or Interests of that Class entitle the Holders of such Claims or Interests are modified, other than by curing defaults and reinstating the debt or by payment in full in cash. Classes of Claims and Interests that are not impaired are conclusively presumed to have accepted the Plan and thus are not entitled to vote on the Plan. Classes of Claims and Interests whose Holders receive or retain no property under the Plan are deemed to have rejected the Plan and are not entitled to vote on the Plan. The classification of Claims and Interests is summarized, together with notations as to whether each Class of Claims or Interests is impaired or unimpaired, in " -- Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests." Additional information regarding voting is contained in the instructions accompanying the ballots.
     Under Section 1126(b) of the Bankruptcy Code, a Holder of a claim or interest that has accepted a plan of reorganization before the commencement of a Chapter 11 case will be deemed to have accepted the plan for purposes of confirmation under Chapter 11 of the Bankruptcy Code if the bankruptcy court determines that the solicitation of such acceptance was in compliance with any applicable nonbankruptcy and bankruptcy law governing the adequacy of disclosure in connection with such a solicitation. Solicitations of acceptances of a plan of reorganization before the commencement of a Chapter 11 case shall be rejected by a bankruptcy court if the court finds that (i) the plan was not transmitted to substantially all creditors and equity interest holders of the same class,
(ii) an unreasonably short time was prescribed for such creditors or equity interest holders to vote on the plan or (iii) the solicitation was not in compliance with Section 1126(b) of the Bankruptcy Code. FCI and Flagstar believe that their solicitation of acceptances of the Plan complies with the requirements of Section 1126(b) and all applicable securities laws for purposes of solicitation of acceptances or rejections of the Plan. If the Bankruptcy Court finds such compliance, then Holders casting ballots to accept or reject the Plan will be deemed by the Bankruptcy Court to have accepted or rejected the Plan. Unless the Bankruptcy Court later determines that any acceptances of the Plan may be revoked, all such acceptances will remain in full force and effect until the Bankruptcy Court determines whether such acceptances constitute acceptances or rejections for purposes of Confirmation under the Bankruptcy Code. FCI and Flagstar also reserve the right to use acceptances of the Plan received in this solicitation to seek Confirmation under any other circumstances,
                                       41
including the filing of an involuntary bankruptcy petition against either FCI or Flagstar. For a discussion of other significant conditions to Confirmation under the Bankruptcy Code, see " -- Acceptance or Cramdown."
     This Prospectus and the appropriate ballot are being distributed to all Holders of Claims who are entitled to vote on the Plan. There is a separate ballot designated for each Class of Claims and Interests in order to facilitate vote tabulation; however, all ballots are substantially similar in form and substance and the term "ballot" is used without intended reference to the ballot of any specific Class of Claims or Interests.
     The Company will pay the costs of solicitation of acceptances of the Plan, including the cost of assembling and mailing this Prospectus and the material enclosed herewith. In additional to the use of the mails, acceptances of the Plan may be solicited personally, or by telephone or telegraph, by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding Old Securities in their names or in the names of nominees to solicit acceptances of the Plan from their customers who own such Old Securities, where applicable, and will reimburse them for their reasonable expenses of mailing solicitation materials to their customers.
     WHO MAY VOTE
     Under the Plan, the Claims against and the Interests in FCI and Flagstar divided into 12 Classes as more fully described in " -- Overview of the
Plan -- Treatment of Claims and Interests Under the Plan." Pursuant to the Bankruptcy Code, only Classes of Claims or Interests that are Impaired but who receive or retain property under the Plan are entitled to vote on the Plan. Claims or Interests in the following Classes are Impaired and receive or retain property under the Plan and therefore may vote on the Plan.
     IMPAIRED CLAIMS AGAINST AND INTERESTS IN FLAGSTAR RECEIVING OR RETAINING PROPERTY UNDER THE PLAN
     Class 4. Claims arising from Old Senior Notes.
     Class 5. Claims arising from Senior Subordinated Debentures.
     Class 6. Claims arising from Junior Subordinated Debentures.
     Class 8. Interests of Holders of Old FCI Preferred Stock.
     Class 9. Interests of Holders of Old FCI Common Stock.
     Only beneficial owners of Old Equity Securities on the Distribution Record Date, or their authorized signatories, are eligible to vote on the Plan. See
" -- Beneficial Owners of Old Debt or Old Equity Securities" below. The Record Date is May 23, 1997.
     Classes 10, 11 and 12 shall receive no property or Cash under the Plan and are therefore deemed to have rejected the Plan. FCI and Flagstar will thus not solicit votes from the members of Classes 10, 11 and 12.
     VOTING PROCEDURES FOR HOLDERS OF OLD DEBT AND/OR OLD EQUITY SECURITIES
     If you are a registered Holder of Old Debt and/or Old Equity Securities, you will receive the ballot relating to the securities you hold of record. Registered Holders may include brokerage firms, commercial banks, trust companies or other nominees. If such entities do not hold Old Debt and/or Old Equity Securities for their own account, they should provide copies of this Prospectus and an appropriate ballot to their customers and to beneficial owners. For further instructions, see " -- Beneficial Owners of Old Debt or Old Equity Securities" below. Any beneficial owner who has not received a Prospectus or ballot should contact their brokerage firm or nominee or the Information Agent.
     All votes to accept or reject the Plan must be cast by using the ballot or, in the case of a brokerage firm or other nominee holding Old Debt and/or Old Equity Securities in its own name on behalf of a beneficial owner, the Master Ballot, enclosed with this Prospectus. Brokerage firms or other nominees holding Old Debt and/or Old Equity Securities for the account of only one beneficial owner may use a ballot. Purported votes which are cast in any other manner will not be counted. Ballots and Master Ballots must be received by the Information Agent no later than 12:00 Midnight, Eastern Time, on Monday, July 7, 1997, the Expiration Date, which may be extended at FCI's and Flagstar's discretion.
     You may receive a ballot relating to Old Debt and/or Old Equity Securities that you did not beneficially own on the Record Date. You should complete only the ballot corresponding to each class of Old Debt and/or Old Equity Securities
                                       42
which you beneficially owned on the Record Date. Holders who purchase or whose purchase is registered after the Distribution Record Date, and who wish to vote on the Plan must arrange with their seller to receive a proxy from the Holder of record on the Record Date, a form of which is provided with each ballot and Master Ballot.
     Holders of Old Debt and/or Old Equity Securities who elect to vote on the Plan should complete and sign the ballot in accordance with the instructions thereon being sure to check the appropriate box entitled "Accept the Plan" or "Reject the Plan." Holders may not split their vote on the Plan with respect to a particular class of Old Debt and/or Old Equity Securities. A Holder must vote all securities beneficially owned in a particular class in the same way (i.e., all "accept" or all "reject") even if such Old Debt and/or Old Equity Securities are owned through more than one broker or bank. Abstentions and broker non-votes will not be counted in determining the number of each Class of Old Securities voted in favor of the the Plan. HOLDERS OF SENIOR SUBORDINATED DEBENTURES ARE ALSO REQUESTED TO VOTE ON THE SENIOR SUBORDINATED INDENTURE AMENDMENT.
     Delivery of all documents must be made to the Information Agent at its address set forth on the back cover of this Prospectus. The method of such delivery is at the election and risk of the Holder. If such delivery is by mail, it is recommended that Holders use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery.
     YOU MAY RECEIVE MULTIPLE MAILINGS OF THIS PROSPECTUS, ESPECIALLY IF YOU OWN YOUR OLD DEBT OR OLD EQUITY SECURITIES THROUGH MORE THAN ONE BROKER OR BANK. IF YOU SUBMIT MORE THAN ONE BALLOT FOR A CLASS OR ISSUE OF OLD DEBT OR OLD EQUITY SECURITIES BECAUSE YOU BENEFICIALLY OWN SUCH OLD DEBT OR OLD EQUITY SECURITIES THROUGH MORE THAN ONE BROKER OR BANK, BE SURE TO INDICATE IN ITEM 3 OF THE BALLOT(S), THE NAMES OF ALL BROKER DEALERS OR OTHER INTERMEDIARIES WHO HOLD OLD DEBT OR OLD EQUITY SECURITIES FOR YOU.
     BENEFICIAL OWNERS OF OLD DEBT OR OLD EQUITY SECURITIES
     Section 1126(b) of the Bankruptcy Code has been interpreted to require that a solicitation for acceptances prior to filing a plan of reorganization must include the beneficial owners of securities, regardless of whether such beneficial owners are the holders of record. Accordingly, a beneficial owner of Old Debt or Old Equity Securities on the Record Date is eligible to vote on the Plan, whether the Old Debt or Old Equity Securities were held on the Record Date in such beneficial owner's name or in the name of a brokerage firm, commercial bank, trust company or other nominee.
     Any beneficial owner holding Old Debt or Old Equity Securities in its own name can vote by completing and signing the enclosed ballot and returning it directly to the Information Agent using the enclosed pre-addressed stamped envelope.
     A beneficial owner holding Old Debt or Old Equity Securities in "street name" (i.e., through a brokerage firm, bank, trust company or other nominee) or a beneficial owner's authorized signatory (a broker or other intermediary having power of attorney to vote on behalf of a beneficial owner) can vote by following the instructions set forth below:
     1. Fill in all the applicable information on the ballot.
     2. Sign the ballot (unless the ballot has already been signed by the bank, trust company or other nominee).
     3. Return the ballot to the addressee in the preaddressed, stamped envelope enclosed with the ballot. If no envelope was enclosed, contact the Information Agent for instructions.
     Authorized signatories voting on behalf of more than one beneficial owner must complete a separate ballot for each such beneficial owner. Any ballot submitted to a brokerage firm or proxy intermediary will not be counted until such brokerage firm or proxy intermediary (i) properly executes and delivers such ballot to the Information Agent or (ii) properly completes and delivers a corresponding Master Ballot to the Information Agent.
     By submitting a vote for or against the Plan, you are certifying that you are the beneficial owner of the Old Debt or Old Equity Securities being voted or an authorized signatory for such a beneficial owner. Your submission of a ballot will also constitute a request that you (or in the case of an authorized signatory, the beneficial owner) be treated as the record holder of such securities for purposes of voting on the Plan.
     BROKERAGE FIRMS, BANKS AND OTHER NOMINEES
     A brokerage firm, commercial bank, trust company or other nominee which is the registered holder of an Old Debt or Old Equity Security for a beneficial owner, or its a participant in a securities clearing agency and is authorized to vote in the name of such securities clearing agency pursuant to an omnibus proxy (as described below) and is acting for a beneficial
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
owner, can vote on behalf of such beneficial owner by (i) distributing a copy of this Prospectus and all appropriate ballots to such owner, (ii) collecting all such ballots, (iii) completing a Master Ballot compiling the votes and other information from the ballots collected, and (iv) transmitting such completed Master Ballot to the Information Agent. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlines in the preceding sentence to vote on behalf of such beneficial owner. A brokerage firm, commercial bank, trust company or other nominee which is the registered holder of an Old Debt or Old Equity Security for only one beneficial owner also may arrange for such beneficial owner to vote by executing the appropriate ballot and by distributing a copy of the Prospectus and such executed ballot to such beneficial owner for voting and returning such ballot to the Information Agent.
     SECURITIES CLEARING AGENT
     The Depository Trust Company, as nominee holder of Old Debt or Old Equity Securities, will execute an omnibus proxy in favor of its respective participants. As a result of the omnibus proxy, each such participant will be authorized to vote the securities owned by it and held in the name of such securities clearing agency.
     VOTING DEADLINE AND EXTENSIONS
     In order to be counted for purposes of voting on the Plan, all of the information requested by the applicable ballot must be provided. Ballots indicating acceptance or rejection of the Plan must be received by the Information Agent at its address set forth on the back cover of this Prospectus no later the 12:00 Midnight, Eastern Time, on Monday, July 7, 1997, the Expiration Date. FCI and Flagstar reserve the right, in their sole discretion, to extend the Expiration Date, in which case the term "Expiration Date" shall mean the latest date on which a ballot will be accepted.
     In order to extend the Expiration Date, FCI and Flagstar will notify the Information Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that FCI and Flagstar is extending the Plan voting deadline for a specified period of time or on a daily basis until 5:00 p.m., Eastern Time, on the date on which sufficient acceptances required to seek confirmation of the Plan have been received.
     THE VOTING DEADLINE IS MONDAY, JULY 7, 1997, 12:00 MIDNIGHT, EASTERN TIME. Ballots must be received by the Information Agent at its address set forth on the applicable ballot. To be counted for purposes of voting on the Plan, all of the information requested on the applicable ballot must be provided. FCI and Flagstar reserve the right, in their sole discretion, to extend the Voting Deadline, in which case the term "Voting Deadline" shall mean the latest date on which a ballot will be accepted. To extend the Voting Deadline, FCI and Flagstar will make an announcement thereof, prior to 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Voting Deadline. Such announcement may state that FCI and Flagstar are extending the Voting Deadline for a specified period of time or on a daily basis until 5:00 p.m., Eastern Time, on the date on which sufficient acceptances required to seek Confirmation of the Plan have been received.
     WITHDRAWAL OF VOTES ON THE PLAN
     The solicitation of acceptances of the Plan will expire on the Expiration Date. A properly submitted ballot may be withdrawn by delivering a written or facsimile transmission notice of withdrawal to the Information Agent at its address set forth on the back cover page of this Prospectus at any time prior to the earlier of (i) the Expiration Date and (ii) the Petition Date. Thereafter, withdrawal may be effected only with the approval of the Bankruptcy Court.
     In order to be valid, a notice of withdrawal must (i) specify the name of the holder who submitted the votes on the Plan to be withdrawn; (ii) contain the description of the Claim or Interest to which it relates and the aggregate principal amount or number of shares represented by such Claim or Interest; and
(iii) be signed by the holder in the same manner as on the ballot. FCI and Flagstar expressly reserves the absolute right to contest the validity of any such withdrawals of votes on the Plan.
     Any holder who has previously submitted to the Information Agent prior to the Expiration Date a properly completed ballot, may revoke and change such vote by submitting to the Information Agent prior to the Expiration Date a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed ballot is received, only the one which bears the latest date will be counted for purposes of determining whether sufficient acceptances required to seek confirmation of the Plan have been received. If more than one Master Ballot is submitted and the later dated Master Ballot(s) supplement rather than supersede the earlier Master Ballot(s), please mark the subsequent
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
Master Ballot(s) with the words "Additional Votes" or such other language as is customarily used to indicate additional votes that are not meant to revoke earlier votes.
     INFORMATION AGENT
     Kissel-Blake Inc. has been appointed as Information Agent (the "Information Agent") for the Plan (designated as the "Solicitation Agent" in the ballots and Master Ballots). Questions and requests for assistance may be directed to the Information Agent. Requests for additional copies of this Prospectus, the ballots or the Master Ballots should be directed to the Information Agent. ACCEPTANCE OR CRAMDOWN
     A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. A plan is accepted by an impaired class of interests if holders of at least two-thirds of the number of shares in such class vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations.
     In addition to this voting requirement, Section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class. In addition, each impaired class must accept the plan for the plan to be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in Section 1129(b) of the Bankruptcy Code discussed below.
     The Bankruptcy Code contains provisions authorizing the confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims (without including any acceptance of the plan by an insider) has accepted it. These so-called "cramdown" provisions are set forth in
Section 1129(b) of the Bankruptcy Code. As indicated above, a plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of Section 1129 of the Bankruptcy Code, it (i) is "fair and equitable" and (ii) "does not discriminate unfairly" with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting class of claims or a class of interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims. The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and equity holders, as follows:
          (a) Secured Creditors: either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a percent value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or
     (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds, and the liens against such proceeds are treated in accordance with clause (i) or (ii) of this subparagraph (a).
          (b) Unsecured Creditors: either (i) each impaired unsecured creditor receives or retains under the plan or reorganization property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and equity interests that are junior to the claims of the nonaccepting class do not receive any property under the plan of reorganization on account of such claims and equity interests.
          (c) Equity Holders: either (i) each equity holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock, or (ii) the holders of interests that are junior to the nonaccepting class will not receive any property under the plan of reorganization.
The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims. The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.
     FCI and Flagstar believe that, if necessary, the Plan may be crammed down over the dissent of Classes of certain Claims and Interests, in view of the treatment proposed for such Classes. See " -- Treatment of Claims and Interests Under the Plan" for information concerning the treatment of various Classes depending on which Classes vote to accept or reject the Plan. If necessary and appropriate, FCI and Flagstar intend to amend the Plan to permit cramdown of dissenting Classes of Claims or Interests. There can be no assurance, however, that the requirements of Section 1129(b) of the Bankruptcy Code would be satisfied even if the Plan treatment provisions were amended or withdrawn as to one or more Classes. FCI and Flagstar
                                       45
believe that the treatment under the Plan of the Holders of Interests in Classes 10, 11 and 12 will satisfy the "fair and equitable" test since, although no distribution will be made in respect of Interests in such Class and, as a result, such Class will be deemed pursuant to Section 1126 of the Bankruptcy Code to have rejected the Plan, no Class junior to such non-accepting Class will receive or retain any property under the Plan.
     In addition, FCI and Flagstar do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan. A plan of reorganization "does not discriminate unfairly" if (i) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similarly situated to those of the nonaccepting class, and (ii) no class receives payments in excess of that which it is legally entitled to receive for its claims or equity interests. The Company believes the Plan does not discriminate unfairly.
     FCI AND FLAGSTAR RESERVE THE ABSOLUTE RIGHT TO SEEK CONFIRMATION OF THE PLAN UNDER SECTION 1129(b) OF THE BANKRUPTCY CODE IN THE EVENT THE PLAN IS NOT ACCEPTED BY ALL IMPAIRED CLASSES.
     Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan is not confirmable pursuant to Section 1129 of the Bankruptcy Code will not limit or affect FCI's and Flagstar's ability to modify the Plan to satisfy the Confirmation requirements of Section 1129 of the Bankruptcy Code.
                         CHAPTER 7 LIQUIDATION ANALYSIS
     The "Best Interest Test" under Section 1129 of the Bankruptcy Code requires that Holders of Impaired Claims or Impaired Interests receive property with a value not less than the amount such Holder would receive in a Chapter 7 liquidation. As indicated above, FCI and Flagstar believe that under the Plan, Holders of Impaired Claims or Impaired Interests will receive property with a value equal to or in excess of the value such Holder would receive in a liquidation of FCI and Flagstar under Chapter 7 of the Bankruptcy Code. The Chapter 7 Liquidation Analysis set forth herein demonstrates that the Plan satisfies the requirements of the "Best Interest Test."
     To estimate the potential returns to Holders of Claims and Interests in a Chapter 7 liquidation, FCI and Flagstar determined, as might a Bankruptcy Court conducting such an analysis, the amount of liquidation proceeds that might be available for distribution and the allocation of such proceeds among the Classes of Claims and Interests based on their relative priority. FCI and Flagstar considered a number of factors and data, including the market values of publicly traded restaurant companies reasonably comparable to the operating businesses of the Company. FCI and Flagstar assumed dispositions of their assets in multiple transactions, rather than as an entirety or a piecemeal liquidation of FCI's and Flagstar's operating assets, over a 12-month period ending in September 1998. The liquidation proceeds available to FCI and Flagstar for distribution to Holders of Claims against and Interests in FCI and Flagstar would consist of the net proceeds from the disposition of the assets of FCI and Flagstar, augmented by any other cash held and generated during the assumed holding period stated herein by FCI and Flagstar and after deducting the incremental expenses of operating the businesses pending disposition.
     The relative priority of distribution of liquidation proceeds with respect to any Claim or Interest depends on (i) its status as secured, priority unsecured or nonpriority unsecured and (ii) its relative subordination. The capital structure of the Company's Unrestricted Subsidiary, FRD (as defined below), results in a secured claim against FRD's assets. Consequently, the estimated net proceeds from its assumed liquidation were first applied to its existing indebtedness. Proceeds in excess of FRD's debt were assumed available for distribution to the Holders of Claims against and Interests in FCI and Flagstar. See "Description of Indebtedness -- The FRI-M Credit Facility" and
" -- The FRD Senior Notes."
     In general, as to each entity, liquidation proceeds would be allocated in the following priority: (i) first, to the Claims of secured creditors to the extent of the value of their collateral; (ii) second, to the costs, fees and expenses of the liquidation, as well as other administrative expenses of FCI's and Flagstar's Chapter 7 cases, including tax liabilities; (iii) third, to the unpaid Administrative Claims of the Reorganization Cases (if commenced); (iv) fourth, to Priority Tax Claims and other Claims entitled to priority in payment under the Bankruptcy Code; (v) fifth, to Unsecured Claims; (vi) sixth, to Holders of Old FCI Preferred Stock; and (vii) seventh, to Holders of Old FCI Common Stock. FCI's and Flagstar's liquidation costs in a Chapter 7 case would include the compensation of a bankruptcy trustee, as well as compensation of counsel and of other professionals retained by such trustee, asset disposition expenses, applicable taxes, litigation costs, Claims arising from the operation of FCI and Flagstar during the pendency of the Chapter 7 cases and all unpaid Administrative Claims incurred by FCI and Flagstar during the Reorganization Case (if commenced) that are Allowed in the Chapter 7 case. The liquidation itself might trigger certain Priority Claims, such as Claims for severance pay, and would likely accelerate or, in the case of taxes, make it likely that the Internal Revenue Service would assert all of its claims as Priority Tax Claims rather than
                                       46
asserting them in due course as is expected to occur under the Reorganization Cases. These Priority Claims would be paid in full out of the net liquidation proceeds, after payment of secured Claims, Chapter 7 costs of administration and other Administrative Claims, before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of Interests.
     The following Chapter 7 liquidation analysis is provided solely to discuss the effects of a hypothetical Chapter 7 liquidation of FCI and Flagstar and is subject to the assumptions set forth herein. There can be no assurance that such assumptions would be accepted by a Bankruptcy Court. The Chapter 7 Liquidation Analysis has not been independently audited or verified.
     LIQUIDATION VALUE OF FCI AND FLAGSTAR
     The table below details the computation of FCI's and Flagstar's liquidation value and the estimated distributions to Holders of Impaired Claims and Impaired Interests in a Chapter 7 liquidation of FCI and Flagstar. This analysis is based upon a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of FCI and Flagstar. Accordingly, while the analyses that follow are necessarily presented with numerical specificity, there can be no assurance that the values assumed would be realized if FCI and Flagstar were in fact liquidated, nor can there be any assurance that a Bankruptcy Court would accept this analysis or concur with such assumptions in making its determinations under
Section 1129(a) of the Bankruptcy Code. ACTUAL LIQUIDATION PROCEEDS COULD BE MATERIALLY LOWER OR HIGHER THAN THE AMOUNTS SET FORTH BELOW; NO REPRESENTATION OR WARRANTY CAN OR IS BEING MADE WITH RESPECT TO THE ACTUAL PROCEEDS THAT COULD BE RECEIVED IN A CHAPTER 7 LIQUIDATION OF FCI AND FLAGSTAR. THE LIQUIDATION VALUATIONS HAVE BEEN PREPARED SOLELY FOR PURPOSES OF ESTIMATING PROCEEDS AVAILABLE IN A CHAPTER 7 LIQUIDATION OF THE ESTATES AND DO NOT REPRESENT VALUES THAT MAY BE APPROPRIATE FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THESE VALUATIONS IS INTENDED OR MAY CONSTITUTE A CONCESSION OR ADMISSION OF FCI AND FLAGSTAR FOR ANY OTHER PURPOSE.
     In addition to the specific assumptions described in the footnotes to the table below, the following general assumptions were used in formulating the liquidation analysis:
     ESTIMATED LIQUIDATION PROCEEDS. While FCI and Flagstar are knowledgeable and experienced in operating restaurants and a significant restaurant company, they are not experienced in selling or attempting to sell all or substantially all of the assets or stock of an enterprise comprised of over 2,100 restaurants, or any material portion thereof, as is contemplated in this hypothetical liquidation analysis. Moreover, neither FCI, Flagstar, nor any of the parties retained thereby did or was authorized to solicit, and in fact did not solicit, inquiries with respect to an acquisition of FCI and Flagstar or any of their business assets. The following information and factors, not listed in order of importance, were among others, generally considered by FCI and Flagstar in estimating the proceeds which might be received from the liquidation sales:
     (a) FCI's and Flagstar's operating and projected financial performance.
     (b) The attractiveness of each of the operating divisions to potential buyers.
     (c) The potential universe of possible buyers.
     (d) The potential impact of a Chapter 7 case upon the operating divisions as well as possible buyers' pricing strategies.
     (e) The relative timing of the potential sales of the operating divisions.
     (f) The possible real and personal property value of the Company's Quincy's operating entity, as distinguished from its sale as an ongoing concern in a liquidation sale.
     (g) The impact of simultaneously marketing approximately 2,100 restaurants, most of which are in the family dining segment of the industry.
     (h) Analysis of the liabilities and obligations of FCI's and Flagstar's operating divisions.
     In estimating the liquidation proceeds and applying the foregoing factors and considerations to make such estimate, both the general economic environment as well as the current condition of FCI's and Flagstar's businesses were considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" for information regarding the current condition of FCI's and Flagstar's business. The Company did not seek, nor did it obtain, a financial advisor's opinion relating to the accuracy of the liquidation analysis included herein.
     IMPACT ON FCI'S AND FLAGSTAR'S OPERATIONS OF THE CONVERSION TO A CHAPTER 7 LIQUIDATION. Management believes that a conversion to a Chapter 7 liquidation and the resulting pendency of sales of FCI's and Flagstar's assets would adversely
                                       47
affect the business' management and employee morale as well as significantly impair its ability to maintain adequate working capital.
     NATURE AND TIMING OF THE LIQUIDATION PROCESS. Under Section 704 of the Bankruptcy Code, a Chapter 7 trustee must, among other duties, collect and convert the property of the debtor's estate to cash and close the estate as expeditiously as is compatible with the best interests of the parties in interest. Solely for purposes of preparing this liquidation analysis, it is assumed that FCI and Flagstar would file the Reorganization Cases on July 31, 1997 and the case would be voluntarily converted to a Chapter 7 liquidation on September 30, 1997. FCI and Flagstar assumed dispositions of their assets in multiple transactions, rather than as an entirety or a piecemeal liquidation of FCI's and Flagstar's operating assets, over a 12-month period ending in September 1998.
     ADDITIONAL LIABILITIES AND RESERVES. FCI and Flagstar believe that there would be certain actual and contingent liabilities and expenses for which provision would be required in a Chapter 7 liquidation before distributions could be made to creditors in addition to the expenses that would be incurred in a Chapter 11 reorganization, including: (a) certain liabilities that are not dischargeable pursuant to the Bankruptcy Code; (b) Administrative Claims including the fees of a trustee and of counsel and other professionals (including financial advisors and accountants) and other liabilities (including retirement, vacation pay, and other employee-related administrative costs and liabilities) that would be funded from continuing operations if FCI and Flagstar were reorganized as a going concern; and (c) certain administrative costs including the incremental expenses of continuing to operate the businesses pending disposition. Management believes that there is significant uncertainty as to the reliability of FCI's and Flagstar's estimates of the amounts related to the foregoing that have been assumed in the liquidation analysis.
     DISTRIBUTIONS; ABSOLUTE PRIORITY. Under a Chapter 7 liquidation all secured claims are required to be satisfied from the proceeds of the collateral securing such claims before any such proceeds would be distributed to any other claim holders. The following analysis assumes the application of the rule of absolute priority of distributions with respect to the remaining proceeds of FCI and Flagstar. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full. To the extent that proceeds remain after satisfaction of all secured claims, the proceeds would first be distributed to the Administrative and Priority Claimants, and then to the unsecured claimants.
     CONCLUSION
     In summary, FCI and Flagstar believe that a Chapter 7 liquidation of FCI and Flagstar would result in a substantial diminution in the value to be realized by the Holders of Claims and Interests. As set forth in the table below, FCI's and Flagstar's management estimates that the total liquidation proceeds available for distribution would aggregate approximately $1.4 billion. FCI and Flagstar believe that the Holders of Claims and Interests other than the
(i) FRD creditors (as to the FRD operating entity only), (ii) secured creditors,
(iii) Chapter 7 trustees, professionals and related expenses, (iv) capitalized lease lessors, and (v) the Old Senior Notes would receive no value in a liquidation of FCI and Flagstar under Chapter 7 of the Bankruptcy Code. The Holders of the Old Senior Notes are expected to receive recoveries under the Plan in excess of that shown in a Chapter 7 liquidation. The recovery for FCI's and Flagstar's creditors and equity security holders, in aggregate, would be less than the proposed distribution under the Plan. Consequently, FCI and Flagstar believe that the Plan, which provides for the continuation of FCI's and Flagstar's businesses, will provide a substantially greater ultimate return to Holders of Claims and Interests than would a Chapter 7 liquidation.
     In estimating the net proceeds from a Chapter 7 liquidation, FCI and Flagstar evaluated several alternatives. However, they believe that absent a successful reorganization, a Chapter 7 liquidation would most likely be effected through a sale of Flagstar's operating divisions as set forth below.
                                       48

                              LIQUIDATION ANALYSIS
                        ESTIMATED AS AT OCTOBER 1, 1997

                                                                                                        ESTIMATED      ESTIMATED
                                                                                                        PERCENTAGE    LIQUIDATION
($ IN THOUSANDS)                                                                        BOOK VALUE       RECOVERY        VALUE
CORPORATE ASSETS (A)
Cash and cash equivalents...........................................................    $                             $
Other current assets................................................................          1,148        100.0%           1,148
Equipment...........................................................................          6,357         25.0            1,590
Other assets........................................................................         32,500          0.0
Total corporate assets..............................................................         40,005          6.8            2,738
RESTAURANT OPERATIONS AND REAL PROPERTY (B)
Restaurant current assets...........................................................        110,236
Property............................................................................      1,119,522
Goodwill and other intangible assets................................................        226,866
Other restaurant assets.............................................................         56,308
Total restaurant operations.........................................................      1,512,932         91.4        1,382,843
Other real property interests (c)...................................................         34,550         37.9           13,100
Total restaurant operations and real property.......................................      1,547,482         90.2        1,395,943
Total Assets........................................................................    $ 1,587,487         88.1      $ 1,398,681

                APPLICATION OF PROCEEDS TO CLAIMS AND INTERESTS
                        ESTIMATED AS AT OCTOBER 1, 1997

                                                                                       ESTIMATED        PROCEEDS
                                                                                       AMOUNT OF      AVAILABLE TO     LIQUIDATION
($ IN THOUSANDS)                                                                         CLAIMS      SATISFY CLAIMS    PERCENTAGE
TOTAL ESTIMATED LIQUIDATION PROCEEDS AVAILABLE FOR DISTRIBUTION                                        $1,398,681
Less: FRD Liquidation Value (d).....................................................                      237,999
Net Estimated Liquidated Proceeds Available for Distribution........................                    1,160,682
SECURED DEBT
Revolver Debt.......................................................................   $    9,200           9,200           100%
Mortgage Notes......................................................................      368,305         368,305           100
Capital Lease Obligations...........................................................      148,000         148,000           100
Available to Pay Bankruptcy Expenses and Unsecured Claims...........................                      635,177
BANKRUPTCY EXPENSES AND TAX LIABILITIES
Chapter 7 Expenses (e)
  Trustee's Fees....................................................................       19,055          19,055
  Operating Costs...................................................................       24,000          24,000
  Chapter 7 Professional Fees and Other Administrative Expenses.....................        3,000           3,000
Chapter 11 Expenses.................................................................        5,000           5,000
Tax Liabilities (f).................................................................       10,000          10,000
Available to Pay Unsecured Claims...................................................                      574,122
UNSECURED CLAIMS
Old Senior Notes/Trade Payables (g).................................................      750,025         574,122          76.5
Senior Subordinated Debentures......................................................      847,411               0           0.0
Junior Subordinated Debentures......................................................       99,259               0           0.0
INTERESTS
Old FCI Preferred Stock.............................................................                            0           0.0
Old FCI Common Stock................................................................                            0           0.0
Old Warrants........................................................................                            0           0.0
Total Claims........................................................................   $2,283,255

NOTES TO LIQUIDATION ANALYSIS
     (a) CORPORATE ASSETS. The assets of the corporate parent consist of cash, equipment, and other assets. The equipment consists primarily of computer equipment and furniture and fixtures. It is estimated that these pieces of equipment could bring 25% of their book value in the resale market. The book value is based on FCI's and Flagstar's best estimates. Other assets consist of deferred financing costs and receivables from subsidiaries, which would not be realized in the event of liquidation.
     (b) RESTAURANT OPERATIONS. The assets used in the operations of the restaurants consist of cash, inventory, real estate, buildings and equipment and certain other assets integral to the restaurant concepts. These assets are owned by the operating subsidiaries ("Operating Units"). The Company believes that, in the event of a Chapter 7 liquidation, the Operating Units would be sold as going concerns, with the exception of Quincy's, for which liquidation of the underlying real and personal property would yield more proceeds than a liquidation of the concept as a going concern. The going concern values of the Operating Units (other than Quincy's) were estimated through application of "cash flow multiples" to the cash flow of each of the Operating Units is expected to achieve in fiscal 1997 (cash flow is, for these purposes, defined as EBITDA). Such a process is the methodology most often employed in the valuation of restaurant companies. EBITDA multiples, once applied, result in estimates of value for aggregate long-term tangible and intangible assets, which includes working capital. Valuation of the Operating Units reflected, among other things:
        (Bullet) The restaurant industry segment each of the Operating Units competes in, through consideration of a group of publicly traded comparable companies, and multiples of EBITDA for such companies.
                                       50

        (Bullet) The current and anticipated near term (fiscal 1997) operating performance of the Operating Units.
        (Bullet) Estimates of general and administrative expenses necessary to autonomously operate the Operating Units (estimated to be approximately 50% of the amount of corporate general and administrative expenses incurred annually).
        (Bullet) For Denny's only, inclusion of an amount reflecting the
                 Company's obligation arising from its consent decree with the U.S. Department of Justice.
        (Bullet) Management's assessment of the Operating Units in relation to the comparable companies, the market in which the Operating Units would be offered for sale including consideration of other similar concepts which may currently be for sale and would compete for potential buyers for the Operating Units, and performance trends of the Operating Units.
        (Bullet) EBITDA multiples paid in transactions involving a variety of restaurant companies participating in the quick-service, family-dining, and other segments of the industry.
        (Bullet) The relative marketability of the Operating Units (e.g., El
                 Pollo Loco was assumed to sell more quickly than Hardee's). (Bullet) The impact of a Chapter 7 selling environment on the Operating
                 Units. A Chapter 7 liquidation requires that a business (or businesses, in the instant case) be sold on an expeditious basis. While a quick sale is the goal in a Chapter 7, there is a risk that delays, even significant delays, may occur. Additionally, potential buyers can be assumed to reflect the distressed nature of the Company in bidding for the Operating Units.
        (Bullet) The costs and expenses necessary to effect sale of the
                 Operating Units.
        (Bullet) Real estate values for Quincy's were estimated based on an assessment of estimates provided by real estate brokers. Equipment values reflect management's estimate of the likely proceeds from the sale of the kitchen and related equipment package in the resale market.
     (c) OTHER REAL PROPERTY. Other real property consists of corporate headquarters and other miscellaneous real estate, the liquidation value of which has been estimated generally based on appraisals, net of estimated costs of disposition.
     (d) Liquidation proceeds available for distribution have been reduced by the amount of estimated proceeds from the liquidation of FRD, that would be used to satisfy FRD's creditors and would not be available for the claims and interests of the Company. The claims of FRD's creditors are estimated to be $237,999.
     (e) Trustee's fees are estimated based on 3% of the amount available to pay bankruptcy expenses and unsecured claims. Operating costs, Chapter 7 professional fees, and other administrative expenses represent the estimated corporate general and administrative costs and other professional fees during the liquidation.
     (f) Based on the projected level of liquidation proceeds, and after taking into account FCI's net operating loss carryforwards and available tax credits, the liquidation would not result in the payment of any income tax liabilities. Management estimates approximately $10 million of income tax and non-income tax liabilities would be payable in connection with certain tax assessments against the Company.
     (g) The estimated amount of claims of Trade Payables includes, among other things, claims arising from the rejection of contracts and leases and severance claims.
          COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE
     Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. FCI and Flagstar believe that the Plan satisfies this requirement.
           ALTERNATIVES IF THE PLAN IS NOT CONFIRMED AND CONSUMMATED
     ALTERNATIVE RESTRUCTURING
     If FCI and Flagstar do not receive sufficient acceptances to seek Confirmation of the Plan, FCI and Flagstar will consider all alternatives available to it at such time, which may include the implementation of an alternative restructuring plan
                                       51
outside of bankruptcy, or the commencement or continuation of a Chapter 11 case without a preapproved plan of reorganization, or the commencement of, or conversion to, a liquidation under Chapter 7 of the Bankruptcy Code. As compared to the Plan, a nonprepackaged Chapter 11 case would likely be lengthier, involve more contested issues with creditors and other parties in interest, and result in significantly increased Chapter 11 administrative expenses, a negative impact on cash flow due to weakened trade and advertiser relations, and a corresponding reduction in the consideration received by Holders of unsecured or undersecured claims.
                         RECOMMENDATION AND CONCLUSION
     FOR ALL OF THE REASONS SET FORTH IN THIS PROSPECTUS, FCI AND FLAGSTAR BELIEVE THAT THE CONFIRMATION AND CONSUMMATION OF THE PLAN IS PREFERABLE TO ALL OTHER ALTERNATIVES. CONSEQUENTLY, FCI AND FLAGSTAR URGE ALL HOLDERS OF IMPAIRED CLAIMS AND INTERESTS TO VOTE TO ACCEPT THE PLAN, AND TO DULY COMPLETE AND RETURN THEIR BALLOTS SUCH THAT THEY WILL BE ACTUALLY RECEIVED ON OR BEFORE 12:00 MIDNIGHT, EASTERN TIME ON MONDAY, JULY 7, 1997.
                                       52

                       SELECTED HISTORICAL FINANCIAL DATA
     Set forth below are certain selected financial data concerning the Company for each of the five years ended December 31, 1996. Such data generally have been derived from the Consolidated Financial Statements of the Company for such periods, which have been audited. Also set forth below are selected financial data for the quarters ended March 31, 1996 and April 2, 1997, which have been derived from the unaudited Consolidated Financial Statements of the Company and which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. The following information should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Financial Statements" presented elsewhere herein.

                                                                YEAR ENDED DECEMBER 31,                         QUARTER ENDED
($ IN MILLIONS, EXCEPT RATIOS                                                                               MARCH 31,    APRIL 2,
AND PER SHARE AMOUNTS)                          1992 (A)    1993 (A)    1994 (A)    1995 (A)    1996 (B)      1996         1997
                                                                                                                 (UNAUDITED)
Income Statement data:
  Operating revenue...........................  $2,443.0    $2,615.2    $2,666.0    $2,571.5    $2,542.3    $  550.4     $  675.8
  Operating income (loss).....................     196.7    (1,102.4)(c)    211.5(d)     98.2(e)    156.4       27.5         23.0
  Loss from continuing operations (f).........     (39.2)   (1,238.6)      (16.8)     (132.9)      (85.5)      (27.3 )      (51.7)
  Primary loss per share applicable to common
     shareholders from continuing
     operations...............................     (1.82)     (29.56)      (0.14)      (3.47)      (2.35)       (.73 )      (1.30)
  Fully diluted income (loss) per share
     applicable to common shareholders from
     continuing operations....................     (1.82)     (29.56)       0.26       (3.47)      (2.35)       (.73 )      (1.30)
  Cash dividends per common share (g).........
  Ratio of earnings to fixed charges (h)......
  Deficiency in the coverage of fixed charges
     to earnings before fixed charges (h).....      45.8     1,318.2        19.3       133.0       101.9        30.2         51.1
Balance Sheet data (at end of period):
  Current assets (i)..........................      98.4       122.2       186.1       285.3       185.5                    114.8
  Working capital (deficiency) (i)(j).........    (256.3)     (273.0)     (205.6)     (122.2)     (297.7)                (1,288.9)
  Net property and equipment..................   1,269.9     1,167.2     1,196.4     1,104.4     1,168.6                  1,153.4
  Total assets................................   3,170.9     1,538.9     1,587.5     1,507.8     1,687.4                  1,591.8
  Long-term debt..............................   2,171.3     2,341.2     2,067.6     1,996.1     2,179.4                  1,226.7

(a) Certain amounts for the four years ended December 31, 1995 have been reclassified to conform to the 1996 presentation.
(b) Reflects the acquisition in May 1996 of Coco's and Carrows.
(c) Operating loss for the year ended December 31, 1993 reflects charges for the write-off of goodwill and certain other intangible assets of $1,104.6 million and the provision for restructuring charges of $158.6 million.
(d) Operating income for the year ended December 31, 1994 reflects a recovery of restructuring charges of $7.2 million.
(e) Operating income for the year ended December 31, 1995 reflects a provision for restructuring charges of $15.9 million and a charge for impaired assets of $51.4 million.
(f) The Company has classified as discontinued operations, Canteen Corporation, a food and vending subsidiary, sold in 1994, TW Recreational Services, Inc. ("TWRS"), a recreation services subsidiary, and Volume Services, Inc. ("VS"), a stadium concessions subsidiary. TWRS and VS were sold during 1995.
(g) The Credit Agreement prohibits, and its public debt indentures significantly limit, distribution to FCI of funds that might otherwise be used by it to pay common stock dividends. See Note 4 to the accompanying Consolidated Financial Statements appearing elsewhere herein.
(h) The ratio of earnings to fixed charges has been calculated by dividing pre-tax earnings by fixed charges. Earnings, as used to compute the ratio, equal the sum of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Fixed charges are the total interest expense including capitalized interest, amortization of debt expenses and a rental factor that is representative of an interest factor (estimated to be one third) on operating leases.
                                       53

(i) The current assets and working capital deficiency amounts presented exclude assets held for sale of $480.8 million, $103.2 million, and $77.3 million as of December 31, 1992 through 1994, respectively and $5.1 million as of December 31, 1996. Such assets held for sale relate primarily to the Company's food and vending and concessions and recreation services subsidiaries.
(j) A negative working capital position is not unusual for a restaurant operating company. The increase in the working capital deficiency from December 31, 1992 to December 31, 1993 is attributable primarily to an increase in restructuring and other liabilities. The decrease in the working capital deficiency from December 31, 1993 to December 31, 1994 is due primarily to an increase in cash following the sale of the Company's food and vending subsidiary during 1994. The decrease in the working capital deficiency from December 31, 1994 to December 31, 1995 is due primarily to an increase in cash following the 1995 sales of the Company's (i) distribution subsidiary, Proficient Food Company ("PFC"), net of current assets and liabilities of such subsidiary, and (ii) the concession and recreation services subsidiaries. The increase in the working capital deficiency from December 31, 1995 to December 31, 1996 reflects the use of the proceeds from the 1995 sales noted above and the proceeds of the sale of both Portion-Trol Foods, Inc. and the Mother Butler Pies division of Denny's, Inc., a subsidiary of Flagstar (Portion-Trol Foods, Inc. and the Mother Butler Pies division are hereinafter collectively referred to as "PTF") for operating needs and for the acquisition of Coco's and Carrows. The increase in the working capital deficiency from December 31, 1996 to April 2, 1997 is attributable primarily to an increase in current liabilities related to the reclassification to current of the long-term debt which is in default or for which the Company has failed to make interest payments when due and to a reduction in cash and cash equivalents which has been used for Company operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."
                                       54

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements and other more detailed financial information appearing elsewhere herein. For information concerning the reorganization and its pro forma effect on the Company, see "Pro Forma Financial Statements" appearing elsewhere in this Prospectus. INTRODUCTION
     The Company's Management's Discussion and Analysis is divided into two sections. The first section analyzes the results of operations; first on a consolidated basis, then for each of Flagstar's six restaurant concepts. The second section addresses the Company's liquidity and capital resources.
RESULTS OF OPERATIONS
COMPANY CONSOLIDATED

                                                                                                                QUARTER ENDED
                                                                               YEAR ENDED DECEMBER 31,      MARCH 31,    APRIL 2,
($ IN MILLIONS)                                                                1994      1995      1996       1996         1997
Net Company Sales..........................................................   $2,620    $2,512    $2,471      $ 534        $657
Franchise Revenue..........................................................       46        59        71         16          19
Total Revenue..............................................................    2,666     2,571     2,542        550         676
Operating Expenses.........................................................    2,455     2,473     2,386        523         653
Operating Income...........................................................      211        98       156         27          23
Net Interest Expense From Continuing Operations............................      227       229       255         58          69
Income Tax (Benefit) Provision.............................................       (2)        0       (16)        (3)          1
Net Income (Loss)..........................................................   $  364    $  (55)   $  (85)     $ (27)       $(52)

RESTAURANT UNIT ACTIVITY

                                                            UNITS                                             UNITS
                                                          CONVERTED                                         CONVERTED
                                                             FROM                                              FROM
                        ENDING                            COMPANY TO      ENDING                            COMPANY TO      ENDING
                        UNITS       UNITS      UNITS      FRANCHISE       UNITS       UNITS      UNITS      FRANCHISE       UNITS
                       12/31/95     OPENED     CLOSED     (TURNKEY)      12/31/96     OPENED     CLOSED     (TURNKEY)       4/2/97
Denny's
  Company Owned            933                   (20)         (19)           894                    (1)           (2)        891
  Franchised Units         596         72        (10)          19            677         21         (6)            2         694
  Int'l Licensees           24          1                                     25                                              25
                         1,553         73        (30)                      1,596         21         (7)                    1,610
Hardee's                   593          1(b)     (14)                        580(c)                                          580(c)
Quincy's                   203                    (4)                        199                                             199
El Pollo Loco
  Company Owned            103          1                      (8)            96                                  (1)         95
  Franchised Units         112         15                       8            135(c)       3                        1         139(c)
  Int'l Licensees            2          8                                     10                                              10
                           217         24                                    241          3                                  244
  Subtotal               2,566         98        (48)                      2,616         24         (7)                    2,633
Coco's (a)
  Company Owned            188                    (5)                        183          1                                  184
  Franchised Units           6                    (1)                          5                                               5
  Int'l Licensees          252         26                                    278          4         (1)                      281
                           446         26         (6)                        466          5         (1)                      470
Carrows (a)
  Company Owned            161          2         (3)                        160                    (2)                      158
  Franchised Units                                                                        1                                    1
                           161          2         (3)                        160          1         (2)                      159
  Subtotal                 607         28         (9)                        626          6         (3)                      629
                         3,173        126        (57)                      3,242         30        (10)                    3,262
                      ENDING
                      UNITS
                     3/31/96
Denny's
  Company Owned          919
  Franchised Units       610
  Int'l Licensees         25
                       1,554
Hardee's                 580
Quincy's                 199
El Pollo Loco
  Company Owned          100
  Franchised Units       120
  Int'l Licensees          5
                         225
  Subtotal             2,558
Coco's (a)
  Company Owned          186
  Franchised Units         6
  Int'l Licensees        255
                         447
Carrows (a)
  Company Owned          162
  Franchised Units
                         162
  Subtotal               609
                       3,167

(a) Coco's and Carrows were acquired by Flagstar in May of 1996. Year-to-date and March 31, 1996 data are provided for comparison purposes only. Coco's and Carrows restaurant unit activity since acquisition date for the year ended December 31, 1996 is as follows:

                                                                  UNITS
                                                                CONVERTED
                                                                  FROM
                                                                 COMPANY
                           UNITS AT                                TO          ENDING
                          ACQUISITION     UNITS      UNITS      FRANCHISE      UNITS
                             DATE         OPENED     CLOSED     (TURNKEY)     12/31/96
   Coco's
     Company Owned             184                      (1)                       183
     Franchised Units            6                      (1)                         5
     Int'l Licensees           257           21                                   278
   Carrows                     163                      (3)                       160
                               610           21         (5)                       626

(b) Represents the re-opening of a unit that was temporarily closed at December 31, 1995.
(c) Unit count includes one Hardee's and El Pollo Loco dual brand unit.
                                       56

COMPANY CONSOLIDATED
QUARTER ENDED APRIL 2, 1997 COMPARED TO QUARTER ENDED MARCH 31, 1996
     The Company's CONSOLIDATED REVENUE for the first quarter of 1997 increased by $125.4 million (22.8%) as compared with the 1996 comparable quarter. The revenue increase is primarily attributable to two factors: the estimated $24.0 million impact due to the additional days in the first quarter of 1997 in comparison to the prior year quarter for Denny's and El Pollo Loco and the operations of Coco's and Carrows (with revenue in the first quarter of 1997 of $71.5 million and $55.6 million, respectively) which were not included in the prior year quarter. Excluding the impact of the extra days and the Coco's and Carrows acquisition, revenue for the 1997 quarter decreased $25.7 million in comparison to the prior year quarter. This decrease reflects decreases in comparable store sales at all of the Company's concepts as well as a 33-unit decrease in Company-owned units (excluding Coco's and Carrows). Such decreases are slightly offset by a $2.7 million increase in franchise revenue due to a 103-unit increase in franchise units at Denny's and El Pollo Loco.
     CONSOLIDATED OPERATING EXPENSES for the first quarter of 1997 increased by $129.8 million (24.8%) as compared with the 1996 comparable quarter. The expense increase is primarily attributable to two factors: the estimated $20.3 million impact due to the additional days in the first quarter of 1997 in comparison to the prior year quarter for Denny's and El Pollo Loco and the operations of Coco's and Carrows (with operating expenses in the first quarter of 1997 of $67.2 million and $52.8 million, respectively) which were not included in the prior year quarter. Excluding the impact of the extra days and the Coco's and Carrows acquisition, operating expenses for the 1997 quarter decreased $10.5 million in comparison to the prior year quarter. This decrease primarily reflects a decline in costs associated with the decline in revenue, the positive impact of cost cutting measures (reflected in improved operating margins at Denny's and El Pollo Loco), and a 33-unit decrease in Company-owned units (excluding Coco's and Carrows). Such decreases are somewhat offset by an increase in general and administrative expenses related to retention and other bonuses totaling $3.0 million, company contributions to its profit sharing plan of $0.7 million (no contributions having been made in the prior year) and an increase in the costs to monitor the consent decree over the prior year of $0.5 million.
     CONSOLIDATED OPERATING INCOME for the first quarter of 1997 decreased by $4.5 million (16.2%) as compared with the 1996 comparable quarter as a result of the factors noted above.
     NET CONSOLIDATED INTEREST AND DEBT EXPENSE totaled $68.6 million during the first quarter of 1997 as compared with $57.7 million during the comparable 1996 period. The increase is due principally to the addition of $7.5 million of interest and debt expense associated with the Coco's and Carrows acquisition in May 1996 and a $2.0 million decrease in interest income during 1997 due to decreased cash and cash equivalents subsequent to the purchase of Coco's and Carrows.
     REORGANIZATION EXPENSES include professional fees and other expenditures incurred by the Company in conjunction with the planned reorganization under Chapter 11 of the Bankruptcy Code as further discussed in Note 4 to the consolidated financial statements included herein.
     THE PROVISION (BENEFIT) FOR INCOME TAXES from continuing operations for the quarter has been computed based on management's estimate of the annual effective income tax rate applied to loss before taxes. The Company recorded an income tax provision reflecting an effective income tax rate of approximately 1.2% for the 1997 quarter compared to a benefit for the comparable 1996 quarter reflecting an approximate rate of (9.6%). The change in the effective income tax rate from the prior year can be attributed to the recognition in the prior year of anticipated refunds due to the carryback of prior year tax losses.
     The NET LOSS was $51.7 million in the first quarter of 1997 as compared to $27.3 million for the prior year quarter. The increase in net loss is due to the factors noted above.
1996 VS. 1995
     OPERATING TRENDS: During 1996, the Company experienced comparable store sales increases at Denny's and El Pollo Loco, due to the continued success of Denny's value menu strategy, El Pollo Loco's successful menu positioning and new product introduction efforts, dual branding at El Pollo Loco with Foster's Freeze, and favorable results from remodeled restaurants. However, the Company continued to experience significant declines in comparable store sales at Hardee's due to continued competitive promotions by quick-service competitors. Quincy's also showed comparable store sales declines reflecting the general trend in the mid-scale family-steak category as well as operational issues relative to training, food quality, service and facilities. During the third quarter management began to address these operational issues. New products were developed and tested, training was implemented at all levels, facilities were improved and management made plans to relaunch the Quincy's brand. This program is still in its early stages and it will take time to measure its full impact on results.
                                       57

Primarily as a result of the lower revenues at Quincy's, the Company experienced a reduction in operating income of $7.3 million (after removing the impact on 1995 results of the restructuring and impairment charges taken in 1995 and removing the impact on 1996 results of the operating income decrease in 1996 resulting from the dispositions of PFC and PTF and the increases in operating income in 1996 attributable to the acquisition of Coco's and Carrows). Overall, the trends experienced by the Company since the 1989 leveraged buyout generally have continued through 1996; operating income has been insufficient to cover the interest and debt expense resulting in continued losses from continuing operations. The external factors that have contributed to these trends, including increased competition and intensive pressure on pricing due to discounting, are expected to continue.
     In recognition of these matters, in addition to addressing the negative trends at Hardee's and Quincy's, management has taken steps to address the Company's debt burden and its impact on operations. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."
     The Company's CONSOLIDATED REVENUE for 1996 was $2,542.3 million, a decrease of $29.2 million, or 1.1%, compared to 1995. The impact on revenues of the Coco's and Carrows acquisition ($163.7 million and $131.4 million, respectively in revenue was contributed by Coco's and Carrows in 1996), was somewhat offset by the loss of revenue attributable to the dispositions of the Company's food distribution and processing operations, PFC and PTF, in September 1995 and 1996, respectively (the decrease in revenue in 1996 as compared to 1995 as a result of these dispositions totaled $218.2 million). Excluding the effects of such acquisition and dispositions, revenue, on a comparable basis, was $2,245.9 million in 1996, a decrease of $106.0 million (4.5%) compared to 1995. The revenue decrease primarily reflects the impact of lower comparable store sales at Hardee's and Quincy's and 63 fewer Company-operated restaurants as compared with the prior year (excluding the impact of the Coco's and Carrows acquisition), somewhat offset by an increase in franchise revenue of $11.7 million, reflecting 133 additional franchised units in 1996. At Hardee's and Quincy's, comparable store sales decreased 7.2% and 10.8%, respectively. Comparable store sales at Denny's and El Pollo Loco increased 1.7% and 7.2%, respectively; however due to decreases in the number of Company-operated restaurants in comparison to 1995, neither concept reported increases in revenue from Company-operated units.
     OPERATING EXPENSES decreased by $87.3 million (3.5%) in 1996 to $2,385.9 million as compared to 1995. This decrease reflects the impact of several significant events which affect the comparability of 1996 and 1995 results, including: a restructuring charge and charge for impaired assets totaling $67.2 million in 1995; a decrease in depreciation expense in 1996 of $5.4 million due to the impairment write-down in 1995; and a decrease in expenses in 1996 of $201.6 million due to the sales of PTF and PFC. These items are offset, in part, by the impact of the operating expenses of Coco's and Carrows which were acquired in 1996 and total $280.2 million.
     Excluding the effect of the items noted above, operating expenses decreased $93.3 million in 1996 in comparison to 1995. This decrease is primarily attributable to a decline in costs associated with the decline in operating revenue, the positive impact of cost cutting measures (reflected in improved margins at Denny's, Hardee's and El Pollo Loco), and the increase of $8.2 million of the current year amortization of the deferred gains attributable to the sales of PFC and PTF over the prior year amount. This amortization is recorded as a reduction of product costs. These decreases in operating expense are somewhat offset by a decrease in gains from the sales of restaurants to franchisees reflected in operating expenses from $24.5 million in 1995 to $8.4 million in 1996 and an increase in the cost to administer the consent decree entered into in 1993 of $5.9 million over the prior year to $11.3 million.
     OPERATING INCOME for 1996 increased by $58.2 million to $156.4 million in comparison to 1995 as a result of the factors noted in the preceding paragraphs.
     INTEREST AND DEBT EXPENSE, NET, from continuing operations and discontinued operations totaled $254.7 million for the year ended December 31, 1996 as compared to $248.0 million for the prior year. The net increase is due principally to the addition of $17.6 million in interest and debt expense associated with the Coco's and Carrows acquisition. This increase is partially offset by the following: a decrease in interest expense of approximately $5.3 million due to a lower level of principal outstanding during the 1996 period (excluding the impact of the Coco's and Carrows acquisition) resulting primarily from the repurchase of approximately $25.0 million of senior indebtedness on September 30, 1995 and the scheduled repayments of long-term debt during 1996; an increase in interest income of $3.2 million during 1996 due to increased cash and cash equivalents prior to the acquisition of Coco's and Carrows; a decline of $1.6 million in interest expense during the 1996 period associated with lower interest rates related to interest rate exchange agreements; and the elimination of $0.8 million in interest expense associated with various operations that were sold in 1995.
                                       58

     THE BENEFIT FROM INCOME TAXES from continuing operations for the year ended December 31, 1996 reflects an effective income tax rate of 16% compared with 0% for 1995. The change from the prior year can be attributed to the recognition of refunds in the current period due to the carryback of current year tax losses and the reversal of certain reserves established in prior years in connection with proposed deficiencies from the Internal Revenue Service (See Note 6 to the accompanying Consolidated Financial Statements for additional information).
     THE LOSS FROM CONTINUING OPERATIONS was $85.5 million for the year ended December 31, 1996 as compared with $132.9 million for the prior year. The net loss for the 1996 year end was $85.5 million compared to a net loss for the prior year of $55.2 million. The prior year included $77.2 million of income from discontinued operations reflecting gains of $77.9 million on the related sales of the discontinued operations in the fourth quarter of 1995.
  RESTRUCTURING
     Effective in the fourth quarter of 1995, as a result of a comprehensive financial and operational review, the Company approved a restructuring plan resulting in a provision for restructuring of $15.9 million. The 1995 restructuring plan was substantially completed in 1996 except for certain asset replacement projects (where the assets to be replaced were written down as part of the restructuring) which were postponed in 1996 due to the Company's capital constraints. Such projects are expected to be completed in 1997. Pursuant to the restructuring plan, approximately 74 employees, primarily corporate and field management, have been terminated as of December 31, 1996, resulting in payments of approximately $4.5 million as of that date.
  ACCOUNTING CHANGE
     In 1996, the Company adopted the disclosure-only provisions of Financial Accounting Standards Board Statement 123, "Accounting for Stock Based Compensation" (SFAS 123) while continuing to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its stock-based compensation plans. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized. The adoption of SFAS 123 did not impact the Statements of Consolidated Operations or the Consolidated Balance Sheets included herein.
1995 VS. 1994
     The Company's CONSOLIDATED REVENUE for 1995 decreased by approximately $94.5 million (3.5%) as compared with 1994 primarily reflecting the sale of PFC in September 1995 coupled with the continued weakness of the Company's Hardee's operations.
     The Company's OPERATING EXPENSES, before considering the effects of the provision for (recovery of) restructuring charges and charge for impaired assets, decreased by $55.7 million (2.3%) in 1995 as compared with 1994. Such decrease is principally due to a decrease of approximately $43.6 million attributable to the sale of Denny's distribution subsidiary, PFC, which was sold in September 1995 and an increase in gains on sales of restaurants from $10.0 million in 1994 to $24.5 million in 1995.
     TOTAL INTEREST AND DEBT EXPENSE from continuing and discontinued operations decreased by $18.1 million in 1995 as compared to 1994 (an $18.5 million decrease attributable to discontinued operations offset by a $0.4 million increase in continuing operations) principally as a result of a reduction in interest expense of $7.0 million following the payment during June 1994 of the principal amount ($170.2 million) outstanding under the term facility of the Company's credit agreement then outstanding and certain other indebtedness upon the sale of the Company's food and vending subsidiary, a reduction in interest expense of $4.0 million during 1995 for other indebtedness related to other subsidiaries which have been sold, and a decrease in interest expense of $6.1 million during 1995 related to interest rate exchange agreements.
  DISCONTINUED OPERATIONS
     The Company's concession and recreation services businesses were sold during 1995 resulting in a net gain of $77.9 million. These businesses have been accounted for as discontinued operations and recorded operating revenues of $322.3 million during 1995, a decrease of $3.1 million (0.9%) from 1994. Revenues related to the stadium concession subsidiary increased $9.2 million during 1995 to $190.8 million from $181.6 million in 1994. Operating income and depreciation and amortization expense of the concession subsidiary were $2.4 million and $10.9 million, respectively, during 1995 as compared with $6.5 million and $9.8 million, respectively, in 1994. Such decrease in operating income during 1995 is due principally to a decrease in average attendance at major league baseball games during the 1995 season. Revenues related to
                                       59
the recreation services subsidiary decreased by $12.3 million during 1995 to $131.5 million from $143.8 million during 1994. Operating income and depreciation and amortization expense of the recreation services subsidiary for 1995 were $14.7 million and $3.8 million, respectively, as compared with $16.3 million and $4.7 million, respectively, during 1994. Such decrease in revenues and operating income of the recreation services subsidiary is due principally to the loss of the service contract at the Kennedy Space Center during 1995.
  RESTRUCTURING
     Effective in the fourth quarter of 1995, as a result of a comprehensive financial and operational review, the Company approved a restructuring plan. The plan generally involved a reduction in personnel and a decision to outsource the Company's information systems function. Operating expenses for 1995 reflect a provision for restructuring of $15.9 million including charges for severance of $5.4 million, $7.6 million for the write-down of computer hardware and other assets, and $2.9 million for various other charges.
  ACCOUNTING CHANGE
     During 1995 the Company adopted Statement of Financial Accounting Standards No. 121 which resulted in a charge to operating expenses of $51.4 million for the write-down of Denny's, Hardee's and Quincy's restaurant properties. This charge reflected the write-down of 99 units which the Company planned to continue to operate and an additional 36 units which were to be closed or sold in 1996. Of the 36 units, the Company had closed 29 units through 1996. It intends to dispose of two of the remaining units in 1997 and continue to operate the other five.
  EXTRAORDINARY ITEMS
     The Company recognized an extraordinary gain totaling $0.5 million, net of income taxes, during 1995 which represents a gain on the repurchase of $25.0 million principal amount of certain indebtedness, net of the charge-off of the related unamortized deferred financing costs. During 1994, the Company also recognized an extraordinary loss totalling $11.7 million, net of income tax benefits of $0.2 million representing the charge-off of unamortized deferred financing costs associated with the prepayment in June 1994 of senior bank debt. RESTAURANT OPERATIONS
DENNY'S

                                                                                                                QUARTER ENDED
                                                                               YEAR ENDED DECEMBER 31,      MARCH 31,    APRIL 2,
                                                                               1994      1995      1996       1996         1997
($ IN MILLIONS, EXCEPT AVG. UNIT DATA)
Net Company Sales (a)......................................................   $1,508    $1,442    $1,202     $   293      $   300
Franchise Revenue..........................................................       40        49        55          12           15
Total Revenue (a)..........................................................    1,548     1,491     1,257         305          315
Operating Expenses (a).....................................................    1,425     1,394     1,135         284          291
Operating Income (a)(b)....................................................   $  123    $   97    $  122     $    21      $    24
Comparable Store Sales Increase (Decrease).................................      0.3%      2.4%      1.7%        3.2%        (2.4%)
AVERAGE UNIT DATA:
Average Unit Sales ($ in thousands):
  Company Operated.........................................................   $1,248    $1,283    $1,313     $   316      $   336
  Franchised...............................................................    1,060     1,086     1,090         260          276
Average Guest Check........................................................   $ 4.75    $ 4.86    $ 5.03     $  4.85(c)   $  5.39(c)
Average Weekly Traffic Count...............................................    5,047     5,071     5,025          --(d)        --(d)
Operated Units
  Company Operated.........................................................      978       933       894         919          891
  Franchise................................................................      512       596       677         610          694
  International............................................................       58        24        25          25           25
       Total...............................................................    1,548     1,553     1,596       1,554        1,610

(a) Includes the operating results of the Company's food processing (PTF) and distribution (PFC) operations.
(b) Operating income reflects a provision for restructuring of $5 million and a charge for impaired assets of $24 million for the year ended December 31, 1995. For a discussion of the provision for restructuring and charge for impaired assets see Notes 1 and 3 to the Consolidated Financial Statements.
(c) Calculated on a comparable store basis.
(d) Data not provided on a quarterly basis.
QUARTER ENDED APRIL 2, 1997 COMPARED TO QUARTER ENDED MARCH 31, 1996
     Denny's NET COMPANY SALES increased by $7.5 million (2.6%) during the 1997 quarter as compared with the prior year comparable quarter. This increase reflects an estimated $21.7 million impact due to an additional five days in the first quarter of 1997 in comparison to the prior year quarter due to the change in the fiscal year end, somewhat offset by the impact of a 28-unit decrease in Company-owned units and a decrease in comparable store sales. The decrease in Company-owned units, the majority of which were converted to franchise units, is consistent with the Company's strategy of focusing on growth through franchising and the sale of Company-owned restaurants to franchisees, along with selected closures where continued operation is considered uneconomical. The decline in comparable store sales was driven by lower guest counts, partially offset by an increase in average guest check, both changes reflecting the impact of the September 1996 price increase which eliminated certain value pricing. FRANCHISE REVENUE for the quarter increased by $2.3 million (18.2%), reflecting 84 more franchised units at the 1997 quarter-end than at the 1996 quarter-end.
     Denny's OPERATING EXPENSES for the 1997 quarter as compared with the 1996 quarter increased by $6.7 million (2.4%) reflecting an estimated $18.5 million impact due to five additional days in the first quarter of 1997 in comparison to the prior year quarter. This increase is somewhat offset by the impact of the 28-unit decrease in Company-owned units; an improvement in food cost as a percent of revenue due to a shift to higher margin items in the 1997 quarter; and a $1.4 million increase in the current quarter amortization of the deferred gain attributable to the sales of Proficient Food Company and Portion-Trol Foods, Inc. and Mother Butler Pies over the prior quarter amounts.
     Denny's OPERATING INCOME for the 1997 quarter improved by $3.1 million (14.8%) as compared to the prior year quarter as a result of the factors noted above.
1996 VS. 1995
     REVENUE from Company-owned units for 1996 decreased by $240.1 million (16.7%) from 1995 to $1,201.6 million. $218.2 million of this decrease can be attributed to the dispositions of PFC and PTF in 1995 and 1996, respectively. The remaining decrease of $52.2 million primarily results from operating 39 fewer Company-owned restaurants, partially offset by gains in comparable store sales of $30.3 million.
     Average unit sales in 1996 increased by 2.4% versus 1995. This increase is comprised of a 0.7% gain resulting from the impact of closed restaurants and those sold to franchisees, and a 1.7% gain in comparable store sales. The gains in comparable store sales were driven by an increase in average guest check, which was somewhat offset by a decrease in customer traffic. The full year gains in average check were aided by a September price increase that eliminated the $1.99 tier from the value menu. This price increase was triggered by commodity cost increases, minimum wage legislation and labor rate pressures. While the price increase had a positive impact on guest check averages, this increase was somewhat offset by a decline in customer counts.
     FRANCHISE REVENUE in 1996 increased by $6.2 million (12.7%) over 1995, to $55.1 million. The increase in franchise revenue is primarily attributable to 82 additional franchised units in 1996. $2.2 million of the increase was generated from initial fees from new franchise openings while the balance reflects an increase in royalties from units added in 1995 and 1996. Nineteen Company-owned units were sold to franchisees during 1996, generating $7.7 million in gains which are reflected as a reduction in operating expense.
     OPERATING EXPENSES for 1996 compared to 1995 decreased by $258.9 million (18.6%) to $1,134.9 million. This decrease is partially due to the restructuring charge and charge for impaired assets included in the 1995 results ($5.4 million and $23.9 million, respectively), a $2.8 million decrease in 1996 depreciation expense related to the 1995 impairment write-down, a $4.7 million increase in the current year amortization of the deferred gain attributable to the sales of PFC and PTF over the prior year amounts and a decrease of $201.6 million due to the dispositions of PFC and PTF. The effect of these
                                       61
items is somewhat offset by a decrease in the gains from restaurants sold to franchisees ($20.7 million in 1995 versus $7.7 million in 1996). Excluding these items, operating expenses decreased $33.5 million from the prior year. This decrease reflects several factors. Food costs and restaurant labor were favorable in comparison to 1995 by $14.0 million and $8.8 million, respectively, reflecting the decline in the number of Company-owned restaurants as well as the positive impact of cost control measures in the restaurants. These decreases were offset, in part, by higher commodity prices (particularly for pork, dairy, eggs and bread) over the prior year and increases in the Federal and state minimum wages.
     OPERATING INCOME for 1996 improved by $25.1 million (25.8%), as compared to 1995, to $121.9 million as a result of the factors noted above.
1995 VS. 1994
     Denny's REVENUES decreased by $57.3 million (3.7%), of which $53.0 million was attributable to a decrease in outside revenues at the Company's food processing and distribution subsidiaries. Such revenue decrease reflects the sale of the Company's distribution subsidiary during the third quarter of 1995. The remaining decrease of $4.3 million is primarily due to a 45-unit net decrease in the number of Company-owned restaurants at December 31, 1995 as compared to December 31, 1994, which was partially offset by an 84-unit increase in the number of franchised restaurants. Comparable store sales at Denny's increased 2.4% during 1995 as compared with 1994, reflecting increases in average check of 2.3% and 0.2% in traffic. During 1995, Denny's completed remodels on 182 Company-owned restaurants.
     OPERATING EXPENSES before the provision for restructuring charges and charge for impaired assets at Denny's decreased $59.9 million principally due to decreases in product costs including $43.6 million attributable to Denny's distribution subsidiary which was sold in September 1995. Operating expenses for 1994 include twelve months of charges for the food distribution subsidiary; whereas, 1995 includes approximately nine months of such charges. Denny's operating expenses before the provision for restructuring charges and charge for impaired assets were also reduced during 1995 by gains on the sale of restaurants to franchisees of $20.7 million. This compares to gains in 1994 of $8.8 million. Such decreases in operating expenses were offset, in part, by an increase in advertising expense of $6.0 million.
HARDEE'S

                                                                                                                QUARTER ENDED
                                                                               YEAR ENDED DECEMBER 31,      MARCH 31,    APRIL 2,
                                                                               1994      1995      1996       1996         1997
($ IN MILLIONS, EXCEPT AVG. UNIT DATA)
Revenue....................................................................   $  701    $  660    $  603      $ 145       $  138
Operating Expenses.........................................................      625       656       562        140          135
Operating Income (a).......................................................   $   76    $    4    $   41      $   5       $    3
Comparable Store Sales (Decrease)..........................................     (3.6%)    (8.6%)    (7.2%)     (7.5%)       (6.5%)
AVERAGE UNIT DATA:
Average Unit Sales ($ in thousands)........................................   $1,206    $1,104     1,041      $ 250       $  237
Average Guest Check........................................................   $ 3.11    $ 3.16    $ 3.17      $3.13(b)    $ 3.21(b)
Average Weekly Traffic Count...............................................    7,459     6,713     6,320         --(c)        --(c)
Operated Units.............................................................      595       593       580        580          580

(a) Operating income reflects a provision for restructuring of $8 million and a charge for impaired assets of $24 million for the year ended December 31, 1995. For a discussion of the provision for restructuring and charge for impaired assets, see Notes 1 and 3 to the Consolidated Financial Statements.
(b) Calculated on a comparable store basis.
(c) Data not provided on a quarterly basis.
QUARTER ENDED APRIL 2, 1997 COMPARED TO QUARTER ENDED MARCH 31, 1996
     Hardee's REVENUE decreased by $7.6 million (5.2%) during the 1997 quarter as compared with the 1996 quarter, reflecting a 6.5% decline in comparable store sales. The decrease in comparable store sales reflects an 8.4% decline in traffic which was partially offset by a 2.6% increase in average guest check. The decrease in traffic count reflects the impact of continuing
                                       62
aggressive promotions by competitors within the quick-service category compounded by the persistent weakness of Hardee's brand positioning and advertising programs.
     Hardee's OPERATING EXPENSES in the 1997 quarter decreased by $5.8 million (4.1%) due to the "flow-through" impact of the lower comparable store sales noted above as well as the impact of the cost reduction program implemented in the second half of 1996.
     Hardee's OPERATING INCOME for the 1997 quarter decreased by $1.8 million (39.1%) as compared to the prior year quarter as a result of the factors noted above.
1996 VS. 1995
     REVENUE for Hardee's for 1996 decreased by $56.9 million (8.6%) from 1995, to $602.9 million. The revenue decrease was primarily driven by 13 fewer restaurants in the Company's chain and a decrease in average unit sales in comparison to 1995. Comparable store sales decreased by 7.2% primarily due to decreased customer traffic in the face of continued aggressive "value/discounting" promotions by competitors within the quick-service segment and inclement weather during the first quarter. In the second half of the year, Flagstar's Hardee's began focusing less on discounting and more on overall value, introducing items which are somewhat higher priced but which management believes still offer good value for the money. The latest such promotion introduces the "Monster" line of items, featuring a large burger and a large omelet biscuit. This strategy has helped drive guest check averages; however, the increased average guest check has only marginally offset the decrease in traffic.
     OPERATING EXPENSES in 1996 decreased $93.4 million (14.2%), to $562.2 million, as compared to 1995. This decrease is partially driven by the restructuring charge and charge for impaired assets included in the 1995 results ($7.8 million and $23.7 million, respectively), a $2.3 million decrease in 1996 depreciation and amortization expense resulting from the impairment write-down in 1995 and a $1.9 million increase in the current year amortization of the deferred gain attributable to the sales of PFC and PTF over the prior year amount. This decrease also reflects the impact of lower comparable store sales, a decrease in the number of restaurants and management's increased focus on achieving improvement in operating efficiencies. The success of such cost control efforts is reflected by the fact that even after removing the impact on 1995 of the restructuring and impairment charges and the related reduction in depreciation in 1996, operating income would have increased $2.7 million over 1995, despite a decrease in revenue of $56.9 million. Labor savings had the most significant impact in reducing operating expenses. Labor as a percent of sales was 1% lower than in 1995. This was accomplished primarily by reducing in-store labor to become more competitive and more in line with quick-service industry standards, allowing management to reduce costs despite the impact of an increased Federal minimum wage.
     OPERATING INCOME for 1996 improved by $36.5 million, to $40.7 million, in comparison to 1995 as a result of the factors described above.
1995 VS. 1994
     Hardee's REVENUE decreased during 1995 by $40.6 million, to $659.9 million, from $700.5 million during 1994, principally due to a decline of 8.6% in comparable store sales. The decrease in comparable store sales resulted from a 10.0% decline in traffic which was mitigated by a 1.6% increase in average check. The decline in traffic was impacted by continued aggressive promotions and discounting by quick-service competitors. During 1995, the Company remodeled 59 Hardee's restaurants.
     At Hardee's, OPERATING EXPENSES before considering the effects of the provision for restructuring charges and charge for impaired assets decreased by $0.8 million. This reflects increased expenses during 1995 of $12.8 million for general and administrative, payroll and benefits, restructuring of field management, workers' compensation charges, and expenses related to promotional programs. Such increases were more than offset by a $13.6 million decrease in product costs directly associated with decreased revenues in 1995.
                                       63

QUINCY'S

                                                                                                                QUARTER ENDED
                                                                               YEAR ENDED DECEMBER 31,      MARCH 31,    APRIL 2,
                                                                               1994      1995      1996       1996         1997
($ IN MILLIONS, EXCEPT AVG. UNIT DATA)
Revenue....................................................................   $  284    $  294    $  259      $  69       $   64
Operating Expenses.........................................................      261       272       252         64           64
Operating Income (a).......................................................   $   23    $   22    $    7      $   5       $   --
Comparable Store Sales Increase (Decrease).................................      2.9%      4.8%    (10.8%)     (4.2%)       (6.8%)
AVERAGE UNIT DATA:
Average Unit Sales ($ in thousands)........................................   $1,350    $1,438    $1,301      $ 343       $  323
Average Guest Check........................................................   $ 5.79    $ 5.88    $ 6.06      $6.08(b)    $ 6.30(b)
Average Weekly Traffic Count...............................................    4,486     4,703     4,132         --(c)        --(c)
Operated Units.............................................................      207       203       199        199          199

(a) Operating income reflects a restructuring charge and charge for impaired assets of $0.6 million for the year ended December 31, 1995. For a discussion of the provision for restructuring and charge for impaired assets see Notes 1 and 3 to the Consolidated Financial Statements.
(b) Calculated on a comparable store basis.
(c) Data not provided on a quarterly basis.
QUARTER ENDED APRIL 2, 1997 COMPARED TO QUARTER ENDED MARCH 31, 1996
     Quincy's REVENUE decreased by $4.3 million (6.3%) during the 1997 quarter as compared with the 1996 quarter, reflecting a 6.8% decline in comparable store sales. The decrease in comparable store sales resulted from a 10.0% decrease in traffic which was partially offset by a 3.6% increase in average guest check. The decline in customer traffic reflects, among other things, continuing traffic declines in the family-steak category in general, and the difficulty of "winning back" customers that have been lost as a result of problems at Quincy's relating to a lack of focus and consistency of service and products over the past two years.
     Despite the decrease in revenue, Quincy's OPERATING EXPENSES in the 1997 quarter increased by $0.6 million (0.9%) over the prior year quarter. This reflects an increase in product costs as a percent of revenue due to the higher quality food items offered in connection with the "Relaunch" program; increased labor costs due to the Federal minimum wage increase; and the fact that certain labor and other fixed costs cannot be reduced in proportion to the significant decrease in sales.
     Quincy's OPERATING INCOME for the 1997 quarter decreased by $4.9 million (94.2%) as compared to the prior year quarter as a result of the factors noted above.
1996 VS. 1995
     REVENUE for Quincy's in 1996 decreased by $35.1 million (11.9%) from 1995, to $259.2 million. The revenue decrease was primarily driven by a decrease in customer traffic, as well as four fewer restaurants, offset somewhat by an increase in the average guest check. Customer traffic, which decreased by 12% versus 1995, was primarily responsible for the 10.8% decrease in comparable store sales. The significant decline in customer traffic reflects, among other things, continued traffic declines in the family-steak category, in general, as well as a difficult comparison to the prior year (which benefited from several newly remodeled units), in addition to the unsuccessful introduction of a new steak product earlier in the year. Also, over the last two years management has experimented with various formats at Quincy's, which has led to some customer confusion and a lack of focus for the concept.
     To address this issue, in October 1996, management initiated a "Relaunch" program to re-establish the brand and give customers a consistent experience. In this regard, during the third quarter of 1996, new products were developed and tested, training was implemented at all levels, facilities were improved, and management rolled out a new value steak promotion, the "No Mistake Steak", which also introduced a number of new products accompanied by increased media advertising. Although the "Relaunch" results to date have been positive, management notes that the program is still in its early stages and that it will take time to measure its full impact on results.
                                       64

     OPERATING EXPENSES in 1996 as compared to 1995 decreased by $19.4 million (7.1%), to $252.5 million. This decrease was driven by the decline in sales and a $1.2 million increase in the current year amortization of the deferred gain attributable to the sales of PFC and PTF over the prior year amount. These decreases were partially offset by the additional costs in product, labor and advertising to institute the "Relaunch" program. Primarily due to the training efforts related to re-launching the brand, labor costs increased $3.0 million (1.2%) over 1995. Also, after a period of no advertising for Quincy's in August and September as the Relaunch plan was formulated, advertising was increased significantly in the fourth quarter to support the reintroduction of the brand, resulting in an overall increase in advertising expense of approximately $3.0 million in 1996 over the prior year.
     OPERATING INCOME in 1996 as compared to 1995 declined by $15.7 million, to $6.6 million, as a result of the factors described above.
1995 VS. 1994
     Quincy's REVENUES increased by $9.9 million (3.5%) during 1995 as compared to 1994 despite a four-unit decrease in the number of restaurants operated at December 31, 1995 as compared to December 31, 1994. Such increase in revenues is primarily due to a 4.8% increase in comparable store sales as a result of increases of 3.3% in traffic and 1.5% in average check. During 1995, the increased traffic is partially attributable to the remodeling of 35 of its restaurants.
     An increase in OPERATING EXPENSES is principally attributable to increases in payroll and benefits expense of $4.4 million, product costs of $3.3 million associated primarily with the increase in revenues during 1995, and advertising expense of $2.7 million.
EL POLLO LOCO

                                                                                                                QUARTER ENDED
                                                                               YEAR ENDED DECEMBER 31,      MARCH 31,    APRIL 2,
                                                                               1994      1995      1996       1996         1997
($ IN MILLIONS, EXCEPT AVG. UNIT DATA)
Net Company Sales..........................................................   $  127    $  117    $  114      $  28       $   29
Franchise Revenue..........................................................        6        10        14          3            3
Total Revenue..............................................................      133       127       128         31           32
Operating Expenses.........................................................      124       114       114         28           29
Operating Income...........................................................   $    9    $   13    $   14      $   3       $    3
Comparable Store Sales Increase............................................      6.5%      2.0%      7.2%       7.9%        (3.6%)
AVERAGE UNIT DATA:
Average Unit Sales ($ in thousands):
  Company Operated.........................................................   $  932    $1,019    $1,155      $ 276       $  301
  Franchised...............................................................      893       858       852        209          221
Average Guest Check........................................................   $ 6.59    $ 6.76    $ 6.63      $6.64(a)    $ 6.58(a)
Average Weekly Traffic Count...............................................    2,720     2,894     3,350         --(b)        --(b)
Operated Units:
  Company Operated.........................................................      127       103        96        100           95
  Franchise................................................................       78       112       135        120          139
  International............................................................        4         2        10          5           10
       Total...............................................................      209       217       241        225          244

(a) Calculated on a comparable store basis.
(b) Data not provided on a quarterly basis.
QUARTER ENDED APRIL 2, 1997 COMPARED TO QUARTER ENDED MARCH 31, 1996
     El Pollo Loco's NET COMPANY SALES increased $0.5 million (1.8%) during the 1997 quarter as compared with the 1996 quarter. This increase reflects an estimated $2.3 million impact due to the additional week in the first quarter of 1997 in comparison to the prior year quarter due to the change in the fiscal year end, somewhat offset by the impact of a five-unit
                                       65
decrease in Company-owned units and a decrease in comparable store sales. The decrease in Company-owned units, all of which were converted to franchise units, is consistent with the Company's strategy of focusing on growth through franchising and the sale of Company-owned restaurants to franchisees. The decline in comparable store sales was primarily a result of a difficult comparison versus the introduction of the extremely successful Pollo Bowl during the first quarter last year. FRANCHISE REVENUE for the quarter increased by $0.4 million (13.3%), primarily due to 19 more franchise units at the 1997 quarter-end as compared with the 1996 quarter-end and an increase in franchise average unit sales.
     El Pollo Loco's OPERATING EXPENSES for the 1997 quarter as compared with the 1996 quarter increased by $0.9 million (3.2%) reflecting an estimated $1.8 million impact due to the additional week in the first quarter of 1997 in comparison to the prior year quarter. This increase is somewhat offset by the impact of the five-unit decrease in Company-owned units; lower product costs associated with the Pollo Bowl and other new "Bowl" products; a decrease in direct labor costs due to improved labor scheduling and staffing initiatives; and food cost control measures.
     El Pollo Loco's OPERATING INCOME for the 1997 quarter, excluding the impact on the prior year of gains on the sale of restaurants, improved by $0.3 million (11.5%) as compared to the prior year quarter as a result of the factors noted above.
1996 VS. 1995
     REVENUE from Company-owned El Pollo Loco units for 1996 decreased by $1.6 million (1.4%) from 1995 to $114.7 million. The revenue decrease was primarily driven by a net decrease of seven restaurants (eight units sold to franchisees, one Company-owned unit opened), partially offset by gains in comparable store sales.
     Comparable store sales increased 7.2%, driven by increased guest traffic, which on a comparable store basis, increased 9.9%. The increased traffic was principally attributable to the highly successful "Pollo Bowl," rolled out in late 1995, which currently accounts for 11% of the menu mix, as well as other key promotions. Comparable store sales also benefited from the Foster's Freeze rollout. The decrease in average guest check was driven by a change in value focus in 1996. During 1995, most of the value offerings featured very large amounts of food (such as the $14.99 Holiday Feast), whereas in 1996, value was approached on a quantity and price basis (such as the Pollo Bowl and $9.99 for 12 pieces of chicken).
     FRANCHISE REVENUE in 1996 increased $3.3 million (31.7%) over 1995 to $13.7 million. The increase in revenue is primarily due to 31 additional franchise units in 1996. Of the increase in revenue, $0.8 million was generated from initial fees collected as new franchised units were opened, with the remainder coming from the ongoing royalty stream of the additional units. Eight units were sold to franchisees during 1996, generating $0.7 million in gains which are reflected as a reduction of operating expenses.
     OPERATING EXPENSES increased $0.5 million in 1996 over the prior year, to $114.6 million, due to a decrease in gains recognized on the sale of restaurants to franchisees, from $3.8 million in 1995 to $0.7 million in 1996. Removing the impact of the decrease in restaurant sales to franchisees, El Pollo Loco experienced a net decrease in operating expenses of $2.6 million reflecting, among other things, lower product costs associated with the Pollo Bowl and other new products, a decrease in direct labor costs due to improved labor scheduling and staffing initiatives, food cost control measures and a $0.4 million increase in the current year amortization of the deferred gain attributable to the sales of PFC and PTF over the prior year amount. These improvements were attained despite an increase in chicken prices versus 1995, and the increased Federal and state minimum wages.
     OPERATING INCOME for 1996 in comparison to 1995, improved by $1.2 million (9.5%) to $13.8 million as a result of the factors discussed above.
1995 VS. 1994
     REVENUES at El Pollo Loco decreased $6.4 million (4.8%) to $126.7 million during 1995, from $133.1 million during 1994, primarily due to a 24-unit net decrease in the number of Company-owned restaurants following the sale of units to franchisees. Comparable store sales at Company-owned El Pollo Loco units increased by 2.0% reflecting an increase in average check of 2.4% which was partially offset by a 0.4% decrease in traffic. During 1995, El Pollo Loco completed remodels on 57 of its Company-owned restaurants.
     OPERATING EXPENSES at El Pollo Loco decreased by $9.6 million during 1995 due primarily to a 24-unit net decrease at December 31, 1995 as compared with December 31, 1994 in the number of Company-operated restaurants following the sale of restaurants to franchisees. El Pollo Loco's operating expenses during 1995 included gains on the sale of restaurants of $3.8 million as compared with $1.2 million during 1994.
                                       66

COCO'S AND CARROWS
     The following information is provided for analysis purposes only as it includes information for periods prior to the acquisition of Coco's and Carrows by the Company on May 23, 1996:
CONSOLIDATED

                                                                                   YEAR ENDED               QUARTER ENDED
                                                                                    DECEMBER           MARCH 31,      APRIL 2,
                                                                                1995        1996         1996           1997
($ IN MILLIONS, EXCEPT AVG. UNIT DATA)
Net Company Sales...........................................................   $  502      $  487        $ 119         $  126
Franchise Revenue...........................................................        4           4            1              1
Total Revenue...............................................................      506         491          120            127
Operating Expenses..........................................................      474         477          115            120
Operating Income............................................................   $   32      $   14        $   5         $    7
COCO'S
Comparable Store Sales (Decrease)...........................................     (5.0%)      (1.6%)       (0.5%)         (0.8%)
AVERAGE UNIT DATA:
Average Unit Sales (Company-operated) ($ in thousands)......................   $1,506      $1,462        $ 357         $  386
Average Guest Check (c).....................................................   $ 6.72      $ 6.79        $6.76(a)      $ 6.60(a)
Average Weekly Traffic Count (c)............................................    4,271       4,159           --(b)          --(b)
Operated Units:
  Company Operated..........................................................      188         183          186            184
  Franchise.................................................................        6           5            6              5
  International.............................................................      252         278          255            281
       Total................................................................      446         466          447            470
CARROWS
Comparable Store Sales (Decrease) Increase..................................     (0.2%)       0.1%         2.0%          (0.8%)
AVERAGE UNIT DATA:
Average Unit Sales (Company-operated) ($ in thousands)......................   $1,372      $1,343        $ 324         $  349
Average Guest Check (c).....................................................   $ 6.09      $ 6.26        $6.13(a)      $ 6.37(a)
Average Weekly Traffic Count (c)............................................    4,363       4,252           --(b)          --(b)
Operated Units
  Company Operated..........................................................      161         160          162            158
  Franchise.................................................................       --          --           --              1
       Total................................................................      161         160          162            159

(a) Calculated on a comparable unit basis.
(b) Data not provided on a quarterly basis.
(c) The method for determining weekly customer traffic and average guest check was changed in September 1996 in order to better conform to Flagstar's methodology. Amounts for periods prior to September 1996 have not been restated. Relative to Coco's, the new method will generally result in higher weekly traffic counts and lower average guest checks than calculated under the previous method. Relative to Carrows, the new method will generally result in lower weekly traffic counts and higher average guest checks.
QUARTER ENDED APRIL 2, 1997 COMPARED TO QUARTER ENDED MARCH 31, 1996
     Coco's NET COMPANY SALES for the first quarter ended April 2, 1997 increased $4.0 million (6.0%) as compared to the prior year comparable quarter. This increase reflects an estimated $4.8 million impact due to six additional days in the first quarter of 1997 in comparison to the prior year quarter due to the change in the fiscal year end, somewhat offset by a decrease in comparable store sales. The decrease in comparable store sales was driven by a decrease in average check, slightly offset by an increase in customer counts. In addition, the Company experienced a two-unit decrease in the number of Company-operated restaurants.
                                       67

     FRANCHISE AND FOREIGN LICENSING REVENUE decreased by $0.1 million (12.5%) for the first quarter of 1997 as compared to the first quarter of 1996. The decrease is the result of a stronger dollar versus the yen in 1997 as compared to 1996 and is partially offset by an increase in the number of franchisees and foreign licensees from 261 at March 31, 1996 to 286 at April 2, 1997.
     Coco's OPERATING EXPENSES for the first quarter of 1997 increased by $2.7 million (4.2%), as compared to the prior year quarter. This increase is primarily due to six additional days in the first quarter of 1997 as compared to the prior year quarter. The increase is somewhat offset by a decrease in product cost and labor of approximately $1.4 million due to an increased operations focus on cost controls, waste reduction and labor initiatives. Such cost savings were achieved despite a general increase in commodity prices and the impact of the Federal and state minimum wage increases.
     Carrows' NET COMPANY SALES for the first quarter ended April 2, 1997 increased $3.4 million (6.5%) as compared to the prior year comparable quarter. This increase reflects an estimated $3.8 million impact due to six additional days in the first quarter of 1997 in comparison to the prior year quarter due to the change in the fiscal year end, somewhat offset by a decrease in comparable store sales. The decrease in comparable store sales was driven by a decrease in customer counts, slightly offset by an increase in average guest check. In addition, the Company experienced a four-unit decrease in the number of Company-operated restaurants.
     Carrows opened its first domestic franchise location in the first quarter of 1997, recording $16,000 in franchise revenue.
     Carrows' OPERATING EXPENSES for the first quarter of 1997 increased by $2.6 million (5.2%), as compared to the prior year quarter. This increase is primarily due to the six additional days in the first quarter of 1997 as compared to the prior year quarter. The increase is somewhat offset by a decrease in product cost and labor of approximately $1.2 million due to an increased operations focus on cost controls, waste reduction and labor initiatives. Such cost savings were achieved despite a general increase in commodity prices and the impact of the Federal and state minimum wage increases. 1996 VS. 1995
     The Company's operating results for the year ended December 31, 1996 include 31 weeks of Coco's and Carrows operations subsequent to their acquisition in May. Coco's and Carrows revenues for the period were $163.7 million and $131.4 million, respectively. Operating expenses for Coco's and Carrows were $155.5 million and $124.7 million, respectively.
LIQUIDITY AND CAPITAL RESOURCES
     Historically, the Company has met its liquidity requirements with internally generated funds, external borrowings, and in recent years, proceeds from asset sales. Prior to the Petition Date, the Company expects to continue to rely on internally generated funds, supplemented by available working capital advances under the Credit Agreement, and other external borrowings as its primary sources of liquidity.
     The following table sets forth, for each of the periods indicated, a calculation of the Company's cash from operations available for debt repayment, dividends on the Old FCI Preferred Stock, and capital expenditures:

                                                                   YEAR ENDED           QUARTER ENDED
                                                                  DECEMBER 31,      MARCH 31,    APRIL 2,
($ IN MILLIONS)                                                  1995      1996       1996         1997
Net loss.....................................................   $(55.2)   $(85.5)    $ (27.3)     $(51.7)
Charge for impaired assets...................................     51.4        --          --          --
Provision for restructuring charges..........................     15.9        --          --          --
Non-cash charges.............................................    120.3     119.9        30.5        34.5
Deferred income tax benefit..................................     (3.5)     (9.0)        (.1)        (.3)
Discontinued operations......................................    (77.2)       --          --          --
Extraordinary items, net.....................................     (0.5)       --          --          --
Change in certain working capital items......................     (6.1)      7.4       (19.3)      (14.9)
Change in other assets and other liabilities, net............    (31.0)    (16.1)       (5.8)       (4.6)
Cash from (used in) operations available for debt repayment, dividends on Old FCI Preferred Stock, and capital
  expenditures...............................................   $ 14.1    $ 16.7     $ (22.0)     $(37.0)

     The cash flows generated by Coco's and Carrows, which was acquired in May 1996, are required by the instruments governing the indebtedness incurred to finance such acquisition, to service the debt issued by FRD Acquisition Co. ("FRD"), Flagstar's acquisition subsidiary and, therefore, other than for the payment of certain management fees and tax reimbursements payable to Flagstar under certain conditions, are currently unavailable to be used to service the debt of Flagstar and its other subsidiaries. Coco's and Carrows' cash flows from operations included in the Company's total cash flow from operations were $21.2 million and $2.8 million for the year ended December 31, 1996 and the quarter ended April 2, 1997, respectively.
     The Credit Agreement, which expires on April 10, 1999, provides Flagstar with a $150 million revolving credit facility. It is available for working capital advances and letters of credit, with a working capital advance sublimit of $75 million. As of April 2, 1997, there were no working capital advances outstanding under the Credit Agreement, although approximately $82.9 million letters of credit were outstanding; accordingly, $67.1 million was available for additional letters of credit or working capital borrowings. The Credit Agreement and the indentures governing the Company's outstanding public debt contain negative covenants that restrict, among other things, the Company's ability to pay dividends, incur additional indebtedness, further encumber its assets and purchase or sell assets. In addition, the Credit Agreement includes provisions for the maintenance of a minimum level of interest coverage, limitations on ratios of indebtedness to earnings before interest, taxes, depreciation and amortization ("EBITDA") and limitations on annual capital expenditures.
     In connection with the acquisition of Coco's and Carrows, FRI-M, which became thereby a wholly-owned subsidiary of the Company, obtained a new credit facility consisting of a $56 million term loan, which matures on August 31, 1999, and a $35 million revolving credit facility, which is available until August 31, 1999 for Coco's and Carrows general working capital advances and letters of credit. Such facility is unavailable to Flagstar and its other subsidiaries.
     As of December 31, 1996, scheduled debt maturities of long-term debt relative to Flagstar and its subsidiaries for the years 1997 and thereafter are as follows:

                                                                      FLAGSTAR
($ IN MILLIONS)                                                     EXCLUDING FRD     FRD
1997.............................................................      $  43.3(a)    $ 19.6
1998.............................................................         34.2         23.6
1999.............................................................         27.5         23.7
2000.............................................................        323.3          3.4
2001.............................................................        277.9          3.1
Thereafter.......................................................      1,298.0        164.7

(a) Does not reflect $947 million of long-term debt scheduled to mature subsequent to 2001 that has been reclassified to current as of April 2, 1997. See Note 14 of the Consolidated Financial Statements.
     In addition to scheduled maturities of principal, on a consolidated basis, should the Plan not be consummated, approximately $255 million of cash will be required in 1997 to meet interest payments on long-term debt and $14 million would be required for dividends on the Old FCI Preferred Stock should FCI's Board of Directors declare such dividends.
     Since the leveraged buyout of Flagstar in 1989, the Company has not achieved the revenue and earnings projections prepared at the time of the transaction, due in large part to increased competition, intensive pressure on pricing due to discounting, adverse economic conditions and relatively limited capital resources to respond to these changes. Such trends have generally continued through 1996 and into 1997. The Company's cash flows have been sufficient to fund its operations and make interest payments when due (although in anticipation of the Plan, Flagstar did not make the March 15, 1997 interest payment on its 11 3/8% Debentures or the May 1, 1997 interest payments on its 11.25% Debentures or Junior Subordinated Debentures). However, the Company's core businesses have not experienced cash flow growth sufficient to provide adequate funds to invest for future growth.
     These conditions present both short-term and long-term financial challenges to the Company. To address these matters, management has developed and is continuing to develop plans to maintain the Company's liquidity and improve its capital structure. Specifically, the Board of Directors elected not to declare the January 15, 1997 and April 15, 1997 quarterly dividends on the Old FCI Preferred Stock. In addition, on March 6, 1997, the Credit Agreement was amended to provide for less restrictive financial covenants for measurement periods ending on April 2, 1997 and July 2, 1997, as well as to provide Flagstar flexibility to forego scheduled interest payments due in March, May and June 1997 under the 10 3/4% Senior Notes, the 10 7/8% Senior Notes, the 11 3/8% Debentures, the 11.25% Debentures and the Junior Subordinated Debentures without
                                       69
triggering a default under the Credit Agreement, unless any such debt is declared to be due and payable as a result of the failure to pay any such interest. On March 17, 1997, in anticipation of the Plan, Flagstar elected not to make an interest payment due and payable as of that date with respect to the 11 3/8% Debentures. As a result, and as a result of a continuation of such non-payment for 30 days following the due date, Flagstar is in default under the indenture governing the 11 3/8% Debentures, and the holders of 25% of such debentures or the trustee therefor may declare such debt to be due and payable. If such debt is declared to be due and payable this will create an event of default relative to the 10 3/4% Senior Notes and the 10 7/8% Senior Notes entitling 30% of the holders of such indebtedness or the trustee therefor to declare such indebtedness also to be due and payable. In addition, on May 1, 1997, in anticipation of the Plan, Flagstar elected not to make interest payments due and payable as of that date with respect to the 11.25% Debentures and the Junior Subordinated Debentures. If Flagstar does not make such payments within 30 days following the due date, Flagstar will be in default under the indentures governing such debentures and, in either such case, the holders of 25% of such debentures or the trustee therefor may declare such debt to be due and payable (with similar cross-acceleration rights accruing under the 10 3/4% Senior Notes and the 10 7/8% Senior Notes as described above).
     Management has concluded that, over the long-term, a substantial restructuring or refinancing of the Company's debt will be required to allow the Company to meet its long-term debt obligations and will be a prerequisite to future growth through additional investment in its restaurants. In this regard, FCI and Flagstar have developed a financial restructuring plan which was agreed to in principle on March 17, 1997 by the Ad Hoc Debentureholders Committee. Based thereon, FCI and Flagstar have decided to pursue a restructuring of their debt and equity through a Prepackaged Plan, as further described elsewhere in this Prospectus. The Company's operating subsidiaries would not be a party to any such filings under the Bankruptcy Code. See "The Plan of Reorganization."
     With respect to short-term liquidity, management believes that through a combination of cash generated from operations, funds available through the Credit Agreement, various cash management measures and other sources, adequate liquidity exists to meet the Company's working capital, debt service and capital expenditure requirements through the filing of the Reorganization Cases (before taking into account the reclassification of indebtedness under the Senior Subordinated Debentures and Junior Subordinated Debentures from long-term to current as a result of the interest payment defaults described above). Although no assurances can be given in this regard, management believes, based on the Company's historical relationship with its banks, that it would be able, as necessary, to maintain access to funds available under the Credit Agreement (prior to the satisfaction of the conditions to use of the DIP Facility).
     The Company has entered into written commitment letters pursuant to which it has received commitments from Chase for a $200 million debtor-in-possession revolving credit facility for the period covering the pendency of the Reorganization Cases, until the earlier to occur of (x) the date that is one year after the commencement of the Reorganization Cases and (y) the substantial consummation of the Plan, and a $200 million senior secured revolving credit facility to refinance the DIP Facility and otherwise be available for the benefit of the operating subsidiaries of Reorganized Flagstar from and after the Effective Date. The Exit Facility will have a maturity five (5) years from the date of Reorganized Flagstar's emergence from Chapter 11 (subect to earlier termination of commitments in certain events). The closing of each such facility is subject, among other conditions, to the negotiation of definitive agreements with Chase on mutually acceptable terms and, in the case of the Exit Facility, the initial borrowing thereunder having been made on or before the earlier of July 31, 1998 and the date that is twelve months after the date on which FCI and Flagstar commence the Reorganization Cases. See "Description of
Indebtedness -- New Reorganized Flagstar Indebtedness." The Company believes the DIP Facility and Exit Facility, together with cash generated from operations, various cash management measures and other sources, will provide the Company with adequate liquidity to meet its working capital, debt service and capital expenditure requirements for at least the next twelve months.
     With respect to the long-term liquidity of the Company, the Company's management believes that, based on its forecasts, after giving effect to the Plan, the Company will have sufficient operating cash flow from operations (together with funds available under the Exit Facility) to pay interest and scheduled amortization on all of its outstanding indebtedness and to fund anticipated capital expenditures through 1999. However, even if the reorganization is completed, the Company's ability to meet its debt service obligations will depend on a number of factors, including management's ability to maintain operating cash flow. See "Certain Risk Factors -- Highly Leveraged Position."
     The Company's principal capital requirements are those associated with opening new restaurants and remodeling and maintaining its existing restaurants and facilities. During 1996, total capital expenditures were approximately $67.3 million, of which approximately $1.3 million was used to remodel existing restaurants, $21.8 million was used to refurbish existing restaurants, $7.5 million was used for point-of-sale ("POS") systems and other information technology assets, $0.8 million was used to open new restaurants, and $35.9 million was used to maintain existing facilities and equipment. Of the total
                                       70
capital expenditures, approximately $12.3 million were financed through capital leases. Cash capital expenditures during 1997 (excluding capital leases) are expected to total approximately $67.2 million; however, the Company is not committed to spending this amount and could spend less if circumstances warrant.
     The Company is able to operate with a substantial working capital deficiency because (i) restaurant operations and most food service operations are conducted primarily on a cash (and cash equivalent) basis with a low level of accounts receivable, (ii) rapid turnover allows a limited investment in inventories, and (iii) accounts payable for food, beverages and supplies usually become due after the receipt of cash from the related sales. At December 31, 1996 and April 2, 1997, the Company's working capital deficiency, exclusive of net assets held for sale, was $297.7 million and $1,288.9 million, respectively, as compared with $122.2 million at the end of 1995. Such increase reflects an increase in current liabilities related to the reclassification to current at April 2, 1997 of the long-term debt which is in default or for which the Company has failed to make interest payments when due and the use of the Company's excess cash at December 31, 1995, which resulted from the sales of the Company's non-restaurant business in 1995, to acquire the Coco's and Carrows restaurant chains and to fund the Company's operations.
     On February 22, 1996, the Company entered into an agreement with Integrated Systems Solutions Corporation ("ISSC"). The ten year agreement for $340.6 million (including $17.6 million for FRD), which requires annual payments by the Company ranging from $24.0 million to $47.5 million, provides for ISSC to manage and operate the Company's information systems, as well as develop and implement new systems and applications to enhance information technology for the Company's corporate headquarters, restaurants, and field management. ISSC will oversee data center operations, applications development and maintenance, voice and data networking, help desk operations, and POS technology.
                                       71

                         PRO FORMA FINANCIAL STATEMENTS
     The unaudited pro forma capitalization table, unaudited pro forma condensed consolidated balance sheets and unaudited pro forma condensed statements of consolidated operations presented on the following pages are based upon the historical results of operations of the Company for the year ended December 31, 1996 and the historical financial position and results of operations of the Company as of and for the quarter ended April 2, 1997. The pro forma adjustments made to the historical results of operations (based on the assumptions set forth below) give effect to the reorganization as if that entire series of transactions, including (i) the merger of Flagstar and FCI into a single corporate entity; (ii) the issuance of 38,200,000 shares of New Common Stock to Holders of the Senior Subordinated Debentures; (iii) the issuance of 1,300,000 shares of New Common Stock to Holders of the Junior Subordinated Debentures;
(iv) the issuance of 500,000 shares of New Common Stock to Holders of Old FCI Preferred Stock; (v) the issuance of the New Warrants to Holders of Old FCI Common Stock; and (vi) the issuance of New Senior Notes with an interest rate of 11 1/4% and a ten year maturity to Holders of the Old Senior Notes (assuming the Company paid all accrued interest in cash through the Effective Date), had occurred on January 1, 1996. In addition, since the reorganization is to be effectuated through a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code, the provisions of Statement of Position (SOP) 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", which require the application of fresh start reporting, have been reflected in the statements of operations as of January 1, 1996. The unaudited pro forma capitalization table, and unaudited pro forma condensed consolidated balance sheets as of April 2, 1997 presented below are based upon the historical balance sheet as of April 2, 1997 and include pro forma adjustments as if the reorganization and adoption of fresh start reporting had been completed on that date. The pro forma condensed statements of consolidated operations, condensed consolidated balance sheets and pro forma capitalization table are unaudited and were derived by adjusting the historical financial statements of the Company for certain transactions as described in the respective notes thereto. THESE PRO FORMA FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS OF THE COMPANY HAD THE TRANSACTIONS DESCRIBED THEREIN BEEN CONSUMMATED ON THE RESPECTIVE DATES INDICATED AND ARE NOT INTENDED TO BE PREDICTIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE COMPANY AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.
     The pro forma adjustments are based on available information and upon certain assumptions that FCI and Flagstar believe are reasonable under the circumstances. The pro forma financial data and accompanying notes should be read in conjunction with the historical Consolidated Financial Statements of the Company, including the Notes thereto, and the other information pertaining to the Company appearing elsewhere in this Prospectus.
                                       72

                            PRO FORMA CAPITALIZATION
                                 APRIL 2, 1997
                                  (UNAUDITED)

                                                                                                                 AS ADJUSTED
                                                                                                                   FOR THE
                                                                                                              REORGANIZATION AND
                                                                                                                 FRESH START
                                                                                               HISTORICAL         REPORTING
($ IN THOUSANDS, EXCEPT PAR VALUE)
Long-term debt: (1)
  Borrowings under Exit Facility............................................................                      $    7,218
  Mortgage notes payable
     10.25% Guaranteed Secured Bonds Due 2000...............................................   $   190,164           208,232
     11.03% Notes Due 2000..................................................................       160,000           167,200
  Other secured debt........................................................................        16,631            14,855
  Term Loan of FRI-M........................................................................        46,380            46,380
  12 1/2% FRD Senior Notes Due 2004.........................................................       156,897           163,957
  Capital lease obligations (2).............................................................       160,953           160,953
  10 3/4% Senior Notes Due 2001.............................................................       270,000
  10 7/8% Senior Notes Due 2002.............................................................       280,025
  11 1/4% Senior Notes Due 2007.............................................................                         550,025
  11.25% Senior Subordinated Debentures Due 2004............................................       722,411
  11 3/8% Senior Subordinated Debentures Due 2003...........................................       125,000
  10% Convertible Junior Subordinated Debentures Due 2014...................................        99,259
     Total long-term debt...................................................................     2,227,720         1,318,820
Shareholders' equity (deficit):
  $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock:
       Historical -- $.10 par value; 25,000 shares authorized; 6,300 shares issued and
        outstanding; liquidation preference $157,500 excluding dividends in arrears.........           630
  Common Stock:
       Historical -- $.50 par value; shares authorized -- 200,000; issued and outstanding -- 42,434; Pro Forma -- $.01 par value; shares authorized -- 100,000;
        issued and outstanding -- 40,000....................................................        21,218               400
  Paid-in capital...........................................................................       724,912           378,680
  Deficit...................................................................................    (2,025,093)
  Minimum pension plan liability adjustment.................................................          (922)
     Total shareholders' equity (deficit)...................................................    (1,279,255)          379,080
     Total capitalization...................................................................   $   948,465        $1,697,900

(1) Includes current maturities of $1,001,013 and $54,343 (historical and as adjusted, respectively). See Notes 4 and 14 to the Consolidated Financial Statements for a description of long-term debt.
(2) See Note 5 to the Consolidated Financial Statements for information concerning capital lease obligations.
                                       73

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                 APRIL 2, 1997
                                  (UNAUDITED)

                                                                                   PRO FORMA
                                                               ADJUSTMENTS                           ADJUSTMENTS          AFTER
                                                                   FOR               AFTER         FOR FRESH START     FRESH START
                                              HISTORICAL      REORGANIZATION     REORGANIZATION       REPORTING         REPORTING
($ IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents................   $    31,775      $    (16,775)(1)   $     15,000                      $    15,000
  Receivables, net.........................        10,482                               10,482                           10,482
  Merchandise and supply inventories.......        30,579                               30,579                           30,579
  Other....................................        41,961                               41,961                           41,961
                                                  114,797           (16,775)            98,022                           98,022
Property:
  Property owned -- net....................     1,034,596                            1,034,596                        1,034,596
  Property held under capital
     leases -- net.........................       118,775                              118,775                          118,775
                                                1,153,371                            1,153,371                        1,153,371
Other Assets:
  Goodwill, net............................       204,153                              204,153       $  (204,153)(10)
  Other intangible assets, net.............        26,810                               26,810                           26,810
  Deferred financing costs.................        61,553           (19,389)(2)         42,164           (32,414)(11)     9,750
  Other....................................        31,136                               31,136                           31,136
  Reorganization value in excess of amounts
     allocable to identifiable assets......                                                          $   885,520(12)    885,520
                                                  323,652           (19,389)           304,263           648,953        953,216
                                              $ 1,591,820      $    (36,164)      $  1,555,656       $   648,953     $2,204,609
LIABILITIES
Current Liabilities:
  Current maturities of long-term debt.....   $ 1,001,013      $   (946,670)(3)   $     54,343                       $   54,343(19)
  Accounts payable.........................       108,353                              108,353                          108,353
  Accrued salaries and vacations...........        58,792                               58,792                           58,792
  Accrued insurance........................        56,087                               56,087                           56,087
  Accrued taxes............................        22,682                               22,682                           22,682
  Accrued interest.........................        73,910           (45,740)(4)         28,170                           28,170
  Other....................................        82,811                               82,811                           82,811
                                                1,403,648          (992,410)           411,238                          411,238
Long-Term Liabilities:
  Debt, less current maturities............     1,226,707             7,218(5)       1,233,925       $    30,552(13)  1,264,477(19)
  Deferred income taxes....................        15,993           (69,984)(6)        (53,991)          (26,229)(14)   (80,220)
  Liability for self-insured claims........        57,515                               57,515                           57,515
  Other non-current liabilities and
     deferred credits......................       167,212                              167,212             5,307(15)    172,519
                                                1,467,427           (62,766)         1,404,661             9,630      1,414,291
Shareholders' Equity (Deficit):
  Capital stock............................        21,848           (21,448)(7)            400                              400
  Paid-in capital..........................       724,912           384,769(8)       1,109,681          (731,001)(16)   378,680
  Deficit..................................    (2,025,093)          655,691(9)      (1,369,402)        1,369,402(17)
  Minimum pension liability adjustment.....          (922)                                (922)              922(18)
                                               (1,279,255)        1,019,012           (260,243)          639,323         379,080
                                              $ 1,591,820      $    (36,164)      $  1,555,656       $   648,953     $ 2,204,609

         See notes to pro forma condensed consolidated balance sheets.
                                       74

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS ADJUSTMENTS FOR THE REORGANIZATION
     The pro forma adjustments related to the reorganization and related transactions are summarized in the following table and are more fully described in the notes thereto. Column numbers refer to footnotes from the Pro Forma Condensed Consolidated Balance Sheets.

                                                   (3)                          (5)
                                     (2)         CURRENT                       DEBT,          (6)
FOOTNOTE                          DEFERRED      MATURITIES        (4)           LESS        DEFERRED       (7)          (8)
NUMBER                 (1)        FINANCING      OF LONG-       ACCRUED       CURRENT        INCOME      CAPITAL      PAID-IN
($ IN THOUSANDS)       CASH         COSTS       TERM DEBT      INTEREST      MATURITIES      TAXES        STOCK       CAPITAL
    (a)                           $ (2,937 )
    (b)              $(16,775)       9,750                                       7,218
    (c)                            (20,865 )    ($ 847,411)    $ (41,604)                                $    382     $347,057
    (d)                             (5,337 )       (99,259)       (4,136)                                      13       15,869
    (e)                                                                                                         5           (5)
    (f)                                                                                                   (21,848)      21,848
    (g)                                                                                     $(69,984)
    Total            $(16,775)    $(19,389 )    $ (946,670)    $ (45,740)     $  7,218      $(69,984)    $(21,448)    $384,769
FOOTNOTE
NUMBER              (9)
($ IN THOUSANDS)  DEFICIT
    (a)           $ (2,937)
    (b)            (14,243)
    (c)            520,711
    (d)             82,176
    (e)
    (f)
    (g)             69,984
    Total         $655,691

(a) To write-off unamortized deferred financing costs related to the Credit Agreement.
(b) To record estimated fees and expenses consisting of estimated deferred financing costs ($9.8 million) and expenses related to the reorganization ($14.2 million) and bank borrowings to fund cash for operations. Fees and expenses totaling $4 million have been incurred through April 2, 1997. Total estimated fees and expenses are $28 million.
(c) To reflect the issuance of 38.2 million shares of New Common Stock to the Holders of the Senior Subordinated Debentures and the estimated gain on such transaction of $520.7 million. The gain is based on the difference between the carrying value of the debt (including principal, accrued interest and deferred financing costs) and the estimated fair value of the debt on May 9, 1997.
(d) To reflect the issuance of 1.3 million shares of New Common Stock to the Holders of the Junior Subordinated Debentures and the estimated gain on such transaction of $82.2 million. The gain is based on the difference between the carrying value of the debt (including principal, accrued interest and deferred financing costs) and the estimated fair value of the debt on May 9, 1997.
(e) To reflect the issuance of 500,000 shares of New Common Stock to the Holders of the Old FCI Preferred Stock.
(f) To reflect the cancellation of the Old FCI Common Stock and the Old FCI Preferred Stock.
(g) To reflect the reduction of the valuation allowance against Federal deferred tax assets, as a result of the reorganization.
ADJUSTMENTS FOR FRESH START REPORTING
     The specific pro forma adjustments related to fresh start reporting are summarized in the following table and are more fully described in the notes thereto. Column numbers refer to footnotes from the Pro Forma Condensed Consolidated Balance Sheets.

                                              (12)             (13)          (14)          (15)
                                         REORGANIZATION     DEBT, LESS     DEFERRED       OTHER          (16)
FOOTNOTE       (10)                         VALUE IN         CURRENT        INCOME      NONCURRENT      PAID-IN         (17)
NUMBER       GOODWILL                        EXCESS         MATURITIES      TAXES       LIABILITIES     CAPITAL       DEFICIT
                             (11)
                           DEFERRED
                           FINANCING
                             COSTS
 (a)         $(204,153)                    $  204,153
 (b)                       $ (32,414)          32,414
 (c)                                           30,552       $   30,552
 (d)                                          (26,229)                     $(26,229)
 (e)                                         (731,001)                                                 $(731,001)
 (f)                                        1,369,402                                                                $1,369,402
 (g)                                            6,229                                     $5,307
 Total       $(204,153)    $ (32,414)      $  885,520(h)    $   30,552     $(26,229)      $5,307       $(731,001)    $1,369,402
           (18)
          MINIMUM
FOOTNOTE  PENSION
NUMBER    LIABILITY
 (a)
 (b)
 (c)
 (d)
 (e)
 (f)
 (g)       $ 922
 Total     $ 922

(a) To write-off unamortized goodwill.
(b) To write-off unamortized deferred financing costs.
(c)  To adjust outstanding debt to estimated fair value.
(d) To record tax effect of fresh start adjustments.
(e)  To establish the value attributed to shareholders' equity.
(f)  To eliminate historical deficit.
(g) To eliminate minimum pension liability adjustment and to record excess of the projected benefit obligation over the fair value of plan assets for the Company's defined benefit plans.
(h) To record the reorganization value in excess of amounts allocable to identifiable assets.
     The Company proposes to account for the reorganization and the related transactions using the principles of fresh start reporting as required by SOP 90-7. The Company has estimated a range of reorganization value between approximately $1,626 million and $1,770 million. For purposes of determining reorganization value, the Company has used the midpoint of this range of $1,698 million. Such reorganization value is based upon a review of the operating performance of seventeen companies in the restaurant industry that offer products and service that are comparable to or competitive with the Company's various operating concepts. The following multiples were established for these companies: (i) enterprise value (defined as market value of outstanding equity, plus debt, minus cash and cash equivalents)/revenues for the four most recent fiscal quarters; (ii) enterprise value/earnings before interest, taxes, depreciation, and amortization for the four most recent fiscal quarters; and
(iii) enterprise value/earnings before interest and taxes for the four most recent fiscal quarters. The Company did not independently verify the information for the comparative companies considered in its valuations, which information was obtained from publicly available reports. The foregoing multiples were then applied to the Company's financial forecast by operating concept included elsewhere in this Prospectus. See "Projected Financial Information." Valuations achieved in selected merger and acquisition transactions involving comparable businesses were used as further validation of the valuation range. The valuation takes into account the following factors, not listed in order of importance:
     (i) The Company's emergence from Chapter 11 proceedings pursuant to the Plan as described herein was assumed to occur during the fourth quarter of 1997.
     (ii) The continuity of the present senior management team has been assumed.
     (iii) The tax position of Reorganized Flagstar was considered.
     (iv) The general financial and market conditions as of the assumed consummation date of the Plan will not differ materially from those prevailing as of the date of this Prospectus.
     The total reorganization value of $1,698 million (the midpoint of the range of $1,626 million and $1,770 million) includes a value attributed to shareholders' equity of $379 million and the net long-term indebtedness contemplated by the Plan of $1,319 million. In accordance with fresh start accounting principles, this reorganization value has been allocated, based on estimated fair market values, to specific tangible and identifiable intangible assets. The fair values of specific tangible and identified intangible assets have been assumed to equal their carrying values. The Company has recorded an intangible asset in the amount of $886 million which equals the Company's reorganization value in excess of amounts allocable to identifiable assets. The Company will continue to assess the fair market value of its assets, and consequently the value of those assets and the reorganization value in excess of amounts allocable to identifiable assets are subject to change. The reorganization value in excess of amounts allocable to identifiable assets will be amortized over five years. The amount of shareholders' equity in the fresh start balance sheet is not an estimate of the trading value of the New Common Stock after confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. Neither the Company nor its financial advisors make any representation as to the trading value of the shares to be issued under the Plan.
                                       76

LONG-TERM DEBT
     (19) Long-term debt at April 2, 1997 as adjusted for the reorganization and fresh start reporting consists of the following:

                                                                                PRO FORMA
                                                                                                         ADJUSTMENTS
                                                                  ADJUSTMENTS FOR        AFTER         FOR FRESH START
($ IN THOUSANDS)                                    HISTORICAL    REORGANIZATION     REORGANIZATION       REPORTING
Borrowings under Exit Facility...................                    $   7,218         $    7,218
Mortgage Notes Payable
  10.25% Guaranteed Secured Bonds
     Due 2000....................................   $  190,164                            190,164        $    18,068
  11.03% Notes Due 2000..........................      160,000                            160,000              7,200
Other secured debt...............................       16,631                             16,631             (1,776)
Term Loan of FRI-M...............................       46,380                             46,380
12 1/2% FRD Senior Notes.........................      156,897                            156,897              7,060
Capital lease obligations........................      160,953                            160,953
10 3/4% Senior Notes.............................      270,000        (270,000)
10 7/8% Senior Notes.............................      280,025        (280,025)
11 1/4% Senior Notes.............................                      550,025            550,025
11.25% Senior Subordinated Debentures............      722,411        (722,411)
11 3/8% Senior Subordinated Debentures...........      125,000        (125,000)
10% Junior Subordinated Debentures...............       99,259         (99,259)
                                                     2,227,720        (939,452)         1,288,268             30,552
Less current maturities..........................    1,001,013        (946,670)            54,343
Debt, less current maturities....................   $1,226,707       $   7,218         $1,233,925        $    30,552
                                                      AFTER
                                                   FRESH START
($ IN THOUSANDS)                                    REPORTING
Borrowings under Exit Facility...................  $     7,218
Mortgage Notes Payable
  10.25% Guaranteed Secured Bonds
     Due 2000....................................      208,232
  11.03% Notes Due 2000..........................      167,200
Other secured debt...............................       14,855
Term Loan of FRI-M...............................       46,380
12 1/2% FRD Senior Notes.........................      163,957
Capital lease obligations........................      160,953
10 3/4% Senior Notes.............................
10 7/8% Senior Notes.............................
11 1/4% Senior Notes.............................      550,025
11.25% Senior Subordinated Debentures............
11 3/8% Senior Subordinated Debentures...........
10% Junior Subordinated Debentures...............
                                                     1,318,820
Less current maturities..........................       54,343
Debt, less current maturities....................  $ 1,264,477

     Scheduled maturities for the next five fiscal years as of December 31, 1996 follow.

(IN THOUSANDS)                                                                          PRO FORMA
                                                                                           AFTER
YEAR OF                                                                                 FRESH START
MATURITY                                                                  HISTORICAL     REPORTING
1997...................................................................    $  62,890(a)  $  62,890
1998...................................................................       57,830        57,830
1999...................................................................       51,169        51,169
2000...................................................................      326,666       326,666
2001...................................................................      280,999        10,999

(a) Does not reflect $947 million of long-term debt scheduled to mature subsequent to 2001 that has been reclassified to current as of April 2, 1997. See Note 14 of the Consolidated Financial Statements.
                                       77

           PRO FORMA CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                                  (UNAUDITED)

                                                                        YEAR ENDED DECEMBER 31, 1996
                                                                                PRO FORMA(7)
                                                                     ADJUSTMENTS                         ADJUSTMENTS
                                                                         FOR              AFTER        FOR FRESH START
                                                      HISTORICAL    REORGANIZATION    REORGANIZATION      REPORTING
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenue..................................   $2,542,302                        $2,542,302
Operating expenses.................................    2,385,910                         2,385,910        $ 174,027(4)
Operating income...................................      156,392                           156,392         (174,027)
Other charges:
  Interest and debt expense........................      261,633      $ (104,261)(1)       157,372          (11,752)(5)
  Interest income..................................       (6,926)                           (6,926)
  Other............................................        3,537                             3,537
                                                         258,244        (104,261)          153,983          (11,752)
Income (loss) before income taxes..................     (101,852)        104,261             2,409         (162,275)
Provision (benefit) for income taxes...............      (16,392)          4,744(3)        (11,648)           4,936(6)
Net (loss) income..................................   $  (85,460)     $   99,517        $   14,057        $(167,211)
Loss per share applicable to common shareholders...   $    (2.35)
Average outstanding and equivalent common shares...       42,434
                                                        AFTER
                                                     FRESH START
                                                      REPORTING
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenue..................................  $ 2,542,302
Operating expenses.................................    2,559,937
Operating income...................................      (17,635)
Other charges:
  Interest and debt expense........................      145,620
  Interest income..................................       (6,926)
  Other............................................        3,537
                                                         142,231
Income (loss) before income taxes..................     (159,866)
Provision (benefit) for income taxes...............       (6,712)
Net (loss) income..................................  $  (153,154)
Loss per share applicable to common shareholders...  $     (3.83)
Average outstanding and equivalent common shares...       40,000

                                                                           QUARTER ENDED APRIL 2, 1997
                                                                                  PRO FORMA(7)
                                                                       ADJUSTMENTS                          ADJUSTMENTS
                                                                           FOR              AFTER         FOR FRESH START
                                                        HISTORICAL    REORGANIZATION    REORGANIZATION       REPORTING
Operating revenue....................................    $ 675,775                         $675,775
Operating expenses...................................      652,748                          652,748             42,948(4)
Operating income.....................................       23,027                           23,027            (42,948)
Other charges:
  Interest and debt expense..........................       69,162       $(26,250)(1)        42,912             (3,186)(5)
  Interest income....................................         (571)                            (571)
  Other..............................................        1,533                            1,533
                                                            70,124        (26,250)           43,874             (3,186)
Income (loss) before reorganization expenses and
  taxes..............................................      (47,097)        26,250           (20,847)           (39,762)
Reorganization expenses..............................        4,007         (4,007)(2)
Income (loss) before income taxes....................      (51,104)        30,257           (20,847)           (39,762)
Provision (benefit) for income taxes.................          624         (9,056)(3)        (8,432)             1,275(6)
Net (loss) income....................................    $ (51,728)      $ 39,313          $(12,415)         $ (41,037)
Loss per share applicable to common shareholders:....    $   (1.30)
Average outstanding and equivalent common shares.....       42,434

                                                          AFTER
                                                       FRESH START
                                                        REPORTING
Operating revenue....................................   $ 675,775
Operating expenses...................................     695,696
Operating income.....................................     (19,921)
Other charges:
  Interest and debt expense..........................      39,726
  Interest income....................................        (571)
  Other..............................................       1,533
                                                           40,688
Income (loss) before reorganization expenses and
  taxes..............................................     (60,609)
Reorganization expenses..............................
Income (loss) before income taxes....................     (60,609)
Provision (benefit) for income taxes.................      (7,157)
Net (loss) income....................................   $ (53,452)
Loss per share applicable to common shareholders:....   $   (1.34)
Average outstanding and equivalent common shares.....      40,000

ADJUSTMENTS FOR REORGANIZATION
     (1) The following table details the net adjustment to interest expense related to the reorganization:

                                                                                  QUARTER
                                                             YEAR ENDED            ENDED
                                                          DECEMBER 31, 1996    APRIL 2, 1997
($ IN THOUSANDS)
Elimination of amortization of deferred financing cost
  on debt securities retired...........................       $  (2,921)         $    (915)
Elimination of interest on debt securities retired.....        (105,415)           (26,354)
Amortization of deferred financing cost of Exit
  Facility.............................................           1,400                350
Amortization of deferred financing cost related to
  exchange of Old Senior Notes.........................             275                 69
Increase in interest expense due to exchange of Old
  Senior Notes.........................................           2,400                600
Net adjustment to interest expense.....................       $(104,261)         $ (26,250)

     (2) To remove the impact of reorganization expenses which would not be reflected in the post-reorganization statement of operations.
     (3) To record the estimated income tax effects of the reorganization. ADJUSTMENTS FOR FRESH START REPORTING
     (4) To reflect, for the year ended December 31, 1996 and the quarter ended April 2, 1997 the removal of the amortization of goodwill of $3.1 million and $1.3 million, respectively, and the addition of the amortization of reorganization value in excess of amounts allocable to identifiable assets assuming a 5-year life of $177.1 million and $44.3 million, respectively.
     (5) To record, for the year ended December 31, 1996 and the quarter ended April 2, 1997 the impact on interest expense of the amortization of the premium on long-term debt of $5.8 million and $1.4 million, respectively and the impact of the write-off of the remaining pre-reorganization deferred financing costs of $6.0 million and $1.7 million, respectively.
     (6) To adjust the income tax provision to reflect the effects of fresh start reporting.
ADJUSTMENT BASED ON UNIMPAIRMENT OF OLD SENIOR NOTES
     (7) As described elsewhere in this Prospectus, if the Class of Holders of Old Senior Notes does not consent to the Plan, the Old Senior Notes shall either be, in the sole discretion of Reorganized Flagstar, unimpaired (with no change to their existing interest rates (10 7/8% for approximately $280 million in aggregate principal amount of Old Senior Notes and 10 3/4% for $270 million in aggregate principal amount of Old Senior Notes), maturity dates or other terms or provisions of the Old Senior Notes) or exchanged for New Senior Notes which will bear interest at a rate which the Bankruptcy Court finds appropriate under the cramdown provisions of 11 U.S.C. (section mark)1129(b) (with a maturity date and having other terms and provisions set forth herein for the New Senior Notes). In the event of such unimpairment, interest and debt expense, income (loss) before income taxes, net (loss) income and loss per share applicable to common shareholders in each case on a pro forma basis for the year ended December 31, 1996, would be $143.2 million, $(157.5 million), $(151.7 million), and ($3.79), respectively. Similarly, in the event of such unimpairment, interest and debt expense, income (loss) before reorganization expenses and taxes, income
         (loss) before income taxes, net (loss) income, and loss per share applicable to common shareholders in each case on a pro forma basis for the quarter ended April 2, 1997, would be $39.1 million, $(60.0 million), $(60.0 million), $(53.1 million), and ($1.33), respectively. See "The Plan of Reorganization -- Treatment of Claims and Interests Under the Plan -- Description of Claims and Interests -- Classified Claims and Interests -- Class 4 -- Claims Arising Under Old Senior Notes".
                                       79

MATERIAL NON-RECURRING CHARGES NOT REFLECTED IN THE PRO FORMA CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
     Certain material non-recurring charges (gains) related to the reorganization are not reflected in the Pro Forma Condensed Statements of Consolidated Operations as they are not expected to have a continuing impact on the Company's operations. These charges (gains) will be included in the Company's operating results prior to its emergence from the reorganization and are summarized below (in millions):

Reorganization costs............................................................   $  18.2
Extraordinary gains on exchange of debt for equity (including the elimination of accrued interest of $79.1 million for the period from January 1, 1997 through
  the estimated effective date of October 1, 1997)..............................     655.6
Write-off of deferred financing costs related to terminated credit facility.....       2.9
Tax benefit resulting from reduction of valuation allowance against Federal
  deferred tax assets...........................................................      70.0
Fresh Start Reporting Adjustments...............................................     639.3

                        PROJECTED FINANCIAL INFORMATION
     The following Projections were prepared by FCI and Flagstar, based upon, among other things, the anticipated future financial condition and results of operations of Reorganized Flagstar.
     The Projections do not reflect certain matters which have been identified by FCI and Flagstar as potentially affecting the future financial condition and results of operations of Reorganized Flagstar. Unreflected matters which could favorably affect Reorganized Flagstar's financial condition and results of operations include, among others, improvement in the competitive position of the Hardee's brand in the marketplace. Unreflected matters which could adversely affect Reorganized Flagstar's financial condition and results of operations include, among others, substantial discounting by competitors and higher than expected food cost and labor cost inflation.
     The Projections assume the Plan will be implemented in accordance with its terms, and present the anticipated effects of the consummation of the Plan and various other factors on Reorganized Flagstar's financial condition and results of operations following the Effective Date. THE ASSUMPTIONS AND ESTIMATES UNDERLYING THE PROJECTIONS ARE INHERENTLY UNCERTAIN AND, THOUGH CONSIDERED REASONABLE BY THE MANAGEMENT OF FCI AND FLAGSTAR AS OF THE DATE HEREOF, ARE SUBJECT TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED, INCLUDING, AMONG OTHERS, RISKS AND UNCERTAINTIES RELATING
TO: (I) THE ABILITY OF THE COMPANY TO ACHIEVE SUBSTANTIAL IMPROVEMENTS AS COMPARED TO RECENT OPERATING RESULTS; (II) THE POTENTIALLY ADVERSE EFFECTS THAT THE FILING OF THE REORGANIZATION CASES COULD HAVE ON THE COMPANY'S BUSINESS RELATIONSHIPS, INCLUDING RELATIONSHIPS WITH CUSTOMERS, SUPPLIERS AND EMPLOYEES;
(III) THE ABILITY OF FCI AND FLAGSTAR TO EFFECT THE TRANSACTIONS CONTEMPLATED BY THE PLAN IN A TIMELY MANNER; (IV) THE ABILITY OF REORGANIZED FLAGSTAR TO GENERATE SUFFICIENT FUNDS OR TO GAIN ACCESS TO ADDITIONAL CAPITAL, IF NEEDED, TO MEET ITS CAPITAL EXPENDITURE NEEDS (INCLUDING, IF NECESSARY, THE REFINANCING OF THE MORTGAGE FINANCINGS); AND (V) SEASONALITY AND THE EFFECT OF ECONOMIC DOWNTURNS. SEE "CERTAIN RISK FACTORS." ACCORDINGLY, THE PROJECTIONS ARE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF REORGANIZED FLAGSTAR, WHICH MAY VARY SIGNIFICANTLY FROM THOSE SET FORTH IN THE PROJECTIONS. CONSEQUENTLY, THE PROJECTED INFORMATION CONTAINED HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY FCI OR FLAGSTAR, THEIR ADVISORS OR ANY OTHER PERSON THAT THE PROJECTED CONDITION OR RESULTS CAN OR WILL BE ACHIEVED.
     Flagstar does not generally publish its business plans and strategies or make external projections of its anticipated financial position or results of operations. Accordingly, after the Effective Date, Reorganized Flagstar does not intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation in early 1997 or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Reorganized Flagstar does not intend to update or revise the Projections to reflect changes in general economic or industry conditions. However, Reorganized Flagstar's regular quarterly and annual financial statements, and the accompanying discussion and analysis, contained in Reorganized Flagstar's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, will contain disclosure concerning Reorganized Flagstar's actual financial condition and results of operations during the period covered by the Projections.
     The Projections were not prepared with a view toward general use, but rather for the limited purpose of providing information in conjunction with the Plan. Accordingly, the Projections were not intended to be presented in accordance with the published guidelines of the American Institute of Certified Public Accountants regarding financial projections, nor have they been presented in lieu of pro forma historical financial information, and accordingly, are not intended to comply with
                                       80

Rule 11-03 of Regulation S-X of the Commission. In addition, the independent auditors of FCI and Flagstar have neither examined nor compiled the Projections and accordingly assume no responsibility for them.
     Projected unaudited income statement, balance sheet and cash flow statements for the Company are included for the period from April 3, 1997 through October 1, 1997 prior to an assumed Effective Date of October 1, 1997. Projections for Reorganized Flagstar are included for the three months ended December 31, 1997 and for each twelve-month period ended December 1998, 1999, 2000 and 2001.
     Additional information relating to the principal assumptions used in preparing the Projections is set forth below. See "Certain Risk Factors" for a discussion of various other factors that could materially affect Reorganized Flagstar's financial condition, results of operations, businesses, prospects and securities.
     1. EFFECTIVE DATE AND PLAN TERMS. The Projections assume that the Plan will be confirmed in accordance with its terms, and that all transactions contemplated by the Plan will be consummated by the Effective Date, which for purposes of these Projections is assumed to be October 1, 1997. Any significant delay in the Effective Date of the Plan could have a significant unfavorable impact on financial performance, including projected EBITDA for the period ended December 31, 1997, and could result in additional reorganization expenses. EBITDA should not be considered an alternative to net income as an indication of the Company's performance or as an alternative to cash flows as a measure of liquidity.
     2. GENERAL ECONOMIC CONDITIONS. The Projections were prepared assuming economic conditions, including prevailing inflation rates, labor supply and other factors, in the markets served by Flagstar and its subsidiaries do not differ materially over the next five years from current economic conditions.
     3. REVENUE. Projected revenues for Reorganized Flagstar are assumed to increase at a compound annual growth rate of 1.8% from 1997 to 2001. This moderate growth reflects two key factors: (1) a highly competitive market environment in the restaurant industry characterized by continued downward pressure on prices due to the consumers' focus on low price and value; and (2) no material increase in Company-owned units during the period, as the Company focuses on growth through franchising rather than through building Company stores. While franchised stores are projected to increase significantly in several of the operating concepts, franchise revenue to the Company includes only the assumed 4% royalty fee on total franchise unit sales and, therefore, does not materially increase Flagstar revenue.
     Denny's revenue is assumed to grow by 1.4% compounded annually from 1997 to 2001, as moderate growth reflects the mature nature of the family dining segment in which Denny's operates. While the Company projects moderate revenue growth in Company-owned units, Denny's is assumed to aggressively expand its franchise store unit count and realize revenue growth in royalites on franchise unit sales. Hardee's revenue is assumed to decline 4.7% in 1997 followed by relatively flat sales during the remainder of the projection period, reflecting a highly competitive market segment and current weakness in the Hardee's brand. Quincy's revenue is assumed to decline 3.5% in 1997, but then to grow by 2% compounded annually through 2001 as improvements in food quality and in the consumers' value perception of the brand serve to reverse recent sales declines. El Pollo Loco is assumed to achieve the highest revenue growth in Reorganized Flagstar, averaging 7.2% annually from 1997 to 2001. El Pollo Loco is assumed to grow revenue from both Company-owned units and franchise units as the concept continues to expand in the Southwest U.S. due to strength of the brand in its regional marketplace. Coco's and Carrows revenue is assumed to grow at a compound annual rate of 3% from 1997 to 2001, reflecting moderate revenue growth in Company stores combined with growth in royalties from franchise units and international licensing.
     4. EBITDA. While revenue growth is moderate during the projection period, the Projections include average annual growth in EBITDA of 7.8% from 1997 to 2001. These increases are derived primarily from margin improvement in Denny's, El Pollo Loco, Coco's and Carrows in two key areas: (1) productivity improvements from re-engineering of Company restaurants; and (2) growth in franchise royalties from which the Company realizes high margins. Total Company margins are projected to increase from 11.1% in 1997 to 13.9% in 2001 as improvements from re-engineering and franchise growth are assumed to more than offset inflation and minimum wage increases.
     The Company intends to implement re-engineering projects which will examine operations, products and service delivery in its restaurants. The goal is to identify and implement the best practices in areas such as labor scheduling, food preparation processes, kitchen layout and design and guest service. Assumed profit margin improvements would be realized through better capacity planning, staffing, and equipment utilization. Projected margin improvements from restaurant re-engineering at Denny's, El Pollo Loco, Coco's and Carrows range from .5% to 2% beginning in 1998.
     Denny's EBITDA margins are assumed to increase from 13.8% in 1997 to 17.4% in 2001, reflecting productivity improvements from re-engineering, especially improved labor utilization, and increased royalty income from growth in the number of franchised restaurant units. Hardee's EBITDA margins are assumed to decline from 12.9% in 1996 to 11.3% in
                                       81

1997 due to the revenue decline. Hardee's EBITDA is assumed to remain flat through 2001 as recent sales declines moderate. Quincy's EBITDA margins are assumed to improve from 7.2% in 1997 to 9.2% in 2001, driven primarily by an assumed reduction in advertising spending. El Pollo Loco's margins are assumed to increase from 14.7% in 1997 to 17.7% in 2001, reflecting growth in franchise royalties and re-engineering productivity gains. Finally, Coco's and Carrows' EBITDA margins are projected to grow from 12.4% in 1997 to 16.7% in 2001. The margin improvements result from assumed increases in royalties from domestic franchising and international licensing of both the Coco's and Carrows brands. Coco's and Carrows are also assumed to benefit from restaurant re-engineering and from productivity improvements being implemented since the May 1996 acquisition by Flagstar.
     5. CORPORATE GENERAL AND ADMINISTRATIVE COSTS. Projected corporate general and administrative costs are assumed to increase over the period from 1997 to 2001 by approximately $1.0 million annually, reflecting normal inflationary cost increases.
     6. INTEREST EXPENSE. The Projections reflect a reduction in interest expense resulting from lower levels of indebtedness after the reorganization and lower interest rates on the debt remaining after the reorganization due to the impact of the amortization of the premium related to the net write-up of long-term debt to fair value, partially offset by the increase in interest expense due to the issuance of the New Senior Notes in exchange for the Old Senior Notes.
     7. INTEREST INCOME. Interest at a rate of 5.0% is assumed on excess cash balances.
     8. GAIN ON DEBT RETIREMENT. The gain results from the extinguishment of debt in exchange for issuance of New Common Stock and is based on the difference between the carrying value of the debt (including principal, accrued interest and deferred financing costs) and the estimated fair value of the debt as of May 9, 1997.
     9. INCOME TAXES. Projected income taxes are based on an assumed federal tax rate of 35%, a blended state effective income tax rate of 5% and additional amounts of approximately $1.5 million annually for foreign taxes. Amortization and write-off of any non-tax deductible goodwill and reorganization value along with gains from extraordinary items and certain fresh start adjustments must be reflected as an adjustment to projected income before taxes before applying these rates. The tax benefit for the nine-month period ended October 1, 1997 includes a net tax benefit of $42 million which represents a tax benefit from the reversal of approximately $57 million of valuation allowance, net of a reduction of approximately $15 million from 1997 net operating losses which would be eliminated in connection with the Reorganization Cases.
     10. FRESH START REPORTING. Pursuant to SOP 90-7, the Company has determined the reorganization value of the Company and recorded an intangible asset representing the reorganization value in excess of amounts allocable to identifiable tangible and intangible assets. The effect of the increase in net assets, net of the elimination of goodwill and deferred financing costs of the Company is included, in the statement of operations for the period from April 3, 1997 through October 1, 1997. The fair values of the assets and liabilities of Reorganized Flagstar (and thus the amount allocable to reorganization value in excess of amounts allocable to identifiable tangible and intangible assets) are subject to revision following the results of appraisals and other studies which will be performed after consummation of the reorganization and the related transactions. The Projections assume that the reorganization value in excess of amounts allocable to identifiable assets will be amortized over five years. The amount of shareholders' equity in the fresh start balance sheet is not an estimate of the trading value of the New Common Stock after confirmation of this Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. Neither the Company nor its financial advisors make any representation as to the trading value of the shares to be issued under the Plan.
     11. BALANCE SHEET CONSIDERATIONS. Projections of changes in certain balance sheet accounts such as accounts receivable and accounts payable are based on historic ratios.
     12. LONG-TERM DEBT. The Projections assume that the 11.03% Notes Due 2000 and the 10.25% Guaranteed Secured Bonds Due 2000 will be refinanced at maturity into notes bearing interest at 9.25% maturing in 2005. The principal balances of the notes and guaranteed secured bonds at maturity are projected to be $160 million and $140 million, respectively. The accompanying projected condensed consolidated balance sheets includes deferred financing costs equal to 2% of the amount expected to be refinanced in such transaction.
     13. CAPITAL EXPENDITURES. Cash capital expenditures of $67.2 million in 1997 are assumed to increase to $89 million and $91 million in 1998 and 1999, respectively, before declining to $76 million in 2000 and again in 2001. The increases in 1998 and 1999 are assumed to cover normal maintenance needs in Company restaurants plus certain maintenance deferred in recent years as the Company was cash constrained. The Projections for 2000 and 2001 reflect ongoing maintenance for Company restaurants. The Projections do not include any significant funds for building new Company stores.
                                       82

           PROJECTED CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                                  (UNAUDITED)

                                                         THE COMPANY
                                                                         PROJECTED             REORGANIZED FLAGSTAR(B)
                                                                        PERIOD FROM    PROJECTED
                                                  HISTORICAL           APRIL 3, 1997  THREE MONTHS
                                           YEAR ENDED   QUARTER ENDED     THROUGH        ENDED      PROJECTED FISCAL YEAR ENDED
                                          DECEMBER 31,    APRIL 2,      OCTOBER 1,    DECEMBER 31,            DECEMBER
                                              1996          1997           1997           1997        1998      1999      2000
($ IN MILLIONS)
Operating revenue........................   $2,542.3       $ 675.8       $ 1,380.6      $  685.0    $2,767.7  $2,816.2  $2,876.1
Operating expenses, excluding
  amortization of excess reorganization
  value..................................    2,385.9         652.8         1,287.6         634.0     2,566.6   2,589.5   2,623.6
Amortization of excess reorganization
  value..................................                                                   43.0       172.2     172.2     172.2
Operating income.........................      156.4          23.0            93.0           8.0        28.9      54.5      80.3
Other charges:
  Interest expense.......................      261.6          69.2           136.9          39.0       152.2     144.5     138.9
  Interest income........................       (6.9)          (.6)           (0.2)         (0.7)       (3.2)     (3.9)     (7.3)
  Other..................................        3.5           1.5             1.4           1.0         3.5       3.6       3.6
                                               258.2          70.1           138.1          39.3       152.5     144.2     135.2
Loss before reorganization expenses and
  taxes..................................     (101.9)        (47.1)          (45.1)        (31.3)     (123.6)    (89.7)    (54.9)
Reorganization expenses..................                      4.0            14.2
Adjustments from applying fresh start
  reporting..............................                                   (598.7)
Provision (benefit) for income taxes.....      (16.4)           .6           (90.5)          6.6        21.4      34.1      46.8
Net income (loss) before extraordinary
  gain...................................      (85.5)        (51.7)          629.9         (37.9)     (145.0)   (123.8)   (101.7)
Extraordinary gain on debt retirement,
  net of tax.............................                                    656.3
Net income (loss)........................   $  (85.5)      $ (51.7)      $ 1,286.2      $  (37.9)   $ (145.0) $ (123.8) $ (101.7)
EBITDA...................................   $  286.4       $  57.7       $   161.7      $   84.4    $  332.4  $  357.5  $  381.3
Additional Detail by Concept:
  Revenue
    Denny's..............................   $1,255.3       $ 315.0       $   631.5      $  323.3    $1,272.2  $1,292.1  $1,315.8
    Hardee's.............................      602.9         137.5           294.7         142.5       571.7     571.5     574.3
    Quincy's.............................      259.2          64.2           127.7          58.1       255.0     260.1     265.3
    El Pollo Loco........................      128.4          32.0            70.3          34.1       144.9     153.4     165.3
    Coco's/Carrows (a)...................      295.0         127.1           256.4         127.0       523.9     539.1     555.4
    Portion-Trol, net of eliminations....        1.5
  Total..................................   $2,542.3       $ 675.8       $ 1,380.6      $  685.0    $2,767.7  $2,816.2  $2,876.1
  EBITDA
    Denny's..............................   $  165.4       $  36.1       $    86.8      $   52.1    $  192.9  $  206.4  $  218.7
    Hardee's.............................       78.0          12.0            36.2          16.8        65.0      65.0      65.0
    Quincy's.............................       18.0           3.3            10.2           4.5        19.9      21.9      23.3
    El Pollo Loco........................       20.1           4.3            10.1           5.6        22.8      24.6      27.9
    Coco's/Carrows (a)...................       33.4          14.6            33.1          15.4        70.1      79.0      86.7
    Portion-Trol.........................        9.1
    Corporate G&A and other..............      (37.6)        (12.6)          (14.7)        (10.0)      (38.3)    (39.4)    (40.3)
  Total..................................   $  286.4       $  57.7       $   161.7      $   84.4    $  332.4  $  357.5  $  381.3
                                             2001
($ IN MILLIONS)
Operating revenue........................  $2,946.5
Operating expenses, excluding
  amortization of excess reorganization
  value..................................   2,664.8
Amortization of excess reorganization
  value..................................     172.2
Operating income.........................     109.5
Other charges:
  Interest expense.......................     139.3
  Interest income........................     (11.0)
  Other..................................       3.6
                                              131.9
Loss before reorganization expenses and
  taxes..................................     (22.4)
Reorganization expenses..................
Adjustments from applying fresh start
  reporting..............................
Provision (benefit) for income taxes.....      58.9
Net income (loss) before extraordinary
  gain...................................     (81.3)
Extraordinary gain on debt retirement,
  net of tax.............................
Net income (loss)........................  $  (81.3)
EBITDA...................................  $  409.8
Additional Detail by Concept:
  Revenue
    Denny's..............................  $1,342.1
    Hardee's.............................     580.0
    Quincy's.............................     270.6
    El Pollo Loco........................     180.3
    Coco's/Carrows (a)...................     573.5
    Portion-Trol, net of eliminations....
  Total..................................  $2,946.5
  EBITDA
    Denny's..............................  $  233.3
    Hardee's.............................      65.0
    Quincy's.............................      24.9
    El Pollo Loco........................      31.9
    Coco's/Carrows (a)...................      96.0
    Portion-Trol.........................
    Corporate G&A and other..............     (41.3)
  Total..................................  $  409.8

(a) Revenue and EBITDA for Coco's/Carrows for 1996 represent operations for the period from May 23, 1996 (date of acquisition) through December 26, 1996.
(b) As described elsewhere in this Prospectus, if the Class of Holders of Old Senior Notes does not consent to the Plan, the Old Senior Notes shall either be, in the sole discretion of Reorganized Flagstar, unimpaired (with no change to their existing interest rates (10 7/8% for approximately $280 million in aggregate principal amount of Old Senior Notes and 10 3/4% for $270 million in aggregate principal amount of Old Senior Notes), maturity dates or other terms or provisions of the Old Senior Notes) or exchanged for New Senior Notes which will bear interest at a rate which the Bankruptcy Court finds appropriate under the cramdown provisions of 11 U.S.C.
    (section mark)1129(b) (with a maturity date having other terms
                                       83
    and provisions set forth herein for the New Senior Notes). In the event of such unimpairment, and assuming no capitalization of interest expense and assuming refinancing of such Old Senior Notes at their maturity, projected interest and debt expense for the three months ended December 31, 1997 and for the fiscal years ended December 1998, 1999, 2000 and 2001, would be $37.7 million, $146.6 million, $139.0 million, $133.4 million, and $134.0 million, respectively. Similarly, in the event of such unimpairment, projected (loss) before income taxes for the three months ended December 31, 1997 and for the fiscal years ended December 1998, 1999, 2000 and 2001, would be $(30.6) million, $(121.9) million, $(87.9) million, $(53.0)
    million, and $(20.8) million, respectively, and projected net (loss) for the three months ended December 31, 1997 and for the fiscal years ended December 1998, 1999, 2000 and 2001, would be $(37.2) million, $(144.8) million,
    $(123.6) million, $(101.5) million, and $(81.2) million, respectively. See "The Plan of Reorganization -- Treatment of Claims and Interests Under the Plan -- Description of Claims and Interests -- Classified Claims and Interest -- Class 4 -- Claims Arising Under Old Senior Notes".
                                       84

                PROJECTED CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                        THE COMPANY
                                                                                  REORGANIZED FLAGSTAR(A)
                                         HISTORICAL            PROJECTED
                                 DECEMBER 31,     APRIL 2,     OCTOBER 1,                PROJECTED AS OF DECEMBER
                                     1996           1997          1997         1997         1998         1999         2000
($ IN MILLIONS)
ASSETS
Current Assets:
  Cash and cash
    equivalents...............    $     92.4      $   31.8     $    22.2     $    49.8    $    55.4    $    65.0    $   175.1
  Receivables, net............          17.8          10.5          19.2          21.0         22.2         23.6         25.7
  Merchandise and supply
    inventories...............          31.5          30.6          31.5          31.5         31.5         31.5         31.5
  Other.......................          48.9          41.9          41.9          35.2         40.1         48.4         14.0
                                       190.6         114.8         114.8         137.5        149.2        168.5        246.3
Property, net.................       1,168.6       1,153.4       1,160.4       1,147.3      1,114.9      1,083.4      1,037.8
Goodwill, net.................         205.4         204.2
Reorganization value in excess
  of amounts allocable to
  identifiable assets, net....                                     861.0         817.9        645.7        473.5        301.3
Deferred financing costs......          64.2          61.6           9.8           9.3          7.7          6.0          9.9
Other.........................          58.6          57.8          57.8          57.2         52.9         45.1         38.3
    Total Assets..............    $  1,687.4      $1,591.8     $ 2,203.8     $ 2,169.2    $ 1,970.4    $ 1,776.5    $ 1,633.6
LIABILITIES
Current Liabilities:
  Current maturities of
    long-term debt............    $     62.9      $1,001.0     $    63.3     $    66.4    $    67.1    $    40.0    $    20.8
  Accounts payable and accrued
    expenses..................         344.3         319.9         260.1         280.5        282.6        285.7        289.1
  Other current liabilities...          76.1          82.8          88.8          86.6         93.0         99.8        104.2
                                       483.3       1,403.7         412.2         433.5        442.7        425.5        414.1
Long-Term Liabilities:
  Debt, less current
    maturities................       2,179.4       1,226.7       1,273.1       1,253.3      1,190.1      1,147.6      1,120.4
  Deferred income taxes.......          16.3          16.0         (75.3 )       (69.4)       (56.1)       (40.9)       (29.1)
  Other non-current
    liabilities and deferred
    credits...................         235.9         224.7         228.8         224.7        211.5        185.9        171.6
    Total Liabilities.........       2,914.9       2,871.1       1,838.8       1,842.1      1,788.2      1,718.1      1,677.0
Shareholders' Equity:
  Capital stock...............          21.8          21.8           0.4           0.4          0.4          0.4          0.4
  Paid-in capital.............         724.9         724.9         364.6         364.6        364.6        364.6        364.6
  Deficit.....................      (1,973.3)     (2,025.1)                      (37.9)      (182.8)      (306.6)      (408.4)
  Minimum pension liability
    adjustment................          (0.9)         (0.9)
                                    (1,227.5)     (1,279.3)        365.0         327.1        182.2         58.4        (43.4)
    Total Liabilities and
      Shareholders' Equity....    $  1,687.4      $1,591.8     $ 2,203.8     $ 2,169.2    $ 1,970.4    $ 1,776.5    $ 1,633.6
                                  2001
($ IN MILLIONS)
ASSETS
Current Assets:
  Cash and cash
    equivalents...............  $   299.9
  Receivables, net............       28.7
  Merchandise and supply
    inventories...............       31.5
  Other.......................       13.9
                                    374.0
Property, net.................      991.9
Goodwill, net.................
Reorganization value in excess
  of amounts allocable to
  identifiable assets, net....      129.1
Deferred financing costs......        7.1
Other.........................       31.7
    Total Assets..............  $ 1,533.8
LIABILITIES
Current Liabilities:
  Current maturities of
    long-term debt............  $    13.6
  Accounts payable and accrued
    expenses..................      293.8
  Other current liabilities...      102.3
                                    409.7
Long-Term Liabilities:
  Debt, less current
    maturities................    1,105.9
  Deferred income taxes.......      (21.4)
  Other non-current
    liabilities and deferred
    credits...................      164.3
    Total Liabilities.........    1,658.5
Shareholders' Equity:
  Capital stock...............        0.4
  Paid-in capital.............      364.6
  Deficit.....................     (489.7)
  Minimum pension liability
    adjustment................
                                   (124.7)
    Total Liabilities and
      Shareholders' Equity....  $ 1,533.8

(a) In the event of unimpairment of the Old Senior Notes as described in note
    (b) to the Projected Condensed Statements of Consolidated Operations, cash and cash equivalents of Reorganized Flagstar projected as of October 1, 1997 and as of December 1997, 1998, 1999, 2000, and 2001, would be $18.7 million, $28.3 million, $36.0 million, $47.6 million, $160.5 million and $280.1 million, respectively.
                                       85

                PROJECTED STATEMENTS OF CONSOLIDATED CASH FLOWS
                                  (UNAUDITED)

                                                             THE COMPANY
                                                                             PROJECTED             REORGANIZED FLAGSTAR
                                                                            PERIOD FROM    PROJECTED
                                                      HISTORICAL           APRIL 3, 1997  THREE MONTHS
                                               YEAR ENDED   QUARTER ENDED     THROUGH        ENDED        PROJECTED FISCAL YEAR
                                              DECEMBER 31,    APRIL 2,      OCTOBER 1,    DECEMBER 31,       ENDED DECEMBER
                                                  1996          1997           1997           1997       1998     1999     2000
($ IN MILLIONS)
Operating Activities:
Net (loss) income..........................     $  (85.5)      $ (51.7)      $ 1,286.2       $(37.9)    $(145.0) $(123.8) $(101.7)
Adjustments to Reconcile Net Income (Loss)
  to Cash Flows from Operating Activities:
  Depreciation and amortization............        129.9          34.7            68.7         76.4       303.5    303.1    301.0
  Amortization of deferred financing
    costs..................................          8.9           2.7             5.3           .4         1.7      1.7      2.1
  Deferred taxes...........................         (9.0)         (0.3)          (91.3)         6.0        13.3     15.2     11.8
  Extraordinary items, net.................                                     (656.3)
  Subordinated interest expense............                                       79.1
  Senior interest expense capitalized......                                       25.9
  Fresh start adjustments..................                                     (598.7)
  Amortization of deferred gains...........        (11.1)         (4.1)           (8.6)        (4.2)      (16.9)   (16.9)   (16.9)
  Amortization of debt premium credited to
    interest expense.......................                                                    (2.2)       (9.0)    (9.0)    (7.3)
  Other....................................         (7.9)          1.2            (2.1)         (.8)
Net changes in working capital.............          7.4         (14.9)          (33.1)        23.0         2.6      0.2     41.2
Net changes in other assets and
  liabilities..............................        (16.0)         (4.6)           (3.3)        (1.1)        1.5     (7.5)     2.0
Net cash flows from (used in) operating
  activities...............................         16.7         (37.0)           71.8         59.6       151.7    163.0    232.2
Investing Activities:
  Purchases of property....................        (55.0)         (8.9)          (41.7)       (16.6)      (89.0)   (91.0)   (76.0)
  Proceeds from dispositions of property...         14.3           7.0                          1.0
  Proceeds from sales of subsidiaries......         63.0
  Acquisition of business, net of cash
    acquired...............................       (127.0)
  Other....................................         (4.7)                         (5.6)
Net cash flows used in investing
  activities...............................       (109.4)         (1.9)          (47.3)       (15.6)      (89.0)   (91.0)   (76.0)
Financing Activities:
  Net borrowings under credit agreements...         56.0                           1.2          2.3         5.9     (4.3)    (5.1)
  Deferred financing costs.................         (9.6)                         (9.8)                                      (6.0)
  Long-term debt payments..................        (44.1)        (21.7)          (25.5)       (18.7)      (63.0)   (58.1)   (35.0)
  Cash dividends on preferred stock........        (14.2)
Net cash flows used in financing
  activities...............................        (11.9)        (21.7)          (34.1)       (16.4)      (57.1)   (62.4)   (46.1)
Increase (decrease) in cash and cash
  equivalents..............................       (104.6)        (60.6)           (9.6)        27.6         5.6      9.6    110.1
Cash and Cash Equivalents at:
  Beginning of period......................        197.0          92.4            31.8         22.2        49.8     55.4     65.0
  End of period............................     $   92.4       $  31.8       $    22.2       $ 49.8     $  55.4  $  65.0  $ 175.1
                                              2001
($ IN MILLIONS)
Operating Activities:
Net (loss) income..........................  $(81.3)
Adjustments to Reconcile Net Income (Loss)
  to Cash Flows from Operating Activities:
  Depreciation and amortization............   300.3
  Amortization of deferred financing
    costs..................................     2.9
  Deferred taxes...........................     7.7
  Extraordinary items, net.................
  Subordinated interest expense............
  Senior interest expense capitalized......
  Fresh start adjustments..................
  Amortization of deferred gains...........   (15.8)
  Amortization of debt premium credited to
    interest expense.......................    (0.9)
  Other....................................
Net changes in working capital.............     7.1
Net changes in other assets and
  liabilities..............................     1.5
Net cash flows from (used in) operating
  activities...............................   221.5
Investing Activities:
  Purchases of property....................   (76.0)
  Proceeds from dispositions of property...
  Proceeds from sales of subsidiaries......
  Acquisition of business, net of cash
    acquired...............................
  Other....................................
Net cash flows used in investing
  activities...............................   (76.0)
Financing Activities:
  Net borrowings under credit agreements...
  Deferred financing costs.................
  Long-term debt payments..................   (20.7)
  Cash dividends on preferred stock........
Net cash flows used in financing
  activities...............................   (20.7)
Increase (decrease) in cash and cash
  equivalents..............................   124.8
Cash and Cash Equivalents at:
  Beginning of period......................   175.1
  End of period............................  $299.9

                       SELECTED PROJECTED FINANCIAL DATA
                                  (UNAUDITED)
The following financial data reflects Reorganized Flagstar excluding Coco's/Carrows (an Unrestricted Subsidiary (as defined herein)).

                                                            PROJECTED
                                                           PERIOD FROM
                                                            APRIL 3,       PROJECTED
                           HISTORICAL      HISTORICAL         1997        THREE MONTHS
                           YEAR ENDED     QUARTER ENDED      THROUGH         ENDED          PROJECTED FISCAL YEAR ENDED
                          DECEMBER 31,      APRIL 2,       OCTOBER 1,     DECEMBER 31,                DECEMBER
                              1996            1997            1997            1997          1998        1999        2000
($ IN MILLIONS)
Revenue................     $2,247.3        $   548.7       $ 1,124.2       $  558.0      $2,243.8    $2,277.1    $2,320.7
EBITDA (1).............        253.0             43.1           132.4           74.4         276.8       292.0       310.2
Interest expense,
  net..................        237.0             61.1           122.2           31.8         123.9       117.8       111.1
Long-term debt, net
  (2)..................      1,926.8          1,999.9         1,100.2        1,058.4       1,009.0       958.9       838.2
Cash capital
  expenditures.........         52.3              7.4            30.5           13.7          75.0        75.0        60.0
EBITDA/Interest
  expense, net.........                                                                        2.2x        2.5x        2.8x
EBITDA-Cash capital
  expenditures/Interest
  expense, net.........                                                                        1.6         1.8         2.3
Long-term debt,
  net/EBITDA...........                                                                        3.6         3.3         2.7

                           2001
($ IN MILLIONS)
Revenue................  $2,373.0
EBITDA (1).............     330.2
Interest expense,
  net..................     110.1
Long-term debt, net
  (2)..................     738.3
Cash capital
  expenditures.........      60.0
EBITDA/Interest
  expense, net.........       3.0x
EBITDA-Cash capital
  expenditures/Interest
  expense, net.........       2.5
Long-term debt,
  net/EBITDA...........       2.2

(1) EBITDA has been adjusted to include certain management fees and tax reimbursements payable to Flagstar from Coco's/Carrows.
(2) Long-term debt less cash balances in excess of amount required for operations, assumed to be $15 million.
                         MARKET AND TRADING INFORMATION
     The Old Senior Notes, the Senior Subordinated Debentures and the Junior Subordinated Debentures are traded in the over-the-counter market. In general, trading of these securities has been limited and sporadic. Quotations for such securities that are not widely traded may differ from actual trading prices and should be viewed as approximations. The quotations for the Old Senior Notes, the Senior Subordinated Debentures and the Junior Subordinated Debentures set forth below are stated as a percentage of the principal amount. Holders are urged to obtain current information with respect to the current market prices of such securities.

                                                          SENIOR              JUNIOR
                                        OLD            SUBORDINATED        SUBORDINATED
                                   SENIOR NOTES         DEBENTURES          DEBENTURES
                                  HIGH       LOW      HIGH       LOW      HIGH       LOW
                                   BID       BID       BID       BID       BID       BID
1995
  First quarter...............    97.00%    90.00%    85.50%    80.75%    73.50%    69.00%
  Second quarter..............    95.50     92.50     85.00     77.00     72.50     66.50
  Third quarter...............    95.00     92.00     85.00     76.50     74.63     67.50
  Fourth quarter..............    94.00     89.50     78.00     70.00     70.63     54.75
1996
  First quarter...............    93.00     89.50     73.50     65.00     59.75     54.88
  Second quarter..............    91.00     87.50     73.50     66.50     59.38     51.75
  Third quarter...............    88.50     86.50     66.50     57.00     55.00     32.00
  Fourth quarter..............    92.00     86.25     59.00     41.50     30.13     24.63
1997
  First quarter...............    98.00     91.50     43.00     35.00     15.00     10.00
  Second quarter (through May
     27, 1997)................    99.00     98.00     44.00     36.00     15.00     15.00

     The Old FCI Common Stock and Old FCI Preferred Stock, through May 16, 1997, were traded on the NASDAQ National Market System under the symbol "FLST" and "FLSTP," respectively. As of the close of business on May 16, 1997, the Old FCI Common Stock and the Old FCI Preferred Stock were delisted from trading on the NASDAQ National Market. As a consequence, it is anticipated that, although such securities will continue to be traded in the over-the-counter market, such trading activity will be limited and sporadic.
     As of May 27, 1997, 42,434,668 shares of Old FCI Common Stock and 6,300,000 shares of Old FCI Preferred Stock were outstanding, and there were approximately 12,700 record and beneficial holders of Old FCI Common Stock and approximately 2,300 record and beneficial holders of Old FCI Preferred Stock. FCI has not paid and does not expect to pay dividends on the outstanding Old FCI Common Stock. Restrictions contained in the instruments governing the outstanding indebtedness of Flagstar restrict its ability to provide funds that might otherwise be used by FCI for the payment of dividends on the Old FCI Common Stock. FCI did not make the quarterly dividend payments on the Old FCI Preferred Stock accruing in December 1996 or March 1997. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources" and Note 4 to the accompanying Consolidated Financial Statements of the Company.
     The following table lists the high and low closing sales prices of the Old FCI Preferred Stock and Old FCI Common Stock, respectively, for each quarter in the last two fiscal years and through May 27, 1997. The sales prices were obtained from the National Association of Securities Dealers, Inc.

                                                                                                   OLD FCI PREFERRED
                                                                                                         STOCK
                                                                                                 HIGH              LOW
1995
  First quarter...........................................................................    $19         3/4  $18
  Second quarter..........................................................................     20         1/4   17         1/2
  Third quarter...........................................................................     20               18         3/8
  Fourth quarter..........................................................................     17         1/4   10         3/8
1996
  First quarter...........................................................................     15               11         9/16
  Second quarter..........................................................................     14         3/4   12         1/2
  Third quarter...........................................................................     12         7/8    6         3/4
  Fourth quarter..........................................................................      7         3/8    2
1997
  First quarter...........................................................................      2         1/16              13/16
  Second quarter (through May 27, 1997)...................................................      1         1/32              5/8

                                                                                                  OLD FCI COMMON

                                                                                                      STOCK
                                                                                               HIGH            LOW
1995
  First quarter...........................................................................   7         7/8  5         1/2
  Second quarter..........................................................................   6         1/2  4         1/4
  Third quarter...........................................................................   6         1/8  4         5/8
  Fourth quarter..........................................................................   5         1/2  2         7/8
1996
  First quarter...........................................................................   5              2         7/8
  Second quarter..........................................................................   4         1/4  2         7/8
  Third quarter...........................................................................   3         5/16  1         15/16
  Fourth quarter..........................................................................   2         1/8            29/32
1997
  First quarter...........................................................................   1         7/32            25/64
  Second quarter (through May 27, 1997)...................................................               /32            9/32

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                                    BUSINESS
INTRODUCTION
     The Company is one of the largest restaurant companies in the United States, operating (directly and through franchisees) more than 3,200 moderately priced restaurants.
     FCI is a holding company that was organized in Delaware in 1988 in order to effect the leveraged buyout of Flagstar in 1989. On November 16, 1992, FCI and Flagstar consummated the Recapitalization, which included, among other things, an equity investment by Associates. As a result of such transactions, Associates acquired control of FCI and Flagstar. Prior to June 16, 1993, FCI and Flagstar had been known, respectively, as TW Holdings, Inc. and TW Services, Inc.
     As a result of the 1989 leveraged buyout of Flagstar, the Company became and remains very highly leveraged. While the Company's cash flows have been sufficient to cover interest costs, operating results since the buyout in 1989 have fallen short of expectations. Such shortfalls have resulted from negative operating trends due to increased competition, intensive pressure on pricing due to discounting, declining customer traffic, adverse economic conditions, and relatively limited capital resources to respond to these changes. These operating trends have generally continued through 1996. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" for additional information.
     On May 23, 1996, the Company, through FRD, a newly formed subsidiary, consummated the acquisition of the Coco's and Carrows restaurant chains consisting of 347 Company-owned units within the mid-scale family-style dining category in order to capitalize on the Company's experience in the restaurant industry and the California market and to maximize the synergies among the Company's restaurant chains, including increased purchasing power. The ultimate acquisition price of $313.4 million was paid in consideration for all of the outstanding stock of FRI-M Corporation ("FRI-M"), the subsidiary of Family Restaurants, Inc. ("FRI") which owns the Coco's and Carrows chains. The acquisition was accounted for using the purchase method of accounting and is reflected in the Company's Consolidated Financial Statements and Notes thereto included herein as of the acquisition date.
     During the third quarter of 1996, the Company sold PTF, its food processing operations, marking the last in a series of non-restaurant divestitures which began with the sale of Canteen Corporation, the Company's food and vending business, in 1994 and also included the 1995 sales of TW Recreational Services, Inc., a concession and recreation services subsidiary; VS, a stadium concession services subsidiary; and PFC, the Company's food distribution subsidiary.
     On March 17, 1997, the Company announced that it had reached an agreement in principle with an Ad Hoc Debentureholders Committee with respect to the Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "The Plan of Reorganization" for additional information.
RESTAURANTS
     Flagstar's operations are conducted through six restaurant chains or concepts, four chains in the full-service mid-scale dining segment and two in the quick-service segment. Denny's, Flagstar's largest concept, is the nation's largest chain of family-style full-service restaurants, with almost 1,600 units in 49 states, two U.S. territories, and six foreign countries. Denny's largest concentration domestically is in California and Florida with 531 units in these two states. Management believes that Denny's has the leading share of the national market in the family-style category. Quincy's, with 199 locations, is one of the largest chains of family-steak restaurants in the southeastern United States, offering steak, chicken and seafood entrees as well as a buffet bar, called "America's Home Plate." A weekend breakfast buffet is also available at most Quincy's locations. Flagstar also operates El Pollo Loco, a chain of 241 quick-service restaurants featuring flame-broiled chicken and steak products and related Mexican food items, with a strong regional presence in California. As indicated above, Flagstar acquired the Coco's and Carrows chains in 1996. Coco's is a regional bakery restaurant chain operating 466 units in seven western states and two foreign countries. Coco's offers a wide variety of fresh-baked goods and value priced meals that capitalize on emerging food trends in the western United States. The Carrows chain, consisting of 160 units in seven western states, specializes in traditional American food, with an emphasis on quality, homestyle fare at an excellent value. Hardee's is a chain of quick-service restaurants of which Flagstar, with 580 units located primarily in the Southeast, is the largest franchisee. Although specializing in sandwiches, Flagstar's Hardee's restaurants serve fried chicken and offer a breakfast menu that accounts for approximately 44% of total sales and features the chain's famous "made-from-scratch" biscuits. For a breakdown of the total revenues contributed by each referenced concept for the last three years, see the corresponding section of "Management's Discussion and Analysis of Financial Condition and Results of Operations".
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
     Although operating in two distinct segments of the restaurant industry -- full-service and quick-service -- the Company's restaurants benefit from a single management strategy that emphasizes superior value and quality, friendly and attentive service and appealing facilities. During 1996, the Company continued its strategy of growth through franchising, adding a net 66 total units to the system (excluding the impact of the additional 610 units acquired through the Coco's and Carrows acquisition), representing an increase of 133 franchise units, offset by a decline of 67 Company-operated units. The increase in franchise units and the decrease in Company-operated units includes 27 units which were sold to franchisees (turnkeyed). The Company intends to continue focusing on growth in the franchise arena in 1997.
     The Company believes its restaurant operations benefit from the diversity of the restaurant concepts represented by its six chains, the generally strong market positions and consumer recognition enjoyed by these chains, the benefits of a centralized support system for purchasing, menu development, human resources, management information systems, site selection, restaurant design and construction, and an aggressive new management team. Denny's, Quincy's, Coco's and Carrows may benefit from the demographic trend of aging baby boomers and the growing population of elderly persons. The largest percentage of "mid-scale" customers comes from the 35 and up age group. In the quick-service segment, the Company is making efforts to recapture Hardee's restaurants' traditionally strong market position in the Southeast, and expects El Pollo Loco to increase its strong position in the Southwest.
     During the fourth quarter of 1993, the Company approved a restructuring plan for its restaurant concepts which included, among other things, the identification of units for sale, closure or conversion to another concept. At December 31, 1996 four units remain relative to the 1993 restructuring plan, of which two are scheduled for disposal in 1997. Management has decided to continue to operate the remaining two units.
     During 1995, the Company identified 36 additional underperforming units for sale or closure of which 29 units were disposed of through 1996 and two are scheduled for disposal in 1997. Management has decided to continue to operate the remaining five units.
     See Note 3 to the Consolidated Financial Statements for additional information concerning these identified units.
  DENNY'S
     Denny's is the largest full-service family-style restaurant chain in the mid-scale segment in the United States in terms of both number of units and total revenues. Denny's restaurants currently operate in 49 states, two U.S. territories, and six foreign countries, with principal concentrations in California, Florida, Texas, Arizona, Washington, Illinois, Ohio, and Pennsylvania. Denny's restaurants are designed to provide a casual dining atmosphere with moderately priced food and quick, efficient service to a broad spectrum of customers. The restaurants generally are open 24 hours a day, seven days a week. All Denny's restaurants have uniform menus (with some regional and seasonal variations) offering traditional family fare (including breakfast items, steaks, seafood, hamburgers, chicken and sandwiches) and provide both counter and table service. In 1996, Denny's sales were evenly distributed across each of its dayparts, with breakfast and lunch representing approximately 60% of total traffic. Denny's restaurants had a 1996 average guest check of $5.03 and average annual unit sales of $1.3 million. Denny's currently employs approximately 41,000 people.
     In 1994, the Company began a "reimaging" strategy designed to enhance the competitive positioning of Denny's. This reimaging strategy involved all restaurants within a market area and included an updated exterior, new signage, an improved interior layout with more comfortable seating and enhanced lighting. The Company completed the reimaging of 306 restaurants through 1995. During 1995, management curtailed this reimaging program in order to focus its attention and resources on programs specifically designed to enhance the customer's experience at Denny's by improving service and value positioning. In 1996, the Company started limited exterior refurbishments on 588 units primarily focusing on exterior improvements, such as landscaping, exterior lighting, sign replacement and parking lot repairs to enhance the curb appeal of the restaurants. At December 31, 1996, approximately three-quarters of the 588 units scheduled to receive this limited refurbishment have been completed.
     Historically, Denny's has had the lowest average guest check within the family-style category. In January 1996, Denny's rolled out a value menu that featured value priced items for breakfast, lunch and dinner with tiered pricing starting at $1.99, $2.99 and $3.99, respectively. At the same time, the Company launched several initiatives (including a more operationally focused organizational structure, modern information systems and reengineered restaurant processes) designed to deliver better service and more consistent product quality. The Company expects to refine and accelerate these efforts in 1997.
                                       90

     During 1997, the Company intends to continue its focus on opening new franchise units, and to capitalize on its status as a leading franchisor. For the last three years, Denny's has opened more new units than any competitor in the mid-scale segment. Furthermore, Denny's has supplemented its franchise development efforts by selectively selling Company-owned units to franchisees.
     During 1996, the Company added a net 82 new Denny's franchise units, including the sale of 19 Company-owned units to franchisees, bringing the total franchised units to 702, or 44% of all Denny's restaurants. The initial fee for a single Denny's franchise is $35,000, and the current royalty payment is approximately 4% of gross sales.
  HARDEE'S
     The Company's Hardee's restaurants are operated under licenses from Hardees Food Systems, Inc. ("HFS"). A subsidiary of the Company is HFS' largest franchisee, operating 16% of Hardee's restaurants nationwide. HFS is the seventh largest chain in the United States based on national systemwide sales. Of the 580 Hardee's restaurants operated by the Company at December 31, 1996, 557 were located in nine southeastern states. Flagstar's Hardee's currently employ approximately 22,000 people. The Company's Hardee's restaurants provide uniform menus in a quick-service format targeted to a broad spectrum of customers. The restaurants offer hamburgers, chicken, roast beef and fish sandwiches, hot dogs and low-fat yogurt, as well as a breakfast menu featuring Hardee's popular "made-from-scratch" biscuits. To add variety to its menu, further differentiate its restaurants from those of its major competitors and increase customer traffic during the traditionally slower late afternoon and evening periods, HFS completed the rollout of fresh fried chicken as a menu item in 1993.
     Substantially all of the Company's Hardee's restaurants have drive-thru facilities, which provided 51% of the chain's revenues in 1996. Most of the restaurants are open 16-17 hours a day, seven days a week. Operating hours of selected units have been extended to 24 hours a day, primarily on weekends. Hardee's breakfast menu, featuring the chain's signature "made-from-scratch" biscuits, accounts for approximately 44% of total sales at the Company's Hardee's restaurants. The average guest check at the Company's Hardee's was $3.17 in 1996, and average annual unit sales for the Company's Hardee's restaurants was $1.0 million.
     Management implemented several action plans in the second half of 1996 to focus on customer satisfaction. These initiatives included new menu boards in all 580 units and a "touch-up" project in 276 units. The "touch-up" project included new roofs, paint, trim and wallpaper as well as minor landscaping and parking lot repairs and is substantially complete. Hardee's has also installed new microwaves in all units and implemented procedures to provide customers with a hot product. Additionally, management costs have been reduced by the elimination of two layers of management and the streamlining of management reporting relationships. During 1996, the Company closed 14 under-performing Hardee's units. Management continues to review under-performing units and may in the future decide to close additional units.
     Each Hardee's restaurant is operated under a separate license from HFS. Each license grants the exclusive right, in exchange for a franchise fee, royalty payments and certain covenants, to operate a Hardee's restaurant in a described territory, generally a town or an area measured by a radius from the restaurant site. Each license has a term of 20 years from the date the restaurant is first opened for business and is non-cancellable by HFS, except for the Company's failure to abide by its covenants. Earlier issued license agreements are renewable under HFS' renewal policy; more recent license agreements provide for successive five-year renewals upon expiration, generally at rates then in effect for new licenses. Each year, a number of the Company's licenses are scheduled for renewal. The Company has historically experienced no difficulty in obtaining such renewals and does not anticipate any problems in the future.
     The Company's territorial development agreement with HFS which called for the Company to open a specified number of Hardee's restaurants in a development territory in the Southeast (and certain adjacent areas) by the end of 1996 was terminated during the fourth quarter of 1995. Termination of such agreement makes the Company's development rights non-exclusive in the development territory. As a result, HFS and other Hardee's franchisees along with the Company are permitted to open Hardee's restaurants in such territory.
     In 1997, the focus of the Company will be to better position its Hardee's restaurants in the marketplace through a variety of means, including dual branding, refurbishment, and in appropriate circumstances, subject to legal obligations and restrictions, conversion to another concept.
     The Company does not believe HFS has satisfied its contractual obligations to support the Hardee's franchise. On March 19, 1997, the Company notified HFS, pursuant to its various license agreements, that its subsidiary was seeking to arbitrate certain claims of the subsidiary against HFS. In its demand for arbitration, the Company's subsidiary alleges, among other things (i) breach by HFS of its license agreements with the Company's subsidiary, (ii) breach of fiduciary duty and
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
negligence by HFS in mishandling and misapplying funds of the Company's subsidiary held for advertising, and (iii) unfair trade practices. No assurances can be given as to the outcome of such arbitration proceeding or its impact on the Company's Hardee's operations. For additional information concerning the Company's Hardee's operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."
  QUINCY'S
     Ranked by 1996 sales, Quincy's is the sixth largest family-steak (grill buffet) chain in the country and is one of the largest such chains in the southeastern United States. The Quincy's chain, employing approximately 11,000 people, currently consists of 199 Company-operated limited service restaurants, which are designed to provide value conscious customers with a varied menu, abundant portions and great steaks at moderate prices. The average guest check at Quincy's in 1996 was $6.06. All Quincy's are open seven days a week for lunch and dinner. The dinner daypart is Quincy's strongest, representing 63% of total sales in 1996. The average annual unit sales for a Quincy's restaurant was approximately $1.3 million in 1996. The restaurants serve steak, chicken and seafood entrees along with a buffet-style food bar, called "America's Home Plate," offering hot foods, soups, salads and desserts. In addition, weekend breakfast service, which is available at most locations, allows Quincy's to utilize its base assets more efficiently.
     After experimenting with a number of formats at Quincy's from 1993 through 1995, including enhancements to the scatter bar buffet and a few buffet only restaurants, management has determined that a repositioning of Quincy's with better quality food and the "No Mistake Steak" would provide a more effective marketing strategy. In that regard, Quincy's initiated a "Relaunch" program in October 1996 designed to improve service basics, food quality and the marketing effectiveness of Quincy's, and to differentiate Quincy's from other family-steak restaurants. While the initial results have been positive, the program is still in its early stages and additional time will be required to measure its full impact on results.
  EL POLLO LOCO
     El Pollo Loco is the leading chain specializing in flame-broiled chicken in the quick-service segment of the restaurant industry. Of the total 241 El Pollo Loco restaurants, which are located in five southwestern states and two foreign countries, 86% are located in Southern California. El Pollo Loco currently employs approximately 2,500 people.
     El Pollo Loco restaurants are generally open 12 hours a day, seven days a week for lunch and dinner. A majority of the Company's El Pollo Loco restaurants have drive-thru facilities, which provided 33% of the chain's revenues in 1996. The dinner daypart for El Pollo Loco is the strongest, representing 54% of total sales.
     El Pollo Loco directs its marketing at customers desiring an alternative to traditional fast food products, offering unique tasting and high quality products which help position the brand as high quality fast food at a competitive price. The restaurants are designed to facilitate customer viewing of the preparation of the flame-broiled chicken, and the food is served quickly, but prepared slowly, using fresh ingredients. Much of the brand's recent growth can be attributed to successful menu positioning, new product offerings, dual branding with the complementary Fosters Freeze dessert line, which commenced in late 1995, and restaurant remodeling. The average guest check at El Pollo Loco in 1996 was $6.63 and average annual Company-owned restaurant sales reached record levels of approximately $1.2 million in 1996.
     Based on El Pollo Loco's recent success, the Company is optimistic about future expansion of the El Pollo Loco concept, principally through franchising in Texas and in other California markets. In 1997, the Company intends to open relatively few Company-owned El Pollo Loco restaurants and focus instead on its franchising efforts. To accelerate the franchise expansion, in 1996 the Company sold eight units to franchisees which were not part of the growth strategy for Company-owned El Pollo Loco units. In the first quarter of 1996, the Company secured the international rights to the El Pollo Loco brand to facilitate expansion opportunities in Mexico and other countries.
     In 1996 the chain had a net increase of 24 units, representing a net 31 franchise unit increase, offset by a Company-operated decrease of seven units. The initial fee for a single El Pollo Loco franchise is $35,000 and the current royalty payment rate is 4% of gross sales.
     El Pollo Loco recently launched a co-branding effort with Flagstar's Hardee's restaurants in South Carolina. This partnership, which is intended to take advantage of Hardee's exceptional breakfast business and El Pollo Loco's strong lunch and dinner dayparts, will serve as an initial test of the appeal of El Pollo Loco to consumers in the eastern United States.
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  COCO'S
     Coco's is a regional bakery restaurant chain operating primarily in California, Arizona, and Texas, as well as Japan and Korea. Coco's currently consists of 183 Company-operated, five domestic franchised and 278 international licensed restaurants, and employs approximately 9,000 people. Coco's offers a variety of fresh-baked goods such as pies, muffins and cookies and value-priced, innovative menu items that capitalize on emerging food trends in the western United States. The chain has positioned itself at the upper end of the mid-scale family-style category, offering a variety of great food, great service, and a pleasant atmosphere at fair prices, to answer the needs of quality conscious family diners. The restaurants are generally open 18 hours a day, with several units opened 24 hours a day on weekends. Coco's restaurants have uniform menus and serve breakfast, lunch and dinner, as well as a "late night" menu in those restaurants open around the clock.
     Lunch and dinner dayparts are Coco's strongest, comprising 37% and 39% of 1996 sales, respectively. In 1996, the average guest check was $6.79, with average annual unit sales of approximately $1.5 million.
     With a foreign presence that is among the largest of any U.S. based, non-fast food restaurant chain, Coco's has laid the foundation to aggressively expand its international operations. Internationally, 21 units have been added to the system since the Company acquired the chain in May 1996. Additionally, Coco's is placing new emphasis on domestic franchising as an opportunity to achieve further growth of the brand. The initial fee for a single Coco's franchise is $35,000 and the current royalty payment rate is 4% of net sales.
  CARROWS
     Carrows is a regional mid-scale family-style restaurant chain operating primarily in seven western states. Carrows currently consists of 160 Company-operated units and employs approximately 7,000 people. Carrows specializes in traditional American food, with an emphasis on quality, homestyle fare at an excellent value. The concept appeals strongly to families with children as well as to mature adults -- two groups expected to grow rapidly into the next century. The menu is always current, but not trendy, and is revised regularly to reflect the most appealing foods that guests demand. The restaurants are generally open 18 hours a day, with 25% open 24 hours a day. Carrows restaurants have uniform menus and serve breakfast, lunch and dinner, as well as a "late night" menu in those restaurants open 24 hours a day.
     Lunch and dinner dayparts are Carrows' strongest, comprising 30% and 44% of 1996 sales, respectively. In 1996, the average guest check was $6.26, with average annual unit sales of approximately $1.3 million.
  OPERATIONS
     The Company believes that successful execution of basic restaurant operations in each of its restaurant chains is critical to its success. Accordingly, significant effort is devoted to ensuring that all restaurants offer quality food and service. Through a network of division, region, district and restaurant level managers or leaders, the Company standardizes specifications for the preparation and efficient service of quality food, the maintenance and repair of its premises and the appearance and conduct of its employees. Major emphasis is placed on the proper preparation and delivery of the product to the consumer and on the cost-effective procurement and distribution of quality products.
     A principal feature of the Company's restaurant operations is the constant focus on improving operations at the unit level. Unit managers are especially hands-on and versatile in their supervisory activities. Region and district leaders have no offices and spend substantially all of their time in the restaurants. A significant majority of restaurant management personnel began as hourly employees in the restaurants and therefore perform restaurant functions and train by example. The Company benefits from an experienced management team.
     Each of the Company's restaurant chains maintains training programs for employees and restaurant managers. Restaurant managers and assistant managers receive training at specially designated training units. Areas of training for managers include customer interaction, kitchen management and food preparation, data processing and cost control techniques, equipment and building maintenance and leadership skills. Video training tapes demonstrating various restaurant job functions are located at each restaurant location and are viewed by employees prior to a change in job function or using new equipment or procedures.
     Each of the Company's restaurant chains continuously evaluates its menu. New products are developed in Company test kitchens and then introduced in selected restaurants to determine customer response and to ensure that consistency, quality standards and profitability are maintained. If a new item proves successful at the research and development level, it is usually tested in selected markets, both with and without market support. A successful menu item is then incorporated into the restaurant system. In the case of the Hardee's restaurants, menu development is coordinated with HFS.
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
     Financial and management control is facilitated by the use of POS systems in all of the Company's restaurants which transmit detailed sales reports, payroll data and periodic inventory information for management review. During the fourth quarter of 1996, the Company began rolling out new POS systems in its Company-owned Denny's restaurants. These systems are expected to help the restaurants improve customer service by providing more accurate and faster turnaround of customer orders and better inventory control. In addition, the new POS systems will aid in decision-making by providing sales information on a more timely basis, with a higher level of detail for better data analysis. Over the next two years, management intends to install new POS systems in all of Flagstar's Company-owned restaurants pursuant to its information services agreement with ISSC as more fully discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."
  ADVERTISING
     The Company uses an integrated process to promote its concepts, including media, menu strategy, interior/exterior building design, style of service and specialized promotions to help differentiate itself in the marketplace. Media advertising is primarily product oriented, generally featuring high margin, special entrees or meal combinations presented and priced to convey high value. Such advertising is conducted through national, regional and local television advertising as well as radio, outdoor and print advertising depending on the target market. Sophisticated consumer marketing research techniques are utilized to measure customer satisfaction and customers' evolving expectations. During 1996, the Company spent from 3% to 7% of its concepts' gross sales on advertising.
     In accordance with the HFS licensing agreements, the Company spent approximately 7.1% of its Hardee's units' total gross sales on marketing and advertising during 1996. Of this amount, approximately 3.0% of total gross sales is contributed to media cooperatives and HFS' national advertising fund. The balance was directed by the Company at local levels.
  SITE SELECTION
     The success of any restaurant is influenced significantly by its location. The site selection process for Company-owned restaurants consists of three main phases: strategic planning, site identification and detailed site review. The planning phase ensures that restaurants are located in strategic markets. In the site identification phase, the major trade areas within a market area are analyzed and a potential site identified. The final and most time consuming phase is the detailed site review. In this phase, the site's demographics, traffic and pedestrian counts, visibility, building constraints and competition are studied in detail. A detailed budget and return on investment analysis are also completed. The Company considers its site selection standards and procedures to be rigorous and will not compromise those standards or procedures in order to achieve accelerated growth.
  RAW MATERIALS SOURCES AND AVAILABILITY
     The Company has a centralized purchasing program which is designed to ensure uniform product quality as well as reduced food, beverage and supply costs. The Company's size provides it with significant purchasing power which often enables it to obtain products at more favorable prices from several nationally recognized manufacturers.
     Food and packaging products for the Company's Hardee's restaurants are purchased from HFS and independent suppliers approved by HFS. A substantial portion of the products for the Company's Hardee's and Quincy's restaurants is obtained from MBM Corporation ("MBM"), an independent supplier/distributor. In connection with the 1995 sale of its distribution subsidiary, PFC, to MBM, the Company entered into an eight year distribution agreement, subsequently extended to ten years, with MBM under which PFC/MBM will continue to distribute and supply certain products and supplies to the Company's Denny's, Hardee's, Quincy's and El Pollo Loco restaurants. Beginning in November 1997, Coco's and Carrows will become subject to similar agreements. There are no volume requirements relative to these agreements; however, the products named therein must be purchased through PFC/MBM unless they are unable to make delivery within a reasonable period. During the third quarter of 1996, the Company sold Portion-Trol Foods, Inc. and the Mother Butler Pies division of Denny's, its two food processing operations. In conjunction with each of these sales, the Company entered into a five year purchasing agreement with the acquirer under which the Company is required to purchase certain minimum annual volumes. If such volumes are not purchased, the agreements provide for the payment of penalties.
     The Company believes that satisfactory sources of supply are generally available for all the items regularly used by its restaurants and has not experienced any material shortages of food, equipment, or other products which are necessary to its restaurant operations.
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  SEASONALITY
     The Company's business is moderately seasonal. Restaurant sales are generally greater in the second and third calendar quarters (April through September) than in the first and fourth calendar quarters (October through March). Occupancy and other operating costs, which remain relatively constant, have a disproportionately negative effect on operating results during quarters with lower restaurant sales. The Company's working capital requirements also fluctuate seasonally, with its greatest needs occurring during its first and fourth quarters.
  TRADEMARKS AND SERVICE MARKS
     The Company, either directly or through wholly-owned subsidiaries, has registered certain trademarks and service marks with the United States Patent and Trademark office and in international jurisdictions, some of which include Denny's(Register mark), El Pollo Loco(Register mark), Quincy's(Register mark), Coco's(Register mark), Carrows(Register mark), and Grand Slam
Breakfast(Register mark). The Company regards its trademarks and service marks as important to the identification of its restaurants and believes they are of material importance to the conduct of its business. Domestic trademark and service mark registrations are renewable at various intervals from 10 to 20 years, while international trademark and service mark registrations have various durations from five to 20 years. The Company generally intends to renew trademarks and service marks which come up for renewal. The Company owns or has rights to all trademarks it believes are material to its restaurant operations.
  RESEARCH AND DEVELOPMENT
     The Company engages in research and development on an ongoing basis, testing new products and procedures for possible introduction into the Company's systems. The Company has also frequently helped HFS develop and test-market new products. While research and development activities are important to the Company's business, amounts expended for these activities are not material. COMPETITION
     The restaurant industry can be divided into three main segments: full-service restaurants, quick-service restaurants, and other miscellaneous establishments. Since the early 1970s, growth in eating places has been driven primarily by quick-service restaurants. On a segment-wide basis, the full-service and quick-service restaurants currently have approximately the same revenues and an equal share of the market. Full-service restaurants include the mid-scale (family-style and family-steak), casual dining and upscale (fine dining) segments. The mid-scale segment, which includes Coco's, Carrows, Denny's and Quincy's, is characterized by complete meals, menu variety and moderate prices ($5-$7 average check), and includes a small number of national chains, many local and regional chains, and thousands of independent operators. The casual dining segment, which typically has higher menu prices ($8-$16 average check) and availability of alcoholic beverages, primarily consists of regional chains and small independents. The quick-service segment, which includes Hardee's and El Pollo Loco, is characterized by low prices (generally, $3-$5 average check), finger foods, fast service, and convenience. A small number of large sandwich, pizza, and chicken chains overwhelmingly dominate the quick-service segment.
     The restaurant industry is highly competitive and affected by many factors, including changes in economic conditions affecting consumer spending, changes in socio-demographic characteristics of areas in which restaurants are located, changes in customer tastes and preferences and increases in the number of restaurants generally and in particular areas. Competition among a few major companies that own or operate quick-service restaurant chains is especially intense. Restaurants, particularly those in the quick-service segment, compete on the basis of name recognition and advertising, the quality and perceived value of their food offerings, the quality and speed of their service, the attractiveness of their facilities and, to a large degree in a recessionary environment, price and perceived value.
     Management believes the Company's principal competitive strengths include its restaurants' brand name recognition; the value, variety and quality of food products served; the quality and training of its employees; and the Company's market penetration, which has resulted in economies of scale in a variety of areas, including advertising, distribution and field supervision.
GOVERNMENT REGULATIONS
     The Company and its franchisees are subject to various local, state and Federal laws and regulations governing various aspects of the restaurant business, including, but not limited to, health, sanitation, environmental matters, safety, disabled persons' access to its restaurant facilities, the sale of alcoholic beverages and regulations regarding hiring and employment practices. The operation of the Company's franchise system is also subject to regulations enacted by a number of states and
                                       95
rules promulgated by the Federal Trade Commission. The Company believes that it is in material compliance with applicable laws and regulations, but it cannot predict the effect on operations of the enactment of additional requirements in the future.
     The Company is subject to Federal and state laws governing matters such as minimum wage, overtime and other working conditions. At December 31, 1996, a substantial number of the Company's employees were paid the minimum wage. Accordingly, increases in the minimum wage or decreases in the allowable tip credit (which reduces the minimum wage that must be paid to tipped employees in certain states) increase the Company's labor costs. This is especially the case in California, where there is no tip credit. In November, 1996, an initiative in California was passed raising the minimum wage in California from $4.25 to $5.00 per hour, effective March 1, 1997, and to $5.75 per hour effective March 1, 1998. Also the Federal minimum wage increased from $4.25 per hour to $4.75 per hour on October 1, 1996 and will increase again to $5.15 per hour on September 1, 1997. Employers must pay the higher of the Federal or state minimum wage. The Company will attempt to offset increases in the minimum wage through pricing and other cost control efforts; however, there can be no assurance that the Company or its franchisees will be able to pass such additional costs on to its customers.
ENVIRONMENTAL MATTERS
     Federal, state and local environmental laws and regulations have not historically had a material impact on the operations of the Company; however, the Company cannot predict the effect on its operations of possible future environmental legislation or regulations.
PROPERTIES
     Most of the Company's restaurants are free-standing facilities. Presented below is a schedule of the average property and building square footage, as well as average seating capacity for each of the Company's concepts:

                                                                    AVERAGE            AVERAGE        AVERAGE
                                                                   PROPERTY           BUILDING        SEATING
CONCEPT                                                         SIZE IN SQ. FT.    SIZE IN SQ. FT.    CAPACITY
Carrows......................................................        35,000              5,400            160
Coco's.......................................................        35,000              5,000            160
Denny's......................................................        42,000              4,750            150
El Pollo Loco................................................        20,000              2,100             60
Hardee's.....................................................        52,000              3,400             95
Quincy's.....................................................        64,000              7,100            250

     The following table sets forth certain additional information regarding the Company's restaurant properties as of December 31, 1996:

                                                                        LAND LEASED
                                                            LAND AND        AND        LAND AND
                                                            BUILDING     BUILDING      BUILDING
CONCEPT                                                      OWNED         OWNED        LEASED     TOTAL
Carrows..................................................        3           10            147       160
Coco's...................................................        2           39            142       183
Denny's..................................................      254           36            604       894
El Pollo Loco............................................        9           33             54        96
Hardee's.................................................      288          100            192       580
Quincy's.................................................      152           41              6       199
  Total..................................................      708          259          1,145     2,112

     The number and location of the Company's restaurants in each chain as of December 31, 1996 are presented below:

                                      DENNY'S                                     EL POLLO LOCO             COCO'S
                                         FRANCHISED                                     FRANCHISED             FRANCHISED
            STATE               OWNED     LICENSED     HARDEE'S    QUINCY'S    OWNED     LICENSED     OWNED     LICENSED     CARROWS
Alabama......................      1           8          156          45        --          --         --          --          --
Alaska.......................     --           8           --          --        --          --         --          --          --
Arizona......................     27          47           --          --         1           1         17           1           9
Arkansas.....................      1           5            3          --        --          --         --          --          --
California...................    223         129           --          --        95         123        135           4         120
Colorado.....................     25          13           --          --        --          --          6          --          --
Connecticut..................      5           3           --          --        --          --         --          --          --
Delaware.....................      3          --           --          --        --          --         --          --          --
District of Columbia.........     --          --           --          --        --          --         --          --          --
Florida......................    102          77           56          41        --          --         --          --          --
Georgia......................     --          24           10          11        --          --         --          --          --
Hawaii.......................      4           2           --          --        --          --         --          --          --
Idaho........................     --           7           --          --        --          --         --          --          --
Illinois.....................     47          10           --          --        --          --         --          --          --
Indiana......................     14           9           --          --        --          --          3          --          --
Iowa.........................     --           5           --          --        --          --         --          --          --
Kansas.......................      9           4           --          --        --          --         --          --          --
Kentucky.....................     --          20           --          --        --          --         --          --          --
Louisiana....................      7           2            1          --        --          --         --          --          --
Maine........................     --           4           --          --        --          --         --          --          --
Maryland.....................     14          16           --          --        --          --         --          --          --
Massachusetts................      9          --           --          --        --          --         --          --          --
Michigan.....................     38           2           --          --        --          --         --          --          --
Minnesota....................     13           4           --          --        --          --         --          --          --
Mississippi..................      2           2           40           8        --          --         --          --          --
Missouri.....................     29           6           --          --        --          --          2          --          --
Montana......................     --           5           --          --        --          --         --          --          --
Nebraska.....................     --           4           --          --        --          --         --          --          --
Nevada.......................     12           6           --          --        --           6         --          --           7
New Hampshire................      2           1           --          --        --          --         --          --          --
New Jersey...................     11           2           --          --        --          --         --          --          --
New Mexico...................      2          12           --          --        --          --         --          --           4
New York.....................     17          18           --          --        --          --         --          --          --
North Carolina...............      7          12           58          39        --          --         --          --          --
North Dakota.................     --           3           --          --        --          --         --          --          --
Ohio.........................     33          22           18           1        --          --         --          --          --
Oklahoma.....................      9          13           --          --        --          --         --          --          --
Oregon.......................      5          18           --          --        --          --         --          --           9
Pennsylvania.................     51           3            2          --        --          --         --          --          --
Rhode Island.................     --          --           --          --        --          --         --          --          --
South Carolina...............      9           5          123          42        --           1         --          --          --
South Dakota.................     --           1           --          --        --          --         --          --          --
Tennessee....................      3          11          110           9        --          --         --          --          --
Texas........................     62          57           --          --        --           4         14          --          10
Utah.........................      7          12           --          --        --          --         --          --          --
Vermont......................     --           2           --          --        --          --         --          --          --
Virginia.....................     19           8            3           3        --          --         --          --          --
Washington...................     50          19           --          --        --          --          6          --           1
West Virginia................     --           3           --          --        --          --         --          --          --
Wisconsin....................     12           7           --          --        --          --         --          --          --
Wyoming......................     --           6           --          --        --          --         --          --          --
Canada.......................     10          20           --          --        --          --         --          --          --
International................     --          25           --          --        --          10         --         278          --
  Total......................    894         702          580         199        96         145        183         283         160

     In addition to the restaurant locations set forth above, the Company, through wholly owned subsidiaries, also owns a nineteen story, 187,000 square foot office tower, which serves as its corporate headquarters, located in Spartanburg, South Carolina. The Company's corporate offices currently occupy approximately sixteen floors of the tower, with the balance leased to others. The Company recently sold its 107,000 square foot building located in Irvine, California.
     See "Description of Indebtedness" and Note 4 to the accompanying Consolidated Financial Statements for information concerning encumbrances on certain properties of the Company.
EMPLOYEES
     At December 31, 1996, the Company had approximately 93,000 employees, none of whom are subject to collective bargaining agreements. Many of the Company's restaurant employees work part-time, and many are paid at or slightly above minimum wage levels. The Company has experienced no significant work stoppages and considers its relations with its employees to be satisfactory.
                                       97

LEGAL PROCEEDINGS
     FCI, Flagstar, El Pollo Loco and Denny's, along with several former officers and directors of those companies, are named as defendants in an action filed on August 28, 1991 in the Superior Court of Orange County, California. The remaining plaintiffs, who are former El Pollo Loco franchisees, allege that the defendants, among other things, failed or caused a failure to promote, develop and expand the El Pollo Loco franchise system in breach of contractual obligations to the plaintiff franchisees and made certain misrepresentations to the plaintiffs concerning the El Pollo Loco system. Asserting various legal theories, the plaintiffs seek actual and punitive damages in excess of $90 million, together with declaratory and certain other equitable relief. The defendants have denied all material allegations, and certain defendants have filed cross-complaints against various plaintiffs in the action for breach of contract and other claims. Since the filing of the action the defendants have entered into settlements with six of the plaintiffs leaving two plaintiff franchisees remaining in the lawsuit. With respect to the remaining plaintiffs, discovery has been completed, and a trial date to hear the outstanding issues in the case is anticipated sometime during 1997.
     In 1994, Flagstar was advised of proposed deficiencies from the Internal Revenue Service for Federal income taxes totaling approximately $12.7 million. The proposed deficiencies relate to examinations of certain income tax returns filed by the Company for the seven taxable periods ended December 31, 1992. In the third quarter of 1996 this proposed deficiency was reduced by approximately $7.0 million as a direct result of the passage of the Small Business Jobs Protection Act in August 1996. The Small Business Jobs Protection Act includes a provision that clarified Internal Revenue Code Section 162(k) to allow for amortization of borrowing costs incurred by a corporation in connection with a redemption of its stock. The Company believes the remaining proposed deficiencies relating to the proposed disallowance of certain costs incurred in connection with the 1989 leveraged buyout of Flagstar are substantially incorrect, and it intends to continue to contest such proposed deficiencies.
     On June 15, 1994, a derivative action was filed in the Alameda County Superior Court for the State of California by Mr. Adam Lazar, purporting to act on behalf of the Company, against the Company's directors and certain of its current and former officers alleging breach of fiduciary duty and waste of corporate assets by the defendants relating to alleged acts of mismanagement or the alleged failure to act with due care, resulting in policies and practices at Denny's that allegedly gave rise to certain public accommodations class action lawsuits against the Company that were settled in 1994. The action seeks unspecified damages against the defendants on behalf of the Company and its stockholders, including punitive damages, and injunctive relief. The defendants deny any wrongdoing. There has been limited discovery in this action to date with the parties having reached an agreement in principle as to a settlement of the action. The settlement agreement received preliminary approval from the court on April 24, 1997 and final approval on May 30, 1997. Settlement of such claim will include resolution of the Company's claims against its insurance carriers with respect to such action.
     Other proceedings are pending against the Company, in many cases involving ordinary and routine claims incidental to the business of the Company, and in others presenting allegations that are nonroutine and include compensatory or punitive damage claims. The ultimate legal and financial liability of the Company with respect to the matters mentioned above and these other proceedings cannot be estimated with certainty. However, the Company believes, based on its examination of these matters and its experience to date, that the ultimate disposition of these matters will not materially affect the financial position or results of operations of the Company.
                                       98

                                   MANAGEMENT
DIRECTORS OF FCI AND FLAGSTAR
     The name, age, present principal occupation or employment, and the material occupations, positions, offices or employments for the past five years, of each director of FCI and Flagstar are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

                                                              CURRENT PRINCIPAL OCCUPATION OR
NAME                           AGE                      EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
James B. Adamson               49    Director of FCI and Flagstar; President and Chief Executive Officer of FCI and
                                     Flagstar (1995-present); Chief Executive Officer of Burger King Corporation
                                     (1993-1995); Chief Operating Officer of Burger King Corporation (1991-1993);
                                     President of Burger King U.S.A. Retail Division (1991); Executive Vice President,
                                     Marketing of Revco, Inc. (1988-1991). Director of Kmart Corporation and Oxford
                                     Health Plans, Inc.
Michael Chu                    48    Director of FCI and Flagstar; President and Chief Executive Officer of ACCION
                                     International (1994-present); Director of Latin American Operations, ACCION
                                     International (1993-1994); Executive of KKR and a Limited Partner of KKR
                                     Associates (1989-1993); Director of Banco Solidario S.A. and FINANSOL Compania de
                                     Financiamiento Commercial.
Vera King Farris               56    Director of FCI and Flagstar; President of The Richard Stockton College of New
                                     Jersey (1983-present); Director of National Utilities Investors, Inc.
Nicholas deB. Katzenbach       75    Director of FCI and Flagstar; Attorney in private practice (1994-present);
                                     Partner and of Counsel with the law firm of Riker, Danzig, Scherer, Hyland &
                                     Perretti (1986-1994).
Henry R. Kravis (a)            53    Director of FCI and Flagstar; Managing Member of the general partner of KKR since
                                     January 1, 1996 (prior thereto a Founding Partner of KKR) and General Partner of
                                     KKR Associates; Director of Auto Zone, Inc., Borden, Inc., Bruno's, Inc., The
                                     Gillette Company, IDEX Corporation, K-III Communications Corporation, Merit
                                     Behavioral Care Corporation, Owens-Illinois, Inc., Owens-Illinois Group, Inc.,
                                     Safeway, Inc., Sotheby's Holdings, Inc., Union Texas Petroleum Holdings, Inc. and
                                     World Color Press, Inc.
Paul E. Raether                50    Director of FCI and Flagstar, Member of the general partner of KKR since January
                                     1, 1996 (prior thereto a General Partner of KKR) and General Partner of KKR
                                     Associates; Director of Bruno's, Inc., FRD Acquisition Co., and IDEX Corporation.
Clifton S. Robbins             39    Director of FCI and Flagstar; Member of the general partner of KKR, (from January
                                     1, 1993 to January 1, 1996 a General Partner of KKR, prior thereto an executive of KKR) and General Partner of KKR Associates; Director of AEP Industries, Inc.,
                                     Borden, Inc., Borden Chemicals & Plastics, L.P., IDEX Corporation, Kindercare
                                     Learning Centers, Inc., and Newsquest Capital, PLC.
George R. Roberts (a)          53    Director of FCI and Flagstar; Managing Member of the general partner of KKR since
                                     January 1, 1996 (prior thereto a Founding Partner of KKR) and General Partner of
                                     KKR Associates; Director of Auto Zone, Inc., Borden, Inc., Bruno's Inc., IDEX
                                     Corporation, K-III Communications Corporation, Merit Behavioral Care Corporation,
                                     Newsquest Capital, PLC, Owens-Illinois, Inc., Owens-Illinois Group, Inc.,
                                     Safeway, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.
Elizabeth A. Sanders           51    Director of FCI and Flagstar; Management Consultant, The Sanders Partnership,
                                     Sutter Creek, California (1990 to Present); Vice President and General Manager of
                                     Nordstrom, Inc. (1981-1990); Director of H.F. Ahmanson & Co., Wal-Mart Stores,
                                     Inc., Wellpoint Health Networks and Wolverine Worldwide, Inc.
Michael T. Tokarz              47    Director of FCI and Flagstar; Member of the general partner of KKR since January
                                     1, 1996 (prior thereto a General Partner of KKR) and General Partner of KKR
                                     Associates; Director of FRD Acquisition Co., IDEX Corporation, K-III
                                     Communications Corporation, Safeway, Inc., Spalding & Evenflo Companies, Inc. and
                                     Walter Industries, Inc.

(a) Messrs. Kravis and Roberts are first cousins.
                                       99

EXECUTIVE OFFICERS OF FCI AND FLAGSTAR
     The following table sets forth information with respect to each executive officer of FCI, along with senior level executive officers of Flagstar.

                                                            CURRENT PRINCIPAL OCCUPATION OR
NAME                      AGE                         EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
James B. Adamson          49    Chairman, President and Chief Executive Officer of FCI and Flagstar (1995-present);
                                Chief Executive Officer of Burger King Corporation (1993-1995); Chief Operating Officer
                                of Burger King Corporation (1991-1993); President of Burger King U.S.A. Retail Division
                                (1991); Executive Vice President, Marketing of Revco, Inc. (1988-1991).
Craig S. Bushey           41    Senior Vice President of Flagstar and President of Hardee's Division (May 1996-
                                present); Managing Director, Vice President (Western Europe) of Burger King (1995-May
                                1996); Region Vice President (Central Region) of Burger King (1994-1995); Burger King
                                Reengineering Team (1993-1994); Region Vice President (Midwest Retail) of Burger King
                                (1992-1993); Region Vice President (Atlanta Retail) of Burger King (1990-1992).
C. Robert Campbell        52    Executive Vice President and Chief Financial Officer of FCI (May 1997); Vice President
                                and Chief Financial Officer of FCI (1995-May 1997); Executive Vice President and Chief
                                Financial Officer of Flagstar (1995-present); Executive Vice President of Human
                                Resources and Administration for Ryder System, Inc. (1991-1995); Executive Vice
                                President -- Finance of Vehicle Leasing and Services Division of Ryder System, Inc.
                                (1981-1991).
Ronald B. Hutchison       47    Vice President and Treasurer of FCI (May 1997); Vice President and Treasurer of
                                Flagstar (1995 to present); Vice President and Treasurer of Leaseway Transportation
                                Corp. (1988-1995).
Nelson Marchioli          47    Senior Vice President of Flagstar and President of El Pollo Loco Division (May 1997);
                                Executive Vice President and Chief Operating Officer of Bruegger's Corporation
                                (1996-May 1997); Senior Vice President of Worldwide Supply for Burger King Corporation
                                (1995-1996); Senior Vice President, International Operations and Sales for Burger King
                                Corporation (1994-1995); Vice President -- General Manager, Latin America Restaurant
                                Operations for Burger King Corporation (1994); Senior Vice President, Quality and Cost,
                                Burger King Corporation (1993-1994); Vice President, Operations Standards and System
                                Quality Assurance, Burger King Corporation (1989-1993).
Edna K. Morris            45    Executive Vice President of Flagstar and President of Quincy's Division (April
                                1996-present); Executive Vice President, Human Resources and Corporate Affairs of
                                Flagstar (1995-April 1996); Senior Vice President, Human Resources of Flagstar
                                (1993-1995); Vice President, Education and Development of Flagstar (1992-1993); Senior
                                Vice President/Human Resources of HFS (1987-1992).
Rhonda J. Parish          40    Senior Vice President and General Counsel of FCI (May 1997); Vice President and General
                                Counsel of FCI (1995-May 1997); Senior Vice President and General Counsel of Flagstar
                                (1995-present); Secretary of FCI and Flagstar (1995-present); Assistant General Counsel of Wal-Mart Stores, Inc. (1990-1994); Corporate Counsel of Wal-Mart Stores, Inc.
                                (1983-1990).
John A. Romandetti        46    Senior Vice President of Flagstar and President, Denny's Division (January 1997-
                                present); Senior Vice President of Flagstar (1995-present); President of El Pollo Loco
                                (1995-1996); Vice President of Operations for Burger King Corporation (1989-1995).
Mark L. Shipman           47    Senior Vice President of Flagstar and President of Coco's/Carrows Division (May
                                1996-present); Vice President of Acquisitions and Development of Flagstar (1995-May
                                1996); Vice President of Administration of Denny's Division (1993-1995); Vice President
                                of Operations (West) of Denny's Division (1991-1993).
Paul R. Wexler            53    Senior Vice President, Procurement and Distribution of Flagstar (1995-present); Vice
                                President, Procurement and Quality Assurance -- Marriott International (1991-1995).
Stephen W. Wood           39    Senior Vice President, Human Resources and Corporate Affairs of Flagstar (April
                                1996-present); Vice President, Compensation, Benefits, and Employee Information Systems
                                and Corporate Office Human Resources of Flagstar (1993-April 1996); Senior Director,
                                Compensation, Benefits and Employee Information Systems of Flagstar (1993); Director,
                                Benefits and Executive Compensation of Hardee's Food System (1991-1993).

                            MANAGEMENT COMPENSATION
     No executive officer of FCI is compensated directly by FCI in connection with services provided to the Company. All such executive compensation is paid by Flagstar. Set forth below is information for 1996, 1995 and 1994 with respect to compensation for services to the Company of the Company's Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 1996.
                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                                                                     AWARDS
                     NAME AND                                   ANNUAL COMPENSATION (1)      SECURITIES UNDERLYING
                PRINCIPAL POSITION                    YEAR    SALARY($)(2)    BONUS($)(3)        OPTIONS(#)(4)
James B. Adamson                                      1996    $   947,068      $      --             100,000
  Chairman and Chief Executive                        1995        894,211             --             800,000
  Officer of Flagstar                                 1994             --             --                  --
C. Robert Campbell                                    1996        320,799         40,000             150,000
  Executive Vice President and                        1995        214,300 (7)         --             100,000
  Chief Financial Officer of Flagstar                 1994             --             --                  --
Craig S. Bushey                                       1996        183,973 (7)     40,000             200,000
  Senior Vice President of Flagstar and               1995             --             --                  --
  President, Hardee's Division                        1994             --             --                  --
John A. Romandetti                                    1996        226,275        112,200             125,000
  Senior Vice President of Flagstar and               1995          7,078 (7)         --              75,000
  President, Denny's Division                         1994             --             --                  --
Mark L. Shipman                                       1996        223,384         47,400             175,000
  Senior Vice President of Flagstar and               1995        149,423         65,762              25,000
  President, Coco's/Carrows Division                  1994        127,017             --                  --
                                                          ALL
                                                         OTHER
                     NAME AND                         COMPENSATION
                PRINCIPAL POSITION                     ($)(5)(6)
James B. Adamson                                     $     364,133
  Chairman and Chief Executive                           1,250,693
  Officer of Flagstar                                           --
C. Robert Campbell                                          50,000
  Executive Vice President and                             405,957
  Chief Financial Officer of Flagstar                           --
Craig S. Bushey                                            213,678
  Senior Vice President of Flagstar and                         --
  President, Hardee's Division                                  --
John A. Romandetti                                          90,793
  Senior Vice President of Flagstar and                         --
  President, Denny's Division                                   --
Mark L. Shipman                                            149,047
  Senior Vice President of Flagstar and                     17,102
  President, Coco's/Carrows Division                            --

(1) The amounts shown for each named executive officer exclude perquisites and other personal benefits that did not exceed, in the aggregate, the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for any year included in this table.
(2) The amounts in this column reflect certain costs and credits to the named executive officers relating to certain life, health and disability insurance coverage provided through the Company.
(3) The amounts shown in this column reflect payments received by the named executive officers under the Company's 1996 Incentive Compensation Plan.
(4) Excluding Mr. Adamson, amounts shown for 1996 for each named executive officer reflect the 1996 option repricing (more fully described in note 2 to the 1996 Option Grant table under "Management Compensation -- Stock Options") which for the purposes of this table is shown for 1996 as a grant of an option to purchase a number of securities corresponding to the number of securities underlying all of the outstanding options granted to the named executive officer under the Company's stock option plan as of the date of such repricing. The 1995 amount shown for Mr. Shipman reflects an option repricing on June 21, 1995 with respect to an option representing 10,000 shares.
(5) The amounts shown for 1995 and 1996 for Mr. Adamson consist of Company paid life insurance premium payments of $8,440 and $16,880, respectively. The 1996 amount for Mr. Adamson also reflects tax payments in the amount of $16,920 as well as additional compensation and/or reimbursement paid ($330,333) in connection with the renegotiation and amendment of Mr. Adamson's employment agreement related to the extension of his employment term. The remaining amount for 1995 for Mr. Adamson reflects additional compensation and/or expense reimbursement paid to Mr. Adamson at or near the time of, or otherwise arising in connection with, his initial employment with the Company. For additional information see "Management
    Compensation -- Employment Agreements -- Adamson Employment Agreement."
(6) The amounts shown for Messrs. Bushey, Campbell and Romandetti consist of additional compensation and/or expense reimbursement paid to the respective named executive officers at or near the time of, or otherwise arising in connection with, their initial employment with the Company. The 1996 amount for Mr. Shipman includes $118,417 paid to him in connection with his promotion to Senior Vice President of Flagstar and President of the Coco's and Carrows division and his related relocation to California as well as a $30,630 bonus paid to him in connection with the Company's acquisition
                                      101
    of Coco's and Carrows. The 1995 amount for Mr. Shipman reflects payments made to him in connection with his service on the Company's re-engineering team.
(7) Reflects base salary paid for only the portion of the year in which the named executive officer was employed by Flagstar.
STOCK OPTIONS
     Set forth below is information with respect to individual grants of stock options with respect to the Old FCI Common Stock made pursuant to the Company's 1989 Non-Qualified Stock Option Plan (the "1989 Option Plan") during 1996 to Messrs. Adamson, Bushey, Campbell, Romandetti and Shipman.
                             OPTION GRANTS IN 1996

                                           INDIVIDUAL GRANTS
                                                                     % OF
                                                                     TOTAL
                                                    NUMBER OF       OPTIONS                                 POTENTIAL REALIZABLE
                                                   SECURITIES       GRANTED                                   VALUE AT ASSUMED
                                                   UNDERLYING         TO        EXERCISE                   ANNUAL RATES OF STOCK
                                                     OPTIONS       EMPLOYEES     OR BASE                   PRICE APPRECIATION FOR
                                                     GRANTED          IN          PRICE      EXPIRATION         OPTION TERM
                     NAME                            (#)(1)         1996(6)     ($/SH)(4)     DATE(5)       5% ($)       10% ($)
James B. Adamson                                   100,000              2.6%      $2.75       08-13-06     $172,946      $438,279
C. Robert Campbell                                  25,000               .6        2.75       08-13-06       43,237       109,570
                                                   100,000      2)(3)      2.6     1.25       05-01-05       53,738       138,960
                                                    25,000     (2)       .6        1.25       08-13-06       16,326        43,337
Craig S. Bushey                                     75,000              1.9        6.00       05-20-06       38,668       328,123
                                                    25,000               .6        2.75       08-13-06       43,237       109,570
                                                    75,000     (2)      1.9        1.25       05-20-06       47,364       125,100
                                                    25,000     (2)       .6        1.25       08-13-06       16,326        43,337
John A. Romandetti                                  25,000               .6        2.75       08-13-06       43,237       109,570
                                                    75,000     (2)      1.9        1.25       12-15-05       44,452       116,364
                                                    25,000     (2)       .6        1.25       08-13-06       16,326        43,337
Mark A. Shipman                                     50,000              1.3        6.00       05-23-06       20,689       210,643
                                                    25,000               .6        2.75       08-13-06       43,237       109,570
                                                    25,000     (2)       .6        1.25       06-21-05       13,740        35,625
                                                    50,000     (2)      1.3        1.25       05-23-06       31,614        83,514
                                                    25,000     (2)       .6        1.25       08-13-06       16,326        43,337

(1) Except as otherwise noted, such options listed for the named executive officers have a term of 10 years and become exercisable at a rate of 20% per annum for five consecutive years beginning on the date of grant. The date of grant of each option listed is exactly ten years preceding the expiration date listed for each option.
(2) These amounts reflect the December 13, 1996 repricing of all the outstanding options of certain 1989 Option Plan participants to $1.25, the closing price of the Old FCI Common Stock on December 12, 1996 (the "December 13, 1996 Option Repricing"). The December 13, 1996 Option Repricing did not amend or adjust the vesting terms or expiration dates of such options repriced.
(3) This option to purchase 100,000 shares becomes exercisable at a rate of 50% as of May 1, 1997 and an additional 25% each of the next two anniversary dates thereafter.
(4) With the exception of certain options granted in 1996 to Messrs. Bushey and Shipman which have exercise prices greater than the fair market value of the Old FCI Common Stock as of the date of grant and the December 13, 1996 Option Repricing, the exercise price for these options was established at the closing sales price for the Old FCI Common Stock as of the date of grant. Under the 1989 Option Plan, the exercise price upon the exercise of an option may be paid in cash or by surrender of other shares of Old FCI Common Stock having a fair market value on the date of exercise equal to such exercise price, or in a combination of cash and such shares.
(5) Upon termination of employment of a holder, all of such holder's options not then exercisable expire and terminate. If such termination is by reason of death, retirement or disability, such holder's exercisable options remain exercisable for one year following termination. If such termination is voluntary or without cause, such holder's exercisable options generally remain exercisable for sixty days following termination. If such termination is for cause, such holder's exercisable options expire and terminate as of the date of termination.
                                      102

(6) Includes options deemed granted pursuant to the December 13, 1996 Option Repricing, described in further detail in note 2 above.
     The following table sets forth information with respect to the 1996 year-end values of unexercised options, all of which were granted by the Company pursuant to the 1989 Option Plan, held by each of the persons named in the Summary Compensation Table above:
                    AGGREGATED OPTION EXERCISES IN 1996 AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                           NUMBER OF            VALUE OF
                                                                                          SECURITIES         UNEXERCISED IN-
                                                                                          UNDERLYING        THE-MONEY OPTIONS
                                                                                          UNEXERCISED           AT FISCAL
                                                                                       OPTIONS AT FISCAL        YEAR-END
                                                                                         YEAR-END (#)              ($)
                                                                                         EXERCISABLE/         EXERCISABLE/
                                        NAME                                             UNEXERCISABLE        UNEXERCISABLE
James B. Adamson                                                                        160,000/740,000             -- / --
C. Robert Campbell                                                                        -- /125,000               -- / --
Craig S. Bushey                                                                           -- /100,000               -- / --
John A. Romandetti                                                                      15,000/ 85,000              -- / --
Mark A. Shipman                                                                          5,000/ 95,000              -- / --

     No options held by the foregoing named executive officers were exercised in 1996.
RETIREMENT PLANS
     A tax qualified defined benefit retirement plan is maintained by Flagstar and certain other Flagstar subsidiaries. Such plan is described below.
     The following table shows the estimated annual benefits for a single life annuity that could be payable under the Flagstar Retirement Plan (as defined), as amended, and the ancillary plan described below upon a person's normal retirement at age 65 if that person were in one of the following classifications of assumed compensation and years of credited service.

                         AVERAGE ANNUAL
                          REMUNERATION
                              OVER                                                      YEARS OF SERVICE
                       A FIVE-YEAR PERIOD                              15          20          25          30          35
$ 200,000........................................................   $ 42,932    $ 57,242    $ 71,553    $ 85,864    $100,000
   250,000.......................................................     54,182      72,242      90,303     108,364     125,000
   300,000.......................................................     65,432      87,242     109,053     130,864     150,000
   350,000.......................................................     76,682     102,242     127,803     153,364     175,000
   400,000.......................................................     87,932     117,242     146,553     175,864     200,000
   500,000.......................................................    110,432     147,242     184,053     220,864     250,000
   600,000.......................................................    132,932     177,242     221,553     265,864     300,000
   700,000.......................................................    155,432     207,242     259,053     310,864     350,000
   800,000.......................................................    177,932     237,242     296,553     355,864     400,000
   900,000.......................................................    200,432     267,242     334,053     400,864     450,000
 1,000,000.......................................................    222,932     297,242     371,553     445,864     500,000
 1,200,000.......................................................    267,932     357,242     446,553     535,864     600,000
 1,400,000.......................................................    312,932     417,242     521,553     625,864     700,000
 1,600,000.......................................................    357,932     477,242     596,553     715,864     800,000

     The Flagstar Pension Plan (the "Flagstar Retirement Plan") is noncontributory and generally covers all employees of Flagstar and its subsidiaries (other than employees of the Denny's, El Pollo Loco, Coco's and Carrows concepts) who have attained the age of 21 and who have completed one thousand hours of service. There are two entry dates per year for new employees, January 1 and July 1. As a result of a plan amendment effective January 1, 1989, a participant's annual retirement benefit under the Flagstar Retirement Plan at normal retirement age is calculated by multiplying the number of years of participation in the Flagstar Retirement Plan (not to exceed 35 years) by the sum of one percent of the average Compensation
                                      103

(as defined below) paid during 60 consecutive calendar months chosen to produce the highest average ("Average Compensation" for the purposes of this paragraph) plus an additional one-half of one percent of the Average Compensation in excess of the average Social Security wage base. Benefits payable cannot exceed 50% of the Average Compensation. Plan benefits are normally in the form of a life annuity or, if the retiree is married, a joint and survivor annuity. "Compensation" for the purposes of this paragraph generally consists of all remuneration paid by the employer to the employee for services rendered as reported or reportable on Form W-2 for federal income tax withholding purposes (including the amount of any 1995 year-end bonus paid in 1996), excluding reimbursements and other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits (such exclusions including, without limitation, severance pay, relocation allowance, gross-up pay to compensate for taxable reimbursements, hiring bonuses, cost of living differentials, special overseas premiums, compensation resulting from participation in, or cancellation of, stock option plans, contributions by the employer to the Flagstar Retirement Plan or any other benefit plan and imputed income resulting from the use of Company property or services). Except for limited purposes described in the plan, Compensation also includes any deferred compensation under a Section 401(k) plan maintained by the employer and salary reduction amounts under a
Section 125 plan maintained by the employer. The funding of the Flagstar Retirement Plan is based on actuarial determinations.
     Ancillary to the Flagstar Retirement Plan is a nonqualified plan for key executive employees that provides future service benefits and benefits in excess of the annual maximum benefits limit under the Code to certain key employees. "Compensation" and "Average Compensation" are defined in this ancillary plan the same way they are defined in the Flagstar Retirement Plan. Benefits payable under the ancillary plan are included in the table above.
     The maximum annual pension benefit payable under the Flagstar Retirement Plan for 1996 was $120,000 (or, if greater, the participant's 1982 accrued benefit).
     Except for the exclusion of 1996 bonuses paid in 1997 and the accrual of certain nonqualified benefits as described herein, the Compensation included under the Flagstar Retirement Plan (including the ancillary nonqualified plan) generally corresponds with the annual compensation of the named executive officers in the Summary Compensation Table above. Includable Compensation for 1996 for Messrs. Adamson, Bushey, Campbell, Romandetti and Shipman was $950,000, $261,538, $486,875, $0 and $154,364, respectively.
     As of December 31, 1996, the estimated credited years of service under the Flagstar Retirement Plan for Messrs. Adamson, Bushey, Campbell, Romandetti and Shipman at normal retirement age was 18, 24, 14, 20 and 41, respectively.
     The early retirement provisions of the Flagstar Retirement Plan were amended effective January 1, 1989 to provide an improved benefit for long service employees. Employees with age and service equalling or exceeding 85 and who are within five years of the Social Security retirement age will receive no reduction of accrued benefits. Employees who are at least 55 years of age with 15 years of service will receive a reduction of three percent in accrued benefits for the first five years prior to normal retirement date and six percent for the next five years. Accrued benefits for employees retiring with less than 15 years of service will be actuarially reduced beginning at age 55. Vesting of retirement benefits was also changed to comply with the law from 12-year graduating vesting to five-year cliff vesting for the plan.
EMPLOYMENT AGREEMENTS
  ADAMSON EMPLOYMENT AGREEMENT
     Concurrently with the execution of the Adamson Shareholder Agreement, Mr. Adamson and FCI entered into an employment agreement (as amended on February 27, 1995 and December 31, 1996, the "Adamson Employment Agreement") which took effect on January 23, 1995 and which provides that FCI will employ Mr. Adamson as President and Chief Executive Officer of FCI until January 31, 1999 or until his earlier death or termination of employment by reason of permanent disability, voluntary termination of employment or involuntary termination with or without cause (as defined). Pursuant to the Adamson Employment Agreement, Mr. Adamson was appointed the Chairman of the Board of Directors of FCI. The Adamson Employment Agreement prohibits Mr. Adamson from soliciting for employment the employees of the Company or its affiliates and from engaging in certain competitive activities generally during his term of employment and for a period of two years after the later of the termination of his employment or the date on which the Company is no longer required to make certain termination benefits. The Adamson Employment Agreement further prohibits Mr. Adamson from using or disclosing certain "confidential" or "proprietary" information for purposes other than carrying out his duties with the Company.
                                      104

     Under the Adamson Employment Agreement, Mr. Adamson is entitled to receive
(i) an annual base salary at the annual rate of $950,000, $1,000,000, $1,050,000 and $1,100,000 for the first, second, third and fourth years of employment, respectively, (ii) a one-time signing bonus equal to $500,000, (iii) an annual performance bonus at an annual rate up to 200% of his base salary (targeted to equal 75% of his base salary) if the Company and Mr. Adamson achieve budgeted financial and other performance targets to be established by the Compensation and Benefits Committee, with a guaranteed minimum bonus of $500,000 for his first year of employment, (iv) 65,306 shares of Old FCI Common Stock (plus an amount in cash to reimburse Mr. Adamson in part for his income tax liabilities with respect to such shares), and (v) the grant under the 1989 Option Plan of a ten-year option to purchase 800,000 shares of Old FCI Common Stock, to become exercisable at the rate of 20% per year beginning on January 9, 1996 and each anniversary thereafter (conditioned upon Mr. Adamson's continuing to be employed by the Company on such dates), and subject to an exercise price of $6.125 per share (the "Adamson Option"). Vested shares of Old FCI Common Stock acquired by Mr. Adamson pursuant to (iv) and (v) above (including shares as to which Mr. Adamson is entitled, under certain circumstances, to accelerated vesting) are subject to and have the rights and benefits of the Adamson Shareholder Agreement. See "Ownership of Capital Securities -- Adamson Shareholder Agreement." The Adamson Employment Agreement also entitles Mr. Adamson to reimbursement of expenses of relocation and certain other privileges and benefits, including participation in all of the Company's benefit plans applicable to the Company's executive officers generally. Notwithstanding such contract terms, Mr. Adamson declined his guaranteed first year bonus and salary increase for his second year of employment as set forth above.
     In the event of Mr. Adamson's termination of employment during the term of the Adamson Employment Agreement, the Company is required to make payments as follows based upon the cause of such termination: (i) if by reason of death, Mr. Adamson's surviving spouse is entitled to be paid an amount equal to Mr. Adamson's base salary and annual bonus and continuation of certain benefits for a one-year period after his death; (ii) if by reason of permanent disability, Mr. Adamson is entitled to be paid one-half of his base salary and annual bonus and continuation of certain benefits for a period of two years after termination of employment; and (iii) if by FCI other than for "cause," Mr. Adamson is, in general, entitled to (a) a lump sum in the amount of the base salary remaining to be paid over the remaining unexpired contract term but not less than an amount equal to two years' base salary, (b) a pro rata portion of the annual bonus otherwise payable during the calendar year of termination, (c) the continued vesting of the Adamson Option until the option to purchase an aggregate of 480,000 shares thereunder shall have become exercisable, and (d) continuation of certain benefits and other contract rights; provided, however, that in the event of termination by FCI without "cause" following a "change of control," the Adamson Option shall be 100% vested and exercisable as of the date of such termination and Mr. Adamson shall be entitled to a lump sum payment on such date equal to 200% of his targeted bonus for the year during which such termination occurs. Furthermore, the Adamson Option shall expire and terminate as follows in the event of Mr. Adamson's termination of employment for the following reasons: (i) if for "cause" or voluntary termination, the Adamson Option shall expire and terminate as of the date of termination; (ii) if by reason of death, permanent disability or without "cause" following a "change in control", the Adamson Option shall expire and terminate on the later of (a) the date the Company is no longer required to provide certain termination benefits, and (b) the first anniversary of the date of termination; and (iii) if without "cause" (but not following a "change in control"), the Adamson Option shall expire and terminate on the latest of January 9, 1999 and (a) and (b) above.
     In connection with the extension of Mr. Adamson's employment term and pursuant to the December 31, 1996 amendment to the Adamson Employment Agreement, the Company: (i) paid Mr. Adamson an annual bonus for calendar year 1996 in the amount of $100,000, (ii) forgave in full its advance of $325,000 of Mr. Adamson's 1996 base salary made on March 26, 1996, and (iii) paid Mr. Adamson a retention bonus of $1,550,000 in January 1997, and agreed to pay retention bonuses of $2,000,000 in January 1998, and $3,000,000 in January 1999 provided Mr. Adamson is employed by the Company on such dates or, if prior to such dates, Mr. Adamson is terminated by the Company without "cause" or Mr. Adamson voluntarily terminates his employment following a material breach of the Adamson Employment Agreement by the Company. Additionally, with respect to the referenced retention bonuses, should Mr. Adamson's employment be terminated by reason of his death or permanent disability, the amount of such bonuses shall be $1,000,000 if termination occurs in 1997 and $1,500,000 if termination occurs in 1998. The December 31, 1996 amendment further provides that in the event of a change of control (defined as the date on which designees of Associates no longer constitute a majority of the Board) during Mr. Adamson's term of employment, for a period of 6 months thereafter, Mr. Adamson would be entitled to tender his resignation and, upon such termination, the Company shall pay Mr. Adamson a lump sum payment equal to 299% of the sum of (x) his base salary for the twelve month period immediately preceding the date of termination and (y) a targeted bonus amount equal to 75% of such base salary. Further, for a two year period following Mr. Adamson's termination after a change of control, Mr. Adamson and his family would be entitled to receive health and welfare benefits comparable to what Mr. Adamson was receiving while employed and the Adamson Option would be vested and exercisable as of the date of such termination. The obligation to pay Mr. Adamson the retention bonuses in 1998 and 1999 and the other termination benefits,
                                      105
including the payment due Mr. Adamson after a change of control, are guaranteed by certain subsidiaries and are secured by a $5,000,000 bank account.
  OTHER EMPLOYMENT ARRANGEMENTS
     During 1996, Messrs. Bushey, Campbell, Romandetti and Shipman were each party to employment arrangements with the Company providing for specified base salaries, subject to annual adjustment by the Compensation and Benefits Committee, an annual performance bonus and options to purchase Old FCI Common Stock. These agreements also contained provisions for the payment of certain additional compensation to each of the named executive officers at or near the time of their initial employment. See the Summary Compensation Table above. Additionally, these agreements contain termination provisions for the payment of severance benefits (generally equal to two years' annual base salary) upon termination of employment under certain circumstances. In January 1997, these agreements were amended further to provide: (1) retention bonuses at June 30 in amounts of $50,000 and at December 31 in amounts of $100,000, $125,000 and $175,000 for years 1997, 1998 and 1999 respectively, provided the named executive officers remain employed with the Company, as of such dates; (2) a change of control benefit entitling the named executive to tender his resignation, at any time during the first six months after a change of control (defined as the date on which designees of Associates no longer constitute a majority of the Board of Directors of FCI), and receive within five (5) business days, subject to certain provisions pertaining to Section 280G of the Code, (a) 200% of the executive's base salary, (b) 200% of the Executive's target performance bonus under the Company's Incentive Plan, and (c) 167% of the Company's actual subsidy for the Executive's (and his family members') medical coverage for an 18 month period following such resignation; (3) for the payment of the above referenced severance benefit within five (5) business days following any such termination; and (4) that such payment obligations of the Company with respect to the above referenced retention bonus, change of control and severance payment benefits shall be guaranteed by certain subsidiaries of the Company.
     Five other senior level executives are each a party to employment arrangements with the Company which provide for retention bonuses, change of control benefits and severance arrangements with substantially the same terms as described above for Messrs. Bushey, Campbell, Romandetti and Shipman.
     Additionally, certain other officers of the Company (vice presidents and above) are entitled to receive, as long as they remain employed as officers with the Company, retention bonuses at June 30 in amounts generally of $10,000 for the years 1997 and 1998 and $25,000 for 1999, and at December 31 in amounts of $15,000 for the years 1997 and 1998 and $50,000 for 1999. Further, such officers and certain other employees are entitled to receive severance benefits, upon termination of employment under certain circumstances, consisting of the continuation of base pay for periods ranging from two weeks to one year.
     FCI intends to assume the Adamson Employment Agreement and related agreements and Flagstar intends to assume all of the other above-described Employment Agreements at or prior to the Confirmation Hearing.
  POST-PETITION EMPLOYMENT ARRANGEMENTS
     As a part of the Plan, a new management incentive program is to be developed for the management of Reorganized Flagstar. In that regard an agreement in principle has been reached between the Company and the Ad Hoc Debentureholders Committee as follows: (1) the existing retention bonus, incentive bonus, and severance program for management as outlined above will generally remain in effect, (2) ten percent (10%) of the New Common Stock, on a fully diluted basis, will be reserved as of the Confirmation Date for a new management stock option program, (3) payment will be made to Mr. Adamson, as soon as practicable following the Confirmation Date, of shares of New Common Stock (to be purchased by the Company on the open market) the value of which, along with a corresponding tax gross-up, will equal $3.75 million, in lieu of the January 1999 $3 million retention bonus payment, described above, and in exchange for his relinquishing his right to voluntarily terminate employment and receive a severance package upon a change of control, as described above, and
(4) stock option grants to each member of management under the stock option program referred to in (2) above will be contingent upon his or her relinquishing the right to the change of control benefits described above. COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Messrs. Raether, Robbins and Tokarz served on the Company's Compensation and Benefits Committee during 1996. Messrs. Tokarz and Raether serve as officers of certain subsidiaries of the Company. Messrs. Raether, Robbins and Tokarz are general partners of KKR. In 1996, KKR received an annual financial advisory fee of $1,250,000.
                                      106

COMPENSATION OF DIRECTORS
     Directors of the Company other than Mr. Adamson are entitled to an annual retainer of $40,000. Directors are also reimbursed for expenses incurred in attending meetings of the Board of Directors and its committees. In addition to the annual retainer, Ms. Sanders and Mr. Katzenbach are compensated at a rate of $500 per hour plus expenses (with a cap of $2,500 per day for Ms. Sanders) for their service on the Special Litigation Committee of the Company's Board of Directors.
                        OWNERSHIP OF CAPITAL SECURITIES
     All of Flagstar's outstanding common stock, par value $.50 per share, is owned, beneficially and of record, by FCI. The following table sets forth, as of May 19, 1997 (both historically and on a pro forma basis), the beneficial ownership of the Old FCI Common Stock (and thereby proportionate beneficial ownership of Flagstar) by each shareholder known by FCI to own more than 5% of the outstanding shares, by each director of FCI, by each executive officer of the Company included in the Summary Compensation Table in "Management Compensation" above, and by all directors and executive officers of FCI and Flagstar as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                                                                           PRO
                                                       AMOUNT AND NATURE OF    PERCENTAGE OF OLD FCI    PRO FORMA         FORMA
BENEFICIAL OWNER                                       BENEFICIAL OWNERSHIP        COMMON STOCK         AMOUNT (6)    PERCENTAGE (7)
KKR Associates
  (and related entities)
  9 West 57th Street
  New York, NY 10019................................        38,035,839(1)(2)            66.22%          1,634,393          3.93%
Ryback Management Corporation
  (and related entities)
  7711 Carondelet Avenue
  St. Louis, MO 63105...............................         2,251,699(3)                5.05%            131,595             *
James B. Adamson....................................           385,306(4)                   *               4,633             *
Michael Chu.........................................                --                     --                  --             *
Vera King Farris....................................               100                      *                   7             *
Nicholas deB. Katzenbach............................                --                     --                  --             *
Henry R. Kravis (1).................................                --                     --                  --             *
Paul E. Raether (1).................................                --                     --                  --             *
Clifton S. Robbins (1)..............................                --                     --                  --             *
George R. Roberts (1)...............................                --                     --                  --             *
Elizabeth A. Sanders................................             2,000                      *                 142             *
Michael T. Tokarz (1)...............................                --                     --                  --             *
Craig S. Bushey.....................................            30,350(4)                   *               1,089             *
C. Robert Campbell..................................            53,000(4)                   *                 213             *
John Romandetti.....................................            25,000(4)                   *                 710             *
Mark L. Shipman.....................................            20,000(4)                   *                  --             *
All current directors and executive officers as a
  group (20 persons)................................           631,056(4)(5)              1.5%              7,170             *

*Less than one percent.
(1) Shares shown as owned by KKR Associates include 23,035,840 shares owned of record by TW Associates (19,913,333 shares), CD Associates, L.P. ("CD Associates") (3,035,840 shares) and KKR Partners II (86,666 shares). KKR Associates is the sole general partner and possesses sole voting and investment power as to each of TW Associates and KKR Partners II. CD GP, LLC ("CDGP") is the sole general partner of CD Associates and possesses sole voting and investment power as to CD Associates. Messrs. Kravis and Roberts (directors of FCI and Flagstar), as members of the Executive Committee, and Messrs. Raether, Robbins and Tokarz (also directors of FCI and Flagstar) and Messrs. Edward A. Gilhuly, Perry Golkin, James H. Greene, Jr., Robert J. MacDonnell, Michael W. Michelson and Scott Stuart, as the general partners of KKR Associates, may be deemed to share beneficial ownership of all shares shown as beneficially owned by KKR Associates. Messrs. Kravis and Roberts, as managing members of CDGP, and each of Messrs. MacDonnell, Raether, Michelson, Greene, Tokarz, Gilhuly, Golkin, Robbins and Stuart, as other members of CDGP, may be
                                      107
    deemed to beneficially own the shares of Old FCI Common Stock owned by CDGP. Such persons disclaim beneficial ownership of such shares.
(2) Also includes 15,000,000 shares of Old FCI Common Stock underlying the Old Warrants which were acquired by TW Associates (14,935,000 shares) and KKR Partners II (65,000 shares) under a Stock and Warrant Purchase Agreement dated August 11, 1992 by and between FCI and TW Associates (the "Purchase Agreement"). The Old Warrants were issued pursuant to a Warrant Agreement dated November 16, 1992 by and between FCI and Associates, and expire on November 16, 2000. Each Old Warrant entitles the holder thereof to purchase one fully paid and nonassessable share of Old FCI Common Stock at an exercise price of $17.50, subject to adjustment from time to time upon the occurrence of certain events.
(3) Shares shown as owned by Ryback Management Corporation ("Ryback") and related entities are as reported on the latest Schedule 13D or 13G filings by Ryback. Shares held by Ryback include 2,251,699 shares of Old FCI Common Stock Ryback would be entitled to receive upon the conversion of the Old FCI Preferred Stock by Ryback. Based on such filings, Ryback holds appproximately 26% of Old FCI Preferred Stock.
(4) Includes for the following persons shares which such persons have the right to acquire within 60 days after May 19, 1997 through the exercise of stock options: (i) Messrs. Adamson (320,000 shares), Bushey (15,000 shares), Campbell (50,000 shares), Romandetti (15,000 shares) and Shipman (20,000 shares); and (ii) all current directors and executive officers as a group (530,000 shares). Each of the above mentioned options were granted by the Company pursuant to the 1989 Option Plan.
(5) Excludes shares owned by KKR Associates through TW Associates and KKR Partners II and those shares owned by CD Associates through CDGP as set forth above.
(6) Consists of shares of New Common Stock issuable upon exercise of New Warrants to be received by holders of Old FCI Common Stock pursuant to the Plan. See "Description of New Warrants."
(7) For additional information concerning the effects of the Plan and the transactions contemplated thereby on current holders of the Old FCI Common Stock and the anticipated stock ownership and control of Reorganized Flagstar, see "The Plan of Reorganization -- Securities to Be Issued and Transferred Under the Plan."
    As of May 19, 1997, 42,434,668 shares of Old FCI Common Stock were issued and outstanding.
THE STOCKHOLDERS' AGREEMENT
     Concurrently with the execution of the Purchase Agreement, TW Associates, certain other stockholders (the "Stockholder Parties") and FCI entered into an agreement (as amended from time to time thereafter, the "Stockholders' Agreement") pursuant to which each of the Stockholder Parties agreed to nominate and vote all shares of Old FCI Common Stock owned by it to elect as directors six persons designated by Associates and two independent directors. The Stockholder Parties further agreed to increase by two the number of directors constituting the entire Board of Directors of FCI and to nominate (if requested) and vote to elect as directors two additional persons to be designated by Associates if at any time the holders of the Old FCI Preferred Stock, voting together as a class with all other classes or series of preferred stock ranking junior to or on a parity with the Old FCI Preferred Stock, are entitled to elect two additional directors; provided that the two Associates' designees so elected shall resign and the size of the FCI Board of Directors shall be reduced accordingly at such time as the directors elected by preferred stockholders shall resign or their terms shall end.
     Under the Stockholders' Agreement, the holders of a majority of all shares of Old FCI Common Stock and Old Warrants issued to Associates and all shares of Old FCI Common Stock issued or issuable to Associates upon exercise of any Old Warrant (the "Associates Registrable Securities") may make five written requests to FCI for registration of all or part of such securities under the Securities Act. In addition, the Stockholder Parties and Associates have customary "piggyback" registration rights to include their securities, subject to certain limitations, in any other registration statement filed by FCI, pursuant to any of the foregoing requests or otherwise under the Securities Act.
     The Company has agreed to pay all expenses in connection with the performance of its obligations to effect demand or "piggyback" registrations under the Securities Act of securities covered by the registration rights of the Stockholder Parties, and to indemnify and hold harmless, to the full extent permitted by law, each holder of such securities against liability under the securities law.
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     The Stockholders' Agreement will terminate upon the sale of all shares of
Old FCI Common Stock now owned or hereafter acquired by the Stockholder Parties. The provisions of the Stockholders' Agreement with respect to voting arrangements and restrictions will terminate no later than ten years from the date of the Stockholders' Agreement, subject to extension in accordance with applicable law by the agreement of the remaining parties to the Stockholders' Agreement.
     It is anticipated that the Stockholders' Agreement will be terminated in connection with the Company's implementation of the Plan described elsewhere in this Prospectus.
ADAMSON SHAREHOLDER AGREEMENT
     Pursuant to a shareholder agreement (the "Adamson Shareholder Agreement") dated January 10, 1995 between Mr. Adamson and Associates, Associates has agreed to vote all shares of Old FCI Common Stock owned by it to elect Mr. Adamson to the Board of Directors of FCI as long as Mr. Adamson is employed by FCI. If at any time during Mr. Adamson's Employment Term (as defined in the Adamson Employment Agreement) while Mr. Adamson is an active employee of the Company, Associates proposes to sell or exchange any shares of its Old FCI Common Stock to any third party which is not an affiliate of Associates, then Mr. Adamson has the right to have included in such sale or exchange a number of his shares of Old FCI Common Stock determined by multiplying (i) the total number of shares of Old FCI Common Stock proposed to be sold or exchanged by Associates by (ii) a fraction, the numerator of which is equal to the number of such shares of Old FCI Common Stock owned by Mr. Adamson and the denominator of which is equal to the aggregate number of such shares of Old FCI Common Stock owned by Mr. Adamson and the number of shares owned by Associates. The Adamson Shareholder Agreement terminates upon the termination of Mr. Adamson's Employment Term. For additional information, see "Management Compensation -- Adamson Employment Agreement."
     It is anticipated that the Adamson shareholder Agreement will be terminated in connection with the Company's implementation of the Plan described elsewhere in this Prospectus.
                              CERTAIN TRANSACTIONS
     For information concerning certain transactions in which KKR (and their affiliates) and Mr. Adamson have an interest, see "Management Compensation" and "Ownership of Capital Securities."
                          DESCRIPTION OF INDEBTEDNESS
     The following summary of the principal terms of the indebtedness of the Company does not purport to be complete and is qualified in its entirety by reference to the documents governing such indebtedness, including the definitions of certain terms therein, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Whenever particular provisions of such documents are referred to herein, such provisions are incorporated by reference, and the statements are qualified in their entirety by such reference.
EXISTING FLAGSTAR INDEBTEDNESS
  THE FLAGSTAR CREDIT AGREEMENT
     On April 10, 1996 Flagstar entered into the Credit Agreement which established a $150 million senior secured working capital and letter of credit facility, with a $75 million sublimit for working capital advances.
     Under the Credit Agreement, Flagstar is required to permanently reduce the facility by the aggregate amount of Net Cash Proceeds (as defined therein) received from (i) the sale, lease, transfer or other disposition of certain assets of Flagstar or any of its Restricted Subsidiaries (as defined therein) and (ii) the sale or issuance by FCI or any of its Restricted Subsidiaries of any Debt (as defined therein) (other than Debt permitted by the terms of the Credit Agreement and to the extent the Net Cash Proceeds are applied to refinance certain existing Subordinated Debt (as defined therein)).
     The Credit Agreement contains covenants customarily found in credit agreements for leveraged financings that restrict, among other things, the ability of Flagstar and its Restricted Subsidiaries to make, engage in or incur
(i) liens and security interests other than liens securing the obligations under the Credit Agreement, certain liens existing as of the date of effectiveness of the Credit Agreement, certain liens in connection with the financing of capital expenditures, certain liens arising in the ordinary course of business, including certain liens in connection with intercompany transactions and certain other exceptions; (ii) Debt, other than Debt under the Loan Documents (as defined therein), certain capital lease obligations, certain Debt in existence on the date of the Credit Agreement, certain Debt in connection with the financing of capital expenditures,
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certain Debt in connection with Investments (as defined therein) in new operations, properties and franchises, certain trade letters of credit, certain unsecured borrowings in the ordinary course of business, certain intercompany indebtedness and certain other exceptions; (iii) lease obligations, other than obligations in existence as of the effectiveness of the Credit Agreement, certain leases entered into in the ordinary course of business, certain capital leases, certain intercompany leases and certain other exceptions; (iv) mergers or consolidations, except for certain intercompany mergers or consolidations and certain mergers to effect certain transactions otherwise permitted under the Credit Agreement; (v) sales of assets, other than certain dispositions of inventory and obsolete or surplus equipment in the ordinary course of business, certain dispositions in the ordinary course of business of properties no longer used or useful to the business of the Company, certain intercompany transactions, certain dispositions in connection with sale and leaseback transactions, certain exchanges of real property, fixtures and improvements for other real property, fixtures and improvements, certain dispositions of a portion of certain restaurant assets of Denny's Holdings, Inc., certain dispositions in connection with the sale of PTF and its subsidiaries, and dispositions of certain underperforming restaurants; (vi) Investments, other than certain intercompany indebtedness, certain investments made in connection with joint venture or franchise arrangements, certain loans to employees, investments in new operations, properties or franchises subject to certain limitations and certain other exceptions; (vii) payments of dividends or other distributions with respect to capital stock of Flagstar, other than dividends from Flagstar to FCI to enable FCI to repurchase Old FCI Common Stock and FCI stock options from employees in certain circumstances, payments to FCI with respect to fees and expenses incurred in the ordinary course of business by FCI in its capacity as a holding company for Flagstar, payments enabling Flagstar and its Restricted Subsidiaries to pay their tax liabilities and certain other exceptions; (viii) sales or dispositions of the capital stock of subsidiaries other than sales by Restricted Subsidiaries of Flagstar to Flagstar or certain other subsidiaries and certain other exceptions; (ix) conduct by Flagstar or certain of its subsidiaries of business inconsistent with its status as a holding company or single purpose subsidiary, as the case may be, or entering into transactions inconsistent with such status; and (x) prepayments of Debt, other than certain payments of Debt in existence on the date of the Credit Agreement, certain payments to retire Debt in connection with permitted dispositions of assets, certain prepayments of advances under the Credit Agreement and certain other exceptions.
     The Credit Agreement (as amended through March 7, 1997) also contains covenants that require Flagstar to meet certain financial ratios and tests described below:
     TOTAL DEBT TO EBITDA RATIO. Flagstar is required not to permit the ratio of
(a) Total Debt (as defined below) outstanding on the last day of any fiscal quarter less surplus cash to (b) EBITDA (as defined below) of Flagstar and its Restricted Subsidiaries on a consolidated basis for the Rolling Period (as defined below) then ended to be more than a specified ratio, ranging from a ratio of 8.40:1.00 applicable on December 31, 1996, to a ratio of 9.50:1.00 applicable on March 31, 1997, to a ratio of 9.95:1.00 applicable on June 30, 1997, to a ratio of 6.00:1.00 applicable on or after December 31, 1998.
     SENIOR DEBT TO EBITDA RATIO. Flagstar is required not to permit the ratio of (a) Senior Debt (as defined therein) outstanding on the last day of any fiscal quarter less surplus cash to (b) EBITDA of Flagstar and its Restricted Subsidiaries on a consolidated basis for the Rolling Period then ended to be more than a specified ratio, ranging from a ratio of 4.05:1.00 applicable on December 31, 1996, to a ratio of 4.70:1.00 on March 31, 1997, to a ratio of 5.00 to 1.00 on June 30, 1997, to a ratio of 2.90:1.00 on or after December 31, 1998.
     INTEREST COVERAGE RATIO. Flagstar is required not to permit the ratio, determined on the last day of each fiscal quarter for the Rolling Period then ended, of (a) EBITDA of Flagstar and its Restricted Subsidiaries on a consolidated basis to (b) Cash Interest Expense (as defined below) of Flagstar and its Restricted Subsidiaries on a consolidated basis to be less than a specified ratio, ranging from a ratio of 1.05:1.00 applicable on December 31, 1996, to a ratio of 0.95:1:00 on March 31, 1997, to a ratio of 0.92:1.00 on June 30, 1997, to a ratio of 1.50:1.00 on or after December 31, 1998.
     CAPITAL EXPENDITURES TEST. Flagstar and its Restricted Subsidiaries on a consolidated basis are prohibited from making capital expenditures in excess of $80.0 million, $115.0 million and $115.0 million in the aggregate for the fiscal years ending December 31, 1996 through 1998, respectively. For the fiscal quarter ending March 31, 1999 Flagstar and its Restricted Subsidiaries are prohibited from making capital expenditures in excess of the sum of $30.0 million.
     CERTAIN DEFINED TERMS. As used in the Credit Agreement, the following terms shall have the following meanings.
     "Advance" means a working capital advance or a swing line advance or a letter of credit advance.
     "Cash Interest Expense" means, for any Rolling Period, without duplication, interest expense net of interest income, whether paid or accrued during such Rolling Period (including the interest component of capitalized lease obligations) on all Debt, INCLUDING, without limitation, (a) interest expense in respect of Advances (as defined above), the Senior Notes (as defined therein) and the Subordinated Debt (as defined therein), (b) commissions and other fees and charges payable in
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connection with letters of credit, (c) the net payment, if any, payable in connection with all interest rate protection contracts, and (d) interest capitalized during construction, but EXCLUDING, in each case, interest not paid in cash (including amortization of discount and deferred debt expenses), all as determined in accordance with generally accepted accounting principles.
     "EBITDA" of any person means, for any period, on a consolidated basis, net income (or net loss) PLUS the sum of (a) interest expense net of interest income, (b) income tax expense, (c) depreciation expense, (d) amortization expense, and (e) extraordinary or unusual losses included in net income (net of taxes to the extent not already deducted in determining such losses) LESS extraordinary or unusual gains included in net income (net of taxes to the extent not already deducted in determining such gains), in each case determined in accordance with generally accepted accounting principles.
     "Funded Debt" means the principal amount of Debt in respect of Advances (as defined above) and the principal amount of all Debt that should, in accordance with generally accepted accounting principles, be recorded as a liability on a balance sheet and matures more than one year from the date of creation or matures within one year from such date but is renewable or extendible, at the option of the debtor, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all amounts of Funded Debt required to be paid or prepaid within one year from the date of determination.
     "Restricted Subsidiaries" means all subsidiaries of Flagstar other than the Unrestricted Subsidiaries (as defined below).
     "Rolling Period" means, for any fiscal quarter, such quarter and the three preceding fiscal quarters.
     "Surplus Cash" means, as of any date, the lesser of (a) cash reflected on consolidated balance sheet of Flagstar and its Restricted Subsidiaries in excess of $13.0 million and (b) the aggregate of amounts on deposit in the Borrower Cash Collateral Account (as defined therein) and in Collateral Investment Accounts (as defined therein).
     "Total Debt" outstanding on any date means the sum, without duplication, of
(a) the aggregate principal amount of all Debt of Flagstar and its Restricted Subsidiaries, on a consolidated basis, outstanding on such date to the extent such Debt constitutes indebtedness for borrowed money, obligations evidenced by notes, bonds, debentures or other similar instruments, obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired or obligations as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (b) the aggregate principal amount of all Debt of Flagstar and its Restricted Subsidiaries, on a consolidated basis, outstanding on such date constituting direct or indirect guarantees of certain Debt of others, and (c) the aggregate principal amount of all Funded Debt (as defined above) of Flagstar and its Restricted Subsidiaries on a consolidated basis consisting of obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities.
     "Unrestricted Subsidiary" means FRD, and such other subsidiaries of Flagstar as Flagstar shall designate as an Unrestricted Subsidiary in writing to the agents and the lenders under the Credit Agreement in accordance with the terms of the Credit Agreement, and any subsidiaries thereof.
     Under the Credit Agreement, an event of default will occur if, among other things, (i) any person or group of two or more persons acting in concert (other than KKR, Gollust Tierney & Oliver and their respective affiliates) acquires, directly or indirectly, beneficial ownership of securities of FCI representing, in the aggregate, more of the votes entitled to be cast by all voting stock of FCI than the votes entitled to be cast by all voting stock of FCI beneficially owned, directly or indirectly, by KKR and its affiliates, (ii) any person or group of two or more persons acting in concert (other than KKR and its affiliates) acquires by contract or otherwise, or enters into a contract or arrangement that results in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Flagstar or FCI, or (iii) Flagstar shall cease at any time to be a wholly-owned subsidiary of FCI. If such an event of default were to occur, the lenders under the Credit Agreement would be entitled to exercise a number of remedies, including acceleration of all amounts owed under the Credit Agreement.
     Pursuant to the most recent amendment to the Credit Agreement, non-payment of certain indebtedness through June 30, 1997 (including the non-payment of interest on the 11 3/8% Debentures on March 17, 1997 and the non-payment of interest on the 11.25% Debentures and the Junior Subordinated Debentures on May 1, 1997) is not an event of default.
  FLAGSTAR PUBLIC DEBT
     As part of the Recapitalization, Flagstar consummated on November 16, 1992 the sale of $300 million aggregate principal amount of 10 7/8% Senior Notes (of which $280 million remains outstanding) and issued pursuant to an exchange offer for previously outstanding debt issues $722.4 million principal amount of the 11.25% Debentures. On September 23, 1993,
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Flagstar consummated the sale of $275 million aggregate principal amount of
10 3/4% Senior Notes (of which $270 million remains outstanding) and $125 million aggregate principal amount of the 11 3/8% Debentures. The 10 7/8% Notes and the 10 3/4% Notes are general unsecured obligations of Flagstar and rank PARI PASSU in right of payment with Flagstar's obligations under the Credit Agreement. The 11.25% Debentures are general unsecured obligations of Flagstar and are subordinate in right of payment to the obligations of Flagstar under the Credit Agreement, the 10 7/8% Notes and the 10 3/4% Notes. The 11.25% Debentures rank PARI PASSU in right of payment with the 11 3/8% Debentures. All such debt is senior in right of payment to the Junior Subordinated Debentures.
     THE SENIOR NOTES. Interest on the 10 7/8% Notes is payable semi-annually in arrears on each June 1 and December 1. They will mature on December 1, 2002. The 10 7/8% Notes will be redeemable, in whole or in part, at the option of Flagstar, at any time on or after December 1, 1997, initially at a redemption price equal to 105.4375% of the principal amount thereof to and including November 30, 1998, at a decreased price thereafter to and including November 30, 1999 and thereafter at 100% of the principal amount thereof, together in each case with accrued interest.
     Interest on the 10 3/4% Notes is payable semi-annually in arrears on each March 15 and September 15. They will mature on September 15, 2001. The 10 3/4% Notes may not be redeemed prior to maturity.
     THE SENIOR SUBORDINATED DEBENTURES. Interest on the 11.25% Debentures is payable semi-annually in arrears on each May 1 and November 1. They will mature on November 1, 2004. The 11.25% Debentures will be redeemable, in whole or in part, at the option of Flagstar, at any time on or after November 1, 1997, initially at a redemption price equal to 105.625% of the principal amount thereof to and including October 31, 1998, at decreasing prices thereafter to and including October 31, 2002 and thereafter at 100% of the principal amount thereof, together in each case with accrued interest.
     Interest on the 11 3/8% Debentures is payable semi-annually in arrears on each March 15 and September 15. They will mature on September 15, 2003. The
11 3/8% Debentures will be redeemable, in whole or in part, at the option of Flagstar, at any time on or after September 15, 1998, initially at a redemption price equal to 105.688% of the principal amount thereof to and including September 14, 1999, at 102.844% of the principal amount thereof to and including September 14, 2000 and thereafter at 100% of the principal amount thereof, together in each case with accrued interest.
     THE JUNIOR SUBORDINATED DEBENTURES. Interest on the Junior Subordinated Debentures is payable semi-annually in arrears on each May 1 and November 1. The Junior Subordinated Debentures mature on November 1, 2014. Unless previously redeemed, the Junior Subordinated Debentures are convertible at any time at the option of the holders thereof by exchange into shares of Old FCI Common Stock at a conversion price of $24.00 per share, subject to adjustment. The Junior Subordinated Debentures are redeemable, in whole or in part, at the option of the Company upon payment of a premium. The Company is required to call for redemption on November 1, 2002 and on November 1 of each year thereafter, through and including November 1, 2013, $7,000,000 principal amount of the 10% Debentures. A "Change of Control" having occurred on November 16, 1992, holders of the Junior Subordinated Debentures had the right, under the indenture relating thereto, to require the Company, subject to certain conditions, to repurchase such securities at 101% of their principal amount together with interest accrued to the date of purchase. On February 19, 1993, the Company made such an offer to repurchase the $100 million of Junior Subordinated Debentures then outstanding. On March 24, 1993 the Company repurchased $741,000 principal amount of the Junior Subordinated Debentures validly tendered and accepted pursuant to such offer.
NEW REORGANIZED FLAGSTAR INDEBTEDNESS
     Set forth below is a summary of the DIP Facility and of the Exit Facility for which the Company has obtained written commitments in connection with the Plan. Such commitments are subject to, among other conditions, the negotiation subsequent to the date of this Prospectus of definitive agreements among the Company and Chase.
  THE DIP FACILITY
     As of May 19, 1997, the Company entered into a written commitment letter pursuant to which it has received a commitment from Chase for the DIP Facility, pursuant to which a $200 million debtor-in-possession revolving credit and letter of credit facility will be established to refinance the Credit Agreement and otherwise be available during the pendency of the Reorganization Cases (until the earlier to occur of the date that is twelve (12) months after the commencement of the Reorganization Cases and the substantial consummation of the
Plan) for working capital advances and letters of credit. The DIP Facility will be guaranteed by the Company's operating subsidiaries (the "Guarantors") and generally be secured by liens on the same collateral that currently secures the Company's obligations under the Credit Agreement. The DIP Facility will, subject to satisfaction of certain conditions, become effective promptly upon entry of the Interim Order by the Bankruptcy Court.
     The DIP Facility will mature at the earliest of (i) the date that is twelve
(12) months after the filing of the Reorganization Cases (the "Maturity Date"),
(ii) thirty days after the entry of the Interim Order if the Final Order has not been entered by the
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Bankruptcy Court prior to the expiration of such thirty day period (the
"Prepayment Date"), (iii) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and including the Effective Date) of the Plan which is confirmed pursuant to an order entered by the Bankruptcy Court in the Reorganization Cases (the "Confirmation Date") and (iv) the acceleration of the loans and the termination of the DIP Facility in accordance with the terms thereof.
     The DIP Facility will contain covenants customarily found in credit agreements involving debtors-in-possession that, among other things, restrict
(i) liens and security interests other than liens securing obligations under the DIP Facility, certain liens existing as of the date of the Reorganization Cases and certain other exceptions; (ii) the incurrence of indebtedness, other than certain indebtedness in existence on the date of the filing of the Reorganization Cases, certain purchase money indebtedness and certain other exceptions; (iii) lease rentals for real and personal property, excluding capitalized leases; (iv) mergers or consolidations; (v) sales of assets, other than certain dispositions of inventory, fixtures and equipment in the ordinary course of business and sales of other assets having a fair market value not exceeding amounts to be negotiated; (vi) investments, other than certain intercompany indebtedness and investments made in certain short-term obligations; (vii) payment of dividends or other distributions, other than dividends and distributions from Subsidiaries to Flagstar or to other Subsidiaries; (viii) guaranties of obligations of others, except under limited circumstances; (ix) material transactions with affiliates other than Flagstar and Subsidiaries thereof, except for transactions that are entered into in the ordinary course of Flagstar's business in good faith and upon commercially reasonable terms, and no less favorable to Flagstar than would be obtained in an arms-length transaction with a non-affiliate; (x) modification or alteration in any material manner of the nature and type of business of the Company or the manner in which such business is conducted, except as required by the Bankruptcy Code; (xi) the creation or existence of any other super-priority claim which is PARI PASSU with or senior to the claims of the lenders under the DIP Facility except for certain limited carve-outs; (xii) capital expenditures in an aggregate amount exceeding amounts to be negotiated; and (xiii) EBITDA from falling below amounts, and for periods, to be negotiated.
     For purposes of the DIP Facility, "EBITDA" will mean, for any period, all as determined in accordance with GAAP, the consolidated net income (or net loss) of Flagstar and the Guarantors for such period, plus (a) the sum of (i) depreciation expense, (ii) amortization expense, (iii) other non-cash charges,
(iv) provision for LIFO adjustment for inventory evaluation, (v) net total federal, state and local income tax expense, (vi) gross interest expense for such period less the gross interest income for such period, (vii) extraordinary losses, (viii) any non-recurring charge or restructuring charge which, in accordance with GAAP, is excluded from operating income, (ix) the cumulative effect of any change in accounting principles, and (x) "Chapter 11 expenses" (or "administrative costs reflecting Chapter 11 expenses") as shown on Flagstar's consolidated statement of income for such period less (b) extraordinary gain plus or minus (c) the amount of cash received or spent in such period in respect of any amount which, under clause (viii) above, was taken into account in determining EBITDA for such or any prior period.
     Under the DIP Facility, events of default will include the occurrence of, among other things, certain events pertaining to the Reorganization Cases or the Plan in the Bankruptcy Court (including dismissal of the Reorganization Cases or their conversion to a Chapter 7 case, the granting of certain super-priority claims therein, the amendment, modification or withdrawal of, or the court's declining to confirm the Plan, or the court granting relief from the automatic stay under the Bankruptcy Code to permit foreclosure on the Company's assets in excess of certain amounts), the bankruptcy of a Subsidiary, payments by the Company of pre-petition indebtedness for borrowed money, nonpayment of principal, interest or fees under the DIP Facility, violation of covenants, breaches of representations and warranties, material judgments against the Company, certain ERISA-related events, and a change of control (as defined) of the Company.
  THE EXIT FACILITY
     As of May 19, 1997, the Company entered into a written commitment letter pursuant to which it has received a commitment from Chase for the Exit Facility, pursuant to which a $200 million senior secured revolving credit facility will, subject to satisfaction of certain conditions, be established for the benefit of the Company's operating subsidiaries following the emergence of Reorganized Flagstar from Chapter 11. Such facility will refinance the DIP Facility and will otherwise be used for working capital advances and letters of credit. The Exit Facility will be guaranteed by Reorganized Flagstar and, subject to certain exceptions, by the Company's subsidiaries that are not borrowers thereunder and generally be secured by liens on the same collateral that currently secures the Company's obligations under the Credit Agreement (with additional liens on the Company's corporate headquarters in Spartanburg, South Carolina and accounts receivable).
     The Exit Facility will mature on the date that is five years after emergence of Reorganized Flagstar from Chapter 11 (the "Maturity Date"), subject to earlier termination on March 31, 2000 in the event that the Mortgage Financings have not, on or prior to such date, been refinanced with other indebtedness that (a) matures at least 90 days after the Maturity Date, and (b) is otherwise satisfactory to the lenders. Commitments under the Exit Facility will be reduced in amounts equal to (a) a percentage of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Reorganized Flagstar,
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subject to certain exceptions, and (b) 100% of the net cash proceeds of issuances of debt obligations of Reorganized Flagstar, subject to certain exceptions (including exceptions for certain subordinated indebtedness).
     The Exit Facility will contain covenants customarily found in credit agreements for leveraged financings that, among other things, place limitations on (i) dividends on capital stock; (ii) redemptions and repurchases of capital stock; (iii) prepayments, redemptions and repurchases of debt (other than loans under the Exit Facility); (iv) liens and sale-leaseback transactions; (v) loans and investments; (vi) incurrence of debt; (vii) capital expenditures; (viii) operating leases; (ix) mergers and acquisitions; (x) asset sales; (xi) transactions with affiliates; (xii) changes in the business conducted by Reorganized Flagstar and its subsidiaries; and (xiii) amendment of debt and other material agreements.
     The Exit Facility also will contain covenants that require Reorganized Flagstar and its subsidiaries on a consolidated basis to meet certain financial ratios, including (a) a maximum total debt to EBITDA ratio, (b) a maximum senior secured debt to EBITDA ratio, (c) a minimum interest coverage ratio, and (d) a minimum fixed charge coverage ratio, in each case with definitions and levels to be agreed upon.
     Under the Exit Facility, events of default will include the occurrence of, among other things, a reversal, modification or stay, in whole or in part, of any of the orders issued by the Bankruptcy Court, nonpayment of principal or interest, violations of covenants, breaches of representations and warranties, the triggering of certain cross-default and cross-acceleration provisions, certain events of bankruptcy, material judgments against Reorganized Flagstar or its subsidiaries, and the occurrence of a change in control (the definition of which will be as set forth in the definitive documentation for the Exit Facility).
     The Company expects to pay Chase (and any other lenders pursuant to the DIP Facility and the Exit Facility) customary fees in connection with the consummation of such facilities in connection with the implementation of the Plan.
MORTGAGE FINANCINGS
     A subsidiary of Flagstar had issued and outstanding, at December 31, 1996, $190.2 million in aggregate principal amount of 10 1/4% Guaranteed Secured Bonds due 2000. Interest is payable semi-annually in arrears on each November 15 and May 15. As a result of the downgrade of Flagstar's outstanding debt securities during 1994, certain payments by the Company which fund such interest payments are due and payable on a monthly basis. Principal payments total $12.5 million annually for the years 1997 through 1999; and $152.7 million in 2000. The bonds are secured by a financial guaranty insurance policy issued by Financial Security Assurance, Inc. and by collateral assignment of mortgage loans on 238 Hardee's and 148 Quincy's restaurants.
     Another subsidiary of Flagstar has outstanding $160 million aggregate principal amount of 11.03% Notes due 2000. Interest is payable quarterly in arrears, with the principal maturing in a single installment payable in July 2000. These notes are redeemable, in whole, at the subsidiary's option, upon payment of a premium. They are secured by a pool of cross-collateralized mortgages on approximately 240 Denny's restaurant properties.
THE FRI-M CREDIT FACILITY
     In connection with the acquisition by FRD of Coco's and Carrows on May 23, 1996, FRI-M (the "Borrower"), a wholly-owned subsidiary of FRD, obtained a new credit facility (the "FRI-M Credit Facility") consisting of a $56 million term loan (the "FRI-M Term Loan") and a $35 million working capital facility (the "FRI-M Revolver"). Proceeds from the FRI-M Term Loan were used to fund the Coco's and Carrows acquisition and to pay the transactions costs associated therewith. Proceeds from the FRI-M Revolver are to be used for working capital requirements and other general corporate purposes, which may include the making of intercompany loans to any of the Borrower's wholly-owned subsidiaries for their own working capital and other general corporate purposes. Letters of credit may be issued under the FRI-M Revolver for the purpose of supporting (i) workers' compensation liabilities of the Borrower or any of its subsidiaries;
(ii) the obligations of third party insurers of the Borrower or any of its subsidiaries; and (iii) certain other obligations of the Borrower and its subsidiaries.
     The FRI-M Term Loan matures on August 31, 1999. Principal installments of the FRI-M Term Loan are payable quarterly as follows: $4 million per quarter for four consecutive quarters beginning February 28, 1997; $5 million for four consecutive quarters beginning February 28, 1998; $6 million on February 28, 1999; and $7 million for two consecutive quarters beginning May 31, 1999. All amounts owing under the FRI-M Term Loan are required to be repaid on August 31, 1999. The commitment to make loans or issue letters of credit pursuant to the FRI-M Revolver expires, and all amounts outstanding under the FRI-M Revolver must be repaid, on August 31, 1999. All borrowings under the FRI-M Credit Facility accrue interest at a variable rate based on a base rate (as defined therein) or an adjusted Eurodollar rate. The rate at year end 1996 was 8.125%.
     The FRI-M Credit Facility requires the Borrower to make mandatory prepayments in certain circumstances out of its Consolidated Excess Cash Flow (as defined therein), out of cash proceeds of certain asset sales, out of assets distributed to
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
FRD, the Borrower or any of Borrower's direct or indirect subsidiaries (each, a "Loan Party") in connection with an employee benefit plan termination and out of net cash proceeds received by a Loan Party from certain other sources. Any mandatory partial prepayment of the FRI-M Term Loan shall be applied to installments scheduled to be paid during the twelve months immediately following the date of such prepayment, with any excess being applied ratably to the scheduled installments of the FRI-M Term Loan.
     The FRI-M Credit Facility contains certain restrictive covenants which, among other things, limit (subject to certain exceptions) the Borrower and its subsidiaries with respect to (a) incurrence of debt; (b) the existence of liens;
(c) investments and joint ventures; (d) the declaration or payment of dividends;
(e) the making of guarantees and other contingent obligations; (f) the amendment or waiver of certain related agreements; (g) mergers, consolidations, liquidations and sales of assets (including sale and leaseback transactions);
(h) payment obligations under leases; (i) transactions with shareholders and affiliates; (j) the sale, assignment, pledge or other disposition of shares of Borrower or its subsidiaries by Borrower or its subsidiaries; (k) capital expenditures; and (l) material changes in their business.
     The FRI-M Credit Facility also imposes on FRD, the Borrower and its subsidiaries certain financial tests and minimum ratios which, among other things, require that the Borrower (a) shall not permit the ratio determined on the last day of each fiscal quarter for such quarter and the three preceding quarters ("Rolling Period") then ended of Consolidated Adjusted EBITDA (as defined therein) to Consolidated Interest Expense (as defined therein) to be less than levels increasing from 1.50:1.00 on September 26, 1996 to 2.10:1.00 on September 23, 1999 and each fiscal quarter end thereafter; (b) permit the ratio determined on the last day of each fiscal quarter for the Rolling Period then ended of Consolidated Total Debt (as defined therein) to Consolidated Adjusted EBITDA (as defined) to exceed a level varying from 5.65:1.00 on September 26, 1996 to 3.65:1.00 on September 23, 1999 and each fiscal quarter end thereafter; and (c) shall not permit Consolidated Adjusted EBITDA determined on the last day of each fiscal quarter for the Rolling Period then ended to be less than an amount increasing from $11.2 million for the Rolling Period ending September 26, 1996 to $49.5 million for the Rolling Period ending June 25, 1998 and each Rolling Period thereafter.
     FRD and all of the Borrower's subsidiaries have guaranteed the obligations of the Borrower under the FRI-M Credit Facility and the other Loan Documents (as defined therein). All of the issued and outstanding common stock of the Borrower and its subsidiaries has been pledged as security for the obligations of FRD under the FRI-M Credit Facility and the other Loan Documents. The obligations of the Borrower under the FRI-M Credit Facility and the other Loan Documents are secured by substantially all assets of the Borrower and its subsidiaries.
THE FRD SENIOR NOTES
     In connection with the May 23, 1996 acquisition of FRI-M, FRD issued $156.9 million principal amount of 12 1/2% FRD Senior Notes due 2004 (the "FRD Notes"). Interest on the FRD Notes accrues at the rate of 12 1/2% per annum and is payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 1996. They will mature on July 15, 2004. The FRD Notes are senior unsecured, general obligations of FRD and rank senior in right of payment to all existing and future subordinated indebtedness of FRD and rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of FRD. The FRD Notes are effectively subordinated to secured indebtedness of FRD, including borrowings under the FRI-M Credit Facility to the extent of the value of FRD's assets securing such indebtedness. Borrowings under the FRI-M Credit Facility are secured by substantially all of FRD's assets (The FRD Notes are structurally subordinated to all indebtedness of the Borrower (as defined above), including its indebtedness under the FRI-M Credit Facility).
                      DESCRIPTION OF OLD EQUITY SECURITIES
     The Company's authorized capital stock consists of 200 million shares of Old FCI Common Stock and 25 million shares of Old FCI Preferred Stock.
     The following summary description of FCI's capital stock does not purport to be complete and is qualified in its entirety by this reference to FCI's Restated Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.
OLD FCI COMMON STOCK
     The holders of validly issued and outstanding shares of Old FCI Common Stock are entitled to one vote per share of record on all matters to be voted on by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provisions of law, or FCI's Restated Certificate of Incorporation or Bylaws. There is no cumulative voting with respect to the election of directors (or any other matter). The holders of a majority of the shares at a meeting at which a quorum is present can, therefore, elect all the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors.
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
     The holders of Old FCI Common Stock have no preemptive rights and have no rights to convert their Old FCI Common Stock into any other securities.
     Subject to the rights of holders of Old FCI Preferred Stock, if any, in the event of a liquidation, dissolution or winding up of FCI, holders of Old FCI Common Stock are entitled to participate equally, share for share and all assets remaining after payment of liabilities.
OLD FCI PREFERRED STOCK
     FCI has authorized the issuance of 25,000,000 shares of $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock, par value $.10 per share. A total of 6,300,000 shares of Old FCI Preferred Stock are outstanding. The Board of Directors is authorized to issue preferred stock from time to time in series and to establish as to each series the designation and number of shares to be issued, the dividend rate, the redemption price and terms (if any), the amount payable upon voluntary or involuntary dissolution, sinking fund provisions (if any), the terms of the conversion or exchange into any other class or series of shares (if provided for), and any other special rights, preferences, qualifications, limitations or restrictions thereof.
     The holders of the Old FCI Preferred Stock are entitled to receive, when, as and if declared by FCI's Board of Directors, out of funds of the Company legally available therefor, cumulative cash dividends at a rate of $2.25 per annum per share, payable on each January 15, April 15, July 15 and October 15, commencing October 15, 1992. The Board of Directors of FCI elected not to declare the January 15, 1997 or April 15, 1997 quarterly dividend on the Old FCI Preferred Stock. The Old FCI Preferred Stock, unless previously redeemed, is convertible at the option of the holder at any time into Old FCI Common Stock at a conversion price of $3.68 per share of Old FCI Common Stock, subject to adjustment under certain circumstances. The Company also has the right to redeem the Old FCI Preferred Stock, in whole or in part, on or after July 15, 1994 at $26.80 per share, if redeemed during the 12-month period beginning July 15, 1994, and thereafter at prices declining annually to $25.00 per share on or after July 15, 2002, together with accrued and unpaid dividends to the date of redemption, except that no such redemption may be accrued and unpaid dividends to the date of redemption, except that no such redemption may be made prior to July 15, 1995 unless the closing price of the Old FCI Common Stock for 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day preceding the redemption notice is at least 150% of the conversion price per share then in effect.
     The Old FCI Preferred Stock may be exchanged at the option of FCI, as a whole or in up to two parts (the first exchange being for all or half the shares of Old FCI Preferred Stock then outstanding, and the second exchange, if any, being for all the remaining shares of Old FCI Preferred Stock then outstanding), on any divided payment date for FCI's 9% Convertible Subordinated Debentures due July 15, 2017 (the "Exchange Debentures") in a principal amount equal to $25.00 per share of Old FCI Preferred Stock so exchanged. The Exchange Debentures, if issued, will be convertible at the option of the holder at any time, unless previously redeemed, into Old FCI Common Stock at a price initially equivalent to the conversion price applicable to the Old FCI Preferred Stock for which the Exchange Debentures were exchanged. Upon a change of control, as defined in the indenture governing the Exchange Debentures, holders of the Exchange Debentures will have a special conversion right, subject to certain limitations.
                                      116

                        DESCRIPTION OF NEW SENIOR NOTES
     The New Senior Notes will be issued, pursuant to the Plan, under an Indenture to be dated as of the Effective Date between Reorganized Flagstar and First Trust National Association, as Trustee. The terms of the New Senior Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture. The New Senior Notes will be subject to all such terms, and holders of the New Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. Copies of the proposed forms of the Indenture and the New Senior Notes will be filed as exhibits to the Registration Statement of which this Prospectus is a part. Wherever this Prospectus refers to defined terms of the Indenture not otherwise defined herein, such defined terms are incorporated herein by reference.
GENERAL
     The New Senior Notes will be issued only in registered form without coupons in denominations of $1,000 or multiples thereof. Principal of, premium, if any, and interest on the New Senior Notes will be payable, and the New Senior Notes will be transferable and exchangeable, at the corporate trust office or agency of the Trustee in St. Paul, Minnesota maintained for such purposes. In addition, interest may be paid, at the option of Reorganized Flagstar, by wire transfer or check mailed to the person entitled thereto as shown on the register for the New Senior Notes.
     An aggregate of $575.9 million (assuming an October 1, 1997 Effective Date and assuming Reorganized Flagstar does not pay cash interest accrued through the Effective Date) principal amount of New Senior Notes are being offered hereby. The New Senior Notes will be senior unsecured obligations and will be PARI PASSU in right of payment to all Senior Indebtedness. Interest on the New Senior Notes will accrue at a rate equal to 11 1/4% per annum, payable in arrears on the six month anniversary of the Effective Date and semi-annually thereafter, to holders of record of New Senior Notes at the close of business on the fifteenth (15th) day of the month next preceding the interest payment date. Interest on the New Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Effective Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The New Senior Notes will mature on the ten year anniversary of the Effective Date.
OPTIONAL REDEMPTION
     The New Senior Notes may not be redeemed prior to the five year anniversary of the Effective Date. After the five year anniversary of the Effective Date, the New Senior Notes will be redeemable, in whole or in part, at the option of Reorganized Flagstar, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on the anniversary of the Effective Date in the years indicated below:

YEAR                                                                                        PERCENTAGE
2002.....................................................................................     105.625%
2003.....................................................................................      103.750
2004.....................................................................................      101.875
2005 and thereafter......................................................................      100.000

PROVIDED that, if the date fixed for redemption is on an interest payment date, then the interest payable on such date shall be paid to the holder of record on the fifteenth (15) day of the month next preceding such interest payment date. Notwithstanding the foregoing, from the Effective Date until the three year anniversary of the Effective Date, Reorganized Flagstar may redeem up to 35% of the aggregate principal amount of New Senior Notes outstanding on the date of the Indenture of a redemption price (expressed as a percentage of the principal amount), of 110%, plus accrued and unpaid interest, if any, to the redemption date, from the net proceeds of any public offering for cash of any equity securities of Reorganized Flagstar or any subsidiary thereof.
     SELECTION AND NOTICE. Notice of redemption shall be mailed at least 30 and not more than 60 days prior to the redemption date to each holder of New Senior Notes to be redeemed. In the event of a redemption of less than all of the New Senior Notes, the Trustee shall select, in such manner as it shall deem appropriate and fair but generally pro rata or by lot, which New Senior Notes shall be redeemed in whole or in part, and shall promptly notify Reorganized Flagstar in writing of the New Senior Notes selected for redemption.
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
     On and after the redemption date, interest ceases to accrue on the New Senior Notes or portions thereof called for redemption and all rights of the holder with respect to such redeemed New Senior Notes, except the right to payment of amounts payable on such redemption, shall cease.
CERTAIN DEFINITIONS
     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definitions of all terms set forth below and used in such Indenture as well as for any other capitalized terms used under "Description of New Senior Notes" for which no definition is provided.
     "Acquisition Indebtedness" means Indebtedness of any person existing at the time such person becomes a Subsidiary of Reorganized Flagstar (or at the time such person is merged with or into a Subsidiary of Reorganized Flagstar), excluding Indebtedness of any Subsidiary of Reorganized Flagstar (other than such person) incurred in connection with, or in contemplation of, such person becoming a Subsidiary of Reorganized Flagstar.
     "Adjusted Consolidated Net Worth" with respect to Reorganized Flagstar means, as of any date, the Consolidated Net Worth of Reorganized Flagstar plus
(i) the respective amounts reported on Reorganized Flagstar's most recent consolidated balance sheet with respect to any preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by Reorganized Flagstar upon issuance of such preferred stock or of securities converted into such preferred stock, excluding
(ii) any amount reflecting any equity adjustment resulting from a foreign currency translation on a consolidated balance sheet of Reorganized Flagstar, but only to the extent not excluded in calculating Consolidated Net Worth of Reorganized Flagstar, plus (iii) any gain realized upon the sale or other disposition of any Business Segments to the extent such gains do not exceed the sum of the aggregate amount of any losses included (on a net after tax basis) in the computation of Consolidated Net Worth plus (iv) transaction fees and expenses related to the Plan or any related transactions, including amortization thereof, but only to the extent such fees and expenses were included in calculating Consolidated Net Worth of Reorganized Flagstar.
     "Affiliate" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with Reorganized Flagstar. For the purposes of this definition, beneficial ownership of 10% or more of the voting common equity of a person shall be deemed to be control unless ownership of a lesser amount may be deemed to be control under the Trust Indenture Act.
     "Asset Segment" means (i) Denny's Holdings, Inc., (ii) Spartan Holdings, Inc., (iii) FRD, or (iv) any Subsidiary, group of Subsidiaries or group of assets (other than inventory held for sale in the ordinary course of business)
of Reorganized Flagstar or its Subsidiaries which (A) accounts for at least 20 percent of the total assets of Reorganized Flagstar and its Subsidiaries on a consolidated basis as of the end of the last fiscal quarter immediately preceding the date for which such determination is being made or (B) accounts for at least 20 percent of the income from continuing operations before income taxes, extraordinary items and cumulative effects of changes in accounting principles of Reorganized Flagstar and its Subsidiaries on a consolidated basis for the four full fiscal quarters immediately preceding the date for which such calculation is being made.
     "Business Segment" means (i) each of Reorganized Flagstar's Significant Subsidiaries, (ii) the capital stock of any of Reorganized Flagstar's Subsidiaries or (iii) any group of assets of Reorganized Flagstar or any Subsidiary whether now owned or hereafter acquired, PROVIDED, in each case, that the sale (other than the sale of inventory in the ordinary course of business), lease, conveyance or other disposition of such Significant Subsidiary, capital stock or group of assets, as the case may be, either in a single transaction or group of related transactions that are part of a common plan, results in Net Proceeds to Reorganized Flagstar of $50 million or more.
     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.
     "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit with a maturity date not more than one year from the date of acquisition issued by any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or a commercial bank organized under the laws of any other country that is a member of the
Office for Economic Cooperation and Development and having total assets in excess of $500,000,000, (iii) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) above entered into with any bank
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
meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard
& Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and (v) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through
(iv) above.
     "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.
     "Consolidated Fixed Charges" means, with respect to any person for a given period, consolidated interest expense of such person and its consolidated Subsidiaries to the extent deducted in computing Consolidated Net Income (including, without limitation, amortization of original issue discount and non-cash interest payments, all net payments and receipts in respect of Interest Rate Agreements and the interest component of capital leases, but excluding deferred financing costs existing immediately after the date of the Indenture or incurred in connection with the Plan and amortization thereof) plus the amount of all cash dividend payments on any series of preferred stock of such person; PROVIDED that if, during such period, (i) such person or any of its Subsidiaries shall have made any asset sales (other than, in the case of Reorganized Flagstar and its Subsidiaries, sales of the Capital Stock of or any assets of
Unrestricted Subsidiaries), Consolidated Fixed Charges of such person and its Subsidiaries for such period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to the assets which are the subject of such asset sales for such period and (ii) such person or any of its Subsidiaries has made any acquisition of assets or Capital Stock (occurring by merger or otherwise), including, without limitation, any acquisition of assets or Capital Stock occurring in connection with the transaction causing a calculation to be made under the Indenture, Consolidated Fixed Charges of such person and its Subsidiaries shall be calculated on a pro forma basis as if such acquisition of assets or Capital Stock (including the incurrence of any Indebtedness in connection with any such acquisition and the application of the proceeds thereof) took place on the first day of such period and provided further, that in the case of Reorganized Flagstar, if any aspect of the Plan occurred during such period, Consolidated Fixed Charges of Reorganized Flagstar and its Subsidiaries for such period shall be calculated on a pro forma basis as if such closing (including the incurrence of any Indebtedness in connection with such closing and the application of the proceeds thereof) took place on the first day of such period.
     "Consolidated Net Income" means, with respect to any person (the "Subject Person") for a given period, the aggregate of the Net Income of such Subject Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles; PROVIDED that (i) the Net Income of any person that is not a Subsidiary of the Subject Person or is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to such Subject Person and its Subsidiaries, (ii) the Net Income of any person that is a Subsidiary (other than a Subsidiary of which at least 80% of the capital stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the Subject Person directly or indirectly through one or more Subsidiaries) shall be included only to the extent of the lesser of (a) the amount of dividends or distributions paid to the Subject
Person and its Subsidiaries and (b) the Net Income of such person, (iii) the Net Income of any person acquired by the Subject Person and its Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the Net Income (if positive) of any person that becomes a Subsidiary of Reorganized Flagstar after the date of the Indenture shall be included only to the extent that the declaration or payment of dividends on Capital Stock or any similar distributions, by that Subsidiary to Reorganized Flagstar or to any other consolidated Subsidiary of Reorganized Flagstar, of such Net Income is at the time permitted under the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations binding upon or applicable to that
Subsidiary, PROVIDED that, if the exclusion from an otherwise positive Net
Income of certain amounts pursuant to this clause (iv) would cause such Net Income to be negative, then such Net Income shall be deemed to be zero.
     "Consolidated Net Worth" means, with respect to any person, at any date of determination, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of such person and its Subsidiaries on a consolidated basis, each item to be determined in conformity with generally accepted accounting principles (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52), except that all effects of the application of Accounting Principles Board Opinions Nos. 16 and 17 and related interpretations shall be disregarded.
     "Controlled Corporation EBITDA Amount" means, for any Controlled Corporation, securities of which have been distributed in a Section 355 Transaction, the EBITDA of the Controlled Corporation for the four full fiscal quarters of the Company preceding the date such Section 355 Transaction is effected.
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
     "Credit Agent" means managing agent (or a similar capacity) under the Exit Facility, or any successor thereto; PROVIDED that "Credit Agent" shall also mean any person acting as managing agent (or in a similar capacity) under any agreement pursuant to which the Exit Facility is refunded or refinanced if such person is designated as such by each person that is at the time of such designation a Credit Agent; and PROVIDED FURTHER that if at any time there shall be more than one Credit Agent, then "Credit Agent" shall mean each such Credit Agent, and any notice, consent or waiver to be given by, action to be taken by, or notice to be given to, the Credit Agent shall be given or taken by, or given to, each such Credit Agent.
     "Default" means any event that is, or after notice or passage of time would be, an Event of Default.
     "Disqualified Stock" means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the New Senior Notes.
     "EBITDA" means, with respect to any person and its consolidated
Subsidiaries for a given period, the Consolidated Net Income of such person for such period plus (i) an amount equal to any net loss realized upon the sale or other disposition of any Business Segment (to the extent such loss was deducted in computing Consolidated Net Income), (ii) any provision for taxes based on income or profits deducted in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof,
(iii) consolidated interest expense (including amortization of original issue discount and non-cash interest payments, all net payments and receipts in respect of Interest Rate Agreements and the interest component of capital leases) and (iv) depreciation and amortization (including amortization of goodwill, deferred financing costs existing immediately after the date of the Indenture or incurred in connection with the Plan and other intangibles) to the extent required under generally accepted accounting principles, all on a consolidated basis; PROVIDED that if, during such period, (x) such person or any of its Subsidiaries shall have made any asset sales (other than, in the case of Reorganized Flagstar and its Subsidiaries, sales of the Capital Stock of or any assets of Unrestricted Subsidiaries), EBITDA of such person and its Subsidiaries for such period shall be reduced by an amount equal to the EBITDA directly attributable to the assets which are the subject of such asset sales for such period, and (y) such person or any of its Subsidiaries has made any acquisition of assets or Capital Stock (occurring by merger or otherwise), including, without limitation, any acquisition of assets or Capital Stock occurring in connection with the transaction causing a calculation to be made under the Indenture, EBITDA of such person and its Subsidiaries shall be calculated, excluding any expenses which in the good faith estimate of management will be eliminated as a result of such acquisition, on a pro forma basis as if such acquisition of assets or Capital Stock (including the incurrence of any Indebtedness in connection with any such acquisition and the application of the proceeds thereof) took place on the first day of such period; and provided, further, that in the case of Reorganized Flagstar, if the closing of any aspect of the Plan occurred during such period, EBITDA of Reorganized Flagstar and its Subsidiaries for such period shall be calculated on a pro forma basis as if such closing (including the incurrence of any Indebtedness in connection with such closing and the application of the proceeds thereof) took place on the first day of such period.
     "Equity Interests" means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).
     "Excluded Property" means Reorganized Flagstar's corporate headquarters property located in Spartanburg, South Carolina.
     "Existing Indebtedness" means Indebtedness of Reorganized Flagstar or any subsidiary of Reorganized Flagstar existing on the date of the Indenture.
     "Fixed Charge Coverage Ratio" means, with respect to any person for a given period, the ratio of the EBITDA of such person for such period to the Consolidated Fixed Charges of such person for such period.
     "Indebtedness" with respect to any person, means at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments other than Interest Rate Agreements, (iii) all reimbursement obligations and other liabilities of such person with respect to letters of credit issued for such person's account, (iv) all obligations of such person to pay the deferred purchase price of property or services, except accounts payable arising in the ordinary course of business, (v) all obligations of such person as lessee in respect of capital lease obligations under capital leases and (vi) all obligations of others of a nature described in any of clauses (i) through
(v) above guaranteed by such person; PROVIDED that, in the case of clauses (i) through (v) above, Indebtedness shall include only obligations reported as liabilities in the financial statements of such person in accordance with generally accepted accounting principles.
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     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge arrangement to or under which Reorganized Flagstar or any of its subsidiaries is or becomes a party or a beneficiary.
     "Investment" means any direct or indirect advance (other than advances to customers in the ordinary course of business, which are recorded as accounts receivable on the balance sheet of any person or its subsidiaries), loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, bonds, notes, debentures or other securities issued by, any other person.
     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any capital lease, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).
     "Mortgage Financing" means the incurrence by Reorganized Flagstar or a Subsidiary of Reorganized Flagstar of any Indebtedness secured by a mortgage or other Lien on real property acquired or improved by Reorganized Flagstar or any Subsidiary of Reorganized Flagstar after the date of the Indenture.
     "Mortgage Financing Proceeds" means, with respect to any Mortgage
Financing, the aggregate amount of cash proceeds received or receivable by Reorganized Flagstar or any Subsidiary of Reorganized Flagstar in connection with such financing after deducting therefrom brokerage commissions, legal fees, finder's fees, closing costs and other expenses incidental to such Mortgage Financing and the amount of the taxes payable in connection with or as a result of such transaction, to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a person that is not an Affiliate and are properly attributable to such transaction or to the asset that is the subject thereof.
     "Mortgage Refinancing" means the incurrence by Reorganized Flagstar or a Subsidiary of Reorganized Flagstar of any Indebtedness secured by a mortgage or other Lien on real property subject to a mortgage or other Lien existing on the date of the Indenture or created or incurred subsequent to the date of the Indenture as permitted by the terms of the Indenture and owned by Reorganized Flagstar or any Subsidiary of Reorganized Flagstar.
     "Mortgage Refinancing Proceeds" means, with respect to any Mortgage Refinancing, the aggregate amount of cash proceeds received or receivable by Reorganized Flagstar or any Subsidiary of Reorganized Flagstar in connection with such refinancing after deducting therefrom the original mortgage amount of the underlying Indebtedness refinanced therewith and brokerage commissions, legal fees, finder's fees, closing costs and other expenses incidental to such Mortgage Refinancing and the amount of the taxes payable in connection with or as a result of such transaction, to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a person that is not an Affiliate and are properly attributable to such transaction or to the asset that is the subject thereof.
     "Net Income" of any person shall mean the net income (loss) of such person, determined in accordance with generally accepted accounting principles, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale and leaseback transactions) of a Business Segment, (ii) any charges arising as a result of the Plan, and (iii) any gain or loss realized upon the sale or other disposition by such person of any capital stock or marketable securities.
     "Net Proceeds" with respect to any Asset Sale, sale and leaseback transaction or sale or other disposition of a Business Segment, means (i) cash (freely convertible into U.S. dollars) received by Reorganized Flagstar or any Subsidiary of Reorganized Flagstar from such transaction, after (a) provision for all income or other taxes measured by or resulting from such transaction,
(b) payment of all brokerage commissions and other expenses (including, without limitation, the payment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the provisions described in the first paragraph under "Certain Covenants -- Restrictions on Sale of Assets") to be paid as a result of such transaction) in connection with such transaction and
(c) deduction of appropriate amounts to be provided by Reorganized Flagstar as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with the asset disposed of in such transaction and retained by Reorganized Flagstar after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (ii) promissory notes received by Reorganized Flagstar or any Subsidiary of Reorganized Flagstar in connection with such transaction upon the liquidation or conversion of such notes into cash.
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     "Obligations" means, with respect to any Indebtedness or any Interest Rate
Agreement, any principal, premium, interest (including, without limitation, interest, whether or not allowed, after the filing of a petition initiating certain bankruptcy proceedings), penalties, commissions, charges, expenses, fees, indemnifications, reimbursements and other liabilities or amounts payable under or in respect of the documentation governing such Indebtedness or such Interest Rate Agreement.
     "Permitted Investments" means (i) cash (including major foreign currency or currency of a country in which Reorganized Flagstar or any of its Subsidiaries has operations) or Cash Equivalents, (ii) investments that are in persons at least a majority of whose revenues are derived from food service operations, ancillary operations or related activities and that have the purpose of furthering the food service operations of Reorganized Flagstar or any of its Subsidiaries, (iii) advances to employees not in excess of $5,000,000 at any one time outstanding, (iv) accounts receivable created or acquired in the ordinary course of business, (v) obligations or shares of stock received in connection with any good faith settlement or bankruptcy proceeding involving a claim relating to a Permitted Investment, (vi) evidences of Indebtedness, obligations or other investments not exceeding $5,000,000 in the aggregate held at any one time by Reorganized Flagstar or any of its Subsidiaries and (vii) currency swap agreements and other similar agreements designed to hedge against fluctuations in foreign exchange rates entered into in the ordinary course of business in connection with the operation of the business.
     "Remaining Section 355 Amount" means at any time an amount equal to (i) 30% of the Specified Company EBITDA less (ii) the sum of the Controlled Corporation EBITDA Amounts for the Controlled Corporations in each Section 355 Transaction effected by Reorganized Flagstar prior to such time.
     "Restricted Investments" means any investments in, capital contributions, loans or advances to or purchases of Equity Interests in, any person that is not a wholly owned subsidiary, or other transfers of assets to Subsidiaries or Affiliates that are not wholly owned (other than any such other transfers of assets to Subsidiaries or Affiliates that are not wholly owned in transactions the terms of which are fair and reasonable to the transferor and are at least as favorable as the terms that could be obtained by the transferor in a comparable transaction made on an arms' length basis between unaffiliated parties (as conclusively determined, for any such transfer involving aggregate consideration in excess of $5 million, by a majority of the directors of Reorganized Flagstar that are unaffiliated with the transferee or, if there are no such directors, by a majority of the directors of Reorganized Flagstar, and otherwise as conclusively determined by Reorganized Flagstar)) except in each case for Permitted Investments and any such investments existing on the date of the Indenture.
     "Section 355 Percentage" means, for the first Section 355 Transaction effected after the date of the Indenture, 30%, and shall thereafter be subject to reduction as follows: Immediately after the time at which any Section 355 Transaction is effected through a distribution of securities of a Controlled Corporation pursuant to clause (v) of the second paragraph under "Certain Covenants -- Dividend, Stock Purchase and Debt Repayment Restrictions," the
Section 355 Percentage shall equal (i) the Section 355 Percentage immediately prior to such time less (ii) the percentage of (x) the EBITDA of the Company for the four full fiscal quarters of the Company last preceding the date such
Section 355 Transaction is effected represented by (y) the EBITDA of such Controlled Corporation for such period.
     "Section 355 Transaction" means a transaction that qualifies for tax-free treatment under Section 355 of the Code, or any similar taxable transaction, any of which is effected after the date of the Indenture.
     "Senior Indebtedness" means (i) all obligations of Reorganized Flagstar and its Subsidiaries now or hereafter existing under or in respect of the Exit Facility, and the New Senior Notes, whether for principal, interest (including, without limitation, interest accruing after the filing of a petition initiating any bankruptcy, insolvency or similar proceeding, whether or not such interest is an allowable claim under such proceeding), penalties, commissions, charges, indemnifications, liabilities, reimbursement obligations in respect of letters of credit, fees, expenses or other amounts payable under or in respect of the Exit Facility and all obligations and claims related thereto, (ii) all Obligations of Reorganized Flagstar in respect of Interest Rate Agreements and
(iii) additional Indebtedness (including refinancing Indebtedness) permitted by the covenant limiting additional Indebtedness which is not expressly by its terms subordinated to the New Senior Notes and all Obligations and claims related thereto; PROVIDED, that Senior Indebtedness shall not include (x) any Indebtedness of Reorganized Flagstar to any of its Subsidiaries or (y) Indebtedness incurred for the purchase of goods or services (other than services provided by a party to an agreement evidencing Senior Indebtedness in connection with such agreement) obtained in the ordinary course of business.
     "Significant Subsidiary" means any Subsidiary of Reorganized Flagstar that would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date of the Indenture) (excluding, except for the purposes of determining an Event of Default, subparagraph (c) of such definition).
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     "Specified Company EBITDA" means the EBITDA of Reorganized Flagstar for the four full fiscal quarters of Reorganized Flagstar last preceding the date of the first Section 355 Transaction effected after the date of the Indenture.
     "Subsidiary" of any person means any entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such person directly and/or through one or more Subsidiaries; PROVIDED that each Unrestricted Subsidiary shall be excluded from the definition of "Subsidiary."
     "Unrestricted Subsidiary" means (i) any subsidiary of Reorganized Flagstar which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors, as provided below) and (ii) any subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any subsidiary of Reorganized Flagstar (including any Subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any Capital Stock of, or owns, or holds any Lien on, any property of, any Subsidiary of Reorganized Flagstar (other than any subsidiary of the subsidiary to be so designated), PROVIDED that (a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Reorganized Flagstar, (b) Reorganized Flagstar certifies that such designation complies with the covenants described under "Certain
Covenants -- Dividend, Stock Purchase and Debt Repayment Restrictions" and
" -- Investments in Unrestricted Subsidiaries" and (c) each of (I) the subsidiary to be so designated and (II) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Reorganized Flagstar or any of its Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary; PROVIDED that, immediately after giving effect to such designation, Reorganized Flagstar could incur at least $1 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "Certain Covenants -- Restrictions on Additional Indebtedness
and Issuance of Disqualified Stock" on a pro forma basis taking into account such designation.
     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding aggregate principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
CERTAIN COVENANTS
     DIVIDEND, STOCK PURCHASE AND DEBT REPAYMENT RESTRICTIONS. The Indenture provides that Reorganized Flagstar will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of Reorganized Flagstar's or any Subsidiary's capital stock or other Equity Interests (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Reorganized Flagstar or such Subsidiary and (B) dividends or distributions payable by a Subsidiary so long as, in the case of any dividend or distribution payable on any class or series of securities issued by a Subsidiary other than a wholly owned Subsidiary, Reorganized Flagstar or a Subsidiary of Reorganized Flagstar receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interest in such class or series of securities),
(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Reorganized Flagstar or any Subsidiary of Reorganized Flagstar (other than any such Equity Interests owned by Reorganized Flagstar or any Subsidiary of Reorganized Flagstar); (iii) voluntarily prepay any Indebtedness that is subordinated to the New Senior Notes other than in connection with any
(I) refinancing of such Indebtedness specifically permitted by the terms of the Indenture, (II) Indebtedness between Reorganized Flagstar and a Subsidiary of Reorganized Flagstar or between Subsidiaries of Reorganized Flagstar or (III) Mortgage Financing or Mortgage Refinancing; or (iv) make any Restricted Investments (other than an Investment in any Unrestricted Subsidiary) (all such dividends, distributions, purchases, redemptions or other acquisitions, retirements, prepayments or Restricted Investments being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:
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          (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;
          (b) immediately after such Restricted Payment and after giving effect thereto on a pro forma basis, Reorganized Flagstar would not be able to incur $1 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "Restrictions on Additional Indebtedness and Issuance of Disqualified Stock" below; or
          (c) such Restricted Payment, together with (A) the aggregate of all other Restricted Payments made after the date of the Indenture and (B) the amount by which the aggregate of all then outstanding investments in Unrestricted Subsidiaries (other than the Investment in FRD) exceeds $75 million, is greater than the sum of: (v) 50% of the aggregate Consolidated Net Income of Reorganized Flagstar for the period (taken as one accounting period) from the beginning of the first quarter immediately after the date of the Indenture to the end of Reorganized Flagstar's most recently ended fiscal quarter at the time of such Restricted Payment; PROVIDED that if Consolidated Net Income for such period is less than zero, then minus 100% of the amount of such loss PLUS (w) 100% of the aggregate amortization of goodwill and excess reorganization value for the period specified in clause
     (v) above, PLUS (x) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities received by Reorganized Flagstar from the issue or sale, after the date of the Indenture, of capital stock of Reorganized Flagstar (other than capital stock issued and sold to a Subsidiary of Reorganized Flagstar and other than Disqualified Stock), or any
     Indebtedness or other security convertible into any such capital stock that has been so converted PLUS (y) 100% of the aggregate amounts contributed to the capital of Reorganized Flagstar PLUS (z) 100% of the aggregate amounts received in cash and the fair market value of marketable securities (other than Restricted Investments) received from (i) the sale or other disposition of Restricted Investments made by Reorganized Flagstar and its Subsidiaries or (ii) the sale of the stock of an Unrestricted Subsidiary or the sale of all or substantially all of the assets of an Unrestricted Subsidiary to the extent that a liquidating dividend is paid to Reorganized Flagstar or any Subsidiary from the proceeds of such sale, subject to certain adjustments (in determining the amount expended for Restricted Payments in accordance with this clause (c)) for payments permitted to be made under the Indenture as described in the paragraph below. Notwithstanding the foregoing, the Indenture permits (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the retirement of any shares of Reorganized Flagstar's Capital Stock (the "Retired Capital Stock") in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of Reorganized Flagstar) of, other shares of Reorganized Flagstar's Capital Stock (the "Refunding Capital Stock"), other than any Disqualified Stock; (iii) payments for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests in Reorganized Flagstar issued to members of management of Reorganized Flagstar and its subsidiaries pursuant to subscription and option agreements in effect on the date of the Indenture and Equity Interests in Reorganized Flagstar issued to future members of management pursuant to subscription agreements executed subsequent to the date of the Indenture, containing provisions for the repurchase of such Equity Interests upon death, disability or termination of employment of such persons which are substantially identical to those contained in the subscription agreements in effect on the date of the Indenture, PROVIDED that the amount of such dividends or distributions, after the date of the Indenture, in the aggregate will not exceed the sum of (A) $30 million plus (B) the cash proceeds from any reissuance of such Equity Interests by Reorganized Flagstar to members of management of Reorganized Flagstar and its subsidiaries, (iv) the repurchase, redemption or other acquisition or retirement for value of Indebtedness of Reorganized
Flagstar which is subordinated in right of payment to the New Senior Notes in exchange for or with the proceeds of the issuance of shares of Reorganized Flagstar's Equity Interests (other than Disqualified Stock); (v) the redemption, repurchase or retirement for value of any Indebtedness that is subordinated to the New Senior Notes (A) with the proceeds of, or in exchange for, Indebtedness incurred pursuant to clause (ii) of the third paragraph under "Restrictions on Additional Indebtedness and Issuance of Disqualified Stock" below or (B) if, after giving effect to such redemption, repurchase or retirement, Reorganized Flagstar could incur at least $1 of additional Indebtedness pursuant to the
Fixed Charge Coverage Ratio test described under "Restrictions on Additional Indebtedness and Issuance of Disqualified Stock" below; (vi) the distribution to stockholders of securities of a corporation controlled by Reorganized Flagstar
(a "Controlled Corporation") in a Section 355 Transaction, but only if (a) the EBITDA of the Controlled Corporation for the four full fiscal quarters of Reorganized Flagstar last preceding the date the Section 355 Transaction is effected is no greater than (I) in the case of the first Section 355 Transaction effected after the date of the Indenture, a percentage of the Specified Company EBITDA equal to the Section 355 Percentage at the time such first Section 355 Transaction is effected and (II) in the case of any subsequent Section 355 Transaction, the lesser of (A) the Remaining Section 355 Amount at the time of such Section 355 Transaction and (B) the Section 355 Percentage at the time such
Section 355 Transaction is effected multiplied by the EBITDA of Reorganized Flagstar for the four full fiscal quarters of Reorganized Flagstar last preceding the date such Section 355 Transaction is effected, (b) Reorganized Flagstar's Fixed Charge Coverage Ratio for its four full fiscal quarters last preceding the
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date the Section 355 Transaction is effected would have been at least 2:1, determined on a pro forma basis as if the Section 355 Transaction had been effected at the beginning of such four-quarter period and (c) the ratio of the Indebtedness of Reorganized Flagstar immediately after the Section 355 Transaction to EBITDA of Reorganized Flagstar for its four full fiscal quarters last preceding the date the Section 355 Transaction is effected, determined on a pro forma basis as if such transaction had occurred at the beginning of such four fiscal quarter period, would be no greater than the ratio of the Indebtedness of Reorganized Flagstar immediately prior to the Section 355 Transaction to EBITDA of Reorganized Flagstar for its four full fiscal quarters last preceding the date the Section 355 Transaction is effected; and (vii) the purchase, redemption or other acquisition or retirement for value of Equity Interests of any Subsidiary of Reorganized Flagstar (other than any such Equity Interests owned by Reorganized Flagstar or any Subsidiary of Reorganized Flagstar) in an aggregate cumulative amount not to exceed $5 million annually.
     RESTRICTIONS ON ADDITIONAL INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK. The Indenture provides that (i) Reorganized Flagstar will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume or guarantee any Indebtedness (other than Indebtedness between
Reorganized Flagstar and a Subsidiary of Reorganized Flagstar or between Subsidiaries of Reorganized Flagstar or guarantees by a Subsidiary of
Reorganized Flagstar of Indebtedness of any Subsidiary of Reorganized Flagstar
or of Reorganized Flagstar) and (ii) Reorganized Flagstar will not issue any Disqualified Stock, unless (a) such Indebtedness or Disqualified Stock is either Acquisition Indebtedness or is created, incurred, issued, assumed or guaranteed by Reorganized Flagstar and not a Subsidiary of Reorganized Flagstar and (b) Reorganized Flagstar's Fixed Charge Coverage Ratio for its four full fiscal quarters last preceding the date such additional Indebtedness is created, incurred, assumed or guaranteed, or such additional stock is issued, is at least 2:1, determined on a pro forma basis (including a pro forma application of the net proceeds of such Indebtedness or such issuance of stock) as if the additional Indebtedness had been created, incurred, assumed or guaranteed, or such additional stock had been issued, at the beginning of such four-quarter period.
     The foregoing limitations will not apply to the incurrence by Reorganized Flagstar or any of its Subsidiaries of any Indebtedness pursuant to the Exit Facility; PROVIDED, HOWEVER, that the principal amount of such Indebtedness incurred pursuant to the Exit Facility for this purpose will not exceed the greater of $250 million or the aggregate amount of the commitments under the
Exit Facility on the date of the Indenture.
     In addition, the foregoing limitations notwithstanding, (i) Reorganized Flagstar or any Subsidiary of Reorganized Flagstar may create, incur, issue, assume or guarantee Indebtedness pursuant to the Exit Facility or otherwise, (a) in connection with or arising out of Mortgage Financings, Mortgage Refinancings or sale and lease-back transactions, PROVIDED the Mortgage Financing Proceeds, Mortgage Refinancing Proceeds (excluding any Mortgage Refinancing Proceeds received in connection with any refinancing of any Indebtedness secured by a mortgage or Lien on the Excluded Property) or Net Proceeds, as the case may be, incurred, assumed or created in connection therewith are used to pay any outstanding Senior Indebtedness, (b) constituting purchase money obligations for property acquired in the ordinary course of business or other similar financing transactions (including, without limitation, in connection with Mortgage Financings), PROVIDED that, in the case of Indebtedness exceeding $2 million for any such obligation or transaction, such Indebtedness exists at the date of the purchase or transaction or is created within 180 days thereafter, (c) constituting capital lease obligations, (d) in connection with capital expenditures, (e) constituting reimbursement obligations with respect to letters of credit, including, without limitation, letters of credit in respect of workers' compensation claims issued for the account of Reorganized Flagstar or a Subsidiary of Reorganized Flagstar in the ordinary course of its business, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, (f) constituting additional Indebtedness in an aggregate principal amount of up to $250,000,000 at any one time outstanding, whether incurred under the Exit Facility or otherwise, (g) constituting Indebtedness secured by the Excluded Property; and (h) constituting Existing Indebtedness and permitted refinancings thereof in accordance with clause (ii)
of this paragraph; (ii) Reorganized Flagstar or any Subsidiary may create, incur, issue, assume or guarantee any Indebtedness which serves to refund, refinance or restructure its Existing Indebtedness or any other Indebtedness incurred as permitted under the Indenture, or any Indebtedness issued to so refund, refinance or restructure such Indebtedness, including additional Indebtedness incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness"), prior to its respective maturity, PROVIDED,
HOWEVER, that such Refinancing Indebtedness (a) bears an interest rate per annum which is equal to or less than the interest rate per annum then payable under such Indebtedness being refunded or refinanced (calculated in accordance with any formula set forth in the documents evidencing any such Indebtedness) unless such Refinancing Indebtedness is incurred, created or assumed within twelve months of the scheduled maturity of the Indebtedness being refinanced, (b) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of such Indebtedness being refunded or refinanced, and (c) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated to the New Senior
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Notes, such Refinancing Indebtedness is subordinated to the New Senior Notes at least to the same extent as the Indebtedness being refinanced or refunded, and PROVIDED, FURTHER, that subclauses (a), (b) and (c) of this clause (ii) will not apply to any refunding or refinancing of any Senior Indebtedness; and (iii) any unconsolidated subsidiary of Reorganized Flagstar created after the date of the Indenture may create, incur, issue, assume, guarantee or otherwise become liable with respect to any additional Indebtedness, PROVIDED that such Indebtedness is nonrecourse to Reorganized Flagstar and its consolidated Subsidiaries, and Reorganized Flagstar and its consolidated Subsidiaries have no liability with respect to such additional Indebtedness.
     RESTRICTION ON LIENS. The Indenture provides that, subject to certain exceptions, Reorganized Flagstar shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any asset now owned or hereafter acquired, except with respect to Liens existing on the date of the Indenture, Liens securing or arising under or in connection with any Indebtedness of Reorganized Flagstar not expressly by its terms subordinate or junior in right of payment to any other Indebtedness of Reorganized Flagstar (including, without limitation, Liens permitted by or required pursuant to the Exit Facility), Liens relating to judgments to the extent permitted under the Indenture, any Lien on the Excluded Property and Liens arising in connection with certain other circumstances provided for in the Indenture. The Indenture provides that, notwithstanding the foregoing, Reorganized Flagstar or any Subsidiary of Reorganized Flagstar may create or assume any Lien upon its properties or assets if Reorganized Flagstar shall cause the New Senior Notes to be equally and ratably secured with all other Indebtedness secured by such Lien as long as such other Indebtedness shall be so secured.
     RESTRICTIONS ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that Reorganized Flagstar will not, and will not permit any of its Subsidiaries (other than unconsolidated subsidiaries) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in, or measured by, its profits, owned by Reorganized Flagstar or any Subsidiary of Reorganized Flagstar or pay any Indebtedness owed to, Reorganized Flagstar or any Subsidiary of Reorganized Flagstar, (ii) make loans or advances to Reorganized Flagstar or any Subsidiary of Reorganized Flagstar or (iii) transfer any of its properties or assets to Reorganized Flagstar or a Subsidiary of Reorganized Flagstar, except in each case for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) the Indenture, (c) the Exit Facility or any other agreement entered into in connection therewith or as contemplated thereby, (d) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Reorganized Flagstar or any Subsidiary of Reorganized Flagstar, (e) any instrument governing Indebtedness of a person acquired by Reorganized Flagstar or any Subsidiary of Reorganized Flagstar at the time of such acquisition, (f) Existing Indebtedness, or additional Indebtedness in an aggregate principal amount of up to $250,000,000 at any one time outstanding or other contractual obligation of Reorganized Flagstar or any of its Subsidiaries existing on the date of the Indenture or any amendment, modification, renewal, extension, replacement, refinancing or refunding thereof, PROVIDED that the restrictions contained in any such amendment, modification, renewal, extension, replacement, refinancing or refunding are no less favorable in all material respects to the holders of the New Senior Notes, (g) any Mortgage Financing or Mortgage Refinancing, (h) any Permitted Investment or (i) contracts for the sale of assets.
     RESTRICTIONS ON SALE OF ASSETS. The Indenture provides that neither Reorganized Flagstar nor any Subsidiary of Reorganized Flagstar (other than unconsolidated Subsidiaries) shall (A) (x) sell, lease, convey or otherwise dispose of, in any transaction or group of transactions that are a part of a common plan, all or substantially all of the assets or capital stock of any
Asset Segment (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of Reorganized Flagstar's assets will be governed by the provisions described under " -- Merger, Consolidation or Sale of All or Substantially All Assets") or (y) issue or sell equity securities of any Asset Segment (each of the foregoing an "Asset Sale") or (B) sell, lease, convey or otherwise dispose of any Business Segment, unless in each case Reorganized Flagstar shall apply the Net Proceeds from such Asset Sale or such sale, lease, conveyance or other disposition of a Business Segment to one or more of the following in such combination as Reorganized Flagstar may choose: (i) an investment in another asset or business in the same line of business as, or a line of business similar to that of, the line of business of Reorganized
Flagstar and its Subsidiaries and such investment occurs within 366 days of such Asset Sale or such sale, lease, conveyance or other disposition of a Business Segment, (ii) a Net Proceeds Offer (as defined below) expiring within 366 days of such Asset Sale or such sale, lease, conveyance or other disposition of a Business Segment or (iii) the purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness within 366 days of such Asset Sale or such sale, lease, conveyance or other disposition of a Business Segment; PROVIDED, HOWEVER, if the net amount not invested pursuant to clause (i) above or applied pursuant to clause (iii) above is less than $15,000,000, Reorganized Flagstar shall not be further obligated to offer to repurchase New Senior Notes pursuant to clause (ii) above. Notwithstanding the foregoing, (i) the receipt of all proceeds of insurance paid on account of the loss of or damage to any Business Segment and awards of compensation for any such Business
                                      126

Segment taken by condemnation or eminent domain which result in Net Proceeds to Reorganized Flagstar of $50,000,000 or more (excluding proceeds to be used for replacement of such Business Segment, PROVIDED the Trustee has received notice from Reorganized Flagstar, within 90 days of such receipt, of its intention to use such proceeds for such purpose) will be deemed an "Asset Sale" and (ii) Permitted Investments and sales, leases, conveyances or other dispositions of assets by Reorganized Flagstar or any Subsidiary to Reorganized Flagstar or any wholly owned Subsidiary of Reorganized Flagstar will not be deemed an "Asset Sale" or a sale or other disposition of a Business Segment.
     For purposes of clause (ii) of the preceding paragraph, Reorganized Flagstar shall apply the Net Proceeds of the Asset Sale or the sale, lease, conveyance or other disposition of a Business Segment to make a tender offer in accordance with applicable law (a "Net Proceeds Offer") to repurchase New Senior Notes at a price not less than 100% of the principal amount thereof plus accrued and unpaid interest. Any Net Proceeds Offer shall be made by Reorganized Flagstar only if and to the extent permitted under, and subject to prior compliance with, the terms of any agreement governing Senior Indebtedness. If securities of Reorganized Flagstar ranking PARI PASSU in right of payment with the New Senior Notes are at the time outstanding, and the terms of such securities provide that a similar offer is to be made with respect thereto, then the Net Proceeds Offer for the New Senior Notes shall be made concurrently with such other offer, and securities of each issue shall be accepted pro rata in proportion to the aggregate principal amount of securities of each issue which the holders of securities of such issue elect to have repurchased. After the last date on which holders of the New Senior Notes are permitted to tender their New Senior Notes in a Net Proceeds Offer, Reorganized Flagstar shall not be restricted under the "Restrictions on Sale of Assets" covenant of the Indenture as to its use of any Net Proceeds available to make such Net Proceeds Offer (up to the amount of Net Proceeds that would have been used to repurchase New Senior Notes assuming 100% acceptance of the Net Proceeds Offer) but not used to repurchase New Senior Notes pursuant thereto.
     Notwithstanding any other provision of the Indenture to the contrary, for a period of 120 days after the last date on which holders of the New Senior Notes are permitted to tender their New Senior Notes in the Net Proceeds Offer, Reorganized Flagstar may use any Net Proceeds available to make such Net Proceeds Offer but not used to repurchase New Senior Notes pursuant thereto to purchase, redeem or otherwise acquire or retire for value any securities of Reorganized Flagstar ranking junior in right of payment to the New Senior Notes at a price, stated as a percentage of the principal or face amount of such junior securities, not greater than the price, stated as a percentage of the principal amount of the New Senior Notes, offered in the Net Proceeds Offer; PROVIDED that, if the Net Proceeds Offer is for a principal amount (the "Net Proceeds Offer Amount") of the New Senior Notes less than the aggregate principal amount of the New Senior Notes then outstanding, then the Net Proceeds available for use by Reorganized Flagstar for such a purchase, redemption or other acquisition or retirement for value of junior securities shall not exceed the Net Proceeds Offer Amount.
     RESTRICTION ON TRANSACTIONS WITH AFFILIATES. Except as otherwise set forth in the Indenture, Reorganized Flagstar shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) involving aggregate consideration in excess of $5,000,000 for any one transaction with any Affiliate, except for (i) transactions (including any investments, loans or advances by or to any Affiliate) in good faith the terms of which are fair and reasonable to Reorganized Flagstar or such Subsidiary, as the case may be, and are at least as favorable as the terms that could be obtained by Reorganized Flagstar or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis between unaffiliated parties (in each case as conclusively determined by a majority of the directors of Reorganized Flagstar unaffiliated with such Affiliate or, if there are no such directors, as conclusively determined by a majority of the directors of Reorganized Flagstar), (ii) transactions in which Reorganized Flagstar or any of its Subsidiaries, as the case may be, delivers to the holders of the New Senior Notes a written opinion of a nationally recognized investment banking firm stating that such transaction is fair to Reorganized Flagstar or such Subsidiary from a financial point of view, (iii) transactions between Reorganized Flagstar and its subsidiaries or between subsidiaries of Reorganized Flagstar which are not otherwise prohibited by the covenant described under "Dividend, Stock Purchase and Debt Repayment Restrictions," and (iv) payments or loans to employees or consultants pursuant to employment or consultancy contracts which are approved by the Board of Directors of Reorganized Flagstar in good faith.
     INVESTMENTS IN UNRESTRICTED SUBSIDIARIES. The Indenture provides that Reorganized Flagstar will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Investment in any Unrestricted Subsidiary unless (i) the amount of such Investment does not exceed the amount then permitted to be used to make a Restricted Payment pursuant to clause (c) of the first paragraph under "Dividend, Stock Purchase and Debt Repayment Restrictions" above and (ii) immediately after such Investment, and after giving effect thereto on a pro forma basis deducting from net income the amount of any Investment the Company has made in an Unrestricted Subsidiary during the four full fiscal quarters last preceding the date of such Investment, Reorganized Flagstar or any Subsidiary of Reorganized Flagstar would be able to incur $1 of additional Indebtedness
                                      127
pursuant to the Fixed Charge Coverage Ratio test described under "Restrictions on Additional Indebtedness and Issuance of Disqualified Stock" above. Notwithstanding clause (i) and (ii) of this paragraph or any other provision contained in the Indenture, Reorganized Flagstar and its Subsidiaries shall be permitted to make Investments (i) of up to $75 million in FRD as an Unrestricted Subsidiary, and (ii) in other Unrestricted Subsidiaries in an aggregate amount not to exceed $75 million (without regard to any Investment in FRD) at any one time outstanding. The amount by which the aggregate of all Investments in Unrestricted Subsidiaries exceeds $75 million (without regard to the FRD Investment) shall be counted in determining the aggregate permissible amount of Restricted Payments pursuant to clause (c) of the first paragraph under "Dividend, Stock Purchase and Debt Repayment Restrictions" above. Reorganized Flagstar will not permit any Unrestricted Subsidiary to become a Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary."
     MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS. The Indenture provides that Reorganized Flagstar shall not consolidate or merge with or into, or sell, transfer, lease or convey all or substantially all of its assets to, any person unless: (i) the person formed by or surviving any such consolidation or merger (if other than Reorganized Flagstar), or to which such sale, transfer, lease or conveyance shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the corporation formed by or surviving any such consolidation or merger (if other than Reorganized Flagstar), or to which such sale, transfer, lease or conveyance shall have been made, assumes all the obligations of Reorganized Flagstar pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee under the New Senior Notes and the Indenture; (iii) immediately after such transaction no Default or Event of Default exists; (iv) Reorganized Flagstar or any corporation formed by or surviving any such consolidation or merger, or to which such sale, transfer, lease or conveyance shall have been made, shall have an Adjusted Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Adjusted Consolidated Net Worth of Reorganized Flagstar immediately preceding the transaction; PROVIDED, HOWEVER, that clause (iv) will not apply to any transaction where the consideration consists solely of New Common Stock or other Equity Interests of Reorganized Flagstar or any surviving corporation and any liabilities of such person are not assumed by and are specifically non-recourse to Reorganized Flagstar or such surviving corporation; and (v) after giving effect to such transaction and immediately thereafter, Reorganized Flagstar or any corporation formed by or surviving any such consolidation or merger, or to which such sale, transfer, lease or conveyance shall have been made, shall be permitted to incur at least $1 of additional Indebtedness as provided under clause (ii) of the first paragraph under "Restrictions on Additional Indebtedness and Issuance of Disqualified Stock" above; PROVIDED that, if the Fixed Charge Coverage Ratio of Reorganized Flagstar prior to such transaction is within the range set forth in Column A below, then the pro forma Fixed Charge Coverage Ratio of Reorganized Flagstar or the surviving entity, as the case may be, shall be at least equal to the lesser of (1) the ratio determined by multiplying the percentage set forth in column (B) below by the Fixed Charge Coverage Ratio of Reorganized Flagstar prior to such transaction and (2) the ratio set forth in column (C) below:

                                          (A)                                             (B)     (C)
1.11:1 to 1.99:1.......................................................................   90 %   1.5:1
2.00:1 to 2.99:1.......................................................................   80 %   2.1:1
3.00:1 to 3.99:1.......................................................................   70 %   2.4:1
4.00:1 or more.........................................................................   60 %   2.5:1

and PROVIDED, FURTHER, that if, immediately after giving effect to such transaction on a pro forma basis, the Fixed Charge Coverage Ratio of the Company or the surviving entity, as the case may be, is 2.5:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of such provision.
     COMPANY TO CAUSE CERTAIN SUBSIDIARIES TO BECOME GUARANTORS. Reorganized Flagstar will not permit any of its Subsidiaries to guarantee the payment of any Indebtedness of Reorganized Flagstar that is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of Reorganized Flagstar (a "Subordinated Indebtedness Guarantee") unless (i) such Subsidiary executes and delivers a supplemental indenture evidencing its guarantee of the Obligations of Reorganized Flagstar under the New Senior Notes on a substantially similar basis (the "New Senior Notes Guarantee") and (ii) the New Senior Notes Guarantee is senior in right of payment to such Subordinated Indebtedness Guarantee to the same extent as the New Senior Notes are senior in right of payment to such junior Indebtedness of Reorganized Flagstar; PROVIDED that if such Subordinated Indebtedness Guarantee ceases to exist for any reason, then the New Senior Notes Guarantee shall thereupon automatically cease to exist.
     CHANGE OF CONTROL. The Indenture provides that, if at any time (the "Change of Control Date") (i) all or substantially all of Reorganized Flagstar's assets are sold as an entirety to any person or related group of persons, (ii) Reorganized Flagstar is merged with or into another corporation or another corporation is merged with or into Reorganized Flagstar with the effect
                                      128
that immediately after such transaction the stockholders of Reorganized Flagstar immediately prior to such transaction hold less than a majority in interest of the total voting power entitled to vote in the election of directors, managers or trustees of the person surviving such transaction, (iii) any person or related group of persons acquires a majority in interest of the total voting power or voting stock of Reorganized Flagstar, (iv) the persons constituting the board of directors of Reorganized Flagstar on the date of the Indenture or persons nominated or elected to the board of directors of Reorganized Flagstar by a majority vote of such directors (the "Continuing Directors") or by a majority vote of the Continuing Directors do not constitute a majority of the members of the board of directors of Reorganized Flagstar (each, a "Change of Control"), then Reorganized Flagstar will notify the holders of the New Senior Notes in writing of such occurrence and will make an offer to purchase in accordance with the terms of the Indenture (the "Change of Control Offer") all New Senior Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date; PROVIDED, HOWEVER, that such repurchase will only occur if there has been no acceleration which has not been withdrawn or paid pursuant to the Exit Facility prior to the time of notice of a Change of Control Offer. Prior to the mailing of the notice to holders provided for above, Reorganized Flagstar will (x)(I) to the extent then repayable or prepayable, repay in full all Indebtedness under the Exit Facility and, to the extent not then repayable or prepayable, offer to repay in full all such Indebtedness and to repay the Indebtedness of each lender under the Exit Facility who has accepted such offer or (II) obtain the requisite consent under the Exit Facility to permit the repurchase of the New Senior Notes. Reorganized Flagstar shall first comply with the proviso in the preceding sentence before it shall be required to repurchase the New Senior Notes pursuant to this covenant.
     Reorganized Flagstar will comply with all applicable tender offer rules (including without limitation Rule 14e-1 under the Exchange Act, if applicable) in the event that the repurchase option is triggered under the circumstances described herein. Not less than 30 or more than 60 days following any Change of Control, Reorganized Flagstar will mail a notice to each holder of any New Senior Notes stating, among other things, (a) that a Change of Control has occurred and that a Change of Control Offer is being made as described in this provision, (b) the purchase price and the Change of Control Payment Date and (c) the instructions determined by the Company, consistent with this provision, that a holder of the New Senior Notes must follow in order to have such holder's New Senior Notes repurchased.
EVENTS OF DEFAULT AND REMEDIES
     "Events of Default" under the Indenture include: (i) default for 30 days in payment of interest on any of the New Senior Notes; (ii) default in payment when due of principal; (iii) failure by Reorganized Flagstar for 30 days after notice to comply with any of its other agreements in the Indenture or the New Senior Notes; (iv) default under any instrument governing any Indebtedness of Reorganized Flagstar or any Subsidiary of Reorganized Flagstar (other than (I) Indebtedness of Reorganized Flagstar or any Subsidiary of Reorganized Flagstar to Reorganized Flagstar or any Subsidiary of Reorganized Flagstar or (II) Indebtedness of an unconsolidated Subsidiary of Reorganized Flagstar which is nonrecourse to Reorganized Flagstar or its consolidated Subsidiaries) if (a) either (x) such default results from the failure to pay principal upon the final maturity of such Indebtedness (after the expiration of any applicable grace period) or (y) as a result of such default the maturity of such Indebtedness has been accelerated prior to its final maturity, (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which the principal amount remains unpaid upon its final maturity (after the expiration of any applicable grace period), or the maturity of which has been so accelerated, aggregates $30,000,000 or more and (c) such default does not result from compliance with any applicable law or any court order or governmental decree to which Reorganized Flagstar or any of its Subsidiaries is subject; (v) failure by Reorganized Flagstar or a Subsidiary of Reorganized Flagstar to pay certain final judgments aggregating in excess of $10,000,000 (net of amounts covered by insurance, treating any deductibles, self-insurance or retention as not so covered) which judgments remain undischarged for a period of 60 days after their entry by a competent tribunal; and (vi) certain events of bankruptcy or insolvency. An Event of Default shall not be deemed to have occurred under clause (iv) or (v) until Reorganized Flagstar shall have received written notice thereof from the Trustee or the holders of at least 30% in principal amount of the New Senior Notes then outstanding.
     If an Event of Default, other than in respect of any events of bankruptcy or insolvency, occurs and is continuing with respect to the New Senior Notes, the Trustee or the holders of at least 30% (or 25% in the case of an Event of Default with respect to payment of principal of or interest on the New Senior Notes) in principal amount of the New Senior Notes then outstanding may declare in writing 100% of the principal amount of, and any accrued but unpaid interest on, the New Senior Notes to be due and payable immediately; PROVIDED, HOWEVER, that if any Senior Indebtedness is outstanding pursuant to the Exit Facility, then all the New Senior Notes shall be due and payable upon the earlier of (x) the day that is five Business Days after the provision to Reorganized Flagstar and the Credit Agent of such written notice of acceleration, unless such Event of
                                      129

Default is cured or waived prior to such date, and (y) the date of acceleration of any Senior Indebtedness under the Exit Facility. In the event of a declaration of acceleration because an Event of Default described in clause (iv) of the immediately preceding paragraph has occurred and is continuing, such declaration of acceleration shall be automatically annulled if such payment default is cured or waived or the holders of the Indebtedness which is the subject of such event of default have rescinded their declaration of acceleration in respect of such Indebtedness within 60 days thereof and the Trustee has received written notice of such cure, waiver or rescission and no other Event of Default described in clause (iv) of the preceding paragraph has occurred and is continuing with respect to which 60 days have elapsed since the declaration of acceleration of the Indebtedness which is the subject thereof (without rescission of the declaration of acceleration of such Indebtedness). Upon an Event of Default arising from certain events of bankruptcy or insolvency, the unpaid principal of and any accrued but unpaid interest on all the New Senior Notes will immediately become due and payable without further action or notice. Holders of the New Senior Notes may not enforce the Indenture or the New Senior Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the New Senior Notes then outstanding may direct the Trustee in its exercise of any trust or power.
     The Trustee may withhold from holders of the New Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines in good faith that withholding notice is in the interests of such holders.
     The holders of a majority in aggregate principal amount of the New Senior Notes then outstanding may on behalf of the holders of all of the New Senior Notes waive any past Default or Event of Default under the New Senior Notes Indenture and its consequences, except a continuing Default or Event of Default in the payment of the principal of or interest on the New Senior Notes.
     Reorganized Flagstar is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and, upon an officer of Reorganized Flagstar becoming aware of any Event of Default or of certain Defaults, a statement specifying such Event of Default or Default and what action Reorganized Flagstar is taking or proposes to take with respect thereto. RECOURSE AGAINST OFFICERS, DIRECTORS AND SHAREHOLDERS
     No recourse shall be had against any officer, director or shareholder, as such, of Reorganized Flagstar for any obligation under the New Senior Notes or the Indenture, and each holder of the New Senior Notes by accepting a New Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Senior Notes. Nothing in this provision limits the liability, if any, of any officer, director or shareholder, as such, under the federal securities laws.
TRANSFER AND EXCHANGE
     Reorganized Flagstar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of New Senior Notes. No service charge will be made for any registration of transfer or exchange of the New Senior Notes.
     The Trustee is not required to transfer or exchange any New Senior Notes selected for redemption except, in the case of any New Senior Note where public notice has been given that such New Senior Note is to be redeemed in part, the portion thereof not so to be redeemed. Also, the Trustee is not required to transfer or exchange any New Senior Note for a period of 15 days before the mailing of a notice of redemption of New Senior Notes to be redeemed.
     The registered holder of a New Senior Note will be treated as its owner for all purposes.
DEFEASANCE
     The Indenture and the New Senior Notes provide that Reorganized Flagstar will be discharged (a "discharge") from any and all obligations in respect of the New Senior Notes (except for certain obligations to register the transfer, substitution or exchange of New Senior Notes to replace stolen, lost or mutilated New Senior Notes and to maintain paying agencies, and except for the right of the holders of the New Senior Notes to receive payments of principal, premium, if any, and interest, and the rights, obligations and immunities of the Trustee), or that Reorganized Flagstar may terminate its obligations under certain covenants in the Indenture (a "covenant defeasance") upon the deposit with the Trustee, in trust, of money and/or U.S. Government obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and each installment of interest on
                                      130
the New Senior Notes on the stated maturity of such payments or on a selected date of redemption in accordance with the terms of the Indenture and the New Senior Notes. Such a trust may only be established if, among other things, Reorganized Flagstar has delivered to the Trustee either (i) an opinion of counsel to the effect that holders of the New Senior Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, discharge or covenant defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, discharge or covenant defeasance had not occurred or (ii) a private letter ruling to such effect directed to the Trustee received from the Internal Revenue Service.
MODIFICATION OF INDENTURE
     With the consent of the holders of not less than a majority in aggregate principal amount of the New Senior Notes at the time outstanding, Reorganized Flagstar, when authorized by a resolution of its Board of Directors, and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the New Senior Notes; PROVIDED that no such supplemental indenture shall (a) extend the final maturity of any New Senior Notes, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon or reduce the premium, if any, payable thereon, or reduce any amount payable on redemption thereof, impair or affect the right of any holder to institute suit for the payment thereof, waive a default in the payment of principal of, premium, if any, or interest on any New Senior Notes, change the currency of payment of principal of, premium, if any, or interest on any New Senior Notes, or modify any provision in the Indenture with respect to the priority of the New Senior Notes in right of payment without the consent of the holder of each New Senior Note so affected, or (b) reduce the aforesaid percentage of New Senior Notes, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all New Senior Notes then outstanding.
CONCERNING THE TRUSTEE
     First Trust National Association, St. Paul, Minnesota, will act as Trustee under the Indenture and will initially be paying agent and registrar for the New Senior Notes. Notices to the Trustee should be directed to First Trust National Association, First Trust Center, 180 East Fifth Street, St. Paul, Minnesota 55101 Attention: Richard H. Prokosch, Trust Officer.
CERTAIN DIFFERENCES BETWEEN THE NEW SENIOR NOTES AND THE OLD SENIOR NOTES
     The following comparison sets forth material differences between the terms of the Old Senior Notes and the New Senior Notes. This comparison is a summary which does not purport to be complete and is qualified in its entirety by reference to the New Senior Notes and the Indenture. Copies of the proposed form of New Senior Notes and the Indenture will be filed as exhibits to the Registration Statement of which this Prospectus is a part. Capitalized terms used below are defined in the Indenture or in the New Senior Notes. Only those provisions with respect to which there are material differences between the Old Senior Notes and New Senior Notes are discussed below. For further information concerning the Old Senior Notes, see "Description of Indebtedness -- Flagstar Public Debt."
[CAPTION]

            NEW SENIOR NOTES                        10 3/4% SENIOR NOTES                      10 7/8% SENIOR NOTES
                                             AGGREGATE PRINCIPAL OR FACE AMOUNT
$575.9 million (assuming an October 1,    $270 million.                             Approximately $280 million.
1997 Effective Date and assuming
Reorganized Flagstar does not pay cash
for interest accrued through the
Effective Date).
                                                          MATURITY
The ten year anniversary of the           September 15, 2001.                       December 1, 2002.
Effective Date.
                                                          INTEREST
11 1/4%, payable in cash on the six       10 3/4%, payable semi-annually in cash    10 7/8%, payable semi-annually in cash
month anniversary of the Effective Date   on March 15 and September 15.             on June 1 and December 1.
and semi-annually thereafter.

                                      131

            NEW SENIOR NOTES                        10 3/4% SENIOR NOTES                      10 7/8% SENIOR NOTES
                                                    OPTIONAL REDEMPTION
Redeemable, in whole or in part, during   None                                      Redeemable, in whole or in part, on or
the 12-month period beginning on the                                                after:
anniversary of the Effective Date in the                                            December 1, 1997 at 105.438%
years and at the redemption prices                                                  December 1, 1998 at 102.719%
(expressed as percentages of the
principal amount) indicated below:
  YEAR                     PERCENTAGE                                               December 1, 1997 at 105.438%
  2002                   105.625%                                                   December 1, 1998 at 102.719%
  2003                   103.750                                                    December 1, 1999 at 100%
  2004                   101.875                                                    plus accrued interest.
  2005 and thereafter    100.000
plus accrued interest. From the
Effective Date until the three year
anniversary of the Effective Date, up to
35% of the New Senior Notes are
redeemable at 110% plus accrued
interest, from the net proceeds of a
public equity offering for cash of
Reorganized Flagstar or a subsidiary
thereof.
                                                  CHANGE OF CONTROL OFFER
If at any time a Change of Control (as    None                                      None
defined) occurs, Reorganized Flagstar is
required to offer to purchase all
outstanding New Senior Notes at a
purchase price equal to 101% of the
principal amount thereof plus accrued
interest to the repurchase date, subject
to certain conditions.
                                             LIMITATIONS ON RESTRICTED PAYMENTS
With certain exceptions described below,  The indenture for the 10 3/4% Senior      Substantially the same as the indenture
Reorganized Flagstar will not, and will   Notes contains substantially the same     for the 10 3/4% Senior Notes, except
not permit any Subsidiary to make, a      limitations on Restricted Payments as     that the calculation in (iii), to
Restricted Payment if (i) a Default or    the Indenture, except that in the         determine whether a Restricted Payment
an Event of Default exists or would       calculation in (iii), to determine        is permissible, such calculation runs
occur as a result thereof, (ii) after     whether a Restricted Payment is           from the date of the indenture for the
giving effect to the Restricted Payment   permissible, (A) the $75 million limit    10 7/8% Senior Notes.
on a pro forma basis, Restricted          in Investment in Unrestricted
Flagstar would not be able to incur $1    Subsidiaries includes the Investment in
of additional indebtedness pursuant to    FRD, (B) 50% of aggregate amortization
the Fixed Charge Coverage Test described  of goodwill, rather than 100% of
in "Restrictions on Additional            aggregate amortization of goodwill and
Indebtedness and Disqualifying Stock",    excess reorganization value, is the
or (iii) such Restricted Payment,         applicable amortization component, and
together with all other Restricted        (C) such calculation runs from the date
Payments made after the date of the       of the indenture for the 10 3/4% Senior
Indenture, and the amount by which the    Notes.
aggregate of all then outstanding
Investments in Unrestricted Subsidiaries
(other than the Investment in FRD)
exceeds $75 million is greater than the
sum of: (a) 50% of aggregate
Consolidated Net Income since the
beginning of the first fiscal quarter
after the date of the Indenture, to the
end of the most recently ended fiscal
quarter at the time of such Restricted
Payment (provided that if Consolidated
Net Income for

                                      132

            NEW SENIOR NOTES                        10 3/4% SENIOR NOTES                      10 7/8% SENIOR NOTES
such period is less than zero, then
minus 100% of the amount of such loss)
plus (b) 100% of aggregate amortization
of goodwill and excess reorganization
value for such period, plus (c) 100% of
aggregate net proceeds received in cash
and marketable securities by Reorganized
Flagstar since the date of the Indenture
from sales of capital stock of
Reorganized Flagstar or any Indebtedness
or security convertible into such
capital stock that has been so converted
or the sale or other disposition of
Restricted Investments or Unrestricted
Subsidiaries, plus (d) 100% of aggregate
amounts contributed to the capital of
Reorganized Flagstar.
The limitation on Restricted Payments     The limitation on Restricted Payments
does not prohibit certain payments and    does not prohibit certain payments and
distributions, including (A) the payment  distributions, including (A) the payment
of any dividend within 60 days of         of any dividend within 60 days of
declaration, if at the date of            declaration, if at the date of
declaration such payment was permitted,   declaration such payment was permitted,
(B) the retirement of shares of           (B) the retirement of shares of Flagstar
Reorganized Flagstar capital stock out    capital stock out of the proceeds of the
of the proceeds of the sale of other      sale of other shares of Flagstar capital
shares of Reorganized Flagstar capital    stock, (C) the payment of dividends to
stock, (C) payments for certain           finance certain repurchases of FCI
repurchases of Reorganized Flagstar       capital stock (up to a specified maximum
capital stock (up to a specified maximum  amount) and to enable FCI to pay certain
amount), (D) the retirement of            fees and expenses, (D) the retirement of
subordinated Indebtedness with proceeds   subordinated Indebtedness with the
from a Reorganized Flagstar equity        proceeds from a Flagstar equity
offering, (E) the retirement of           offering, (E) the payment of dividends
subordinated Indebtedness, if, after      to holders of preferred stock of
giving effect to such retirement, the     Flagstar in certain circumstances, (F)
Company would be able to incur $1 of      the retirement of subordinated
additional indebtedness under the Fixed   Indebtedness, if, after giving effect to
Charge Coverage Ratio test described in   such retirement, the Company would be
"Restrictions on Additional Indebtedness  able to incur $1 of additional
and Disqualifying Stock; (F) the          indebtedness under the Fixed Charge
distribution to stockholders of           Coverage Ratio test described in
Reorganized Flagstar of securities of a   "Restrictions on Additional Indebtedness
corporation controlled by Reorganized     and Disqualifying Stock; (G) the
Flagstar in certain limited               distribution to stockholders of Flagstar
circumstances, and (G) purchases of       securities of a corporation controlled
Equity Interests of Subsidiaries of       by Flagstar in certain limited
Reorganized Flagstar in an aggregate      circumstances, (H) the declaration and
cumulative amount not to exceed $5        payment of dividends on Flagstar's
million annually.                         common stock following a public offering
                                          of Old FCI Common Stock of up to 6% per
                                          annum of the proceeds of such offering,
                                          (I) repayments of outstanding
                                          obligations under certain existing
                                          public debt (including premiums and fees
                                          incurred in connection therewith), (J)
                                          payments by Flagstar or any Subsidiary
                                          pursuant to tax sharing agreements with
                                          FCI, Flagstar or any Subsidiary of FCI
                                          and,

                                      133

            NEW SENIOR NOTES                        10 3/4% SENIOR NOTES                      10 7/8% SENIOR NOTES
                                          (K) purchases of Equity Interests of
                                          Subsidiaries of Flagstar in an aggregate
                                          cumulative amount not to exceed $5
                                          million annually.
                                    LIMITATIONS ON INCURRENCE OF ADDITIONAL INDEBTEDNESS
With certain exceptions described below,  Substantially the same as the Indenture   Substantially the same as the Indenture
Reorganized Flagstar will not and will    except as indicated below.                except as indicated below.
not permit any Subsidiary to incur any
Indebtedness (except certain
intercompany Indebtedness) unless such
Indebtedness is Acquisition Indebtedness
or is incurred by Reorganized Flagstar
and not a Subsidiary of Reorganized
Flagstar and the Fixed Charge Coverage
Ratio of Reorganized Flagstar for the
four full fiscal quarters preceding the
date of incurrence of such Indebtedness,
determined on a pro forma basis as if
such Indebtedness were incurred at the
beginning of such period, would have
been at least 2:1.
Notwithstanding the foregoing,            Notwithstanding the foregoing, Flagstar   Notwithstanding the foregoing, Flagstar
Reorganized Flagstar or any Subsidiary    may incur Indebtedness (i) pursuant to    may incur Indebtedness (i) pursuant to
may incur Indebtedness (i) pursuant to    its bank credit agreement then in effect  its bank credit agreement then in effect
the Exit Facility to the extent of the    to the extent of the commitments          to the extent of the commitments
greater of $250 million or the amount of  thereunder on the date of the indenture   thereunder on the date of the indenture
the commitments thereunder on the date    for the 10 3/4% Senior Notes and (ii)     for the 10 7/8% Senior Notes and (ii)
of the Indenture, (ii) in connection      otherwise pursuant to provisions          otherwise pursuant to provisions
with Mortgage Financings, certain         generally the same as in the Indenture.   generally the same as in the Indenture.
Mortgage Refinancings, or sale and
lease-back transactions if, in each
case, the net proceeds are used to repay
Senior Indebtedness, (iii) constituting
purchase money obligations for property
acquired in the ordinary course of
business or similar financing
transactions (including, without
limitation, in connection with Mortgage
Financings), provided that in the case
of Indebtedness exceeding $2 million for
any such obligation, such Indebtedness
exists at, or is created within 180 days
after, the date of the purchase or
transaction, (iv) constituting capital
lease obligations, (v) in connection
with capital expenditures, (vi)
constituting reimbursement obligations
with respect to letter of credit issued
in the ordinary course of business,
(vii) constituting additional
Indebtedness in an aggregate principal
amount up to $250 million at any one
time outstanding, (viii) constituting
Indebtedness secured by the Excluded
Property and (ix) to refinance existing
Indebtedness (including additional
Indebtedness incurred to pay premiums
and fees in connection therewith),
provided that, unless the Indebtedness
being refinanced is Senior Indebtedness,
the

                                      134

            NEW SENIOR NOTES                        10 3/4% SENIOR NOTES                      10 7/8% SENIOR NOTES
new Indebtedness has an interest rate no
greater than and a weighted average life
to maturity no less than, and is
subordinated at least to the same extent
as, the Indebtedness being refinanced.
                                          INVESTMENTS IN UNRESTRICTED SUBSIDIARIES
Reorganized Flagstar will not permit any  Substantially the same as the Indenture   Substantially the same as the indenture
Subsidiary to make any Investment in any  except as indicated below.                for the 10 3/4% Senior Notes.
Unrestricted Subsidiary unless (i) the
amount of such Investment does not
exceed the amount then permitted to be
used to make a Restricted Payment
pursuant to clause (iii) of the first
paragraph under "Limitations on
Restricted Payments" above and (ii)
after the Investment (after giving
effect thereto on a pro forma basis,
deducting from net income the amount of
any Investment in an Unrestricted
Subsidiary during the four full fiscal
quarters last preceding such
Investment), Reorganized Flagstar would
be able to incur $1 of additional
Indebtedness pursuant to the Fixed
Charge Coverage Ratio test under
"Limitations on Incurrence of Additional
Indebtedness" above.
Notwithstanding the foregoing,            Notwithstanding the foregoing, Flagstar
Reorganized Flagstar may make             may make Investments in Unrestricted
Investments (i) of up to $75 million in   Subsidiaries (including FRD) in an
FRD as an Unrestricted Subsidiary, and    aggregate amount not to exceed $75
(ii) in other Unrestricted Subsidiaries   million at any one time outstanding.
in an aggregate amount not to exceed $75
million (without regard to any
Investment in FRD) at any one time
outstanding.
The amount by which all Investments in
Unrestricted Subsidiaries (other than
FRD) exceeds $75 million will be counted
in determining the permissible amount of
Restricted Payments pursuant to clause
(iii) of the first paragraph under
"Limitations on Restricted Payments"
above.

                                      135

                        DESCRIPTION OF NEW COMMON STOCK
GENERAL
     As of the Effective Date, Reorganized Flagstar will have 100,000,000 authorized shares of New Common Stock, par value $.01 per share, and 25,000,000 authorized shares of preferred stock. 40,000,000 shares of New Common Stock will be issued in connection with the Plan (not including Warrant Shares (as defined below) and shares issuable upon the exercise of stock options granted to Reorganized Flagstar's employees and directors under bona fide employee benefit plans). All of the New Common Stock issued and outstanding as of the Effective Date will be fully paid and nonassessable.
     The following summary description of the New Common Stock does not purport to be complete and is qualified in its entirety by this reference to Reorganized Flagstar's Certificate of Incorporation and Bylaws. Reorganized Flagstar's Certificate of Incorporation and Bylaws are substantially identical to the Restated Certificate of Incorporation and Bylaws of FCI, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.
     The holders of validly issued and outstanding shares of New Common Stock will be entitled to one vote per share of record on all matters to be voted upon by Reorganized Flagstar stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast will decide all questions, unless the matter is one upon which a different vote is required by express provision of law or Reorganized Flagstar's Certificate of Incorporation or Bylaws. There will be no cumulative voting with respect to the election of directors (or any other matter). The holders of a majority of the shares at a meeting at which a quorum is present will be able to elect all of the directors to be elected.
     The holders of New Common Stock will have no preemptive rights and have no rights to convert the New Common Stock into any other securities.
     Subject to the rights of holders of preferred stock of Reorganized Flagstar, if any, in the event of a liquidation, dissolution or winding up of Reorganized Flagstar, holders of New Common Stock will be entitled to participate equally, share for share, in all assets remaining after payment of liabilities.
     The holders of New Common Stock will be entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. The Exit Facility and the Indenture governing the New Senior Notes will contain negative covenants that restrict, among other things, the ability of Reorganized Flagstar to pay dividends.
     The Board of Directors of Reorganized Flagstar will also be authorized to issue, from time to time, up to 25,000,000 shares of preferred stock. The Board of Directors may issue preferred stock in one or more series and may fix the relative rights and preferences for each such series, including annual dividend rates, redemption prices, sinking fund provisions, liquidation preferences, conversion rights and voting rights.
REGISTRATION RIGHTS OF AFFILIATES
     Reorganized Flagstar will enter into a Registration Rights Agreement (the "New Registration Rights Agreement") on the Effective Date with each Holder of 10% or more of the New Common Stock (a "Potentially Affiliated Holder"). Pursuant to the New Registration Rights Agreement, Reorganized Flagstar will agree to file and use its best efforts to cause to become effective a shelf registration statement covering resales by the Potentially Affiliated Holders from time to time, and use its best efforts to cause such shelf Registration Statement to remain effective for a period of three years from the Effective Date (or five years from the Effective Date if Reorganized Flagstar becomes entitled to use a registration statement on Form S-3 under the Securities Act). In addition, the Potentially Affiliated Holders may make three written demands to Reorganized Flagstar for registration under the Securities Act of all or a part of the New Common Stock issued to them pursuant to the Plan, and may make unlimited demands for registrations so long as such registrations may be effected on Form S-3 registration statements. In addition, the Potentially Affiliated Holders will have customary "piggyback" registration rights to include their shares of New Common Stock, subject to certain limitations, in other registration statements filed by Reorganized Flagstar under the Securities Act.
     Reorganized Flagstar will agree to pay all expenses in connection with the performance of the obligations to effect the shelf, demand and piggyback registrations under the Securities Act of the New Common Stock covered by the New Registration Rights Agreement, other than (a) underwriting fees, discounts, commissions or other similar selling expenses attributable to the sale of New Common Stock under the New Registration Rights Agreement; and (b) any expenses (other than internal expenses of its own officers and employees) in connection with any additional demand registration on Form S-3 after the
                                      136
three designated demand registrations. Reorganized Flagstar will agree to indemnify and hold harmless, to the fullest extent permitted by law, each Potentially Affiliated Holder against certain securities law liabilities (including, under certain circumstances, liabilities unrelated to the participation of a Potentially Affiliated Holder in a registered offering or sale of the New Common Stock) and, in lieu thereof, to contribute to payments required to be made by such Potentially Affiliated Holders.
     The obligations of Reorganized Flagstar to effect and maintain the effectiveness of any registration required by the New Registration Rights Agreement will terminate upon the earliest of (a) the sale of all shares of the New Common Stock subject to the New Registration Rights Agreement that are held by the Potentially Affiliated Holders; (b) with respect to any Potentially Affiliated Holder, upon notice from such Potentially Affiliated Holder that it no longer needs the benefits of the New Registration Rights Agreement; and (c) with respect to any Potentially Affiliated Holder, when such Potentially Affiliated Holder has received an opinion of recognized securities counsel to the effect that the New Common Stock held by such Potentially Affiliated Holder may be freely resold by such Potentially Affiliated Holder without resort to the provisions of Rule 144.
                          DESCRIPTION OF NEW WARRANTS
     The New Warrants will be issued pursuant to a Warrant Agreement (the "Warrant Agreement") between Reorganized Flagstar and Continental Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Warrants, including the definitions therein of certain terms used below. The Warrant Agreement and the Warrants will be substantially in the form of the Warrant Agreement filed as an Exhibit to the Registration Statement of which this Prospectus is a part.
GENERAL
     Each New Warrant, when exercised, will entitle the holder thereof to purchase one fully paid and non-assessable share of New Common Stock (such shares, the "Warrant Shares") at an exercise price of $21.19 per share (the "Exercise Price"). The Exercise Price and the number of Warrant Shares are both subject to adjustment in certain cases referred to below. The New Warrants will entitle the holders thereof to purchase in the aggregate 3,010,753 Warrant Shares, or approximately 7% of Reorganized Flagstar's New Common Stock on a fully diluted basis as of the Effective Date (without giving effect to any options granted to management).
     The New Warrants will be exercisable on or after the Effective Date and prior to 5:00 p.m., Eastern Time, on the five year anniversary of the Effective Date (the "Expiration Date"). The exercise and transfer of the New Warrants will be subject to applicable federal and state securities laws.
     The New Warrants may be exercised by surrendering to Reorganized Flagstar at the office of the Warrant Agent the warrant certificates evidencing the New Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made (i) in the form of cash or by certified or official bank check payable to the order of Reorganized Flagstar or
(ii) by tendering additional New Warrants having a fair market value (equal to the closing sales price on the day prior to the date of such tender on the principal trading market therefor, if any, and otherwise as determined in good faith by the Board of Directors of Reorganized Flagstar) equal to the Exercise Price or (iii) any combination of cash and New Warrants. Upon surrender of the warrant certificate and payment of the Exercise Price, Reorganized Flagstar will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole Warrant Shares to which such holder is entitled. No fractional Warrant Shares will be issued upon exercise of the New Warrants. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Warrants. The Warrant Shares to be issued upon exercise of the New Warrants will be registered under the Securities Act.
     The holders of the New Warrants will have no right to vote on matters submitted to the stockholders of Reorganized Flagstar and will have no right to receive dividends. The holders of the New Warrants will not be entitled to share in the assets of Reorganized Flagstar in the event of the liquidation, dissolution or winding up of Reorganized Flagstar. In the event a subsequent bankruptcy or reorganization is commenced by or against Reorganized Flagstar, a bankruptcy court may hold that unexercised New Warrants are executory contracts which may be subject to rejection by Reorganized Flagstar with approval of the bankruptcy court, and the holders of the New Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their New Warrants prior to the commencement of any such case.
                                      137

     In the event of a taxable distribution to holders of New Common Stock that results in an adjustment to the number of shares of New Common Stock or other consideration for which a New Warrant may be exercised, the holders of the New Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain Federal Income Tax Considerations."
ADJUSTMENTS
     The number of Warrant Shares purchasable upon exercise of New Warrants and the Exercise Price will be subject to adjustment in certain events including:
(i) the issuance by Reorganized Flagstar of dividends (and other distributions) on its New Common Stock payable in New Common Stock, (ii) subdivisions, combinations and reclassifications of New Common Stock, (iii) the issuance to all holders of New Common Stock of rights, options or warrants entitling them to subscribe for New Common Stock or securities convertible into, or exchangeable or exercisable for, New Common Stock within sixty (60) days after the record date for such issuance of rights, options or warrants at an offering price (or with an initial conversion, exchange or exercise price plus such offering price) which is less than the current market price per share (as defined) of New Common Stock, (iv) the distribution to all holders of New Common Stock of any of Reorganized Flagstar's assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in clause (iii) above), (v) the issuance of shares of New Common Stock for a consideration per share less than the current market price per share (excluding securities issued in transactions referred to in clauses (i) through (iv) above), and (vi) the issuance of securities convertible into or for New Common Stock for a conversion or exchange price (plus the amount per share of Common Stock paid for such security) that is than the current market price for a share of New Common Stock (excluding securities issued in transactions referred to in clauses (iii) or (iv) above). The events described in clauses (v) and (vi) above are subject to certain exceptions described in the Warrant Agreement including, without limitation, (A) certain bona fide public offerings and private placements to persons that are not affiliates of Reorganized Flagstar and (B) New Common Stock (and options exercisable therefor) issued to Reorganized Flagstar's employees and directors under bona fide employee benefit plans in an aggregate amount not to exceed 10% of the New Common Stock outstanding at the time of issuance.
     No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; PROVIDED, HOWEVER, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. In addition, Reorganized Flagstar may at any time reduce the Exercise Price to any amount (but not less than the par value of the New Common Stock) for any period of time (but not less than twenty (20) business days) deemed appropriate by the Board of Directors of Reorganized Flagstar.
     In the case of certain consolidations or mergers of Reorganized Flagstar, or the sale of all or substantially all of the assets of Reorganized Flagstar to another corporation, each New Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the New Warrants been exercised immediately prior thereto.
AMENDMENT
     From time to time, Reorganized Flagstar and the Warrant Agent, without the consent of the holders of the New Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the New Warrants will require the written consent of the holders of a majority of the then outstanding New Warrants (excluding New Warrants held by Reorganized Flagstar or any of its Affiliates). The consent of each holder of the New Warrants affected will be required for any amendment pursuant to which (a) the Exercise Price would be increased, (b) the time to exercise the New Warrants would be shortened or (c) the number of Warrant Shares purchasable upon exercise of New Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).
GOVERNING LAW
     The Warrant Agreement and the New Warrants will be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of law thereof.
                                      138

REPORTS
     Whether or not Reorganized Flagstar is subject to the reporting requirements of the Exchange Act, Reorganized Flagstar shall cause copies of annual reports and other periodic reports to be filed with the Commission (to the extent permitted) and the Warrant Agent and mailed to the holders of New Warrants at their addresses appearing in the register maintained by the Warrant Agent to the same extent as such reports are furnished to the holders of New Common Stock.
                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
     Latham & Watkins (for purposes of this section, "Tax Counsel") has advised FCI and Flagstar that the following discussion expresses their opinion as to the material federal income tax consequences expected to result from the consummation of the Plan. This discussion is based on current provisions of the Code, applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service"), any of which may be altered with retroactive effect, thereby changing the federal income tax consequences discussed below. There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought.
     The tax treatment of a holder of Old Senior Notes, Senior Subordinated Debentures, Junior Subordinated Debentures, Old FCI Preferred Stock, Old FCI Common Stock, Old Warrants, New Senior Notes, New Common Stock and New Warrants may vary depending upon such holder's particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. This discussion is limited to those who have held the Old Senior Notes, Senior Subordinated Debentures, Junior Subordinated Debentures, Old FCI Preferred Stock, Old FCI Common Stock and Old Warrants as "capital assets" and who will hold the New Senior Notes, New Common Stock and New Warrants as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. EACH HOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING, HOLDING AND DISPOSING OF THE OLD SENIOR NOTES, SENIOR SUBORDINATED DEBENTURES, JUNIOR SUBORDINATED DEBENTURES, OLD FCI PREFERRED STOCK, OLD FCI COMMON STOCK, OLD WARRANTS, NEW NOTES, NEW COMMON STOCK AND NEW WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.
FEDERAL INCOME TAX CONSEQUENCES TO FCI AND FLAGSTAR
  MERGER OF FLAGSTAR INTO FCI
     The Merger of Flagstar with and into FCI with FCI surviving should constitute a reorganization within the meaning of Section 368(a) of the Code. As a result, neither Flagstar nor FCI will recognize any gain or loss for federal income tax purposes as a result of the Merger, and FCI's tax basis in the assets received from Flagstar in the Merger will be equal to Flagstar's adjusted tax basis in such assets immediately prior to the Merger.
  CANCELLATION OF INDEBTEDNESS
     Flagstar generally will realize cancellation of indebtedness ("COI") income to the extent that the sum of (i) the issue price of the New Senior Notes and
(ii) the fair market value of the New Common Stock received by holders of Old Debt is less than the adjusted issue price (plus the amount of any accrued but unpaid interest) of such Old Debt discharged thereby. Under Section 108 of the Code, however, COI income will not be recognized if the COI income occurs in a case brought under Chapter 11 of the Bankruptcy Code, provided the taxpayer is under the jurisdiction of a court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court. Accordingly, because the cancellation of Flagstar's indebtedness will occur in a case brought under Chapter 11 of the Bankruptcy Code and will be pursuant to the Plan, Flagstar will not be required to recognize any COI income realized as a result of the implementation of the Plan under Section 108(a) of the Code.
     Under Section 108(a) of the Code, however, Flagstar will be required to reduce certain tax attributes, including net operating and capital losses and loss carryforwards ("NOLs"), certain tax credits and tax basis in assets (but not below the amount of liabilities remaining after the discharge of indebtedness), in an amount equal to the amount of COI income excluded from income as described in the preceding paragraph. As a result of the application of Section 108(b) of the Code, Flagstar believes that a significant amount of its NOLs will be eliminated after consummation of the Plan. In addition, Reorganized Flagstar may be required to reduce its tax basis in its assets as of the beginning of the taxable year following
                                      139
consummation of the Plan by the amount of COI income realized in excess of the amount of NOLs and tax credits so reduced.
  SECTION 382 LIMITATIONS ON NOLS
     Under Section 382 of the Code, if a corporation with NOLs (a "loss corporation") undergoes an "ownership change," the use of such NOLs and tax credits will generally be limited annually to the product of the long-term tax-exempt rate (published monthly by the Service) and the value of the loss corporation's outstanding stock immediately before the ownership change (excluding certain capital contributions) (the "Section 382 Limitation").
     In general, an "ownership change" occurs if the percentage of the value of the loss corporation's stock owned by one or more direct or indirect "five percent shareholders" has increased by more than 50 percentage points over the lowest percentage of that value owned by such five percent shareholder or shareholders at any time during the applicable "testing period" (generally the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation).
Section 382 of the Code will not, however, limit the use of NOLs to offset taxable income allocable to the pre-ownership change portion of the taxable year in which the ownership change occurs or taxable income which constitutes "recognized built-in gain."
     Two alternative bankruptcy exceptions for loss corporations undergoing an ownership change pursuant to a bankruptcy proceeding are provided for in the Code. Section 382(1)(5) of the Code provides complete relief from the Section 382 Limitation otherwise applicable to pre-ownership change NOLs but requires that such NOLs be reduced by certain interest deductions taken by the loss corporation on indebtedness exchanged for stock. Alternatively, Section 382(l)(6) of the Code requires no reduction of pre-ownership change NOLs but provides relief in the form of a relaxed computation of the Section 382 Limitation. In that regard, Section 382(1)(6) of the Code provides that the value of the loss corporation's outstanding stock for purposes of computing the
Section 382 Limitation will be increased to reflect the cancellation of indebtedness in the bankruptcy case, but without taking into account contributions to capital by new investors.
     Flagstar estimates that it has approximately $92 million of consolidated NOL carryforwards as of December 31, 1996 and approximately $29 million of consolidated tax credits as of December 31, 1996.
     The Plan will trigger an ownership change of the FCI consolidated group on the Effective Date. Due to the significant reduction of NOLs and tax credits that would be required by Section 382(1)(5) of the Code, Reorganized Flagstar intends to elect to apply Section 382(1)(6) of the Code to such "ownership change." Accordingly, Reorganized Flagstar's use of pre-ownership change NOLs and tax credits will be limited annually to the product of the long-term tax-exempt rate and the value of Reorganized Flagstar's stock increased to reflect the cancellation of indebtedness pursuant to the Plan.
FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OLD SENIOR NOTES
  EXCHANGE OF OLD SENIOR NOTES FOR NEW SENIOR NOTES
     Whether the exchanges of Old Senior Notes for New Senior Notes pursuant to the Plan (the "Senior Note Exchanges") will be nontaxable recapitalizations under the Code will depend in part upon whether the Old Senior Notes and the New Senior Notes are considered to be "securities" within the meaning of the provisions of the Code governing reorganizations. The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as a significant factor.
     Although the treatment of the 10 3/4% Senior Notes is not entirely certain because the stated term of such instruments is less than ten years, the 10 3/4% Senior Notes and New Senior Notes should, and the 10 7/8% Senior Notes will, be treated as "securities" for federal income tax purposes. Accordingly, (except to the extent the New Senior Notes are attributable to accrued but unpaid interest on the Old Senior Notes, in which event holders would generally be required to include amounts in ordinary interest income (see " -- Accrued Interest")) the Senior Note Exchanges should constitute recapitalizations for federal income tax purposes and, as a result, exchanging holders should not recognize any gain or loss although Tax Counsel is unable to opine on the issue because the treatment of the 10 3/4% Notes and New Senior Notes as "securities" for federal income tax purposes is uncertain. A holder's initial tax basis in the New Senior Notes received in a Senior Note Exchange will be equal to such holder's adjusted tax basis in the Old Senior Notes exchanged therefor.
     If the 10 3/4% Senior Notes were determined not to constitute "securities" for federal income tax purposes, then exchanging holders would recognize gain or loss equal to the difference between (i) the fair market value of the New Senior Notes received and (ii) the holders' adjusted tax basis in the 10 3/4% Senior Notes exchanged therefor. Similarly, if the New Senior
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
Notes were determined not to constitute "securities" for federal income tax purposes, then exchanging holders would recognize gain or loss equal to the difference between (i) the fair market value of the New Senior Notes received and (ii) the holders' adjusted tax basis in the Old Senior Notes exchanged therefor. Any such gain or loss would be long-term capital gain or loss, provided the Old Senior Notes had been held for more than one year. In addition, in this event, a holders' initial tax basis in the New Senior Notes received would be equal to the issue price of the New Senior Notes on the date of the exchange.
  NEW SENIOR NOTES
  STATED INTEREST
     The holders of the New Senior Notes will be required to include stated interest in gross income for federal income tax purposes in accordance with their method of accounting for tax purposes.
  ORIGINAL ISSUE DISCOUNT
     GENERAL ORIGINAL ISSUE DISCOUNT RULES. The amount of original issue discount, if any, on a debt instrument is the excess of its "stated redemption price at maturity" over its "issue price," subject to a statutorily-defined DE MINIMIS exception. The "issue price" of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is "traded on an established securities market." If neither is so traded, the issue price of the debt instrument received will be equal to its stated principal amount, assuming the debt instrument provides for "adequate stated interest" (I.E., interest at least at the applicable federal rate), and will be equal to its "imputed principal amount" if the debt instrument does not provide for "adequate stated interest." If the debt instrument received is "traded on an established securities market," then its issue price will be its trading price immediately following issuance. If the exchanged debt instrument is so traded (but the debt instrument received in exchange therefor is not), the issue price of the debt instrument received will generally be equal to the fair market value of the debt instrument exchanged therefor. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments).
     In general, the holder of a debt instrument issued with original issue discount must include in gross income for federal income tax purposes the sum of the daily portions of original issue discount with respect to such debt instrument for each day during the taxable year or portion of a taxable year on which such holder holds the debt instrument. The daily portion is determined by allocating to each day of any accrual period a PRO RATA portion of an amount equal to the "adjusted issue price" of the debt instrument at the beginning of the accrual period multiplied by the yield to maturity of the debt instrument. The "adjusted issue price" is the issue price of the debt instrument increased by the accrued original issue discount for all prior accrual periods (other than qualified stated interest payments). The tax basis of the debt instrument in the hands of the holder will be increased by the amount of original issue discount, if any, on the debt instrument that is included in the holder's gross income and will be decreased by the amount of any cash payments (other than qualified stated interest payments) received with respect to the debt instrument, whether such payments are denominated as principal or interest.
     NEW SENIOR NOTES. FCI and Flagstar intend to take the position that the New Senior Notes will be "traded on an established securities market." As a result, the issue price of the New Senior Notes will be equal to their trading price immediately following issuance. If the issue price of the New Senior Notes is less than their stated principal amount by more than the statutorily-defined DE MINIMIS amount, then the New Senior Notes will be issued with original issue discount. In this event, holders of New Senior Notes will be required to include original issue discount in income (before the receipt of cash attributable thereto) in accordance with the rules set forth above.
  MARKET DISCOUNT
     The Code generally requires holders of "market discount bonds" to treat as ordinary income any gain realized on the disposition (or gift) of such bonds to the extent of the market discount accrued during the holder's period of ownership. A "market discount bond" is a debt obligation purchased at a market discount subject to a statutorily-defined DE MINIMIS exception. For this purpose, a purchase at a market discount includes a purchase at or after the original issue at a price below the stated redemption price at maturity, or, in the the case of a debt instrument issued with original issue discount, at a price below (i) its "issue price," plus (ii) the amount of original issue discount includible in income by all prior holders of the debt
                                      141
instrument, minus (iii) all cash payments (other than payments constituting qualified stated interest) received by such previous holders. The accrued market discount generally equals a ratable portion of the bond's market discount, based on the number of days the taxpayer has held the bond at the time of such disposition, as a percentage of the number of days from the date the taxpayer acquired the bond to its date of maturity.
     An exception is made for certain tax-free exchanges, such as the exchange of Old Senior Notes for New Senior Notes. In such cases, on a subsequent taxable disposition of the stock or securities received in such non-recognition transactions, gain is treated as ordinary income to the extent of market discount accrued prior to the nontaxable exchange in the case of stock and prior to and after the nontaxable exchange in the case of securities. In that regard, the New Senior Notes received by a holder of Old Senior Notes will contain accrued market discount to the extent of an allocable portion of the market discount accrued in the Old Senior Notes but not recognized at the time of the exchange.
  AMORTIZABLE BOND PREMIUM
     Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess will constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct over the period from his acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce his tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium. Amortizable bond premium will be treated under the Code as an offset to interest income on the related debt instrument for federal income tax purposes, subject to the promulgation of Treasury regulations altering such treatment.
  SALE, RETIREMENT OR OTHER TAXABLE DISPOSITION
     In general, a holder of a New Senior Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such New Senior Note in an amount equal to the difference between (i) the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued but unpaid interest or original issue discount, which generally will be taxable to a holder as ordinary income) and
(ii) the holder's adjusted tax basis in such New Senior Note. A holder's tax basis in a New Senior Note generally will be equal to its adjusted tax basis in the Old Senior Note exchanged therefor, increased by the amount of original issue discount, if any, included in gross income prior to the date of disposition. Any gain or loss recognized on the sale, retirement, or other taxable disposition of a New Senior Note generally will be long-term capital gain or loss provided the New Senior Note had been held for more than one year.
  ELECTION
     In the event the New Senior Notes are issued with original issue discount, a holder of New Senior Notes, subject to certain limitations, may elect to include all interest and discount of the New Senior Notes in gross income under the constant yield method. For this purpose, interest includes stated and unstated interest, acquisition discount, original issue discount, DE MINIMIS market discount and market discount, as adjusted by any acquisition premium. Such election, if made in respect of a market discount bond, will constitute an election to include market discount in income currently on all market discount bonds acquired by such Holder on or after the first day of the first taxable year to which the election applies. See " -- Market Discount."
FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SENIOR SUBORDINATED DEBENTURES AND JUNIOR SUBORDINATED DEBENTURES
     Whether the exchanges of Senior Subordinated Debentures and Junior Subordinated Debentures for New Common Stock pursuant to the Plan (the "Old Debt Exchanges") will be nontaxable recapitalizations under the Code will depend in part upon whether the Senior Subordinated Debentures and Junior Subordinated Debentures are considered to be "securities" within the meaning of the provisions of the Code governing reorganizations. The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as a significant factor.
     Although the treatment of the 11 3/8% Debentures is not entirely certain because the stated term of such instruments is less than ten years, the 11 3/8% Debentures should, and the Junior Subordinated Debentures and the 11.25% Debentures will, be treated as "securities" for federal income tax purposes. Accordingly, the Old Debt Exchanges should constitute recapitalizations for federal income tax purposes and, as a result, exchanging holders should not recognize any gain or loss (except to
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
the extent the New Common Stock is attributable to accrued but unpaid interest on the Senior Subordinated Debentures or the Junior Subordinated Debentures, in which event holders would generally be required to include amounts in ordinary interest income (see " -- Accrued Interest")). A holder's initial tax basis in the New Common Stock received in an Old Debt Exchange will be equal to such Holder's adjusted tax basis in the Senior Subordinated Debentures and Junior Subordinated Debentures exchanged therefor.
     If the 11 3/8% Debentures were determined not to constitute "securities" for federal income tax purposes, then exchanging holders would recognize gain or loss equal to the difference between (i) the fair market value of the New Common Stock received and (ii) the holders' adjusted tax basis in the 11 3/8% Debentures exchanged therefor. Such gain or loss would be long-term capital gain or loss, provided the 11 3/8% Debentures had been held for more than one year. In addition, in this event, a holder's initial tax basis in the New Common Stock received would be equal the fair market value of such New Common Stock on the date of the exchange.
FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OLD FCI PREFERRED STOCK
     Holders exchanging Old FCI Preferred Stock for New Common Stock (including New Common Stock attributable to accrued but unpaid dividends on Old FCI Preferred Stock) pursuant to the Plan will not recognize any gain or loss for federal income tax purposes. A holders' tax basis in New Common Stock received will be equal to its tax basis in the Old FCI Preferred Stock surrendered therefor.
FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OLD FCI COMMON STOCK
  GENERAL
     Holders exchanging Old FCI Common Stock for New Warrants pursuant to the Plan will recognize gain or loss for federal income tax purposes equal to the difference between (i) the fair market value of the New Warrants and (ii) the holders' adjusted tax basis in the Old FCI Common Stock exchanged therefor. Such gain or loss will be long-term capital gain or loss provided the holders held the Old FCI Common Stock for more than one year. It should be noted that restrictions apply to the deduction of net capital losses. Noncorporate taxpayers may deduct no more than $3,000 of capital losses from ordinary income (with any excess capital losses available as a carryforward to subsequent years) and corporations may deduct capital losses only from capital gains.
     ALTERNATIVE TREATMENT. The Service has published proposed Treasury regulations (the "Proposed Regulations") providing that, for purposes of Sections 354 and 356 of the Code, rights to acquire stock, such as New Warrants, will be treated as "securities" issued with no principal amount. The Proposed Regulations are not proposed to be effective prior to the date that is 60 days after the date on which such Proposed Regulations are finalized. If the Proposed Regulations were adopted in their current form on or prior to the Effective Date, holders who hold both Old FCI Preferred Stock and Old FCI Common Stock and who exchange such stock for New Common Stock and New Warrants generally would not recognize any gain or loss for federal income tax purposes (on the other hand, holders who hold only Old FCI Common Stock and receive only New Warrants pursuant to the Plan would continue to be subject to the treatment described in the preceding paragraph). There can be no assurance that the Proposed Regulations will be finalized prior to the Effective Date or that the final Treasury regulations will not differ materially from the Proposed Regulations. As a result, FCI and Flagstar intend to take the position that, unless they are finalized before the Effective Date, the Proposed Regulations will not apply to the exchanges pursuant to the Plan.
  NEW WARRANTS
     SALE OR EXPIRATION. Upon the sale or exchange of a New Warrant (including the receipt of cash in lieu of fractional interests in shares of New Common Stock upon exercise of a New Warrant), a holder will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of property received therefor and the holder's tax basis in the New Warrant. A holder's initial tax basis in a New Warrant will be equal to the fair market value of the New Warrant upon receipt. Such gain or loss generally will be long-term capital gain or loss provided the New Warrant had been held for more than one year. A repurchase of the New Warrant by Reorganized Flagstar may not qualify for capital gain or loss treatment, however, and a holder instead may be required to treat such gain or loss as ordinary income or loss.
     If a New Warrant expires without being exercised, the holder will recognize a loss in an amount equal to its tax basis in the New Warrant. Such loss will be a long-term capital loss provided the New Warrant had been held for more than one year.
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
     EXERCISE. The exercise of a New Warrant for cash will not result in a taxable event to the holder of the New Warrant (except to the extent of cash, if any, received in lieu of fractional interests in shares of New Common Stock). Upon such exercise, the holder's tax basis in the New Common Stock obtained will be equal to the sum of such holder's tax basis in the New Warrant (described above) and the exercise price of the New Warrant; the holder's holding period with respect to such New Common Stock will commence on the day after the date of exercise. The receipt of cash in lieu of a fractional interest in a share of New Common Stock will be taxable as if the fractional interest had been issued and then redeemed for cash. Accordingly, a holder will recognize gain or loss in an amount equal to the different between the amount of cash received for the fractional interest and the holder's tax basis in the fractional interest.
     ADJUSTMENTS. Adjustments to the Exercise Price of the New Warrants, or the failure to make adjustments, may in certain circumstances result in the receipt of taxable constructive dividends by the holder, in which event the holder's tax basis in the New Warrants would be increased by an amount equal to the constructive dividend.
FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OLD WARRANTS
     Although not free from doubt, holders whose Old Warrants are cancelled pursuant to the Plan should be entitled to recognize a loss in an amount equal to their tax basis in the Old Warrants. Such loss should generally be long-term capital loss provided the Old Warrants had been held for more than one year. ACCRUED INTEREST
     Reorganized Flagstar intends to allocate the New Notes and New Common Stock first to accrued but unpaid interest and then to the principal amount of Old Debt. Under this allocation, holders of Old Debt will recognize ordinary interest income equal to the lesser of (i) the accrued but unpaid interest or
(ii) the issue price of the New Senior Notes and the fair market value of the New Common Stock that is allocated to interest accrued during the holders' holding periods for the Old Debt.
BACKUP WITHHOLDING
     A holder of New Senior Notes, New Common Stock and New Warrants may be subject to backup withholding at the rate of 31% with respect to interest or dividends paid on, original issue discount accrued on, and gross proceeds from a sale of the New Senior Notes, New Common Stock or New Warrants unless (i) such holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules. A holder of New Senior Notes, New Common Stock or New Warrants who does not provide Reorganized Flagstar with his or her correct taxpayer identification number may be subject to penalties imposed by the Service.
     Reorganized Flagstar will report to holders of the New Senior Notes, New Common Stock and New Warrants and the Service the amount of any "reportable payments" (including any interest and dividends paid, and original issue discount accrued, on the New Senior Notes and New Common Stock) and any amount withheld with respect to the New Senior Notes, New Common Stock and New Warrants during the calendar year.
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
                                 LEGAL MATTERS
     Certain tax matters addressed in this Prospectus will be passed upon for FCI by Latham & Watkins, Los Angeles, California. Certain other matters will be passed upon for FCI by Parker, Poe, Adams & Bernstein L.L.P., Charlotte, North Carolina.
                                    EXPERTS
     The consolidated balance sheets of FCI and its subsidiaries at December 31, 1996 and 1995 and the related statements of consolidated operations and cash flows for the years ended December 31, 1996, 1995 and 1994 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement. The combined balance sheets of FRI-M and its subsidiaries at December 25, 1994 and December 31, 1995 and the related statements of operations and cash flows for the year ended December 26, 1993, the one month ended January 26, 1994, the eleven months ended December 25, 1994 and the year ended December 31, 1995 included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon such reports given upon the authority of these firms as experts in accounting and auditing.
                                      145

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                          PAGE
CONSOLIDATED FINANCIAL STATEMENTS OF FLAGSTAR COMPANIES, INC.
Independent Auditors' Report...........................................................................................    F-2
Statements of Consolidated Operations for the Three Years Ended December 31, 1994, 1995 and 1996 and for
  the (unaudited) Quarters Ended March 31, 1996 and April 2, 1997......................................................    F-3
Consolidated Balance Sheets as of December 31, 1995 and 1996 and (unaudited) April 2, 1997.............................    F-4
Statements of Consolidated Cash Flows for the Three Years Ended December 31, 1994, 1995 and 1996 and for the
  (unaudited) Quarters Ended March 31, 1996 and April 2, 1997..........................................................    F-5
Notes to Consolidated Financial Statements.............................................................................    F-7
PRO FORMA FINANCIAL INFORMATION OF FLAGSTAR COMPANIES, INC.
Pro Forma Condensed Statements of Consolidated Operations for the Year Ended December 31, 1996
  (unaudited)..........................................................................................................   F-28
Notes to Pro Forma Condensed Statements of Consolidated Operations (unaudited).........................................   F-29
FRI-M COMBINED FINANCIAL STATEMENTS
Independent Auditors' Report...........................................................................................   F-32
Combined Balance Sheets as of December 25, 1994 and December 31, 1995..................................................   F-33
Combined Statements of Operations for the Year Ended December 26, 1993, the One Month Ended January 26, 1994, the
  Eleven Months Ended December 25, 1994 and the Year Ended December 31, 1995...........................................   F-34
Combined Statements of Cash Flows for the Year Ended December 26, 1993, the One Month Ended January 26, 1994, the
  Eleven Months Ended December 25, 1994 and the Year Ended December 31, 1995...........................................   F-35
Notes to Combined Financial Statements.................................................................................   F-36
FRI-M UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS
Combined Condensed Balance Sheet as of March 31, 1996 (unaudited)......................................................   F-44
Combined Condensed Statments of Operations for the three months ended March 26, 1995 (unaudited) and the three months
  ended March 31, 1996 (unaudited).....................................................................................   F-45
Combined Condensed Statements of Cash Flows for the three months ended March 26, 1995 (unaudited) and the three months
  ended March 31, 1996 (unaudited).....................................................................................   F-46
Notes to Combined Condensed Financial Statements (unaudited)...........................................................   F-47

NOTE: WHILE THIS PROSPECTUS SOLICITS VOTES AND RELATES TO SECURITIES ISSUED BY
      BOTH FLAGSTAR COMPANIES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY, FLAGSTAR CORPORATION, ONLY FLAGSTAR COMPANIES, INC. IS A REGISTRANT IN THIS FILING. ACCORDINGLY, THE FINANCIAL STATEMENTS OF FLAGSTAR COMPANIES, INC., AND NOT THE SEPARATE FINANCIAL STATEMENTS OF ITS WHOLLY-OWNED SUBSIDIARY, FLAGSTAR CORPORATION, ARE INCLUDED HEREIN.
                                      F-1

                          INDEPENDENT AUDITORS' REPORT
FLAGSTAR COMPANIES, INC.
     We have audited the accompanying consolidated balance sheets of Flagstar Companies, Inc. and subsidiaries (the Company) as of December 31, 1995 and 1996, and the related statements of consolidated operations and consolidated cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.
     As discussed in Note 1 to the consolidated financial statements, in 1995 the Company changed its method of accounting for the impairment of long-lived assets.
DELOITTE & TOUCHE LLP
Greenville, South Carolina
February 13, 1997
                                      F-2

                            FLAGSTAR COMPANIES, INC.
                     STATEMENTS OF CONSOLIDATED OPERATIONS

                                                                                                            QUARTERS
                                                           YEAR ENDED      YEAR ENDED      YEAR ENDED        ENDED
                                                          DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     MARCH 31,
                                                              1994            1995            1996            1996
                                                                                                          (UNAUDITED)
($ IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Operating revenue......................................    $2,665,966      $2,571,487      $2,542,302      $  550,425
Operating expenses:
  Product cost.........................................       919,087         864,505         744,072         160,028
  Payroll & benefits...................................       919,928         916,951         945,772         214,531
  Depreciation & amortization expense..................       129,633         132,872         129,948          29,047
  Utilities expenses...................................        99,021          98,212         104,477          22,754
  Other................................................       394,012         393,482         461,641          96,579
  Provision for (recovery of) restructuring charges
    (Note 3)...........................................        (7,207)         15,873              --              --
  Charge for impaired assets (Note 3)..................            --          51,358              --              --
                                                            2,454,474       2,473,253       2,385,910         522,939
Operating income.......................................       211,492          98,234         156,392          27,486
Other charges (credits):
  Interest and debt expense (Note 4)...................       232,515         232,874         261,633          60,301
  Interest income (Note 12)............................        (5,077)         (3,725)         (6,926)         (2,589)
  Other -- net (Note 12)...............................         3,087           2,005           3,537             (26)
                                                              230,525         231,154         258,244          57,686
Loss before reorganization expenses and taxes..........       (19,033)       (132,920)       (101,852)        (30,200)
Reorganization expenses................................            --              --              --              --
Loss before income taxes...............................       (19,033)       (132,920)       (101,852)        (30,200)
Benefit from income taxes (Note 6).....................        (2,213)            (14)        (16,392)         (2,890)
Loss from continuing operations........................       (16,820)       (132,906)        (85,460)        (27,310)
Gain on sale of discontinued operation, net of income
  tax provision of: 1994 -- $9,999; 1995 -- $10,092
  (Note 13)............................................       399,188          77,877              --              --
Loss from discontinued operations, net of income tax
  provision (benefit) of: 1994 -- $471;
  1995 -- $(1,361) (Note 13)...........................        (6,518)           (636)             --              --
Income (loss) before extraordinary items...............       375,850         (55,665)        (85,460)        (27,310)
Extraordinary items, net of income tax provision
  (benefit) of: 1994 -- $(174); 1995 -- $25 (Note
  11)..................................................       (11,757)            466              --              --
Net income (loss)......................................       364,093         (55,199)        (85,460)        (27,310)
Dividends on preferred stock...........................       (14,175)        (14,175)        (14,175)         (3,544)
Net income (loss) applicable to common shareholders....    $  349,918      $  (69,374)     $  (99,635)     $  (30,854)
Per share amounts applicable to common shareholders
  (Note 10):
Primary
  Loss from continuing operations......................    $    (0.14)     $    (3.47)     $    (2.35)     $    (0.73)
  Income from discontinued operations, net.............          7.52            1.82              --              --
  Income (loss) before extraordinary items.............          7.38           (1.65)          (2.35)          (0.73)
  Extraordinary items, net.............................         (0.22)           0.01              --              --
  Net income (loss)....................................    $     7.16      $    (1.64)     $    (2.35)     $    (0.73)
  Average outstanding and equivalent common shares.....        52,223          42,431          42,434          42,434
Fully diluted
  Income (loss) from continuing operations.............    $     0.26      $    (3.47)     $    (2.35)     $    (0.73)
  Income from discontinued operations, net.............          6.05            1.82              --              --
  Income (loss) before extraordinary items.............          6.31           (1.65)          (2.35)          (0.73)
  Extraordinary items, net.............................         (0.18)           0.01              --              --
  Net income (loss)....................................    $     6.13      $    (1.64)     $    (2.35)     $    (0.73)
  Average outstanding and equivalent shares............        64,921          42,431          42,434          42,434
                                                        QUARTERS ENDED
                                                           APRIL 2,
                                                             1997
                                                         (UNAUDITED)
($ IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Operating revenue......................................   $  675,775
Operating expenses:
  Product cost.........................................      197,692
  Payroll & benefits...................................      256,787
  Depreciation & amortization expense..................       34,682
  Utilities expenses...................................       27,480
  Other................................................      136,107
  Provision for (recovery of) restructuring charges
    (Note 3)...........................................           --
  Charge for impaired assets (Note 3)..................           --
                                                             652,748
Operating income.......................................       23,027
Other charges (credits):
  Interest and debt expense (Note 4)...................       69,162
  Interest income (Note 12)............................         (571)
  Other -- net (Note 12)...............................        1,533
                                                              70,124
Loss before reorganization expenses and taxes..........      (47,097)
Reorganization expenses................................        4,007
Loss before income taxes...............................      (51,104)
Benefit from income taxes (Note 6).....................          624
Loss from continuing operations........................      (51,728)
Gain on sale of discontinued operation, net of income
  tax provision of: 1994 -- $9,999; 1995 -- $10,092
  (Note 13)............................................           --
Loss from discontinued operations, net of income tax
  provision (benefit) of: 1994 -- $471;
  1995 -- $(1,361) (Note 13)...........................           --
Income (loss) before extraordinary items...............      (51,728)
Extraordinary items, net of income tax provision
  (benefit) of: 1994 -- $(174); 1995 -- $25 (Note
  11)..................................................           --
Net income (loss)......................................      (51,728)
Dividends on preferred stock...........................       (3,544)
Net income (loss) applicable to common shareholders....   $  (55,272)
Per share amounts applicable to common shareholders
  (Note 10):
Primary
  Loss from continuing operations......................   $    (1.30)
  Income from discontinued operations, net.............           --
  Income (loss) before extraordinary items.............        (1.30)
  Extraordinary items, net.............................           --
  Net income (loss)....................................   $    (1.30)
  Average outstanding and equivalent common shares.....       42,434
Fully diluted
  Income (loss) from continuing operations.............   $    (1.30)
  Income from discontinued operations, net.............           --
  Income (loss) before extraordinary items.............        (1.30)
  Extraordinary items, net.............................           --
  Net income (loss)....................................   $    (1.30)
  Average outstanding and equivalent shares............       42,434

                See notes to consolidated financial statements.
                                      F-3

                            FLAGSTAR COMPANIES, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,   DECEMBER 31,     APRIL 2,
                                                                                  1995           1996           1997
                                                                                                            (UNAUDITED)
($ IN THOUSANDS, EXCEPT PAR VALUE)
ASSETS
Current Assets:
  Cash and cash equivalents.................................................  $   196,966    $    92,369    $    31,775
  Receivables, less allowance for doubtful accounts of: 1995 -- $2,506;
    1996 -- $2,405; 1997 -- $2,563..........................................       29,844         17,812         10,482
  Loan receivable from former officer (Note 12).............................           --         13,922             --
  Merchandise and supply inventories........................................       32,445         31,543         30,579
  Net assets held for sale..................................................           --          5,114              2
  Other.....................................................................       26,087         29,895         41,959
                                                                                  285,342        190,655        114,797
Property:
  Property owned (at cost) (Notes 2, 3 and 4):
    Land....................................................................      255,719        253,067        252,789
    Buildings and improvements..............................................      838,956        891,512        895,081
    Other property and equipment............................................      484,684        536,886        541,738
Total property owned........................................................    1,579,359      1,681,465      1,689,608
Less accumulated depreciation...............................................      569,079        629,676        655,012
Property owned -- net.......................................................    1,010,280      1,051,789      1,034,596
Buildings and improvements, vehicles, and other equipment held under capital
  leases (Note 5)...........................................................      170,859        210,533        218,410
Less accumulated amortization...............................................       76,778         93,740         99,635
Property held under capital leases -- net...................................       94,081        116,793        118,775
                                                                                1,104,361      1,168,582      1,153,371
Other Assets:
  Goodwill net of accumulated amortization of: 1996 -- $3,077;
    1997 -- $4,380 (Note 2).................................................           --        205,389        204,153
  Other intangible assets, net of accumulated amortization: 1995 --
    $17,051; 1996 -- $20,611; 1997 -- $15,329...............................       22,380         27,595         26,810
  Deferred financing costs -- net (Note 11).................................       63,482         64,153         61,553
  Other (including loan receivable from former officer of: 1995 -- $16,454)
    (Note 12)...............................................................       32,186         30,996         31,136
Reorganization value in excess of amounts allocable to identifiable
  assets....................................................................           --             --             --
                                                                                  118,048        328,133        323,652
                                                                              $ 1,507,751    $ 1,687,370    $ 1,591,820
LIABILITIES
Current Liabilities:
  Current maturities of long-term debt (Notes 4 and 14).....................       38,835         62,890      1,001,013
  Accounts payable..........................................................      125,467        160,444        108,353
  Accrued salaries and vacations............................................       41,102         58,838         58,792
  Accrued insurance.........................................................       48,060         52,244         56,087
  Accrued taxes.............................................................       30,705         25,060         22,682
  Accrued interest and dividends............................................       42,916         47,676         73,910
  Other.....................................................................       80,445         76,123         82,811
                                                                                  407,530        483,275      1,403,648
Long-Term Liabilities:
  Debt, less current maturities (Notes 4 and 14)............................    1,996,111      2,179,393      1,226,707
  Deferred income taxes (Note 6)............................................       18,175         16,361         15,993
  Liability for self-insured claims.........................................       53,709         57,665         57,515
  Other non-current liabilities and deferred credits........................      163,203        178,203        167,212
                                                                                2,231,198      2,431,622      1,467,427
Commitments and Contingencies (Notes 4, 5 and 8)
Shareholders' Equity (Deficit) (Notes 7 and 9):
  $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock:
    $0.10 par value; 1995, 1996 and 1997, 25,000 shares authorized; 6,300 shares issued and outstanding; liquidation preference $157,500,
      excluding dividends in arrears........................................          630            630            630
  Common Stock:
    $0.50 par value; shares authorized -- 200,000; issued and outstanding
      1995, 1996 and 1997 -- 42,434
      Pro forma -- $0.01 par value; shares authorized -- 100,000; issued and
      outstanding -- 40,000.................................................       21,218         21,218         21,218
  Paid-in capital...........................................................      724,912        724,912        724,912
  Deficit...................................................................   (1,877,274 )   (1,973,365 )   (2,025,093 )
  Minimum pension liability adjustment......................................         (463 )         (922 )         (922 )
                                                                               (1,130,977 )   (1,227,527 )   (1,279,255 )
                                                                              $ 1,507,751    $ 1,687,370    $ 1,591,820

                                                                               PRO FORMA
                                                                               APRIL 2,
                                                                                 1997
                                                                                NOTE 1
                                                                               (UNAUDITED)
($ IN THOUSANDS, EXCEPT PAR VALUE)
ASSETS
Current Assets:
  Cash and cash equivalents.................................................  $   15,000
  Receivables, less allowance for doubtful accounts of: 1995 -- $2,506;
    1996 -- $2,405; 1997 -- $2,563..........................................      10,482
  Loan receivable from former officer (Note 12).............................          --
  Merchandise and supply inventories........................................      30,579
  Net assets held for sale..................................................           2
  Other.....................................................................      41,959
                                                                                  98,022
Property:
  Property owned (at cost) (Notes 2, 3 and 4):
    Land....................................................................     252,789
    Buildings and improvements..............................................     736,752
    Other property and equipment............................................      45,055
Total property owned........................................................   1,034,596
Less accumulated depreciation...............................................          --
Property owned -- net.......................................................   1,034,596
Buildings and improvements, vehicles, and other equipment held under capital
  leases (Note 5)...........................................................     118,775
Less accumulated amortization...............................................          --
Property held under capital leases -- net...................................     118,775
                                                                               1,153,371
Other Assets:
  Goodwill net of accumulated amortization of: 1996 -- $3,077;
    1997 -- $4,380 (Note 2).................................................          --
  Other intangible assets, net of accumulated amortization: 1995 --
    $17,051; 1996 -- $20,611; 1997 -- $15,329...............................      26,810
  Deferred financing costs -- net (Note 11).................................       9,750
  Other (including loan receivable from former officer of: 1995 -- $16,454)
    (Note 12)...............................................................      31,136
Reorganization value in excess of amounts allocable to identifiable
  assets....................................................................     885,520
                                                                                 953,216
                                                                              $2,204,609
LIABILITIES
Current Liabilities:
  Current maturities of long-term debt (Notes 4 and 14).....................      54,343
  Accounts payable..........................................................     108,353
  Accrued salaries and vacations............................................      58,792
  Accrued insurance.........................................................      56,087
  Accrued taxes.............................................................      22,682
  Accrued interest and dividends............................................      28,170
  Other.....................................................................      82,811
                                                                                 411,238
Long-Term Liabilities:
  Debt, less current maturities (Notes 4 and 14)............................   1,264,477
  Deferred income taxes (Note 6)............................................     (80,220 )
  Liability for self-insured claims.........................................      57,515
  Other non-current liabilities and deferred credits........................     172,519
                                                                               1,414,291
Commitments and Contingencies (Notes 4, 5 and 8)
Shareholders' Equity (Deficit) (Notes 7 and 9):
  $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock:
    $0.10 par value; 1995, 1996 and 1997, 25,000 shares authorized; 6,300 shares issued and outstanding; liquidation preference $157,500, excluding dividends in arrears........................................
  Common Stock:
    $0.50 par value; shares authorized -- 200,000; issued and outstanding
      1995, 1996 and 1997 -- 42,434
      Pro forma -- $0.01 par value; shares authorized -- 100,000; issued and
      outstanding -- 40,000.................................................         400
  Paid-in capital...........................................................     378,680
  Deficit...................................................................
  Minimum pension liability adjustment......................................
                                                                                 379,080
                                                                              $2,204,609

                See notes to consolidated financial statements.
                                      F-4

                            FLAGSTAR COMPANIES, INC.
                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                              YEAR ENDED      YEAR ENDED      YEAR ENDED         QUARTER ENDED
                                                             DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    MARCH 31,    APRIL 2,
                                                                 1994            1995            1996          1996         1997
                                                                                                                  (UNAUDITED)
($ IN THOUSANDS)
Cash Flows from Operating Activities:
  Net income (loss).......................................   $    364,093    $    (55,199)    $  (85,460)    $ (27,310)   $(51,728)
  Adjustments to Reconcile Net Income (Loss) to Cash Flows
     from Operating Activities:
     Provision for (recovery of) restructuring charges....         (7,207)         15,873             --            --          --
     Charge for impaired assets...........................             --          51,358             --            --          --
     Depreciation and amortization of property............        122,870         126,488        120,059        27,646      31,706
     Amortization of goodwill.............................             --              --          3,077            --       1,303
     Amortization of other intangible assets..............          6,763           6,384          6,812         1,400       1,673
     Amortization of deferred financing costs.............          6,453           7,504          8,920         1,847       2,663
     Deferred income tax benefit..........................         (2,793)         (3,451)        (9,031)         (118)       (317)
     Gains on sales of Company-owned restaurants..........        (10,007)        (24,456)        (8,360)         (258)       (770)
     Other................................................          2,644           4,428        (10,644)          (94)     (2,101)
     Loss from discontinued operations, net...............          6,518             636             --            --          --
     Gain on sale of discontinued operation, net..........       (399,188)        (77,877)            --            --          --
     Extraordinary items, net.............................         11,757            (466)            --            --          --
Changes in Assets and Liabilities Net of Effects of
  Acquisition,
  Dispositions and Restructurings:
  Decrease (increase) in assets:
     Receivables..........................................         (4,452)         (4,713)           327         3,178       3,378
     Inventories..........................................            340            (848)          (833)          768         963
     Other current assets.................................        (11,849)         (7,086)        (3,964)       (8,212)      1,790
     Other assets.........................................          2,241          (2,622)        (5,456)       (4,352)     (2,899)
  Increase (decrease) in liabilities:
     Accounts payable.....................................          9,029          16,496         19,132       (39,583)    (52,085)
     Accrued salaries and vacations.......................          8,821          (5,551)         4,560         6,055       2,482
     Accrued taxes........................................         (9,582)           (429)        (5,502)       (5,978)     (2,397)
     Other accrued liabilities............................        (16,696)         (4,014)        (6,283)       24,475      31,012
     Other noncurrent liabilities and deferred credits....        (25,198)        (28,364)       (10,628)       (1,476)     (1,696)
Net cash flows from operating activities..................         54,557          14,091         16,726       (22,012)    (37,023)
Cash Flows from Investing Activities:
  Purchase of property....................................       (154,480)       (123,739)       (55,026)       (2,818)     (8,869)
  Proceeds from dispositions of property..................         20,135          25,693         14,323           461       6,986
  Advances to discontinued operations, net................         (9,670)         (6,952)            --            --          --
  Proceeds from sale of discontinued operations...........        447,073         172,080             --            --          --
  Proceeds from sales of subsidiaries.....................             --         122,500      62,992 --            --
  Acquisition of business, net of cash acquired...........             --              --       (127,068)           --          --
  Other long-term assets, net.............................         (6,205)         (3,217)        (4,670)           51         (31)
Net cash flows provided by (used in) investing
  activities..............................................        296,853         186,365       (109,449)       (2,306)     (1,914)

                See notes to consolidated financial statements.
                                      F-5

                            FLAGSTAR COMPANIES, INC.
               STATEMENTS OF CONSOLIDATED CASH FLOWS (CONTINUED)

                                                              YEAR ENDED      YEAR ENDED      YEAR ENDED         QUARTER ENDED
                                                             DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    MARCH 31,    APRIL 2,
                                                                 1994            1995            1996          1996         1997
                                                                                                                  (UNAUDITED)
($ IN THOUSANDS)
Cash Flows from Financing Activities:
  Net borrowings (repayments) under credit agreements.....   $    (93,000)     $     --        $ 56,000      $      --    $     --
  Deferred financing costs................................            (25)           --          (9,591)            --          --
  Long-term debt payments.................................       (201,664)      (56,035)        (44,108)        (6,914)    (21,657)
  Cash dividends on preferred stock.......................        (14,175)      (14,175)        (14,175)        (3,544)         --
  Net cash flows used in financing activities.............       (308,864)      (70,210)        (11,874)       (10,458)    (21,657)
  Increase (decrease) in cash and cash equivalents........         42,546       130,246        (104,597)       (34,776)    (60,594)
Cash and Cash Equivalents at:
  Beginning of period.....................................         24,174        66,720         196,966        196,966      92,369
  End of period...........................................   $     66,720      $196,966        $ 92,369      $ 162,190    $ 31,775
Supplemental Cash Flow Information:
  Income taxes paid.......................................   $      8,035      $  3,591        $  2,196
  Interest paid...........................................   $    244,478      $238,832        $239,284
  Non-cash financing activities:
     Capital lease obligations............................   $     18,800      $  5,505        $ 12,310
     Dividends declared but not paid......................   $      3,544      $  3,544        $     --
  Non Cash investing activities:
     Notes receivable related to sales of restaurants.....   $      3,024      $  3,738        $  1,217
     Other investing......................................   $         --      $  8,185        $     --

                See notes to consolidated financial statements.
                                      F-6

                            FLAGSTAR COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF AND FOR THE QUARTERS ENDED MARCH 31, 1996 AND APRIL 2, 1997
                                 IS UNAUDITED)
INTRODUCTION
     Flagstar Companies, Inc. (Company) was incorporated under the laws of the State of Delaware on September 24, 1988 to effect the acquisition of Flagstar Corporation (Flagstar). Prior to June 16, 1993 the Company and Flagstar had been known, respectively, as TW Holdings, Inc. and TW Services, Inc.
     Flagstar, through its wholly-owned subsidiaries, Denny's Holdings, Inc., Spartan Holdings, Inc. and FRD Acquisition Co. (and their respective subsidiaries), owns and operates the Denny's, El Pollo Loco, Quincy's Family Steakhouse, Coco's and Carrows restaurant brands and is the largest franchisee of Hardee's. Denny's, a family-style restaurant chain, operates in forty-nine states, two U.S. territories, and six foreign countries, with principal concentrations in California, Florida, Texas, Washington, Arizona, Pennsylvania, Illinois, and Ohio. Hardee's competes in the quick-service hamburger category and Quincy's operates in the family-steak restaurant category. The Company's Hardee's and Quincy's restaurant chains are located primarily in the southeastern United States; El Pollo Loco is a quick-service flame-broiled chicken concept which operates primarily in southern California. Coco's and Carrows restaurant chains, acquired by Flagstar in May 1996, compete in the family-style category and are located primarily in the western United States.
NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Accounting policies and methods of their application that significantly affect the determination of financial position, cash flows and results of operations are as follows:
     The consolidated balance sheet as of April 2, 1997 and the statements of consolidated operations and cash flows for the quarters ended March 31, 1996 and April 2, 1997 are unaudited. In the opinion of management, these statements contain all adjustments necessary to present fairly the financial position of the Company and subsidiaries as of April 2, 1997 and the results of their operations and their cash flows for the quarters ended March 31, 1996 and April 2, 1997. All such adjustments are of a normal recurring nature.
     (a) CONSOLIDATED FINANCIAL STATEMENTS. The Consolidated Financial Statements include the accounts of the Company, and its subsidiaries. Certain prior year amounts have been reclassified to conform to the 1996 presentation.
     (b) FINANCIAL STATEMENT ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.
     (c) CASH AND CASH EQUIVALENTS. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.
     (d) INVENTORIES. Merchandise and supply inventories are valued primarily at the lower of average cost or market.
     (e) PROPERTY AND DEPRECIATION. Owned property is stated at cost and is depreciated on the straight-line method over its estimated useful life. Property held under capital leases (at capitalized value) is amortized over its estimated useful life, limited generally by the lease period. The following estimated useful service lives were in effect during all periods presented in the financial statements:
         Merchandising equipment -- Principally five to ten years
         Buildings -- Fifteen to forty years
         Other equipment -- Two to ten years
         Leasehold improvements -- Estimated useful life limited by the lease period.
     (f) GOODWILL AND OTHER INTANGIBLE ASSETS. The excess of cost over the fair value of the net assets acquired of FRI-M Corporation (see Note 2 for further details) is being amortized over a 40-year period on the straight-line method. Other intangible assets consist primarily of costs allocated to tradenames, franchise and other operating agreements. Such assets are being amortized on the straight-line basis over the useful lives of the franchise or the contract period
                                      F-7

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued of the operating agreements. The Company assesses the recoverability of goodwill and other intangible assets by projecting future net income related to the acquired business, before the effect of amortization of intangible assets, over the remaining amortization period of such assets.
     (g) IMPAIRMENT OF LONG-LIVED ASSETS. During 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121 (SFAS No. 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ". Pursuant to this statement, the Company reviews long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In addition, long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or estimated fair value less costs to sell. See Note 3 for further discussion of the impairment of long-lived assets.
     (h) DEFERRED FINANCING COSTS. Costs related to the issuance of debt are deferred and amortized as a component of interest and debt expense over the terms of the respective debt issues using the interest method.
     (i) PREOPENING COSTS. The Company capitalizes certain direct incremental costs incurred in conjunction with the opening of restaurants and amortizes such costs over a twelve month period from the date of opening.
     (j) INCOME TAXES. Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."
     (k) INSURANCE. The Company is primarily self insured for workers compensation, general liability, and automobile risks which are supplemented by stop loss type insurance policies. The liabilities for estimated incurred losses are discounted to their present value based on expected loss payment patterns determined by independent actuaries or experience. The total discounted self-insurance liabilities recorded at December 31, 1995 and 1996 were $91.0 million and $100.1 million respectively, reflecting a 4% discount rate. The related undiscounted amounts at such dates were $98.0 million and $111.1 million, respectively.
     (l) INTEREST RATE EXCHANGE AGREEMENTS. As a hedge against fluctuations in interest rates, the Company has entered into interest rate exchange agreements to swap a portion of its fixed rate interest payment obligations for floating rates without the exchange of the underlying principal amounts. The Company does not speculate on the future direction of interest rates nor does the Company use these derivative financial instruments for trading purposes. Since such agreements are not entered into on a speculative basis, the Company uses the settlement basis of accounting. See Note 4 for further discussion of the interest rate exchange agreements.
     (m) ADVERTISING COSTS. Production costs for radio and television advertising are expensed as of the date the commercials are initially aired. Advertising expense for the years ended December 31, 1994, 1995 and 1996 was $85.8 million, $93.0 million, and $114.3 million, respectively.
     (n) DISCONTINUED OPERATIONS. The Company has allocated to discontinued operations a pro-rata portion of interest and debt expense related to its acquisition debt based on a ratio of the net assets of its discontinued operations to its total consolidated net assets as of the 1989 acquisition date. Interest included in discontinued operations for the years ended December 31, 1994 and 1995 was $37.4 million and $18.9 million, respectively.
     (o) DEFERRED GAINS. In September 1995, the Company sold its distribution subsidiary, Proficient Food Company (PFC), for approximately $122.5 million. In conjunction with the sale, the Company entered into an eight year distribution contract with the acquirer of PFC. This transaction resulted in a deferred gain of approximately $72.0 million that is being amortized over the life of the distribution contract as a reduction of product cost. During the third quarter of 1996, the Company sold Portion-Trol Foods, Inc. and the Mother Butler Pies division of Denny's, its two food processing operations. The sales were finalized in the fourth quarter of 1996 pursuant to the purchase price adjustment provisions of the related agreements. Consideration from the sales totaled approximately $72.1 million, including the receipt of approximately $60.6 million in cash. In conjunction with each of the sales, the Company entered into five year purchasing agreements with the acquirers. These transactions resulted in deferred gains totaling approximately $41.5 million that are being amortized over the lives of the respective purchasing agreements as a
                                      F-8

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued reduction of product cost. The portion of the deferred gains recognized as a reduction in product costs in 1995 and 1996 was approximately $2.8 million and $11.1 million, respectively.
     (p) CASH OVERDRAFTS. The Company has included in accounts payable on the accompanying consolidated balance sheets cash overdrafts totalling $54.4 million and $51.6 million at December 31, 1995 and 1996, respectively.
     (q) FRANCHISE AND LICENSE FEES. Initial franchise and license fees are recognized when all material services have been performed and conditions have been satisfied. Initial fees for all periods presented are insignificant. Monthly fees are accrued as earned based on the respective monthly sales. Such fees totaled $46.4 million, $59.3 million, and $71.1 million for the years ended December 31, 1994, 1995 and 1996, respectively.
     (r) GAINS ON SALES OF COMPANY-OWNED RESTAURANTS. Gains on the sales of Company-owned restaurants to franchisees are recognized in accordance with Statement of Financial Accounting Standards Statement No. 66, "Accounting for Sales of Real Estate". In this regard, gains on such sales are recognized when the cash proceeds from the sale exceed 20% of the sales price. During the years ended December 31, 1994, 1995 and 1996 the Company recognized gains related to sales of Company-owned restaurants of approximately $10.0 million, $24.5 million and $8.4 million, respectively, receiving cash proceeds of $11.1 million, $26.1 million and $8.5 million, respectively. Such gains are included as a reduction of other operating expenses in the accompanying statements of consolidated operations. Deferred gains and the non-cash portion of proceeds related to such transactions are not significant.
     (s) UNAUDITED PRO FORMA INFORMATION. The unaudited pro forma information gives effect to the restructuring plan discussed in Note 14, as if such plan had been consummated on April 2, 1997. In conjunction with such plan, the Company has decided to pursue a restructuring of its debt and preferred stock through "prepackaged" bankruptcy filings to be made under Chapter 11 of the Bankruptcy Code by Flagstar Companies, Inc., and its wholly-owned subsidiary, Flagstar Corporation. The Company's operating subsidiaries would not be a party to any such filings under the Bankruptcy Code. In accordance with the principles of AICPA Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", the restructuring would result in the application of fresh start reporting. Such reporting results in the revaluation of assets and liabilities to estimated current fair value. The unaudited pro forma information reflects the impact of the conversion of certain issuances of long-term debt and preferred stock to common stock, the revaluation of the net assets of the Company to estimated reorganization value, the revaluation of debt obligations not compromised to estimated current fair value, and the elimination of goodwill and deferred financing costs. The reorganization value was determined by estimating the fair value of the Company. The carrying values of the identifiable assets and liabilities other than debt obligations were assumed to represent their fair values for purposes of this pro forma information; such carrying values are subject to revision following the results of appraisals and other studies.
     (t) CHANGE IN FISCAL YEAR. Effective January 1, 1997, the Company changed its fiscal year end from December 31 to the last Wednesday of the calendar year. Concurrent with this change, the Company changed to a four-four-five week quarterly closing calendar which is the restaurant industry standard, and generally results in four thirteen-week quarters during the year with each quarter ending on a Wednesday. Due to the timing of this change, the first quarter of 1997 includes more than thirteen weeks of operations. Carrows and Coco's include an additional six days, Denny's includes an additional five days, El Pollo Loco includes an additional week and Hardee's and Quincy's include an additional day. The prior year comparable quarter consisted of thirteen weeks.
     (u) PRO FORMA EARNINGS PER SHARE. The Company will adopt Statement of Financial Accounting Standards Statement No. 128, "Earnings per Share" in the quarter ended December 31, 1997. In conjunction with such adoption, per share computations for prior interim and annual periods will be restated. This standard will require the presentation of "basic" and "diluted" earnings (loss) per share. For the quarters ended April 2, 1997 and March 31, 1996, basic loss per share under the new standard will not differ from loss per share as presented in the consolidated financial statements. For such periods, under the new standard, diluted per share amounts will not differ from basic per share amounts since the Company's options, warrants and convertible debt and preferred stock will have an antidilutive impact on per share amounts due to the losses in those periods.
                                      F-9

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 2 ACQUISITION
     On May 23, 1996, the Company, through FRD Acquisition Co. ("FRD"), a newly formed subsidiary, consummated the acquisition of the Coco's and Carrows restaurant chains consisting of 347 company-owned units within the family-style category. The acquisition price of $313.4 million plus acquisition costs (which was paid in exchange for all of the outstanding stock of FRI-M Corporation ("FRI-M"), the subsidiary of Family Restaurants Inc. ("FRI") which owns the Coco's and Carrows chains) was financed with $125.0 million in cash ($75.0 million of which was provided from the Company's cash balances and the remaining $50.0 million pursuant to bank term loans which totaled $56.0 million with the remaining $6.0 million being used to pay transaction fees), the issuance of $156.9 million in senior notes of FRD to the seller, including an additional $6.9 million principal amount of notes issued by FRD to FRI pursuant to the purchase price adjustment provisions of the Stock Purchase Agreement on September 4, 1996 and the assumption of certain capital lease obligations of approximately $31.5 million. The acquisition was accounted for using the purchase method of accounting. Accordingly, the assets and liabilities and results of operations of Coco's and Carrows are included in the Company's consolidated financial statements for the period subsequent to the acquisition.
     In accordance with the purchase method of accounting, the purchase price has been allocated to the underlying assets and liabilities of FRI-M based on their estimated respective fair values at the date of acquisition. The purchase price exceeded the fair value of the net assets acquired by approximately $209 million. The resulting goodwill is being amortized on a straight line basis over 40 years. This amount reflects a decrease from the original estimate of approximately $12 million. The revision, which was recorded during the fourth quarter of 1996, is primarily due to the completion of certain valuations and other studies which were prepared in order to estimate the fair value of the net assets acquired. No further revisions to the purchase price allocation are expected except for the potential impact of adjustments related to deferred income taxes, which are expected to be resolved in early 1997.
     The following unaudited pro forma financial information shows the results of operations of the Company as though the acquisition occurred as of January 1, 1995. These results include the straight-line amortization of the excess of purchase price over the net assets acquired over a 40-year period, a reduction of overhead expenses resulting from the elimination of management fees formerly paid to FRI, an increase in interest expense as a result of the debt issued to finance the acquisition, and a reduction in FRI-M's income tax expense to reflect the fact that the Company's net operating losses will offset FRI-M's separate income tax provision (except for current foreign and state income taxes) when calculated on a consolidated basis.

                                                                          YEARS ENDED
                                                                          DECEMBER 31,
                                                                        1995        1996
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenue............................................................   $3,077.1    $2,738.2
Loss from continuing operations....................................     (126.6)      (83.4)
Net Loss...........................................................      (48.9)      (83.4)
Loss per common share:
  Loss from continuing operations..................................      (3.32)      (2.30)
  Net loss.........................................................      (1.49)      (2.30)

     The pro forma financial information presented above does not purport to be indicative of either (i) the results of operations had the acquisition taken place on January 1, 1995 or (ii) future results of operations of the combined businesses.
NOTE 3 RESTRUCTURING AND IMPAIRMENT OF LONG-LIVED ASSETS
     Effective in the fourth quarter of 1995, as a result of a comprehensive financial and operational review, the Company approved a restructuring plan. The plan generally involved the reduction in personnel and a decision to outsource the Company's information systems function.
     In addition, the Company adopted SFAS No. 121 during 1995 (see Note 1(g)). In connection with such adoption, 99 restaurant units, which the Company intended to continue to operate were identified as impaired as the future undiscounted cash flows of each of these units was estimated to be insufficient to recover the related carrying value. As such, the carrying
                                      F-10

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 3 RESTRUCTURING AND IMPAIRMENT OF LONG-LIVED ASSETS -- Continued values of these units were written down to the Company's estimate of fair value based on sales of similar units or other estimates of selling price.
     During 1995, the Company also identified 36 underperforming units for sale or closure generally during 1996. The carrying value of these units was written down to estimated fair value, based on sales of similar units or other estimates of selling price, less costs to sell. The 36 units identified in 1995 for disposal had aggregate operating revenues of approximately $26.1 million, an operating loss of approximately $2.9 million during 1995, and an aggregate carrying value of approximately $5.8 million as of December 31, 1995. As of December 31, 1996, 29 units have been closed or sold. Management intends to dispose of two of the remaining units in 1997 and continue to operate the other five. The two units to be disposed of in 1997 had aggregate operating revenues of approximately $1.6 million and operating income of $0.04 million during 1996 and an aggregate carrying amount of $0.3 million at December 31, 1996.
     Charges attributable to the restructuring plan and the adoption of SFAS No. 121 during the year ended December 31, 1995 are comprised of the following:

($ in thousands)
Restructuring:
  Severance................................................................................   $ 5,376
  Write-down of computer hardware and software and other assets............................     7,617
  Other....................................................................................     2,880
                                                                                              $15,873
Impairment of Long-lived Assets:
  Write-down attributable to the restaurant units the Company
     will continue to operate..............................................................   $41,670
  Write-down attributable to the restaurant units to be disposed...........................     9,688
                                                                                              $51,358

     The 1995 restructuring plan was substantially completed in 1996 except for certain asset replacement projects (where the assets to be replaced were written down as part of the restructuring) which were postponed in 1996 due to the Company's capital constraints. Such projects are expected to be completed in 1997. Pursuant to the restructuring plan, approximately 74 employees, primarily corporate and field management, have been terminated as of December 31, 1996, resulting in payments of approximately $4.5 million as of that date.
     Effective in the fourth quarter of 1993, the Company approved a restructuring plan, which, among other things, resulted in the identification for sale, conversion to another concept or closure of 240 restaurants. As of December 31, 1996, four units remain relative to the 1993 restructuring plan, of which two are scheduled for disposal in 1997. Management has decided to continue to operate the remaining two units. The two units to be disposed of in 1997 had operating revenues of approximately $1.3 million and operating income of $0.03 million during 1996 and an aggregate carrying amount that was immaterial at December 31, 1996.
NOTE 4 DEBT
     At December 31, 1996, the Flagstar Second Amended and Restated Credit Agreement (the "Credit Agreement") includes a working capital and letter of credit facility of up to a total of $150.0 million which includes a working capital advance sublimit of $75.0 million. At such date, the Company had no working capital advances outstanding; however, letters of credit outstanding were $79.7 million. The Credit Agreement terminates on April 10, 1999 and is subject to mandatory prepayments and commitment reductions under certain circumstances upon the Company's sale of assets or incurrence of additional debt. See also the discussion below.
                                      F-11

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 4 DEBT -- Continued
     Long-term debt consists of the following:

                                                                                                           DECEMBER 31,
                                                                                                        1995          1996
($ IN THOUSANDS)
Notes and Debentures:
  10.75% Senior Notes due September 15, 2001, interest payable semi-annually......................   $  270,000    $  270,000
  10.875% Senior Notes due December 1, 2002, interest payable semi-annually.......................      280,025       280,025
  11.25% Senior Subordinated Debentures due November 1, 2004, interest payable
     semi-annually................................................................................      722,411       722,411
  11.375% Senior Subordinated Debentures due September 15, 2003, interest payable semi-annually...      125,000       125,000
  10% Convertible Junior Subordinated Debentures due 2014 (10% Convertible Debentures), interest payable semi-annually; convertible into Company common stock any time prior to maturity at
     $24.00 per share.............................................................................       99,259        99,259
  12.5% Senior Notes of FRD due July 15, 2004, interest payable semi-annually.....................           --       156,897
Mortgage Notes Payable:
  10.25% Guaranteed Secured Bonds due 2000........................................................      202,715       190,164
  11.03% Notes due 2000...........................................................................      160,000       160,000
Term loan of FRI-M, principal payable in quarterly installments...................................           --        56,000
  Other notes payable, mature over various terms to 20 years, payable in monthly or quarterly
     installments with interest rates ranging from 7.5% to 13.25% (a).............................       17,415        13,561
Capital lease obligations (see Note 5)............................................................      144,573       160,226
Notes payable secured by equipment, mature over various terms up to 7 years, payable in monthly
  installments with interest rates ranging from 8.5% to 9.64%(b)..................................       13,548         8,740
Total.............................................................................................    2,034,946     2,242,283
Less current maturities (c).......................................................................       38,835        62,890
                                                                                                     $1,996,111    $2,179,393

(a) Collateralized by restaurant and other properties with a net book value of $20.9 million at December 31, 1996.
(b) Collateralized by equipment with a net book value of $13.2 million at December 31, 1996.
(c) Aggregate annual maturities during the next five years of long-term debt are as follows ($ in thousands): 1997 -- $62,890; 1998 -- $57,830;
    1999 -- $51,169; 2000 -- $326,666; and 2001 -- $280,999. See Note 14 for
    discussion regarding current maturities at April 2, 1997.
     The borrowings under the Credit Agreement are secured by the stock of certain operating subsidiaries and certain of the Company's trade and service marks and are guaranteed by certain operating subsidiaries. Such guarantees are further secured by certain operating subsidiary assets.
     The Credit Agreement and indentures under which the debt securities have been issued contain a number of restrictive covenants. Such covenants restrict, among other things, the ability of Flagstar and its restricted subsidiaries to incur indebtedness, create liens, engage in business activities which are not in the same field as that in which the Company currently operates, mergers and acquisitions, sales of assets, transactions with affiliates and the payment of dividends. In addition, the Credit Agreement contains financial covenants including provisions for the maintenance of a minimum level of interest coverage (as defined), limitations on ratios of indebtedness (as defined) to earnings before interest, taxes, depreciation and amortization (EBITDA), and limitations on annual capital expenditures.
     The Company was in compliance with the terms of the Credit Agreement at December 31, 1996. Under the most restrictive provision of the Credit Agreement (ratio of senior debt to EBITDA, as defined), at December 31, 1996, the Company could incur approximately $28.4 million of additional indebtedness.
     With respect to short-term liquidity, management believes that through a combination of cash generated from operations, funds available through the bank credit facility, various cash management measures and other sources, adequate liquidity exists to meet the Company's working capital, debt service and capital expenditure requirements for at least the next twelve months. Although no assurances can be given in this regard, management believes, based on the Company's historical
                                      F-12

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 4 DEBT -- Continued
relationship with its banks, that it will be able, as necessary, to maintain access to funds available under the credit agreement. See also Note 14, "Subsequent Events -- Financial Restructuring (unaudited)."
     At December 31, 1996, the 10.25% guaranteed bonds were secured by, among other things, mortgage loans on 386 restaurants, a lien on the related restaurant equipment, assignment of intercompany lease agreements, and the stock of the issuing subsidiaries. At December 31, 1996, the restaurant properties and equipment had a net book value of $317.6 million. In addition, the bonds are insured with a financial guaranty insurance policy written by a company that engages exclusively in such coverage. Principal and interest on the bonds are payable semiannually; certain payments are made by the Company on a monthly basis. Principal payments total $12.5 million annually through 1999 and $152.7 million in 2000. The Company through its operating subsidiaries covenants that it will maintain the properties in good repair and expend annually (or on a five year average basis) to maintain the properties at least $19.3 million in 1997 and increasing each year to $23.7 million in 2000.
     The 11.03% mortgage notes are secured by a pool of cross collateralized mortgages on 240 restaurants with a net book value at December 31, 1996 of $220.9 million. In addition, the notes are collateralized by, among other things, a security interest in the restaurant equipment, the assignment of intercompany lease agreements and the stock of the issuing subsidiary. Interest on the notes is payable quarterly with the entire principal due at maturity in 2000. The notes are redeemable, in whole, at the issuer's option, upon payment of a premium. The Company through its operating subsidiary covenants that it will use each property as a food service facility, maintain the properties in good repair and expend at least $5.3 million per annum and not less than $33 million, in the aggregate, in any five year period to maintain the properties.
     In connection with the acquisition by FRD of Coco's and Carrows on May 23, 1996, FRI-M (the "Borrower"), a wholly-owned subsidiary of FRD, obtained a new credit facility (the "FRI-M Credit Facility") consisting of a $56 million, 39-month term loan (the "FRI-M Term Loan") and a $35 million working capital facility (the "FRI-M Revolver"). Proceeds from the FRI-M Term Loan were used to fund the Coco's and Carrows acquisition, and to pay the transactions costs associated therewith. Proceeds from the FRI-M Revolver are to be used for working capital requirements and other general corporate purposes, which may include the making of intercompany loans to any of the Borrower's wholly owned subsidiaries for their own working capital and other general corporate purposes. Letters of credit may be issued under the FRI-M Revolver for the purpose of supporting (i) workers' compensation liabilities of the Borrower or any of its subsidiaries; (ii) the obligations of third party insurers of the Borrower or any of its subsidiaries; and (iii) certain other obligations of the Borrower and its subsidiaries. At December 31, 1996, there were no working capital borrowings outstanding; however, letters of credit outstanding were $20.8 million. Principal installments of the FRI-M Term Loan are payable quarterly as follows:
$4.0 million per quarter for four consecutive quarters beginning February 28, 1997; $5.0 million for four consecutive quarters beginning February 28, 1998; $6 million on February 28, 1998; and $7 million for two consecutive quarters beginning May 31, 1999. The FRI-M Credit Facility expires, and all amounts under the Facility must be repaid, on August 31, 1999. All borrowings under the FRI-M Credit Facility accrue interest at a variable rate based on a base rate or an adjusted Eurodollar rate (8.125% at year end 1996) and are secured by the issued and outstanding stock, as well as substantially all the assets, of FRI-M and its subsidiaries.
     The FRI-M Credit Facility and the indenture under which the 12.5% senior notes have been issued contain a number of restrictive covenants which, among other things, limit (subject to certain exceptions) FRD and its subsidiaries with respect to the incurrence of debt, existence of liens, investments and joint ventures, the declaration or payment of dividends, the making of guarantees and other contingent obligations, mergers, the sale of assets, capital expenditures and material change in their business. In addition, the FRI-M Credit Facility contains certain financial covenants including provisions for the maintenance of a minimum level of interest coverage (as defined), limitations on ratios of indebtedness (as defined) to earnings before interest, taxes, depreciation and amortization (EBITDA), maintenance of a minimum level of EBITDA, and limitations on annual capital expenditures. The cash flows from FRD are required to be used to service the debt issued in the Coco's and Carrows acquisition (the FRI-M Credit Facility and the 12.5% Senior Notes), and, therefore, other than for the payment of certain management fees and tax reimbursements payable to Flagstar under certain conditions, are currently unavailable to service the debt of Flagstar and its other subsidiaries. FRD's cash flows from operating activities, included in the Company's total cash flow from operating activities, were $21.2 million in 1996.
                                      F-13

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 4 DEBT -- Continued
     FRD and its subsidiaries were in compliance with the terms of the FRI-M Credit Facility at December 31, 1996. Under the most restrictive provision of the FRI-M Credit Facility (ratio of Consolidated Adjusted EBITDA to interest expense), at December 31, 1996, FRD's consolidated EBITDA for the six months ended December 31, 1996 could be $5.6 million less and the Company would still be in compliance.
     At December 31, 1996, the Company has $575 million aggregate notional amount in effect of reverse interest rate exchange agreements with maturities ranging from one to thirty-six months. These notional amounts reflect only the extent of the Company's involvement in these financial instruments and do not represent the Company's exposure to market risk. The Company receives interest at fixed rates calculated on such notional amounts and pays interest at floating rates based on six months LIBOR in arrears calculated on like notional amounts. The net expense from such agreements is reflected in interest and debt expense and totalled $9.2 million, $3.1 million, and $1.4 million for the years ended December 31, 1994, 1995, and 1996, respectively. Management intends to maintain its exchange agreements until maturity, unless there is a material change in the underlying hedged instruments of the Company.
     The counterparties to the Company's interest rate exchange agreements are major financial institutions who participate in the Company's senior bank credit facility. Such financial institutions are leading market-makers in the financial derivatives markets, are well capitalized, and are expected to fully perform under the terms of such exchange agreements, thereby mitigating the credit risk to the Company.
     The Company is exposed to market risk for such exchange agreements due to the interest rate differentials described above. The Company monitors its market risk by periodically preparing sensitivity analyses of various interest rate fluctuation scenarios and the results of such scenarios on the Company's cash flows on a nominal and discounted basis. In addition, the Company obtains portfolio mark-to-market valuations from market-makers of financial derivatives products.
     Information regarding the Company's reverse interest rate exchange agreements at December 31, 1996 is as follows ($ in millions):

             AMOUNT OF     WEIGHTED AVERAGE
YEAR OF      NOTIONAL       INTEREST RATE
MATURITY      PAYMENT      RECEIVED    PAID
 1997          $ 275         5.22%     5.74%
 1998            200         5.58%     5.72%
 1999            100         5.82%     5.72%
               $ 575         5.45%     5.73%

     The estimated fair value of the Company's long-term debt (excluding capital lease obligations) is approximately $1.7 billion at December 31, 1996. Such computations are based on market quotations for the same or similar debt issues or the estimated borrowing rates available to the Company. At December 31, 1996, the estimated fair value of the $575 million notional amount of reverse interest rate swaps was a net payable of approximately $3.7 million and represents the estimated amount that the Company would be required to pay to terminate the swap agreements at December 31, 1996. This estimate is based upon a mark-to-market valuation of the Company's swap portfolio obtained from a major financial institution which is one of the counterparties to the exchange agreements.
     On January 21, 1997, the Company hired Donaldson, Lufkin & Jenrette Securities Corporation as a financial advisor to assist in exploring alternatives to improve the Company's capital structure. Management intends to explore all alternatives to reduce the Company's debt service requirements, which may include a negotiated restructuring or other exchange transaction. See
Note 14 "Subsequent Events -- Financial Restructuring (Unaudited)" for information regarding the status of these plans.
                                      F-14

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 5 LEASES AND RELATED GUARANTEES
     The Company's operations utilize property, facilities, equipment and vehicles leased from others. In addition, certain owned and leased property, facilities and equipment are leased to others.
     Buildings and facilities leased from others primarily are for restaurants and support facilities. At December 31, 1996, restaurants were operated under lease arrangements which generally provide for a fixed basic rent, and, in some instances, contingent rental based on a percentage of gross operating profit or gross revenues. Initial terms of land and restaurant building leases generally are not less than twenty years exclusive of options to renew. Leases of other equipment primarily consist of merchandising equipment, computer systems and vehicles, etc.
     Information regarding the Company's leasing activities at December 31, 1996 is as follows:

                                                                                    CAPITAL LEASES        OPERATING LEASES
                                                                                 MINIMUM     MINIMUM     MINIMUM     MINIMUM
                                                                                  LEASE      SUBLEASE     LEASE      SUBLEASE
                                                                                 PAYMENTS    RECEIPTS    PAYMENTS    RECEIPTS
($ IN THOUSANDS)
Year:
  1997........................................................................   $ 41,517    $ 6,865     $ 61,395    $7,589
  1998........................................................................     35,321      6,363       58,514     7,422
  1999........................................................................     29,221      5,753       54,997     7,067
  2000........................................................................     23,380      4,938       51,173     6,749
  2001........................................................................     20,257      4,285       44,655     6,402
  Subsequent years............................................................    124,917     21,353      238,326    45,957
     Total....................................................................    274,613    $49,557     $509,060    $81,186
Less imputed interest.........................................................    114,387
Present value of capital lease obligations....................................   $160,226

     Payments for certain FRD operating leases are being made by FRI in accordance with the provisions of the Stock Purchase Agreement. As such, these payments have been excluded from the amount of minimum lease payments and minimum sublease receipts reported above.
     The total rental expense included in the determination of operating income for the years ended December 31, 1994, 1995 and 1996 is as follows:

                                                                                      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                                         1994            1995            1996
($ IN THOUSANDS)
Base rents........................................................................     $ 49,234        $ 48,269        $ 59,322
Contingent rents..................................................................       12,178          11,274          10,929
  Total...........................................................................     $ 61,412        $ 59,543        $ 70,251

     Total rental expense does not reflect sublease rental income of $9,975,000, $14,426,000, and $16,282,000 for the years ended December 31, 1994, 1995, and
1996, respectively.
                                      F-15

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 6 INCOME TAXES
     A summary of the provision for (benefit from) income taxes attributable to the loss before discontinued operations and extraordinary items is as follows:

                                                                                      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                                         1994            1995            1996
($ IN THOUSANDS)
Current:
  Federal.........................................................................    $      365       $  1,940        $ (6,074)
  State, Foreign and Other........................................................           215          1,497          (1,287)
                                                                                             580          3,437          (7,361)
Deferred:
  Federal.........................................................................            --             --          (6,797)
  State, Foreign and Other........................................................        (2,793)        (3,451)         (2,234)
                                                                                          (2,793)        (3,451)         (9,031)
Benefit from income taxes.........................................................    $   (2,213)      $    (14)       $(16,392)
The total provision for (benefit from) income taxes related to:
  Loss before discontinued operations and extraordinary items.....................    $   (2,213)      $    (14)       $(16,392)
  Discontinued operations.........................................................        10,470          8,731              --
  Extraordinary items.............................................................          (174)            25              --
Total provision for (benefit from) income taxes...................................    $    8,083       $  8,742        $(16,392)

     For the years ended December 31, 1994 and 1995, the provision for income taxes relating to discontinued operations was reduced due to the utilization of regular tax net operating loss carryforwards of approximately $89 million in 1994 and $75 million in 1995. In addition, for the year ended December 31, 1996, the Company recorded a $7.3 million deferred Federal tax benefit related to the reversal of certain reserves established in connection with the proposed deficiencies from the Internal Revenue Service.
                                      F-16

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 6 INCOME TAXES -- Continued
     The following represents the approximate tax effect of each significant type of temporary difference and carryforward giving rise to deferred income tax liabilities or assets:

                                                                                                              DECEMBER 31,
                                                                                                            1995       1996
($ IN THOUSANDS)
Deferred tax assets:
Deferred income.........................................................................................   $24,326    $39,953
Self-insurance reserves.................................................................................    33,522     43,006
Capitalized leases......................................................................................    15,823     19,869
Amortization of intangible assets.......................................................................        --      2,949
Other accruals and reserves.............................................................................     6,924     18,054
Alternative minimum tax credit carryforwards............................................................    18,444     10,459
General business credit carryforwards...................................................................    21,623     19,232
Net operating loss carryforwards........................................................................     9,764     32,135
Less: valuation allowance...............................................................................   (54,452)   (83,828)
Total deferred tax assets...............................................................................    75,974    101,829
Deferred tax liabilities:
Depreciation of fixed assets............................................................................    89,787    118,190
Amortization of intangible assets.......................................................................     4,362         --
Total deferred tax liabilities..........................................................................    94,149    118,190
Total deferred income tax liability.....................................................................   $18,175    $16,361

     The Company has provided a valuation allowance for the portion of the deferred tax asset for which it is more likely than not that a tax benefit will not be realized.
     The difference between the statutory federal income tax rate and the effective tax rate on loss from continuing operations before discontinued operations and extraordinary items is as follows:

                                                                                      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                                         1994            1995            1996
Statutory rate....................................................................         35%             35%             35%
Differences:
  State, foreign, and other taxes, net of federal income tax benefit..............         12              --               2
  Amortization of goodwill........................................................         --              --               1
  Reversal of certain reserves established in connection with proposed Internal
     Revenue Service deficiencies.................................................         --              --               7
  Portion of losses not benefited as a result of the establishment of valuation
     allowance....................................................................        (35)            (35)            (29)
Effective tax rate................................................................         12%             --%             16%

     At December 31, 1996, the Company has available, to reduce income taxes that become payable in the future, general business credit carryforwards of approximately $19 million, most of which expire in 2002 through 2007; and alternative minimum tax (AMT) credits of approximately $10 million. The AMT credits may be carried forward indefinitely. In addition, the Company has available regular income tax net operating loss carryforwards of approximately $92 million which expire in 2007 through 2011. Due to the recapitalization of the Company which occurred during 1992, the Company's ability to utilize general business credits and AMT credits which arose prior to the recapitalization will be limited to a specified annual amount. The annual limitation for the utilization of the tax credit carryforwards is approximately $8 million. The net operating loss carryforward arose subsequent to the recapitalization and is presently not subject to any annual limitation.
                                      F-17

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 7 EMPLOYEE BENEFIT PLANS
     The Company maintains several defined benefit plans which cover a substantial number of employees. Benefits are based upon each employee's years of service and average salary. The Company's funding policy is based on the minimum amount required under the Employee Retirement Income Security Act of 1974. The Company also maintains defined contribution plans.
     Total net pension cost of defined benefit plans for the years ended December 31, 1994, 1995, and 1996 amounted to $4.0 million, $5.6 million and $3.5 million, respectively, of which $3.3 million related to funded defined benefit plans for all three years and $0.7 million, $2.3 million and $0.2 million related to nonqualified unfunded supplemental defined benefit plans for executives.
     The components of net pension cost of the funded and unfunded defined benefit plans for the years ended December 31, 1994, 1995, and 1996 determined under SFAS No. 87 follow:

                                                                                      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                                         1994            1995            1996
($ IN THOUSANDS)
Service cost......................................................................     $  3,076        $  2,829        $  3,151
Interest cost on projected benefit obligations....................................        2,427           2,651           2,895
Actual return on plan assets......................................................          761          (3,722)         (2,277)
Net amortization and deferral.....................................................       (2,269)          2,074            (242)
Curtailment/settlement losses (due to early retirements of certain participants)..           --           1,762              --
Net pension cost..................................................................     $  3,995        $  5,594        $  3,527

     The following table sets forth the funded status and amounts recognized in the Company's balance sheet for its funded defined benefit plans:

                                                                                                              DECEMBER 31,
                                                                                                            1995       1996
($ IN THOUSANDS)
Actuarial present value of accumulated benefit obligations:
  Vested benefits.......................................................................................   $23,993    $27,661
  Non-vested benefits...................................................................................     1,466      1,488
Accumulated benefit obligations.........................................................................   $25,459    $29,149
Plan assets at fair value...............................................................................   $26,513    $31,109
Projected benefit obligation............................................................................   (32,059)   (36,416)
Funded status...........................................................................................    (5,546)    (5,307)
Unrecognized net loss from past experience different from that assumed..................................     6,301      6,890
Unrecognized prior service cost.........................................................................        69         --
Prepaid pension costs...................................................................................   $   824    $ 1,583

     Assets held by the Company's plans are invested in money market and other fixed income funds as well as equity funds.
                                      F-18

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 7 EMPLOYEE BENEFIT PLANS -- Continued
     The following sets forth the funded status and amounts recognized in the Company's balance sheet for its unfunded defined benefit plans:

                                                                                                               DECEMBER 31,
                                                                                                             1995       1996
($ IN THOUSANDS)
Actuarial present value of accumulated benefit obligations:
  Vested benefits........................................................................................   $ 4,080    $ 4,924
  Non-vested benefits....................................................................................        12         33
Accumulated benefit obligations..........................................................................   $ 4,092    $ 4,957
Plan assets at fair value................................................................................   $    --    $    --
Projected benefit obligation.............................................................................    (4,188)    (5,051)
Funded status............................................................................................    (4,188)    (5,051)
Unrecognized net (gain) loss from past experience different from that assumed............................      (112)       616
Unrecognized prior service cost..........................................................................       109         68
Unrecognized net asset at January 1, 1987 being amortized over 15 years..................................       (49)        (9)
Additional liability.....................................................................................      (543)      (974)
Other....................................................................................................        24         --
Accrued pension costs....................................................................................   $(4,759)   $(5,350)

     Significant assumptions used in determining net pension cost and funded status information for all the periods shown above are as follows:

                                                                          1994      1995      1996
Discount rate.........................................................    8.3  %    8.0  %    8.0  %
Rates of salary progression...........................................    4.0  %    4.0  %    4.0  %
Long-term rates of return on assets...................................   10.0  %   10.0  %   10.0  %

     In addition, the Company has defined contribution plans whereby eligible employees can elect to contribute from 1%-15% of their compensation to the plans. These plans include profit sharing and savings plans under which the Company makes matching contributions, with certain limitations. Amounts charged to income under these plans were $3.9 million for the years ended December 31, 1994 and 1995 respectively. The Company made no matching contributions for the year ended December 31, 1996.
     Incentive compensation plans provide for awards to management employees based on meeting or exceeding certain levels of income as defined by such plans The amounts charged to income under the plans for the years ended December 31, 1994, 1995, and 1996 were as follows: $4.2 million, $0.6 million, and $1.9 million. In addition to these incentive compensation plans, certain operations have incentive plans in place under which regional, divisional and local management participate.
     At December 31, 1996, the Company has two stock-based compensation plans, which are described below. The company has adopted the disclosure-only provisions of Financial Accounting Standards Board Statement 123, "Accounting for Stock Based Compensation" (SFAS 123) while continuing to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25) and related Interpretations in accounting for its stock-based compensation plans. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.
     The 1989 Stock Option Plan (the 1989 Plan) permits a Committee of the Board of Directors to grant options to key employees of the Company and its subsidiaries to purchase shares of common stock of the Company at a stated price established by the Committee. Such options are exercisable at such time or times either in whole or part, as determined by the Committee. The 1989 Plan authorizes grants of up to 6.5 million common shares. The exercise price of each option equals or exceeds the market price of the Company's stock on the date of grant. Options granted to officer level employees vest at a rate of 20% per annum beginning on the first anniversary date of the grant. Options granted to non-officer level employees
                                      F-19

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 7 EMPLOYEE BENEFIT PLANS -- Continued prior to August 13, 1996 vest at a rate of 25% per annum. Those granted on August 13, 1996 or subsequent thereto, vest at a rate of 20% per annum If not exercised, all options expire ten years from the date of grant.
     During January 1995, the Company issued 65,306 shares of common stock (Note
9) and granted an option under the 1989 Stock Option Plan to purchase 800,000 shares of the Company's common stock to an executive officer, at market value at date of grant, for a ten year period. Such grant becomes exercisable at a rate of 20% per year beginning on January 9, 1996 and each anniversary thereafter.
     On June 21, 1995, generally all of the outstanding options held by the then current employees of the Company under the 1989 Plan were repriced to $6.00 per share, the market value of the common stock on that date. All officer level employees were given the choice of either retaining their current options at their existing exercise prices and vesting schedule or surrendering their existing options in exchange for an option to purchase the same number of shares exercisable at a rate of 20% per annum beginning on the first anniversary date of the new grant. All non-officer employees received the new exercise price of $6.00 per share and retained their original vesting schedules for all of their outstanding options previously granted.
     Options of 4.3 million were outstanding at December 31, 1995, of which 728,221 were exercisable. Such options had exercise prices of between $5.13 and $17.50 per share. During 1995 no options were exercised.
     On December 13, 1996, the outstanding options of certain officers and senior staff, representing approximately 2.2 million outstanding options, were repriced to $1.25 per share, the closing price of the common stock on December 12, 1996. The repricing did not impact the option vesting schedules.
     In 1990, the Board of directors adopted a 1990 Non-qualified Stock Option Plan (the 1990 Plan) for its directors who do not participate in management and are not affiliated with GTO (See Note 12). Such plan authorizes the issuance of up to 110,000 shares of common stock. The plan is substantially similar in all respects to the 1989 Plan described above. At both December 31, 1995 and 1996, options outstanding under the 1990 Option Plan totaled 10,000 shares.
     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options granted or repriced during 1995 and 1996 under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995 and 1996, respectively: dividend yield of 0.0% for both years; expected volatility of
0.438 for both years; risk-free interest rates of 5.6% and 5.7%; and a weighted average expected life of the options of 8.3 years and 8.9 years.
     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                                  YEAR ENDED DECEMBER
                                                                                          31,
($ IN THOUSANDS, EXCEPT FOR EARNINGS PER SHARE)                                     1995        1996
Pro forma net loss.............................................................   $(57,719)   $(87,124)
Pro forma loss per share:
  Primary......................................................................      (1.68)      (2.39)
  Fully diluted................................................................      (1.68)      (2.39)

     Due to the fact that the pro forma amounts above include only the impact of the application of fair value accounting to options issued in 1995 and 1996 as prescribed by Statement 123, they are not, and will not be, indicative of future pro forma amounts until fair value accounting is applied to all outstanding nonvested awards.
                                      F-20

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 7 EMPLOYEE BENEFIT PLANS -- Continued
     A summary of the Company's stock option plans as of December 31, 1996 and changes during the year ended December 31, 1996 is presented below:

                                                                             OPTIONS    WEIGHTED-AVERAGE
                                                                              (000)      EXERCISE PRICE
Outstanding at beginning of year..........................................     4,338         $ 8.02
Granted
  Exercise price equals fair value at grant date..........................       687           2.75
  Exercise price exceeds fair value at grant date.........................     3,167           2.68
Exercised.................................................................
Forfeited/Expired.........................................................    (3,873)          6.05
Outstanding at end of year................................................     4,319         $ 5.04
Exercisable at year-end...................................................     1,154         $ 9.84

     The following table summarizes information about stock options outstanding at December 31, 1996:

                                  NUMBER         WEIGHTED-AVERAGE                              NUMBER
                              OUTSTANDING AT        REMAINING         WEIGHTED-AVERAGE     EXERCISABLE AT     WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICES         12/31/96        CONTRACTUAL LIFE      EXERCISE PRICE         12/31/96         EXERCISE PRICE
      $  1.25-$1.25              2,210,895              9.06               $ 1.25               191,358            $ 1.25
      $  2.75-$2.75                126,700              9.62                 2.75               --                --
      $  6.00-$6.13              1,381,280              7.71                 6.07               482,475              6.04
      $15.00-$17.50                600,000              1.88                17.08               480,000             17.08
                                 4,318,875              7.64               $ 5.04             1,153,833            $ 9.84

     The weighted average fair value per option of options granted during the years ended December 31, 1995 and 1996 are as follows:

                                                                                        1995     1996
Exercise price equals fair value at grant date.......................................   $3.06    $1.65
Exercise price exceeds fair value at grant date......................................    2.97      .78

NOTE 8 COMMITMENTS AND CONTINGENCIES
     There are various claims and pending legal actions against or indirectly involving the Company, including actions concerned with civil rights of employees and customers, other employment related matters, taxes, sales of franchise rights and businesses, and other matters. Certain of these are seeking damages in substantial amounts. The amounts of liability, if any, on these direct or indirect claims and actions at December 31, 1996, over and above any insurance coverage in respect to certain of them, are not specifically determinable at this time.
     In 1994, Flagstar was advised of proposed deficiencies from the Internal Revenue Service for federal income taxes totaling approximately $12.7 million. The proposed deficiencies relate to examinations of certain income tax returns filed by the Company and Flagstar for the seven taxable periods ended December 31, 1992. In the third quarter of 1996, this proposed deficiency was reduced by approximately $7.0 million as a direct result of the passage of the Small Business Jobs Protection Act ("the Act") in August 1996. The Act included a provision that clarified Internal Revenue Code Section 162(k) to allow for the amortization of borrowing costs incurred by a corporation in connection with a redemption of its stock. As the Company believes the remaining proposed deficiencies are substantially incorrect, it intends to continue to contest such proposed deficiencies.
     The Company's Hardee's restaurants are operated under licenses from Hardee's Food Systems, Inc. ("HFS"). The Company does not believe HFS has satisfied its contractual obligations to support the Hardee's franchise and on March 19, 1997, the Company notified HFS, pursuant to its various license agreements, that its subsidiary was seeking to arbitrate certain
                                      F-21

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 8 COMMITMENTS AND CONTINGENCIES -- Continued claims of the subsidiary against HFS. In its demand for arbitration, the Company's subsidiary alleges (i) breach by HFS of its license agreements with the Company's subsidiary, (ii) breach of fiduciary duty and negligence by HFS in mishandling and misapplying funds of the Company's subsidiary held for advertising, and (iii) unfair trade practices. No assurances can be given as to the outcome of such arbitration proceeding or its impact on the Company's Hardee's operations.
     It is the opinion of Management (including General Counsel), after considering a number of factors, including but not limited to the current status of the litigation (including any settlement discussions), the views of retained counsel, the nature of the litigation or proposed tax deficiencies, the prior experience of the consolidated companies, and the amounts which the Company has accrued for known contingencies that the ultimate disposition of these matters will not materially affect the consolidated financial position, liquidity or results of operations of the Company.
     The Company is guarantor on capital lease obligations of approximately $4.5 million at December 31, 1996 from the sale of PFC. See Note 1(o).
     On February 22, 1996, the Company entered into an agreement with Integrated Systems Solutions Corporation (ISSC). The ten year agreement for $340.6 million (including an additional $17.6 million for FRD), which requires annual payments ranging from $24.0 million to $47.5 million, provides for ISSC to manage and operate the Company's information systems, as well as develop and implement new systems and applications to enhance information technology for the Company's corporate headquarters, restaurants and field management. Under the agreement, ISSC has full oversight responsibilities for the data center operations, applications development and maintenance, voice and data networking, help desk operations, and point-of-sale technology.
     In conjunction with the sales of Portion-Trol Foods, Inc. and the Mother Butler Pies division of Denny's, the Company entered into five year purchasing agreements with the acquirers under which the Company is required to make minimum annual purchases over the contract terms. The aggregate estimated commitments remaining at December 31, 1996 relative to Portion-Trol Foods, Inc. and Mother Butler Pies, respectively, are approximately $450 million and $54 million.
                                      F-22

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 9 SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                                       TOTAL
                                                                                      TOTAL                        SHAREHOLDERS'
                                                                                   OTHER EQUITY      DEFICIT      EQUITY (DEFICIT)
($ IN THOUSANDS)
Balance December 31, 1993.......................................................     $735,269      $(2,157,818)     $ (1,422,549)
  Activity:
     Net Income.................................................................           --          364,093           364,093
     Dividends declared on Preferred Stock......................................           --          (14,175)          (14,175)
     Minimum pension liability adjustment.......................................       10,131               --            10,131
Balance December 31, 1994.......................................................      745,400       (1,807,900)       (1,062,500)
  Activity:
     Net Loss...................................................................           --          (55,199)          (55,199)
     Dividends declared on Preferred Stock......................................           --          (14,175)          (14,175)
     Issuance of Common Stock (Note 7)..........................................          400               --               400
     Minimum pension liability adjustment.......................................          497               --               497
Balance December 31, 1995.......................................................      746,297       (1,877,274)       (1,130,977)
  Activity:
     Net Loss...................................................................           --          (85,460)          (85,460)
     Dividends declared on Preferred Stock......................................           --          (10,631)          (10,631)
     Minimum pension liability adjustment.......................................         (459)                              (459)
Balance December 31, 1996.......................................................      745,838       (1,973,365)       (1,227,527)
  Activity:
     Net Loss...................................................................                       (51,728)          (51,728)
Balance April 2, 1997...........................................................     $745,838      $(2,025,093)     $ (1,279,255)

     Each share of the $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock ($2.25 Preferred Stock) is convertible at the option of the holder, unless previously redeemed, into 1.359 shares of common stock. The Preferred Stock may be exchanged at the option of the Company, in up to two parts, at any dividend payment date for the Company's 9% Convertible Subordinated Debentures (Exchange Debentures) due July 15, 2017 in a principal amount equal to $25.00 per share of $2.25 Preferred Stock. Each $25.00 principal amount of Exchange Debenture, if issued, would be convertible at the option of the holder into 1.359 shares of common stock of the Company. The $2.25 Preferred Stock may be redeemed at the option of the Company, in whole or in part, on or after July 15, 1994 at $26.80 per share if redeemed during the twelve month-period beginning July 15, 1994, and thereafter at prices declining annually to $25.00 per share on or after July 15, 2002.
     The Company did not make the fourth quarter 1996 or first quarter 1997 dividend payments on its Preferred stock. Such cumulative dividends that have not been declared or paid total $3.5 million, or $.08 per share, at December 31, 1996 and $7.1 million or $.17 per share at April 2, 1997.
     At December 31, 1996, there are warrants outstanding which entitle the holder, an affiliate of Kohlberg, Kravis, Roberts & Co. (KKR), a shareholder of the Company, to purchase 15 million shares of Company common stock at $17.50 per share, subject to adjustment for certain events. Such warrants may be exercised through November 16, 2000.
NOTE 10 EARNINGS (LOSS) PER SHARE APPLICABLE TO COMMON SHAREHOLDERS
     The outstanding warrants as well as the stock options issued to management and directors are common stock equivalents. The $2.25 Preferred Stock and 10% Convertible Debentures, which are convertible into the common stock of the Company (see Note 4), are not common stock equivalents; however, such securities are considered "other potentially dilutive securities" which may become dilutive in the calculation of fully diluted per share amounts.
                                      F-23

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 10 EARNINGS (LOSS) PER SHARE APPLICABLE TO COMMON SHAREHOLDERS -- Continued The calculations of primary and fully diluted loss per share amounts for the years ended December 31, 1995 and 1996 have been based on the weighted average number of Company shares outstanding. The warrants, options, $2.25 Preferred Stock, and 10% Convertible Debentures have been omitted from the calculations for 1995 and 1996 because they have an antidilutive effect on loss per share.
     For the year ended December 31, 1994, the calculation of primary earnings per share has been based on the weighted average number of outstanding shares as adjusted by the assumed dilutive effect that would occur if the outstanding warrants and stock options were exercised, using the modified treasury stock method. The calculation of fully diluted earnings per share has been based on additional adjustments to the primary earnings per share amount for the dilutive effect of the assumed conversion of the $2.25 Preferred Stock and 10% Convertible Debentures.
NOTE 11 EXTRAORDINARY ITEMS
     The Company recorded losses from extraordinary items as follows:

                                                                                             YEAR ENDED DECEMBER 31, 1994
                                                                                                        INCOME     LOSSES,
                                                                                                         TAX        NET OF
                                                                                            LOSSES     BENEFITS     TAXES
($ IN THOUSANDS)
Prepayment of Term Loan:
  Write-off of unamortized deferred financing costs on indebtedness retired.............   $11,931      $ (174)    $11,757

                                                                                                 YEAR ENDED DECEMBER 31, 1995
                                                                                                            INCOME       GAIN
                                                                                                             TAX        (LOSS),
                                                                                                GAIN      PROVISION     NET OF
                                                                                               (LOSS)     (BENEFITS)     TAXES
($ IN THOUSANDS)
Repurchase of Senior Indebtness:
  Gain on repurchase of senior indebtedness.................................................   $ 1,461      $   74      $ 1,387
  Write-off of deferred financing costs on repurchase of senior indebtedness................      (970)        (49)        (921)
Total.......................................................................................   $   491      $   25      $   466

     During the second quarter of 1994, the Company sold Canteen Corporation, a wholly-owned subsidiary. A portion of the proceeds from the sale was used to prepay $170.2 million of term loans and $126.1 million of working capital advances which were outstanding under the Company's Restated Credit Agreement resulting in a charge-off of $11.9 million of unamortized deferred financing costs.
     During the third quarter of 1995, the Company recognized an extraordinary gain totaling $0.5 million, net of income taxes, which represents the repurchase of $25.0 million principal amount of certain senior indebtedness, net of the charge-off of the related unamortized deferred financing costs of $0.9 million.
NOTE 12 RELATED PARTY TRANSACTIONS
     The Company expensed annual advisory fees of $250,000 for the year ended December 31, 1994 for Gollust Tierney & Oliver, Incorporated (GTO), a stockholder of the Company.
     KKR received annual financial advisory fees of approximately $1.3 million for the years ended December 31, 1994, 1995, and 1996.
     During January 1997, the Company settled its employment and benefits arrangments with, and loan receivable from, a former officer previously scheduled to mature in November 1997. The Company received net proceeds of $8.2 million and
                                      F-24

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 12 RELATED PARTY TRANSACTIONS -- Continued recorded a net charge of approximately $3.5 million which has been included in other non-operating expenses in the accompanying 1996 Statement of Consolidated Operations.
     Interest income for the loan receivable from the former officer for the years ended December 31, 1994, 1995 and 1996 totaled $842,000, $886,000 and
$935,000, respectively.
NOTE 13 DISCONTINUED OPERATIONS
     During April 1994, the Company announced the signing of a definitive agreement to sell the food and vending business and its intent to dispose of the remaining concession and recreation services businesses of its subsidiary, Canteen Holdings, Inc. The Company sold Canteen Corporation, a food and vending subsidiary, for $447.1 million during June 1994, and recognized a net gain of approximately $399.2 million, net of income taxes, during the year ended December 31, 1994.
     During December 1995, the Company sold TW Recreational Services, Inc., a concession and recreation services subsidiary, for $98.7 million and Volume Services, Inc., a stadium concession services subsidiary for $75.8 million, and recognized gains totaling $77.9 million, net of income taxes.
     The financial statements and related notes presented herein classify Canteen Holdings, Inc. and its subsidiaries as discontinued operations in accordance with Accounting Principles Board Opinion No. 30. Revenues and operating income (loss) of the discontinued operations for the years ended December 31, 1994, and 1995 were $859.7 million, and $322.3 million and $32.6 million, and $17.1 million, respectively.
NOTE 14 SUBSEQUENT EVENTS -- FINANCIAL RESTRUCTURING (UNAUDITED)
     On March 17, 1997, the Company reached an agreement in principle on the terms of a financial restructuring plan with an ad hoc committee representing holders of both its 11 3/8% Senior Subordinated Debentures due 2003 and its 11.25% Senior Subordinated Debentures due 2004. In conjunction with such plan, the Company has decided to pursue a restructuring of its debt and preferred stock through "prepackaged" bankruptcy filings to be made under Chapter 11 of the Bankruptcy Code by Flagstar Companies, Inc. and its wholly-owned subsidiary, Flagstar Corporation. The Company's operating subsidiaries would not be a party to any such filings under the Bankruptcy Code. Pursuant to such restructuring, the Company intends to offer 100% of the common shares of the reorganized company to holders of the senior subordinated debentures, the 10% Convertible Junior Subordinated Debentures due 2014 and the $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock, in exchange for such securities. The existing common equity holders would receive 5-year out-of-the-money warrants to purchase 7% of the common stock of the reorganized company on a fully diluted basis. The plan provides, among other things, for the merger of Flagstar Companies, Inc. and Flagstar Corporation into a single corporation. Consummation of the plan is subject to certain conditions, including without limitation confirmation of the plan by the United States Bankruptcy Court.
     In addition, on March 6, 1997, the Company's credit agreement was amended to provide for less restrictive financial covenants for measurement periods ending on April 2, 1997 and July 2, 1997, as well as to provide the Company flexibility to forego scheduled interest payments due in March, May and June 1997 under the 10 3/4% Senior Notes, the 10 7/8% Senior Notes, the 11 3/8% Senior Subordinated Debentures, the 11.25% Senior Subordinated Debentures, and the 10% Junior Subordinated Debentures without triggering a default under the agreement, unless any such debt is declared to be due and payable as a result of the failure to pay any such interest.
     On March 17, 1997, in anticipation of the plan, the Company elected not to make an interest payment due and payable as of that date to holders of its 11 3/8% Senior Subordinated Debentures. As a result, and as a result of a continuation of such non-payment for 30 days following the due date, Flagstar is in default under the indenture governing such debentures, and the holders of 25% of such debentures or the trustee therefor may declare such debt to be due and payable. Such debt is reflected as a current liability in the accompanying consolidated balance sheet at April 2, 1997. If such debt is declared to be due and payable this will create an event of default relative to the 10 3/4% Senior Notes and the 10 7/8% Senior Notes, entitling 30% of the holders of such indebtedness or the trustee therefore to declare such indebtedness also to be due and payable. In addition,
                                      F-25

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 14 SUBSEQUENT EVENTS -- FINANCIAL RESTRUCTURING (UNAUDITED) -- Continued on May 1, 1997, in anticipation of the plan, Flagstar elected not to make interest payments due and payable as of that date with respect to the 11.25% Senior Subordinated Debentures and the 10% Convertible Junior Subordinated Debentures. Such debt is reflected as a current liability in the accompanying consolidated balance sheet at April 2, 1997. If Flagstar does not make such payments within 30 days following the due date, Flagstar will be in default under the indentures governing such debentures and, in either such case, the holders of 25% of such debentures or the trustee therefor may declare such debt to be due and payable (with similar cross-acceleration rights accruing under the 10 3/4% Senior Notes and the 10 7/8% Senior Notes as described above).
     The Company has received commitments from a bank for bank facilities that will allow for working capital advances and letters of credit during the time period beginning at the date of a Chapter 11 filing and continuing through emergence from Chapter 11, subject to certain conditions. Specifically, the Company has a commitment for a $200 million debtor-in-possession revolving credit facility (the "DIP Facility") which will refinance the Credit Agreement at the point in time of a Chapter 11 filing and will be available from that point through the earlier of one year or the substantial consummation of the plan, and a $200 million senior secured revolving credit facility (the "Exit Facility") which will refinance the DIP Facility upon the Company's emergence from Chapter 11. The closing of each facility is subject, among other conditions, to negotiation of definitive agreements with the bank, and, in the case of the Exit Facility, the initial borrowing thereunder having been made on or before the earlier of July 31, 1998 and twelve months after the date of a Chapter 11 filing. The Company believes that the DIP Facility and Exit Facility, together with cash generated from operations, various cash management measures and other sources, will provide the Company with adequate liquidity to meet its working capital, debt service and capital expenditure requirements for at least the next twelve months.
                                      F-26

                            FLAGSTAR COMPANIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
NOTE 15 QUARTERLY DATA (UNAUDITED)
     The results for each quarter include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for interim periods. The consolidated financial results on an interim basis are not necessarily indicative of future financial results on either an interim or an annual basis. Selected consolidated financial data for each quarter within 1995 and 1996 are as follows:

                                                                                 FIRST       SECOND      THIRD       FOURTH
                                                                                QUARTER     QUARTER     QUARTER     QUARTER
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Year Ended December 31, 1995:
Operating Revenue............................................................   $636,464    $681,464    $676,899    $576,660
Operating expenses:
  Product costs..............................................................    218,246     238,514     229,446     178,299
  Payroll & benefits.........................................................    228,809     238,889     229,368     219,885
  Depreciation & amortization expense........................................     33,249      33,748      32,802      33,073
  Utilities expense..........................................................     23,261      23,708      27,361      23,882
  Other......................................................................     95,561      96,471     101,634      99,816
  Provision for restructuring charges........................................         --          --          --      15,873
  Charge for impaired assets.................................................         --          --          --      51,358
Operating income (loss)......................................................   $ 37,338    $ 50,134    $ 56,288    $(45,526)
Income (loss) before extraordinary item......................................   $(31,060)   $(13,554)   $ 13,765    $(24,816)
Net income (loss) applicable to common shareholders..........................   $(34,604)   $(17,098)   $ 10,688    $(28,360)
Primary and fully diluted per share amounts applicable to common shareholders:
  Income (loss) before extraordinary item....................................   $  (0.82)   $  (0.40)   $   0.24    $  (0.67)
  Net income (loss)..........................................................   $  (0.82)   $  (0.40)   $   0.25    $  (0.67)
Year Ended December 31, 1996:
Operating Revenue............................................................   $550,425    $626,570    $703,838    $661,469
Operating expenses:
  Product costs..............................................................    160,028     184,842     206,777     192,425
  Payroll & benefits.........................................................    214,531     235,605     258,613     237,023
  Depreciation & amortization expense........................................     29,047      30,006      33,555      37,340
  Utilities expense..........................................................     22,754      24,329      30,698      26,696
  Other......................................................................     96,579     108,428     125,868     130,766
Operating income.............................................................   $ 27,486    $ 43,360    $ 48,327    $ 37,219
Loss before extraordinary item...............................................   $(27,310)   $(17,435)   $(12,519)   $(28,196)
Net loss applicable to common shareholders...................................   $(30,854)   $(20,979)   $(16,062)   $(31,740)
Primary and fully diluted per share amounts applicable to common shareholders:
  Loss before extraordinary items............................................   $  (0.73)   $  (0.49)   $  (0.38)   $  (0.75)
  Net loss...................................................................   $  (0.73)   $  (0.49)   $  (0.38)   $  (0.75)

     During the fourth quarter of 1995, the Company sold its concession and recreation services subsidiaries and recorded a $77.9 million net gain on the sales of such discontinued operations.
     The effect of the Company's other potentially dilutive securities (see Note
10) on the computations of fully diluted loss per share amounts for all of the 1995 and 1996 quarters were anti-dilutive. Accordingly, the primary and fully diluted loss per share amounts for such quarters are equivalent.
                                      F-27

                            FLAGSTAR COMPANIES, INC.
                        PRO FORMA FINANCIAL INFORMATION
     The following unaudited pro forma condensed statements of consolidated operations (the "Pro Forma Statements") are required by the rules of the Securities and Exchange Commission ("SEC") and are provided for information purposes only. The Pro Forma Statements should not be considered indicative of the results that would have been or will be attained since they are based on historical rather rather than prospective information and include certain assumptions and estimates which are subject to change.
     The Pro Forma Statements illustrate the effects of the transaction between the Registrant and FRI, whereby the Registrant acquired the Coco's and Carrows restaurant chains from FRI, and are based on the historical financial statements of the Registrant and of FRI-M, the subsidiary of FRI which owned the Coco's and Carrows chains, as of and for the year ended December 31, 1996. The Pro Forma Statements reflect how the Registrant's condensed consolidated statements of operations for the year ended December 31, 1996 might have appeared if the transaction had occurred on January 1, 1996.
     The Pro Forma Statements are unaudited and should be read in conjunction with the accompanying notes thereto and with the historical financial statements and related notes of the Registrant and FRI-M. The pro forma purchase adjustments are based on assumptions and estimates made specifically for the purpose of preparing these Pro Forma Statements and are not necessarily indicative of the results that actually would have occurred had the acquisition been consummated on the dates indicated or the results that may occur or be obtained in the future.
                                      F-28

                            FLAGSTAR COMPANIES, INC.
           PRO FORMA CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                                HISTORICAL
                                                                            (A)              (B)
                                                                         FLAGSTAR           FRI-M                PRO-FORMA
(IN THOUSANDS)                                                        COMPANIES, INC.    CORPORATION    ADJUSTMENTS    CONSOLIDATED
Operating revenue..................................................     $ 2,542,302       $ 195,943                     $ 2,738,245
Operating expenses.................................................       2,385,910         193,461       $(4,462)(c)     2,574,909
Operating income...................................................         156,392           2,482         4,462           163,336
Other charges:
  Interest and debt expense, net...................................         254,707           4,658         5,445(d)        264,810
  Other, net.......................................................           3,537          (5,437)                         (1,900)
Income (loss) before income taxes from continuing operations.......        (101,852)          3,261          (983)          (99,574)
Provision (benefit) for Income taxes...............................         (16,392)          2,160        (1,960)(e)       (16,192)
Net income (loss)..................................................     $   (85,460)      $   1,101       $   977       $   (83,382)
Loss per common share..............................................     $     (2.35)                                    $     (2.30)

    See notes to pro forma condensed statements of consolidated operations.
                                      F-29

       NOTES TO PRO FORMA CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
     On May 23, 1996, Flagstar Companies, Inc. ("FCI"), through FRD Acquisition Co. ("FRD"), a newly formed subsidiary, consummated the acquisition of the Coco's and Carrows restaurant chains. The acquisition price of $313.4 million was paid in exchange for all of the outstanding stock of FRI-M Corporation ("FRI-M"), the subsidiary of Family Restaurants Inc. ("FRI") which owns the Coco's and Carrows restaurant chains. The total purchase price and the components thereof are as follows:

(in thousands)
FCI cash investment...............................................   $ 75,000
Senior notes payable to FRI.......................................    156,897
Proceeds of term loan.............................................     50,000
Assumption of capital lease obligations...........................     31,500
Acquisition price                                                    $313,397

     The purchase price to be allocated to the assets acquired and liabilities assumed in accordance with the purchase method of accounting is calculated as follows:

Acquisition price                                                    $313,397
Direct costs of the acquisition                                         3,100
Capital lease obligations assumed                                     (31,500)
                                                                     $284,997

     The purchase price has been allocated to the assets acquired and liabilities assumed based on their fair market values. This allocation is summarized as follows:

Current assets................................................   $     10,896
Property, plant and equipment.................................        152,391
Goodwill......................................................        208,466
Other Intangibles.............................................          8,858
Current liabilities...........................................        (71,713)
Long-term liabilities.........................................        (23,901)
                                                                 $    284,997

     The above reflects the final allocation of the purchase price in December 1996 as the result of the finalization of appraisals of the assets acquired. As a result of such finalization, property, plant and equipment was increased by approximately $12 million as compared to the preliminary allocation, with a corresponding decrease in goodwill.
(a) Includes the results of operations of FRI-M for the period subsequent to the acquisition by FRD.
(b) Includes the results of operations of FRI-M for the five months ended May 23, 1996.
(c) Includes the following pro forma adjustments as further described below:

(in thousands)
(1) Adjustment of amortization                                         $   102
(2) Adjustment for reduction in general and administrative expenses     (4,564)
  Total                                                                $(4,462)

        (1) To reflect the reversal of amortization expense related to reorganization costs of FRI-M of $2,200,000 and to reflect the amortization of the excess of the purchase price paid by FRD over the net assets acquired of $2,302,000. The previous reorganization costs were being amortized over a 30 year period and the acquisition related goodwill is being amortized over a 40 year period.
        (2) The adjustment for general and administrative expenses represents reductions in corporate overhead charges previously incurred by FRI-M of $3,892,000 and elimination of the management fee of
                                      F-30

        $1,630,000, both charged to FRI-M by its former parent, offset by an estimated increase in the Registrant's overhead expense of approximately 0.5% of FRI-M operating revenues. The net decrease in general and administrative expenses reflects anticipated cost savings and efficiencies from combining the operations of the Registrant and FRI-M.
(d) To reflect the elimination of interest of $5,658,000 on FRI-M's loan payable to banks, including amortization of deferred financing costs and to reflect interest on (i) the $156,897,000 of notes payable to FRI at an annual interest rate of 12.5%, (ii) the $56,000,000 term loan (including the current portion of $4,000,000) at an annualized interest rate of 8.5%, (iii) assumed borrowings of $5,000,000 on the revolving portion of the Credit Facility at an assumed annual interest rate of 8.5% and (iv) use of $23,000,000 of the revolving portion of the Credit Facility to support letters of credit at an annual interest rate of 3.0% and a commitment fee of 0.5% annually on the unused portion of the revolving portion of the Credit Facility ($7,000,000). The adjustment also includes amortization of the deferred financing costs incurred in connection with the financing of the Acquisition and the accretion of interest on the discounted self insurance reserves. The deferred financing costs of $3,900,000 in connection with the Credit Facility and $600,000 on the Notes are amortized over 39 months and 8 years, respectively.
(e) The pro forma adjustment reflects the fact that the Registrant's net operating losses will offset FRI-M's separate tax provision when calculated on a consolidated basis, except for current foreign and state income taxes.
                                      F-31

                          INDEPENDENT AUDITORS' REPORT
Board of Directors
FRD Acquisition Co.:
We have audited the accompanying combined balance sheets of FRI-M which includes FRI-M Corporation, a wholly owned subsidiary of Family Restaurants, Inc. (The Parent), and certain subsidiaries including those restaurants that make up the Family Restaurant Division and including the FRD Commissary (collectively FRI-M or the Company) as of December 25, 1994 and December 31, 1995 and the related combined statements of operations and net combined equity and cash flows for the year ended December 26, 1993 and the one month ended January 26, 1994 (FRI-Predecessor Company), and the eleven months ended December 25, 1994 and the year ended December 31, 1995 (FRI-Successor Company). These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the combined financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 25, 1994 and December 31, 1995 and the results of their operations and their cash flows for the year ended December 26, 1993 and the one month ended January 26, 1994 (FRI-Predecessor Company), and the eleven months ended December 25, 1994 and the year ended December 31, 1995 (FRI-Successor Company) in conformity with generally accepted accounting principles.
As discussed in note 1 to the combined financial statements, the Parent commenced a Chapter 11 bankruptcy case on November 23, 1993, which was confirmed by the United States Bankruptcy Court for the District of Delaware on January 7, 1994. Accordingly, the accompanying combined financial statements have been prepared in conformity with American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code."
                                         KPMG PEAT MARWICK LLP
Orange County, California
February 9, 1996 except as to the fifth
paragraph of note 7 and note 14 which
are as of May 23, 1996
                                      F-32

                                 FRI-M (NOTE 1)
                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                                    DECEMBER 25,    DECEMBER 31,
                                                                                                        1994            1995
ASSETS
Current assets:
  Cash and cash equivalents......................................................................     $  4,220        $  5,497
  Receivables....................................................................................        7,414           5,439
  Merchandise inventories........................................................................        6,063           5,288
  Net assets held for sale.......................................................................           --          13,248
  Other..........................................................................................        2,220           2,240
     Total current assets........................................................................       19,917          31,712
Property and equipment, net......................................................................      165,285         146,042
Reorganization value in excess of amounts allocable to identifiable assets, net..................      150,632         145,352
Other assets.....................................................................................       15,159           9,741
                                                                                                      $350,993        $332,847
LIABILITIES AND NET COMBINED EQUITY
Current liabilities:
  Loans payable to bank..........................................................................     $ 59,600        $ 79,815
  Current maturities of long-term debt, including capitalized lease obligations..................        4,347           4,915
  Accounts payable...............................................................................       18,930          23,316
  Self-insurance reserve.........................................................................       13,870          16,868
  Other..........................................................................................       29,393          27,830
     Total current liabilities...................................................................      126,140         152,744
Debt, including capitalized lease obligations, less current maturities...........................       32,499          27,502
Net combined equity..............................................................................      192,354         152,601
                                                                                                      $350,993        $332,847

            See accompanying notes to combined financial statements.
                                      F-33

                                 FRI-M (NOTE 1)
                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                        FRI-PREDECESSOR COMPANY          FRI-SUCCESSOR COMPANY
                                                                      FOR THE YEAR     ONE MONTH     ELEVEN MONTHS     FOR THE YEAR
                                                                         ENDED           ENDED           ENDED            ENDED
                                                                      DECEMBER 26,    JANUARY 26,     DECEMBER 25,     DECEMBER 31,
                                                                          1993           1994             1994             1995
Operating revenues.................................................     $487,433        $43,538         $460,636         $501,248
Product cost.......................................................      143,619         12,946          131,436          143,206
Payroll and benefits...............................................      187,757         17,175          170,346          180,922
Occupancy and other operating expenses.............................       78,370          7,130           72,509           79,331
Depreciation and amortization......................................       10,042            778           23,221           28,447
General, administrative and selling expenses.......................       41,035          4,341           40,083           43,535
Franchise fees.....................................................       (4,850)          (539)          (5,389)          (4,371)
Loss on disposition of properties, net.............................          938             --            3,064            2,269
                                                                         456,911         41,831          435,270          473,339
Operating income...................................................       30,522          1,707           25,366           27,909
Interest expense...................................................        4,594            458            6,476           16,515
Income before income taxes.........................................       25,928          1,249           18,890           11,394
Pro forma income tax provision.....................................       10,692            532            9,496            6,670
  Net income.......................................................     $ 15,236        $   717            9,394            4,724
Net combined equity, beginning of period...........................                                      242,275          192,354
Intercompany and equity activity, net..............................                                      (59,315)         (44,477)
Net combined equity, end of year...................................                                     $192,354         $152,601

            See accompanying notes to combined financial statements.
                                      F-34

                                 FRI-M (NOTE 1)
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                        FRI-PREDECESSOR COMPANY          FRI-SUCCESSOR COMPANY
                                                                      FOR THE YEAR     ONE MONTH     ELEVEN MONTHS     FOR THE YEAR
                                                                         ENDED           ENDED           ENDED            ENDED
                                                                      DECEMBER 26,    JANUARY 26,     DECEMBER 25,     DECEMBER 31,
                                                                          1993           1994             1994             1995
Increase (decrease) in cash:
  Cash flows from operating activities:
     Net income....................................................     $ 15,236        $   717         $  9,394         $  4,724
     Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization...............................       10,042            778           23,221           28,447
Amortization of debt issuance costs................................           --             --              463            4,785
       Loss on disposition of properties...........................          938             --            3,064            2,269
       (Increase) decrease in assets:
          Receivables..............................................       (3,032)           503             (486)           1,975
          Inventories..............................................        1,413            199             (377)             775
          Other current assets.....................................       (1,510)         3,365           (3,941)          (2,888)
       Increase (decrease) in liabilities:
          Accounts payable.........................................         (748)          (312)          (4,376)           4,386
          Self-insurance reserves..................................        1,917         (2,430)          (1,776)           2,998
          Other accrued liabilities................................       (2,003)         2,029            3,431           (1,598)
            Total adjustments......................................        7,017          4,132           19,223           41,149
            Net cash provided by operating activities..............       22,253          4,849           28,617           45,873
Cash flows from investing activities -- proceeds from disposal of
  property and equipment...........................................          346             --              283            7,866
Capital expenditures...............................................      (14,720)          (412)         (23,742)         (22,890)
Other..............................................................          650            317             (199)            (881)
            Net cash used in investing activities..................      (13,724)           (95)         (23,658)         (15,905)
Cash flows from financing activities:
  Net intercompany and equity activity.............................       (5,730)        (4,425)         (59,315)         (44,477)
  Borrowings (repayments) of loans payable to bank and long-term
     debt, including capitalized lease obligations.................       (1,746)          (686)          56,184           15,786
            Net cash used in financing activities..................       (7,476)        (5,111)          (3,131)         (28,691)
            Net increase (decrease) in cash and cash equivalents...        1,053           (357)           1,828            1,277
Cash and cash equivalents at beginning of period...................        1,696          2,749            2,392            4,220
Cash and cash equivalents at end of period.........................     $  2,749        $ 2,392         $  4,220         $  5,497

            See accompanying notes to combined financial statements.
                                      F-35

                                 FRI-M (NOTE 1)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                    DECEMBER 25, 1994 AND DECEMBER 31, 1995
(1) ORGANIZATION AND BASIS OF PRESENTATION
The FRI-M combined financial statements combine the financial position and operations of FRI-M Corporation, a wholly owned subsidiary of Family Restaurants, Inc. (the Parent), and certain subsidiaries including those restaurants that make up the Family Restaurant Division (FRD) and including the FRD Commissary, a division of the Parent (collectively, the Company). FRD primarily represents the Coco's and Carrows concept restaurants. The FRI-M combined financial statements exclude the financial position and operations of FRI-MRD Corporation, a wholly owned subsidiary of the FRI-M Corporation which owns El Torito Restaurants, Inc. and Chi-Chi's, Inc., the Traditional Dinnerhouse Division, which operates the Charley Brown's and Reuben's concept restaurants, FRI-Admin Corporation and the Parent. See note 14 regarding the sale of the Company.
Reference to the "FRI-Predecessor Company" refers to the period of ownership of the Company by The Restaurant Enterprises Group, Inc. prior to January 27, 1994. Reference to the "FRI-Successor Company" refers to the period of ownership of the Company by Family Restaurants, Inc. giving effect to information about events occurring upon the Parent's emergence from a Chapter 11 bankruptcy code reorganization (the Reorganization).
At December 31, 1995, the Company operated 349 full-service restaurants located in 10 states, with approximately 74% of its restaurants located in California. FRD restaurants primarily offer moderately priced breakfast, lunch and dinner items. Additionally, as of December 31, 1995, the Company was the licensor of 251 full-service restaurants in Japan and South Korea and the franchisor of 6 family restaurants in the United States.
The combined financial statements of the FRI-Predecessor Company were prepared on a going concern basis, which contemplated continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. While the reorganization plan was in process, the Parent continued in possession of its properties and operated and managed its business as a debtor-in-possession pursuant to the bankruptcy code. The Company applied the provisions of the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," (SOP 90-7) in the December 23, 1993 combined financial statements.
Pursuant to SOP 90-7, the FRI-Predecessor Parent qualified for fresh start reporting as of January 27, 1994. Under this concept, all assets and liabilities of the Parent are restated to current value at the date of reorganization. The Parent obtained an appraisal of the assets and liabilities of the FRI-Successor Company. This appraisal determined the reorganization value (i.e., fair value) of the assets and liabilities of the FRI-Successor Company. The Company utilized the results of this appraisal to implement fresh start reporting, which resulted in reorganization value in excess of amounts allocable to identifiable assets of $155,540,000 at January 27, 1994.
The retained earnings of the FRI-Predecessor Company and the receivable from the Parent Company were eliminated as required by fresh start reporting. The combined balance sheets of the Company as of December 25, 1994 and December 31, 1995 and the accompanying combined statements of operations for the eleven months ended December 25, 1994 and the year ended December 31, 1995 represent that of the FRI-Successor Company which, in effect, is a new entity with assets and liabilities having carrying values not comparable with prior periods. The accompanying combined statements of operations for the year ended December 26, 1993 and for the one month ended January 26, 1994 represent that of the FRI-Predecessor Company.
(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
FISCAL YEAR
The Company reported 1993 and 1994 results of operations based on 52 weeks ending on last Sunday in December.
The Company reported 1995 results of operations based on 53 weeks ending on the last Sunday in December.
                                      F-36

                                 FRI-M (NOTE 1)
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
PRINCIPLES OF COMBINATION
The combined financial statements include the accounts of the operations described in note 1 including their affiliated subsidiaries. All significant affiliated intercompany balances and transactions have been eliminated. ESTIMATIONS
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
INVENTORIES
Inventories consist primarily of food and liquor and are stated at the lower of cost or market. Costs are determined using the first-in, first-out (FIFO) method.
NET ASSETS HELD FOR SALE
Net assets held for sale are carried at the lower of their cost or their fair values, less estimated selling costs.
PRE-OPENING EXPENSES
Certain costs incurred in connection with opening a restaurant which consist solely of direct incremental costs which the Company believes provide a specific quantifiable benefit to future periods and are probable of recovery (principally stocking the restaurant and training staff) are capitalized and amortized on a straight-line basis over one year after opening. Capitalized pre-opening expenses are classified as other current assets in the accompanying combined balance sheet and amounted to $1,285,000 and $745,000 at December 25, 1994 and December 31, 1995, respectively. Amortization of pre-opening expenses, included in depreciation and amortization in the combined statements of income, was $2,747,000 for the year ended December 26, 1993, $235,000 for the one month ended January 26, 1994, $2,644,000 for the eleven months ended December 25, 1994 and $1,917,000 for the year ended December 31, 1995.
PROPERTY AND EQUIPMENT
Property and equipment are stated at appraised value or cost and are depreciated on a straight-line basis over estimated useful lives (buildings principally over 25 to 35 years and furniture, fixtures and equipment over 3 to 10 years). Leasehold improvements are amortized on a straight-line basis over the shorter of estimated useful lives or the terms of related leases. Property under capitalized leases is amortized over the terms of the leases using the straight-line method.
Losses on disposition of properties are recognized when a commitment to divest a restaurant property is made by the Company and include estimated carrying costs through the expected date of disposal.
REORGANIZATION VALUE
Reorganization value in excess of amounts allocable to identifiable assets is amortized using the straight-line method over 30 years. Accumulated amortization of reorganization value amounted to $4,912,000 and $10,192,000 at December 25, 1994 and December 31, 1995, respectively.
IMPAIRMENT OF LONG-LIVED ASSETS
The Company evaluates long-lived assets for impairment by comparison of the carrying value of the assets to estimated undiscounted cash flows expected to be generated from the asset over its estimated useful life. In addition, the Company's evaluation considers data such as continuity of personnel, changes in the operating environment, name identification, competitive information and market trends. Finally, the evaluation considers changes in management's strategic direction or market emphasis. When the foregoing considerations suggest that a deterioration of the financial condition of the Company or any of its restaurants has occurred, the Company measures the amount of an impairment, if any, based on the estimated fair value of
                                      F-37

                                 FRI-M (NOTE 1)
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED each of its restaurants over the remaining amortization period. The Company believes its long-lived assets are not impaired as of December 25, 1994 and December 31, 1995.
SELF-INSURANCE RESERVES
The Parent is self-insured for workers compensation and general liability claims up to $500,000. Provisions for expected future payments are accrued based on the Parent's estimate of its aggregate liability for all open claims, using actuarially determined methods.
FRANCHISE AND LICENSE FEES
Initial franchise and license fees are recognized when all material services have been performed and conditions have been satisfied. Initial fees for all periods presented are insignificant. Monthly fees are accrued as earned based on the respective monthly sales. Such fees totaled $4,850,000 for the year ended December 26, 1993, $539,000 for the one month ended January 26, 1994, $5,389,000 for the eleven months ended December 25, 1994 and $4,371,000 for the year ended December 31, 1995.
ADVERTISING
Production costs of commercials, programming and the costs of other advertising, promotion and marketing programs are expensed in the year incurred and are included in occupancy and other operating expenses in the combined statement of operations. Such costs totaled $12,910,000 for the year ended December 26, 1993, $1,318,000 for the one month ended January 26, 1994, $13,068,000 for the eleven months ended December 25, 1994 and $16,328,000 for the year ended December 31, 1995.
PRO FORMA INCOME TAXES
The accompanying combined financial statements combine the accounts of subsidiaries and divisions and exclude some operations of the combined entities. Some combined entities are not taxable entities, but all are included in the consolidated tax return of the parent. For financial reporting purposes, a pro forma tax expense has been provided at 40% of reported combined income excluding amortization of certain intangibles.
(3) RECEIVABLES
A summary of receivables follows:

                                                                                1994          1995
Trade, principally credit cards...........................................   $  886,000    $  924,000
License and franchise fees and related receivables........................    4,751,000     3,286,000
Receivable from distributors..............................................      668,000       645,000
Note receivable, net......................................................      751,000        31,000
Other, net................................................................      358,000       553,000
                                                                             $7,414,000    $5,439,000

(4) Net Assets Held for Sale
As a result of the Parent's efforts to improve cash flows (see note 7), the Company has identified certain FRD restaurants for potential sale/leaseback financing transactions. During 1995, the Company entered into 8 such transactions, resulting in proceeds of $8,665,000, $999,000 less than carrying values. As of December 31, 1995, 12 additional restaurants, whose estimated fair value approximates carrying value, are to be financed under this program. The carrying value of these restaurants at December 31, 1995 is $13,248,000. These transactions result in estimated proceeds being less than carrying amounts by $1,869,000, which will be deferred and amortized over the lease terms, as these net losses result from financing transactions and the estimated fair values cover the deferred losses.
                                      F-38

                                 FRI-M (NOTE 1)
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
(5) PROPERTY AND EQUIPMENT
A summary of property and equipment follows:

                                                                            1994            1995
Land.................................................................   $ 19,783,000    $ 11,821,000
Buildings and improvements...........................................    110,974,000     110,385,000
Furniture, fixtures and equipment....................................     41,090,000      54,569,000
Projects under construction..........................................      7,885,000       3,662,000
                                                                         179,732,000     180,437,000
Less accumulated depreciation and amortization.......................    (14,447,000)    (34,395,000)
                                                                        $165,285,000    $146,042,000

Property under capitalized leases in the amount of $37,520,000 and $36,869,000 at December 25, 1994 and December 31, 1995, respectively, is included in buildings and improvements. Accumulated amortization of property under capital leases amounted to $4,219,000 and $8,811,000 at December 25, 1994 and December 31, 1995, respectively. Capital leases primarily relate to the building on certain restaurants properties; the land portions of these leases are accounted for as operating leases.
Depreciation and amortization relating to property and equipment was $6,494,000 for the year ended December 26, 1993, $463,000 for the one month ended January 26, 1994, $15,728,000 for the eleven months ended December 25, 1994, and $21,297,000 for the year ended December 31, 1995, of which $2,600,000, $204,000,
$4,647,000 and $4,624,000, respectively, was related to amortization of property under capitalized leases.
A majority of the capitalized and operating leases have original terms of 25 years, and substantially all of these leases expire in the year 2005 or later. Most leases have renewal options. The leases generally provide for payment of minimum annual rent, real estate taxes, insurance and maintenance and, in most cases, contingent rent, calculated as a percentage of sales, in excess of minimum rent. The total amount of contingent rent under capitalized leases for the year ended December 26, 1993, the one month ended January 26, 1994, the eleven months ended December 25, 1994 and the year ended December 31, 1995 was $3,089,000, $207,000, $2,914,000 and $3,107,000 respectively. Total rental expense for all operating leases comprised the following:

                                                             ONE MONTH     ELEVEN MONTHS
                                             YEAR ENDED        ENDED           ENDED          YEAR ENDED
                                            DECEMBER 26,    JANUARY 26,     DECEMBER 25,     DECEMBER 31,
                                                1993           1994             1994             1995
Minimum rent.............................   $ 11,130,000    $   845,000     $ 11,066,000     $ 12,568,000
Contingent rent..........................      1,651,000        113,000        1,621,000        2,245,000
Leased equipment rent....................      2,070,000        189,000        1,810,000        1,343,000
Sublease rent............................        (81,000)        (5,000)        (174,000)        (321,000)
                                            $ 14,770,000    $ 1,142,000     $ 14,323,000     $ 15,835,000

                                 FRI-M (NOTE 1)
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
At December 31, 1995, the present value of capitalized lease payments and the future minimum lease payments on noncancelable operating leases were:

                                                                         CAPITALIZED     OPERATING
DUE IN                                                                     LEASES          LEASES
1996..................................................................   $ 6,699,000    $ 13,711,000
1997..................................................................     6,559,000      13,041,000
1998..................................................................     6,297,000      12,692,000
1999..................................................................     5,867,000      12,157,000
2000..................................................................     5,095,000      11,365,000
Later years...........................................................    14,137,000      74,027,000
  Total minimum lease payments........................................    44,654,000    $136,993,000
Interest..............................................................   (13,201,000)
  Present value of minimum lease payments.............................   $31,453,000

The future lease payments summarized above include commitments for lease properties included in the Company's divestiture program.
(6) OTHER ASSETS
A summary of other assets follows:

                                                                             1994           1995
Debt issuance costs....................................................   $ 5,534,000    $        --
Franchise operating rights.............................................     8,728,000      8,108,000
Liquor licenses........................................................       383,000        411,000
Other..................................................................       514,000      1,222,000
                                                                          $15,159,000    $ 9,741,000

Franchise operating rights are stated at their appraised value determined as of the date of the Reorganization, based on royalty income streams, and are amortized over 15 years. Debt issuance costs are amortized over the term of the related debt agreement (see note 7).
(7) LONG-TERM DEBT, INCLUDING CAPITALIZED LEASE OBLIGATIONS
Long-term debt, including capitalized lease obligations, is comprised of the following:

                                                                             1994           1995
Revolving credit facility..............................................   $59,600,000    $79,815,000
Capitalized lease obligations..........................................   $35,591,000    $31,453,000
Mortgage notes, 12 1/4%-12 1/2%, due 1996-1998.........................     1,005,000        750,000
Other..................................................................       250,000        214,000
                                                                           36,846,000     32,417,000
Amount due within one year.............................................     4,347,000      4,915,000
                                                                          $32,499,000    $27,502,000

In January 1994, FRI-M Corporation entered into a Credit Facility Agreement with $150 million in senior secured revolving credit facilities with a $100 million sub-limit for standby letters of credit which is used for general corporate purposes including working capital, debt service and capital expenditure requirements. The Credit Facility terminates and obligations thereunder are immediately due and payable on January 27, 1999.
Borrowings outstanding under the Credit Facility bear interest at a rate of 10.0% at December 31, 1995. On August 1, 1995, the Company borrowed $14,625,000 under this Credit Facility to fund an interest payment made on the Parent's
10 7/8%
                                      F-40

                                 FRI-M (NOTE 1)
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
Senior Subordinated Notes (Senior Notes). This amount was paid off in December 1995. On February 1, 1996, the Company borrowed $14,625,000 to fund an additional interest payment on the Parent's Senior Notes.
Standby letters of credit are issued under the Credit Facility primarily to provide security for future amounts payable by the Company under its workers' compensation insurance program ($37,600,000 of such letters of credit were outstanding as of December 31, 1995).
The Credit Facility contains various covenants including the maintenance of certain financial ratios. At December 31, 1995, the Parent and certain of its subsidiaries were suffering from deficit cash flows from operations and made required debt service payments on other obligations through borrowings on the Credit Facility. Accordingly, the Parent has failed to comply with certain of such financial covenants. However, the banks under the Credit Facility (the Banks) have agreed to waive such noncompliance, through July 31, 1996. In accordance with generally accepted accounting principles, and since the waivers only extend to July 31, 1996, at this time the Company classified the outstanding balance of $79,815,000 at December 31, 1995 as a current liability. Further, the amortization of the related debt issuance costs was accelerated assuming the debt will be retired or replaced earlier. In connection with the sale of the Company (see note 14), the Credit Facility was paid off and is not available for additional borrowings by FRI-M.
The mortgage notes were issued to a group of institutional lenders and are collateralized by mortgages covering nine restaurants having book values of approximately $8,197,000 at December 31, 1995.
Maturities of long-term debt, including capitalized lease obligations, during the five years subsequent to December 31, 1995 are as follows: $4,915,000 in 1996, $4,307,000 in 1997, $4,300,000 in 1998, $4,009,000 in 1999, $3,661,000 in
2000 and $11,225,000 thereafter.
(8) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
The recorded amounts of the Company's cash, self-insurance reserves, other accrued liabilities, and revolving credit borrowings at December 25, 1994 and December 31, 1995 approximate fair value. The fair value of the Company's long-term debt, excluding capitalized lease obligations, based on an estimate using a discount rate which the Company believes would be currently available to it for debt with similar terms and average maturities, approximates its carrying value.
(9) OTHER ACCRUED LIABILITIES
A summary of other accrued liabilities follows:

                                                                             1994           1995
Wages, salaries, accrued vacation and bonuses..........................   $13,128,000    $13,894,000
Sales tax..............................................................     6,363,000      4,452,000
Property taxes.........................................................     1,225,000      1,354,000
Accrued rent...........................................................     2,584,000      2,707,000
Utilities..............................................................     1,255,000      1,300,000
Other..................................................................     4,838,000      4,123,000
                                                                          $29,393,000    $27,830,000

(10) PRO FORMA INCOME TAXES
The Company reported income before income tax provision for the year ended December 26, 1993, the one month ended January 26, 1994, the eleven months ended December 25, 1994 and the year ended December 31, 1995. For financial reporting purposes, a pro forma tax expense equal to 40% of reported earnings, excluding certain amortization of intangibles, has been provided in the statements of operations.
                                      F-41

                                 FRI-M (NOTE 1)
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
Upon the Reorganization on January 27, 1994, the Parent's net operating loss carryovers and other tax attributes were reduced significantly for Federal income tax purposes. In addition, because the consummation of the Reorganization triggered an ownership change of the Parent for Federal income tax purposes, the Parent's and the Company's post-Reorganization use of its remaining net operating loss carryovers for regular and alternative minimum Federal income tax purposes is subject to an annual limitation in an amount equal to the product of
(i) the long-term tax-exempt rate prevailing on the closing date of the Reorganization and (ii) the value of the Parent's stock, increased to reflect the cancellation of indebtedness pursuant to the Reorganization (but without taking into account contributions to capital pursuant to the Reorganization). The Parent's annual limit is approximately $5,300,000.
At December 31, 1995, the Parent and its subsidiaries had additional tax credit carryforwards of approximately $1,981,000 not utilized by a former owner (Former Owner). In accordance with a previous acquisition, the Parent must reimburse the Former Owner for 75% of the benefit of these tax credits if they are utilized in future Company tax returns.
(11) RELATIONSHIPS WITH PARENT
The Company's FRI-Successor and FRI-Predecessor Parent provide certain financial, administrative, legal and staff functions and services. These costs are allocated to the Company based on number of opened and operating units. The Company believes that this method is reasonable. The management fee for these services was $3,410,000 for the year ended December 26, 1993, $257,000 for the one month ended January 26, 1994, $2,626,000 for the eleven months ended December 25, 1994, and $2,634,000 for the year ended December 31, 1995. These costs are included in general and administrative expenses in the combined statements of operations. Further, interest expense associated with the revolving credit loan is also allocated to the subsidiaries, based on current liabilities outstanding. The Company deposits cash in excess of its operating requirements with its Parent, and the Parent advances funds to the Company to finance expansion of its restaurant business. These deposits and advances have been made on an interest-free basis.
The Company is charged premiums by its Parent for certain insurance coverage provided under the Parent's insurance plans (employee group medical and life, workers compensation, general liability and property insurance). During the year ended December 26, 1993, the one month ended January 26, 1994, the eleven months ended December 25, 1994 and the year ended December 31, 1995, such premium charges amounted to $16,393,000, $1,286,000, $14,358,000 and $12,730,000,
respectively.
A summary of intercompany and equity activity, for 1994 and 1995 follows. FRI-Predecessor information is not presented as it is not considered relevant.

                                                                           ELEVEN MONTHS
                                                                               ENDED         YEAR ENDED
                                                                           DECEMBER 25,     DECEMBER 31,
                                                                               1994             1995
Net combined equity, beginning of period................................     $ 242,275        $192,354
Allocation of management expenses.......................................         2,626           2,634
Pro forma income tax provision..........................................         9,496           6,670
(Borrowings) repayments on revolving credit facility....................       (56,184)        (15,786)
Self-insurance premium charges..........................................        14,358          12,730
Change in intercompany..................................................       (29,611)        (50,725)
Net income..............................................................         9,394           4,724
Net combined equity, end of period......................................     $ 192,354        $152,601

(12) BENEFIT PLANS
The Parent maintains several incentive compensation and related plans for executives and key operating personnel of its subsidiaries, including restaurant and field management. Total expenses for these plans included in the combined statements of operations were $5,252,000 for the year ended December 26, 1993, $413,000 for the one month ended January 26, 1994, $4,718,000 for the eleven months ended December 25, 1994 and $2,235,000 for the year ended December 31, 1995.
                                      F-42

                                 FRI-M (NOTE 1)
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
The Company participated in savings and investment plans sponsored by the Parent. Substantially all of the Company's salaried employees were eligible to participate in the plans. The Company's expenses under such plans for the year ended December 26, 1993, the one month ended January 26, 1994, the eleven months ended December 25, 1994, and the year ended December 31, 1995 were $15,000, $0, $17,000 and $159,000, respectively.
(13) CONTINGENCIES
The Parent and the Company are involved in various litigation matters incidental to their business. The Company does not believe that any of the claims or actions filed against it will have a material adverse effect upon the combined financial position and results of operations of the Company.
(14) SUBSEQUENT EVENTS
Flagstar Corporation (Flagstar), through a newly-formed company, FRD Acquisition Co. (Acquisition Co.), acquired 100% of the capital stock of FRI-M Corporation and certain of its Family Restaurant Division operating subsidiaries (see note
1) on May 23, 1996 for a purchase price of approximately $306,000,000 (the Acquisition). Acquisition Co. financed the Acquisition with $125,000,000 in cash, $150,000,000 in 12 1/2% senior notes and the assumption of approximately $31,000,000 in lease and other debt obligations of FRI-M Corporation. The $125,000,000 in cash paid to the Parent was funded by a $75,000,000 equity investment from Flagstar and a $50,000,000 loan from FRI-M Corporation. In order to fund the loan and provide a source of working capital, FRI-M obtained at the May 23, 1996 closing of the Acquisition, a new credit facility consisting of a $56,000,000, 39-month senior term loan and a $35,000,000 working capital facility to support letters of credit and for working capital purposes.
                                      F-43

                                 FRI-M (NOTE 1)
                        COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                                                     MARCH 31,
                                                                                                                       1996
                                                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents......................................................................................    $   5,410
  Receivables....................................................................................................        6,958
  Merchandise inventories........................................................................................        5,184
  Net assets held for sale.......................................................................................        2,338
  Other..........................................................................................................        1,812
     Total current assets........................................................................................       21,702
Property and equipment, net......................................................................................      141,671
Reorganization value in excess of amounts allocable to indentifiable assets, net.................................      144,056
Other assets.....................................................................................................        9,755
                                                                                                                     $ 317,184
LIABILITIES AND NET COMBINED EQUITY
Current liabilities:
  Loans payable to bank..........................................................................................    $  91,223
  Current maturities of long-term debt, including capitalized lease obligations..................................        4,912
  Accounts payable...............................................................................................       21,923
  Self-insurance reserve.........................................................................................       18,091
  Other..........................................................................................................       23,056
     Total current liabilities...................................................................................      159,205
Debt, including capitalized lease obligations, less current maturities...........................................       25,780
Net combined equity..............................................................................................      132,199
                                                                                                                     $ 317,184

            See accompanying notes to combined financial statements.
                                      F-44

                                 FRI-M (NOTE 1)
                  COMBINED CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                   THREE MONTHS    THREE MONTHS
                                                                                                      ENDED           ENDED
                                                                                                    MARCH 26,       MARCH 31,
                                                                                                       1995            1996
                                                                                                           (UNAUDITED)
Operating revenues..............................................................................     $117,596        $118,996
Product cost....................................................................................       33,503          33,090
Payroll and benefits............................................................................       44,492          45,271
Occupancy and other operating expenses..........................................................       23,330          22,347
Depreciation and amortization...................................................................        6,471           6,926
General and administrative expenses.............................................................        6,878           7,361
Franchise fees..................................................................................       (1,415)           (844)
Loss on disposition of properties, net..........................................................            5             120
                                                                                                      113,264         114,271
Operating income................................................................................        4,332           4,725
Interest expense, net...........................................................................        2,750           3,931
Income before income taxes......................................................................        1,582             794
Income tax provision............................................................................        1,161             846
Net income (loss)...............................................................................     $    421        $    (52)
Net combined equity, beginning of period........................................................      192,354         152,601
Intercompany and equity activity, net...........................................................      (36,253)        (20,350)
Net combined equity, end of period..............................................................     $156,522        $132,199

            See accompanying notes to combined financial statements.
                                      F-45

                                     FRI-M
                  COMBINED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                   THREE MONTHS    THREE MONTHS
                                                                                                      ENDED           ENDED
                                                                                                    MARCH 26,       MARCH 31,
                                                                                                       1995            1996
                                                                                                           (UNAUDITED)
Increase (decrease) in cash:
  Cash flows from operating activities:
     Net income (loss)..........................................................................     $    421        $    (52)
     Adjustments to reconcile net income to cash provided by operating activities:
       Depreciation and amortization............................................................        6,471           6,926
       Amortization of debt issuance costs......................................................        5,052             738
       Loss on disposition of properties........................................................            5             120
       (Increase) decrease in assets:
          Receivables...........................................................................       (1,396)         (1,519)
          Inventories...........................................................................          682             104
          Other current assets..................................................................          816          (1,083)
       Increase (decrease) in liabilities:
          Accounts payable......................................................................        2,215          (1,393)
          Self-insurance reserves...............................................................        4,630           1,223
          Other accrued liabilities.............................................................       (5,427)         (5,034)
            Total adjustments...................................................................       13,048              82
            Net cash provided by operating activities...........................................       13,469              30
Cash flows from investing activities -- proceeds from disposal of property and equipment........        5,166          11,649
Capital expenditures............................................................................       (8,825)         (1,335)
Other...........................................................................................           --             (26)
            Net cash provided by (used in) investing activities.................................       (3,659)         10,288
Cash flows from financing activities:
  Net intercompany and equity activity..........................................................      (36,253)        (20,350)
  Repayment of loans payable to bank and long-term debt, including capitalized lease
     obligations................................................................................       27,589           9,945
            Net cash used in financing activities...............................................       (8,664)        (10,405)
            Net increase (decrease) in cash and cash equivalents................................        1,146             (87)
Cash and cash equivalents at beginning of period................................................        4,220           5,497
Cash and cash equivalents at end of period......................................................     $  5,366        $  5,410

            See accompanying notes to combined financial statements.
                                      F-46

                                     FRI-M
                NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS
                       MARCH 26, 1995 AND MARCH 31, 1996
                                  (UNAUDITED)
(1) ORGANIZATION AND BASIS OF PRESENTATION
     The combined condensed financial statements combine the financial position and operations of FRI-M Corporation, a wholly owned subsidiary of Family Restaurants, Inc. (the Parent), and certain subsidiaries including those restaurants that make up the Family Restaurant Division (FRD) and including the FRD Commissary, a division of the Parent (collectively, the Company). FRD primarily represents the Coco's and Carrows concept restaurants.
(2) FINANCIAL STATEMENTS
     The accompanying combined condensed financial statements have been prepared in accordance with Securities and Exchange Commission Regulation S-X. Reference is made to the notes to the combined financial statements for the year ended December 31, 1995, for information with respect to the Company's significant accounting and financial reporting policies as well as other pertinent information. The Company believes that all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of the interim periods presented have been made. The results of operations for the quarter ended March 31, 1996, are not necessarily indicative of those for the full year.
(3) IMPAIRMENT OF LONG-LIVED ASSETS
     Effective January 1, 1996, the Company adopted SFAS No, 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which generally requires the assessment of certain long-lived assets for possible impairment when events or circumstances indicate the carrying value of these assets may not be recoverable.
     The Company evaluates property and equipment for impairment by comparison of the carrying value of the assets to estimated undiscounted cash flows (before interest charges) expected to be generated by the asset over its estimated useful life. In addition, the Company's evaluation considers data such as continuity of personnel, changes in the operating environment, name identification, competitive information and market trends. Finally, the evaluation considers changes in management's strategic direction or market emphasis. When the foregoing considerations suggest that a deterioration of the financial condition of the Company or any of its assets has occurred, the Company measures the amount of an impairment, if any, based on the estimated fair value of each of its assets over the remaining amortization period.
     The Company believes that there has been no impairment of its long-lived assets based on re-engineering and re-positioning plans currently under development, other than impairment already recognized in connection with various properties held for sale.
                                      F-47

                                   APPENDIX I
                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re                                                      )          Case No. [               ]
                                                           )
FLAGSTAR COMPANIES, INC.,                                  )          Chapter 11
FLAGSTAR CORPORATION,                                      )
                                                           )
          Debtors.                                         )
                                                           )

                     DEBTORS' JOINT PLAN OF REORGANIZATION
                           DATED AS OF [      ], 1997
     IMPORTANT: A BANKRUPTCY CASE HAS NOT BEEN FILED AS OF THE DATE HEREIN Robert A. Klyman
Gregory O. Lunt
LATHAM & WATKINS
633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
(213) 485-1234
Martin N. Flics
LATHAM & WATKINS
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200
COUNSEL FOR
FLAGSTAR COMPANIES, INC.
AND FLAGSTAR CORPORATION
Martin J. Bienenstock
WEIL, GOTSHAL & MANGES L.L.P.
767 Fifth Avenue
New York, New York 10153
(212) 310-8000
CO-COUNSEL FOR
FLAGSTAR COMPANIES, INC.
AND FLAGSTAR CORPORATION
Laura Davis Jones
YOUNG, CONAWAY, STARGATT & TAYLOR
Rodney Square North, Eleventh Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
(302) 571-6600
CO-COUNSEL FOR
FLAGSTAR COMPANIES, INC.
AND FLAGSTAR CORPORATION

                               TABLE OF CONTENTS

                                                                                                                          PAGE
I.      INTRODUCTION...................................................................................................       4
II.     DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION..........................................................       5
        A. Definitions.................................................................................................       5
        B. Interpretation And Computation Of Time......................................................................      10
           1. Defined Terms............................................................................................      10
           2. Rules Of Interpretation..................................................................................      10
           3. Time Periods.............................................................................................      10
III.    DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS.................................................................      11
        A. Secured Claims..............................................................................................      11
        B. Unsecured Claims............................................................................................      11
        C. Interests And Claims Relating To Interests..................................................................      11
IV.     GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS.......................................................      11
        A. Unclassified Claims.........................................................................................      11
           1. Administrative Claims....................................................................................      11
        a. General.....................................................................................................      11
        b. Payment Of Statutory Fees...................................................................................      12
        c. Treatment Of Priority Tax Claims............................................................................      12
        d. Bar Date For Administrative Claims..........................................................................      12
        (1) General Provisions.........................................................................................      12
        (2) Professionals..............................................................................................      12
        (3) Ordinary Course Liabilities................................................................................      12
        (4) Tax Claims.................................................................................................      13
        B. Treatment of Secured Claims.................................................................................      13
           1. Class 1 (Bank Claims)....................................................................................      13
           2. Class 2A et seq. (Other Secured Claims)..................................................................      13
        C. Treatment of Unsecured Claims...............................................................................      13
           1. Class 3 (Priority Claims)................................................................................      13
           2. Class 4 (Senior Unsecured Claims)........................................................................      13
           3. Class 5 (Senior Subordinated Claims).....................................................................      13
           4. Class 6 (Junior Subordinated Claims).....................................................................      14
           5. Class 7 (General Unsecured Claims).......................................................................      14
        D. Interests...................................................................................................      15
           1. Class 8 (Interests of Holders of Old FCI Preferred Stock)................................................      15
           2. Class 9 (Interests of Holders of Old FCI Common Stock)...................................................      15
           3. Class 10 (Interests of Holders of Old Stock Rights and all Claims arising
              out of such Old Stock Rights)............................................................................      16
           4. Class 11 (Securities Claims).............................................................................      16
           5. Class 12 (FCI's 100% Ownership Interest in Flagstar).....................................................      16
        E. Treatment of Trade Creditors and Employees under the Plan...................................................      16
           1. Treatment of Trade Claims................................................................................      16
           2. Treatment of Employee Claims.............................................................................      16
        F. Modification of Treatment of Claims.........................................................................      17
        G. Registration of New Common Stock............................................................................      17
        H. Listing of New Common Stock.................................................................................      17
V.      DISTRIBUTIONS UNDER THE PLAN...................................................................................      18
        A. Disbursing Agent............................................................................................      18
        B. Timing of Distributions.....................................................................................      18
        C. Methods of Distributions....................................................................................      18
           1. Cash Payments............................................................................................      18
           2. Transfers of New Common Stock and New Warrants...........................................................      18
           3. Compliance With Tax Requirements.........................................................................      18
        D. Pro Rata Distribution.......................................................................................      19
        E. Record Date.................................................................................................      19
        F. Surrender of Cancelled Debt Instruments or Securities.......................................................      19
           1. Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments..................................      19
           2. Failure to Surrender Cancelled Instrument................................................................      19
        G. Undeliverable or Unclaimed Distributions....................................................................      19
        H. Objections to Claims and Authority to Prosecute Objections; Claims Resolution...............................      20
           1. Generally................................................................................................      20
           2. Professionals, Administrative Claims, Trade Claims and Employee Claims...................................      20
        I. Disputed Claims; Reserve and Estimations....................................................................      20
           1. Treatment of Disputed Claims.............................................................................      20
           2. Distributions on Account of Disputed Claims Once They Are Allowed........................................      21

                                                                                                                          PAGE
        J. Setoffs.....................................................................................................      21
        K. Termination of Subordination................................................................................      21
VI.     INDIVIDUAL HOLDER PROOFS OF INTEREST...........................................................................      21
VII.    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES..........................................................      21
        A. Assumptions.................................................................................................      21
        B. Cure of Defaults in Connection with Assumption..............................................................      21
        C. Rejections..................................................................................................      22
        D. Bar Date for Rejection Damages..............................................................................      22
VIII.   ACCEPTANCE OR REJECTION OF THIS PLAN...........................................................................      22
        A. Voting Classes..............................................................................................      22
        B. Presumed Acceptance of Plan.................................................................................      22
        C. Presumed Rejections of Plan.................................................................................      22
        D. Voting Instructions.........................................................................................      22
        E. Voting Deadline and Extensions..............................................................................      22
        F. Confirmability of Plan and Cramdown.........................................................................      23
IX.     MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN.............................................................      23
        A. Merger......................................................................................................      23
        B. Corporate Action............................................................................................      23
           1. Cancellation Of Old Securities And Related Agreements....................................................      23
           2. Certificate Of Incorporation And Bylaw Amendments........................................................      23
           3. Management Of Reorganized Flagstar.......................................................................      23
        C. New Credit Agreement........................................................................................      23
        D. Implementation..............................................................................................      24
        E. Other Documents And Actions.................................................................................      24
        F. Payment of Statutory Fees...................................................................................      24
        G. Term of Injunctions or Stays................................................................................      24
        H. No Interest.................................................................................................      24
        I. Retiree Benefits............................................................................................      24
        J. Issuance of New Securities..................................................................................      24
X.      CONFIRMATION AND EFFECTIVE DATE CONDITIONS.....................................................................      24
        A. Conditions To Confirmation..................................................................................      24
        B. Conditions To Effective Date................................................................................      25
        C. Waiver of Conditions to Confirmation and Effective Date.....................................................      25
XI.     EFFECTS OF PLAN CONFIRMATION...................................................................................      25
        A. Discharge Of Debtors And Injunction.........................................................................      25
        B. Limitation Of Liability.....................................................................................      26
        C. Releases....................................................................................................      26
        D. Indemnification.............................................................................................      26
        E. Vesting of Assets...........................................................................................      27
        F. Preservation Of Causes Of Action............................................................................      27
        G. Retention of Bankruptcy Court Jurisdiction..................................................................      27
        H. Failure of Bankruptcy Court to Exercise Jurisdiction........................................................      28
        I. Committees..................................................................................................      28
XII.    MISCELLANEOUS PROVISIONS.......................................................................................      29
        A. Final Order.................................................................................................      29
        B. Modification Of The Plan....................................................................................      29
        C. Revocation Of The Plan......................................................................................      29
        D. Severability Of Plan Provisions.............................................................................      29
        E. Successors And Assigns......................................................................................      29
        F. Saturday, Sunday Or Legal Holiday...........................................................................      30
        G. Post-Effective Date Effect Of Evidences Of Claims Or Interests..............................................      30
        H. Headings....................................................................................................      30
        I. Governing Law...............................................................................................      30
        J. No Liability For Solicitation Or Participation..............................................................      30
        K. No Admissions or Waiver of Objections.......................................................................      31

                                       I.
                                  INTRODUCTION
     Flagstar Companies, Inc. (defined herein as FCI) and its wholly-owned subsidiary Flagstar Corporation (defined herein as FLAGSTAR, and collectively with FCI as Debtors) hereby propose the following Plan of Reorganization (defined herein as the PLAN) for the resolution of the Debtors' outstanding creditor claims and equity interests and request Confirmation of the Plan pursuant to Section 1129 of the Bankruptcy Code.
     All Holders of Claims and Interests are encouraged to read the Plan and the accompanying solicitation materials in their entirety before voting to accept or reject the Plan. No materials, other than the accompanying solicitation materials and any exhibits and schedules attached thereto or referenced therein, have been approved by the Debtors for use in soliciting acceptances or rejections of the Plan.
     NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, ALL STATEMENTS IN THIS PLAN AND THE ACCOMPANYING SOLICITATION MATERIALS CONCERNING THE HISTORY OF THE DEBTORS' BUSINESSES, THE PAST OR PRESENT FINANCIAL CONDITION OF THE DEBTORS, TRANSACTIONS TO WHICH THE DEBTORS WERE OR ARE PARTY, OR THE EFFECT OF CONFIRMATION OF THE PLAN ON SECURED CREDITORS, UNSECURED CREDITORS OR EQUITY SECURITY HOLDERS ARE ATTRIBUTABLE EXCLUSIVELY TO THE DEBTORS AND NOT TO ANY OTHER PARTY.
                                      I-4

                                      II.
             DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION
A. DEFINITIONS.
     In addition to such other terms as are defined in other sections of the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan:
      1. "10 3/4% SENIOR NOTES" means the $270 million of 10 3/4% Senior Notes due on September 15, 2001 issued by Flagstar in September 1993.
      2. "10 7/8% SENIOR NOTES" means the $280 million of 10 7/8% Senior Notes due on December 1, 2002 issued by Flagstar in November 1992.
      3. "11.25% DEBENTURES" means the $722.4 million of 11.25% Senior Subordinated Debentures due on November 1, 2004 issued by Flagstar in November 1992.
      4. "11 3/8% DEBENTURES" means the $125 million of 11.375% Senior Subordinated Debentures due on September 15, 2003 issued by Flagstar in September 1993.
      5. "AD HOC DEBENTUREHOLDERS COMMITTEE" means Loomis Sayles & Company, Inc. (as investment manager for certain discretionary accounts), Magten Asset Management Corporation (as investment manager for certain discretionary accounts), Moore Capital Management, Inc., or such other representatives of the Senior Subordinated Claims as may be designated from time to time.
      6. "ADMINISTRATIVE CLAIM" means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of a Chapter 11 case of preserving the estate or operating the business of the Company (including wages, salaries and commissions for services), loans and advances to the Company made after the Petition Date, compensation for legal and other services and reimbursement of expenses awarded or allowed under Section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits, certain reclamation claims, and all fees and charges against the estate under chapter 123 of Title 28, United States Code.
      7. "ALLOWED CLAIM" or "ALLOWED INTEREST" means a Claim against or Interest in the Debtors to the extent that
       a. a proof of such Claim or Interest
          (1) was timely Filed and served upon the Debtors and no objection to the Claim or Interest is Filed within the time fixed by the Bankruptcy Court for such objections; or
          (2) is deemed Filed under applicable law or pursuant to a Final Order of the Bankruptcy Court and no objection to the Claim or Interest is Filed within the time fixed by the Bankruptcy Court for such objections; or
          (3) is Allowed pursuant to subparagraphs b or c of this paragraph 7.
       b. If the Debtors File an objection to a proof of Claim or Interest within a time fixed by the Bankruptcy Court, the Claim or Interest shall be Allowed to the extent of
          (1) any amount of such Claim or Interest to which the Debtors did not object;
          (2) any amount otherwise authorized by Final Order or the Plan; or
          (3) any amount temporarily allowed by an Order for purposes of voting on the Plan.
     c. Upon the execution of the Stipulations of Amount and Nature of Claim referred to in Section [V.I.1] hereof, the relevant claimant's claim shall be deemed allowed for all purposes under this Plan, including but not limited to voting on this Plan and receiving distributions under this Plan, without the necessity of filing any proofs of Claim with respect thereto.
     "ALLOWED ADMINISTRATIVE CLAIM," "ALLOWED PRIORITY TAX CLAIM," "ALLOWED SECURED CLAIM" and "ALLOWED UNSECURED CLAIM" have correlative meanings.
      8. "ALLOWED CLASS ... CLAIM" means an Allowed Claim in the particular Class described.
      9. "ALLOWED CLASS ... INTEREST" means an Allowed Interest in the particular Class described.
                                      I-5

     10. "BANK CLAIMS" means obligations of Flagstar, if any, under its secured guarantee of the obligations under the Second Amended and Restated Credit Agreement, dated as of April 10, 1996, among TWS Funding, Inc., as borrower, Flagstar, certain lenders and co-administrative agents named therein, and Citibank, N.A., as funding agent.
     11. "BANKRUPTCY CODE" means title 11 of the United States Code, as now in effect or hereafter amended if such amendments are made applicable to the Reorganization Cases.
     12. "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District in which the Reorganization Cases are Filed, or if such Court ceases to exercise jurisdiction over the Reorganization Cases, such court or adjunct thereof that exercises jurisdiction over the Reorganization Cases in lieu of the United States Bankruptcy Court for such District.
     13. "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, as applicable from time to time in the Reorganization Cases.
     14. "BUSINESS DAY" means any day other than a Saturday, a Sunday or a "LEGAL HOLIDAY" (as defined in Bankruptcy Rule 9006(a)).
     15. "CASH" means currency, a certified check, a cashier's check or a wire transfer of good funds from any source, or a check drawn on a domestic bank from Reorganized Flagstar or other Person making any distribution under the Plan.
     16. "CLAIM" means a claim against either of the Debtors, whether or not asserted or allowed, as defined in section 101(5) of the Bankruptcy Code.
     17. "CLASS" means a class of Claims or Interests designated pursuant to the Plan.
     18. "CLERK" means the Clerk of the Bankruptcy Court.
     19. "COMMITTEE" means any statutory committee of creditors or equity interest Holders of the Debtors appointed by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code.
     20. "COMPANY" means Flagstar and FCI, collectively and individually as appropriate from the context, as Debtors.
     21. "CONFIRMATION" means the entry by the Bankruptcy Court of the Confirmation Order.
     22. "CONFIRMATION DATE" means the date on which the Clerk enters the Confirmation Order on the Docket.
     23. "CONFIRMATION HEARING" means the hearing on confirmation of the Plan, as the Plan may be modified hereafter.
     24. "CONFIRMATION ORDER" means the Order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.
     25. "CREDITORS COMMITTEE" means the official committee of creditors of the Debtors appointed by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code or, if no such committee is appointed, the Ad Hoc Debentureholders Committee.
     26. "DEBTORS" means, collectively, FCI and Flagstar, as debtors and Debtors In Possession.
     27. "DEBTORS IN POSSESSION" means the Debtors, when acting in the capacity of representatives of the Estates in the Reorganization Cases.
     28. "DESIGNATED PROFESSIONAL" means Latham & Watkins; Parker, Poe, Adams & Bernstein L.L.P.; Weil, Gotshal & Manges, LLP; Young, Conaway, Stargatt & Taylor; Hebb & Gitlin, a Professional Corporation; Richards, Layton & Finger; Skadden, Arps, Slate, Meagher & Flom; Donaldson, Lufkin & Jenrette Securities Corporation; and Houlihan Lokey Howard & Zukin.
     29. "DIP FACILITY" means the debtor in possession credit agreement dated as
of        , 1997 between the Debtors and the DIP Lender.
     30. "DIP LENDER" means, collectively, The Chase Manhattan Bank and any other lenders participating in the DIP Facility.
     31. "DISBURSING AGENT" means the Person responsible for making distribution under the Plan. Reorganized Flagstar, or such Person(s) as the Debtors may employ in their sole discretion, will serve as Disbursing Agent.
     32. "DISCLOSURE STATEMENT" means the Disclosure Statement Pursuant to
Section 1125 or Section 1126(b) of the Bankruptcy Code with Respect to Plan of Reorganization of Flagstar Companies, Inc. and Flagstar Corporation Under Chapter 11
                                      I-6
of the Bankruptcy Code (and all exhibits and schedules annexed thereto or referred to therein), as it may be amended or supplemented from time to time.
     33. "DISPUTED CLAIM" means a Claim, not otherwise Allowed or paid pursuant to the Plan, as to which (i) a proof of claim has been Filed or deemed Filed and
(ii) an objection has been Filed timely or deemed Filed timely and which objection has not been withdrawn on or before any date fixed for Filing such objections by the Plan or Order of the Bankruptcy Court and (if not withdrawn) has not been overruled or denied by a Final Order. A Claim shall be considered a Disputed Claim to the extent of any Filed or deemed Filed objection.
     34. "DISPUTED INTEREST" means an Interest as to which an objection has been or may be timely Filed or deemed timely Filed and which objection has not been withdrawn on or before any date fixed for Filing such objections by the Plan or Order of the Bankruptcy Court and (if not withdrawn) has not been overruled or denied by a Final Order. An Interest shall be considered a Disputed Interest to the extent of any Filed or deemed Filed objection.
     35. "DISTRIBUTION RECORD DATE" means the date or dates fixed by the Bankruptcy Court as the record date for determining the Holders of 10 3/4% Senior Notes, 10 7/8% Senior Notes, 11.25% Debentures, 11 3/8% Debentures, Junior Subordinated Claims, Old FCI Preferred Stock and Old FCI Common Stock, respectively, who are entitled to receive distributions under this Plan.
     36. "DOCKET" means the docket in the Reorganization Cases maintained by the Clerk.
     37. "EFFECTIVE DATE" means a Business Day, as determined by the Debtors in consultation with the Ad Hoc Debentureholders Committee, that is as soon as reasonably practicable but that is at least 11 days after the Confirmation Date and on which all conditions to the Effective Date set forth herein have been satisfied or, if permitted, waived by the Debtors, and on which no stay of the Confirmation Order is in effect; provided that, upon request of the Debtors or Reorganized Flagstar, the Bankruptcy Court may extend the deadline for the Effective Date to occur following notice and a hearing.
     38. "EMPLOYEE CLAIMS" means Claims which are asserted by employees of the Debtors in connection with their employment including, without limitation, Claims arising from or relating to salaries or wages, accrued paid vacation, health related benefits, severance benefits, field management and executive/administrative management incentive plans and similar employee benefits.
     39. "ESTATES" means the estates created in the Debtors' Reorganization Cases under section 541 of the Bankruptcy Code.
     40. "FILE" or "FILED" means filed with the Bankruptcy Court in the Reorganization Cases.
     41. "FINAL ORDER" means an order or judgment of the Bankruptcy Court, as entered on the Docket in the Reorganization Cases, which has not been reversed, stayed, modified or amended, and as to which (a) the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.
     42. "FCI" means Flagstar Companies, Inc.
     43. "FLAGSTAR" means Flagstar Corporation, a wholly-owned subsidiary of FCI.
     44. "HOLDER" means a Person who holds a Claim or Interest. Where the identity of the Holder of a Claim or Interest is set forth on a register or other record maintained by or at the direction of the Debtors, the Holder of such Claim or Interest shall be deemed to be the holder as identified on such register or record unless the Debtors are otherwise notified in a writing authorized by such Holder.
     45. "IMPAIRED" shall have the definition given to it in Section 1124 of the Bankruptcy Code. Section 1124 states:
          "[A] class of claims or interests is impaired under a plan unless, with respect to each claim or interest of such class, the plan --
       (1) leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the Holder of such claim or interest; or
       (2) notwithstanding any contractual provision or applicable law that entitles the Holder of such claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default --
          (A) cures any such default that occurred before of after the commencement of the case under this title, other than a default of a kind specified in section 365(b)(2) of this title;
                                      I-7

          (B) reinstates the maturity of such claim or interest as such maturity existed before such default;
          (C) compensates the Holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and
          (D) does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the Holder of such claim or interest."
     An Impaired Class is entitled to vote on the Plan; PROVIDED, HOWEVER, that Classes of Claims and Interests that do not receive or retain any property under the Plan on account of such Claims and Interests are deemed to have rejected the Plan and are not entitled to vote.
     46. "INDENTURE TRUSTEES" means First Trust National Association, The Bank of New York, and United States Trust Company of New York, as indenture trustees for the 10 3/4% Senior Notes and the 10 7/8% Senior Notes, the 11.25% Debentures and the 11 3/8% Debentures and the Junior Subordinated Debentures, respectively.
     47. "INDENTURE TRUSTEE EXPENSES" means any unpaid Indenture Trustee's fees, and reasonable unpaid out-of-pocket costs or expenses incurred through the Effective Date by an Indenture Trustee, including, without limitation, reasonable out-of-pocket costs and expenses and reasonable fees of legal counsel to the Indenture Trustee, which are secured or which are entitled to be secured under the Indenture by a lien or other priority in payment against distributions to be made to Holders of Claims under the respective Indenture.
     48. "INSTRUMENT" means any share of stock, security, promissory note or other "INSTRUMENT," within the meaning of that term, as defined in section 9105(1) (i) of the UCC.
     49. "INTERCOMPANY CLAIMS" means any and all claims and causes of action which either of the Debtors holds against any Subsidiary or which any Subsidiary holds against either of the Debtors.
     50. "INTEREST" means the interest of any equity security Holder of the Debtors, whether or not asserted, as defined in section 101(17) of the Bankruptcy Code.
     51. "JUNIOR SUBORDINATED CLAIMS" means the Claims arising from the Junior Subordinated Debentures.
     52. "JUNIOR SUBORDINATED DEBENTURES" means the $99.3 million of 10% Convertible Junior Subordinated Debentures due on November 1, 2014 issued by Flagstar.
     53. "LOCAL BANKRUPTCY RULES" means the local rules of the Bankruptcy Court, as applicable from time to time in the Reorganization Cases.
     54. "NEW CREDIT FACILITY" means the post-Confirmation working capital and letter of credit facility to be entered into between Reorganized Flagstar and lenders to be determined.
     55. "NEW COMMON STOCK" means common stock of Reorganized Flagstar, par value $.01 per share, which may be issued by Reorganized Flagstar on and after the Effective Date pursuant to the Plan or otherwise.
     56. "NEW SENIOR NOTES" means $          aggregate principal amount of
11 1/4% Senior Notes due 2007, to be issued under an Indenture (the "Indenture")
to be dated as of              , 1997, between Reorganized Flagstar and First
Trust National Association, as trustee (the "Trustee"), to holders of the Old Senior Notes.
     57. "NEW WARRANTS" means the warrants to purchase New Common Stock representing 7% of the New Common Stock on a fully diluted basis.
     58. "OLD DEBT" means, collectively, the Old Senior Notes, Senior Subordinated Debentures and the Junior Subordinated Debentures.
     59. "OLD FCI COMMON STOCK" means the common stock of FCI, par value $.50 per share, issued and outstanding as of the Petition Date.
     60. "OLD FCI PREFERRED STOCK" means the $2.25 Series A Cumulative Convertable Exchangeable Preferred Stock of FCI, par value $.10 per share, issued and outstanding as of the Petition Date.
     61. "OLD SECURITIES" means, collectively, the Old Debt, the Old FCI Common Stock and the Old FCI Preferred Stock.
     62. "OLD SENIOR NOTES" means the 10 3/4% Senior Notes and the 10 7/8% Senior Notes.
     63. "OLD STOCK RIGHTS" means, collectively, any Old Warrants, and any other rights or options, to purchase or otherwise acquire Old Securities, and any stock appreciation or similar rights relating to Old Securities, existing prior to the Effective Date. "Old Stock Rights" do not include any rights arising out of the ownership of Old Securities.
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
     64. "OLD WARRANTS" means warrants to purchase 15,000,000 shares of Old FCI Common Stock issued pursuant to a Stock and Warrant Purchase Agreement dated as of August 11, 1992.
     65. "ORDER" means an order or judgment of the Bankruptcy Court as entered on the Docket.
     66. "ORDINARY COURSE PROFESSIONALS' ORDER" means the order which, if entered by the Clerk, will authorize the Debtors to (a) employ various professionals who are not directly working to implement the Reorganization Cases and (b) pay such professionals without need for application, hearing and Final Order.
     67. "OTHER SECURED CLAIM" means any Allowed Secured Claim not classified in Class 1. Other Secured Claims are classified in Class 2A et seq.
     68. "PERSON" means any individual, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, government or political subdivision, official committee appointed by the United States Trustee, unofficial committee of creditors or equity Holders, or other entity (as defined in the Bankruptcy Code).
     69. "PETITION DATE" means __________, 1997, the date on which the Reorganization Cases were Filed.
     70. "PLAN" means this plan of reorganization for the Debtors in the Reorganization Cases and all exhibits and schedules annexed hereto or referred to herein, as such may be amended, modified or supplemented from time to time.
     71. "POST-PETITION TAX CLAIMS" means Administrative Claims and other Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date.
     72. "PREPETITION CREDIT FACILITY" means the Second Amended and Restated Credit Agreement, dated as of April 10, 1996, and amended through March 7, 1997, among TWS Funding, Inc., as borrower, Flagstar, certain lenders and co-administrative agents named therein and Citibank, N.A., as funding agent.
     73. "PRIORITY CLAIM" means an Allowed Claim entitled to priority under sections 507(a)(3) through 507(a)(7) of the Bankruptcy Code, but excludes Priority Tax Claims.
     74. "PRIORITY TAX CLAIM" means an Allowed Claim for an amount entitled to priority under section 507(a)(8) of the Bankruptcy Code.
     75. "PRO RATA" means proportionately so that, with respect to any Class, the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim or Allowed Interest to (b) the amount of the Allowed Claim or Allowed Interest, is the same as the ratio of (x) the amount of consideration distributed on account of all Allowed Claims or Allowed Interests of the Class in which the particular Allowed Claim or Allowed Interest is included to (y) the aggregate amount of all Allowed Claims or Allowed Interests of that Class.
     76. "PROSPECTUS" means the Disclosure Statement used to solicit prepetition votes on the Plan.
     77. "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement between Reorganized Flagstar and all holders of 10% or more of the New Common Stock substantially in the form of Exhibit 4.39 to the Registration Statement on Form S-4 of FCI of which the Prospectus is a part.
     78. "REINSTATED," means, with respect to any Allowed Claim or Allowed Interest, that such Claim or Interest shall be treated as Unimpaired on or prior to the Effective Date.
     79. "REORGANIZATION CASES" means the Debtors' cases under chapter 11 of the Bankruptcy Code.
     80. "REORGANIZED FLAGSTAR" means the corporation having such name as shall be determined prior to the Confirmation Date by the Board of Directors of FCI, a Delaware corporation, as the surviving corporation in the merger of Flagstar with and into FCI as of the Effective Date.
     81. "REORGANIZED FLAGSTAR BYLAWS" means the amended and restated bylaws of Reorganized Flagstar that will be effective on the Effective Date, in the form which will be Filed at or prior to the Confirmation Hearing, which bylaws shall be prepared in consultation with the Ad Hoc Debentureholders Committee.
     82. "REORGANIZED FLAGSTAR CERTIFICATE OF INCORPORATION" means the amended and restated certificate of incorporation that will be effective on the Effective Date, in the form which will be Filed at or prior to the Confirmation Hearing, which certificate of incorporation shall be prepared in consultation with the Ad Hoc Debentureholders Committee.
     83. "SECURED CLAIM" means any Claim that is secured by a lien on property in which the Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the
                                      I-9

Estates' interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.
     84. "SECURITIES CLAIM" means (a) any Claim arising from rescission of a purchase or sale of Old FCI Common Stock or for damages arising from the purchase or sale of Old FCI Common Stock, or (b) any Claim for indemnity, reimbursement, or contribution on account of any such Claim.
     85. "SENIOR SUBORDINATED CLAIMS" means Claims arising from the 11.25% Debentures and the 11 3/8% Debentures.
     86. "SENIOR SUBORDINATED DEBENTURES" means, collectively, the 11.25% Debentures and the 11 3/8% Debentures.
     87. "SENIOR UNSECURED CLAIMS" means Claims arising from the Old Senior
Notes.
     88. "SUBSIDIARY" means any directly or indirectly wholly-owned subsidiary of either of the Debtors.
     89. "TRADE CLAIMS" means any unsecured Claim against the Company arising from (i) the delivery of goods or services in the ordinary course of business
(ii) any claim of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") arising under the Letter Agreement, dated as of January 16, 1997, among FCI, Flagstar, and DLJ or (iii) insurance-related service (including insurance premiums). "Trade Claim" excludes Claims (i) arising under Sections 502(e) and 502(g) of the Bankruptcy Code, (ii) of the type described in Section 726(a)(4) of the Bankruptcy Code, or (iii) arising in tort for personal injury or property loss.
     90. "UCC" means the Delaware Uniform Commercial Code, as in effect at any relevant time.
     91. "UNIMPAIRED" means, with reference to a Class of Claims or Interests, that the Class is not Impaired. An Unimpaired Class is not entitled to vote on the Plan.
     92. "UNSECURED CLAIM" means any Claim that is not an Administrative Claim, Priority Claim, Priority Tax Claim or Secured Claim.
     93. "VOTING DEADLINE" means the date on which Ballots must be received by the Debtors at their address set forth on the applicable Ballot. For purposes of the Plan, the Voting Deadline is 12:00 Midnight, Eastern Time, on Monday, July 7, 1997, or, if the Debtors extend the Voting Deadline pursuant to Section VIII.E below, the latest date on which a Ballot will be accepted.
B. INTERPRETATION AND COMPUTATION OF TIME.
     1. DEFINED TERMS.
     Any term used in the Plan that is not defined in the Plan, either in
Article II (Definitions) or elsewhere, but that is used in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, as the case may be.
     2. RULES OF INTERPRETATION.
     For purposes of the Plan: (a) whenever it appears appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that any change to such form, terms, or conditions which is material to a party to such document shall not be made without such party's consent; (c) any reference in the Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or (to the extent otherwise permitted, hereafter) may be amended, modified or supplemented from time to time; (d) unless otherwise specified in a particular reference, all references in the Plan to paragraphs, sections, articles and Exhibits are references to paragraphs, sections, articles and Exhibits of or to the Plan; (e) the words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan; (f) captions and headings to Articles and paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) all exhibits to the Plan are incorporated into the Plan, and shall be deemed to be included in the Plan, provided that they are Filed no later than the Confirmation Hearing.
     3. TIME PERIODS.
     In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.
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
                                      III.
                 DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS
     The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Allowed Interest is not in any Class. A Disputed Claim or Disputed Interest, to the extent that it subsequently becomes an Allowed Claim or Allowed Interest, shall be included in the Class for which it would have qualified had it not been disputed. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or an Allowed Interest.
     A. SECURED CLAIMS.
     CLASS 1: Bank Claims.
     CLASS 2A
       ET SEQ.: Other Secured Claims.
     B. UNSECURED CLAIMS.
     CLASS 3: Priority Claims.
     CLASS 4: Senior Unsecured Claims.
     CLASS 5: Senior Subordinated Claims.
     CLASS 6: Junior Subordinated Claims.
     CLASS 7A: General Unsecured Claims against Flagstar.
     CLASS 7B: General Unsecured Claims against FCI.
     C. INTERESTS AND CLAIMS RELATING TO INTERESTS.
     CLASS 8: Allowed Interests of Holders of Old FCI Preferred Stock.
     CLASS 9: Allowed Interests of Holders of Old FCI Common Stock.
     CLASS 10: Allowed Interests of Holders of Old Stock Rights and all Allowed
               Claims arising out of any such Old Stock Rights, including, without limitation, all Claims arising out of the rejection of Old Stock Rights.
     CLASS 11: Securities Claims.
     CLASS 12: FCI's Interest in Flagstar.
                                      IV.
            GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS
A. UNCLASSIFIED CLAIMS.
     1. ADMINISTRATIVE CLAIMS.
       A. GENERAL.
     Subject to certain additional requirements for professionals and certain other entities set forth below, Reorganized Flagstar shall pay to each Holder of an Allowed Administrative Claim, on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim, unless the Holder and the Debtors or Reorganized Flagstar agree or shall have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed
                                      I-11
on the Effective Date and paid, performed or settled by Reorganized Flagstar when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases.
       B. PAYMENT OF STATUTORY FEES.
     On or before the Effective Date, all fees payable pursuant to 28 U.S.C. (section mark)1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in Cash equal to the amount of such Administrative Claim.
       C. TREATMENT OF PRIORITY TAX CLAIMS.
     Unless otherwise agreed to by the Debtors and a Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of (a) the Effective Date and (b) the date on which such Claim becomes an Allowed Priority Tax Claim; or (ii) payment at such time as specified under applicable laws. The Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan:
Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Priority Tax Claims are not designated a Class of Claims for purposes of the Plan.
       D. BAR DATE FOR ADMINISTRATIVE CLAIMS.
          (1) GENERAL PROVISIONS.
     Except as provided below for (i) non-tax liabilities incurred in the ordinary course of business by the Debtors in Possession and (ii) Post-petition Tax Claims, requests for payment of Administrative Claims must be Filed and served on counsel for the Debtors and Reorganized Flagstar no later than (x) sixty (60) days after the Effective Date, or (y) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the end of such 60-day period. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the Holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors or Reorganized Flagstar, or any of their respective properties.
          (2) PROFESSIONALS.
     All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to any of sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, without limitation, any compensation requested by any professional or any other Person for making a substantial contribution in the Reorganization Cases) shall File and serve on Reorganized Flagstar and counsel for Reorganized Flagstar an application for final allowance of compensation and reimbursement of expenses no later than (i) sixty (60) days after the Effective Date, or (ii) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the end of such 60-day period; PROVIDED, HOWEVER, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals' Order without having filed an application may continue to receive compensation or reimbursement for services rendered before the Effective Date without further Bankruptcy Court review or approval pursuant to the Ordinary Course Professionals' Order. Objections to applications of professionals for compensation or reimbursement of expenses must be Filed and served on Reorganized Flagstar, counsel for Reorganized Flagstar and the professionals to whose application the objections are addressed on or before the later of (x) ninety (90) days after the Effective Date and (y) thirty (30) days after such date as the Bankruptcy Court shall establish as the bar date for such applications. Any professional fees and reimbursements or expenses incurred by Reorganized Flagstar subsequent to the Effective Date may be paid by Reorganized Flagstar without application to the Bankruptcy Court.
     To the extent Hebb & Gitlin remain advisors to the Ad Hoc Debentureholder Committee during the pendency of the Reorganization Cases, Hebb & Gitlin's reasonable fees and expenses will be paid by TWS Funding, a subsidiary of Flagstar, subject to the Debtor's (a) unilateral right to terminate TWS Funding's obligation hereunder on 24 hour notice to Hebb & Gitlin, and without requirement for notice to the Bankruptcy Court or a hearing and (b) right to dispute any Hebb & Gitlin fees and expenses as unreasonable.
     Houlihan, Lokey, Howard & Zukin ("HLHZ") will remain as advisors to the Ad Hoc Debentureholder Committee during the pendency of the Reorganization Cases. The Debtors will assume HLHZ's pre-petition retainer agreement (dated February 27, 1997) for fees and expenses. Under such agreement, Flagstar or HLHZ or Hebb & Gitlin may terminate HLHZ's engagement on 5 days' written notice. The agreement will automatically terminate upon the consummation of the Reorganization Cases.
                                      I-12

          (3) ORDINARY COURSE LIABILITIES.
     Holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' businesses (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by Reorganized Flagstar pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the Holders of such Claims.
          (4) TAX CLAIMS.
     All requests for payment of Post-petition Tax Claims, for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date; and (ii) 120 days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any Post-petition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Post-petition Tax Claim against any of the Debtors, Reorganized Flagstar, or any of their respective properties, whether any such Post-petition Tax Claim is deemed to arise prior to, on, or subsequent to, the Effective Date.
B. TREATMENT OF SECURED CLAIMS.
     1. CLASS 1 (BANK CLAIMS).
     CLASS 1 consists of all Claims, if any, of the Banks against the Debtors arising from the Prepetition Credit Facility including all Claims arising pursuant to any guarantee thereof and any pledge of assets as security therefor. Class 1 is Unimpaired and, accordingly, is not entitled to vote on the Plan. On the Effective Date, the Prepetition Credit Facility and, to the extent provided, the related guarantees and pledges (collectively, the "GUARANTEES") by the Company, will be Reinstated with Reorganized Flagstar as the guarantor under the Guarantees.
     2. CLASS 2A ET SEQ. (OTHER SECURED CLAIMS).
     CLASS 2A ET SEQ. All Secured Claims that are not included in Class 1 (defined in the Plan as the "Other Secured Claims") shall be classified in Classes 2A et seq.). These Classes will be further divided into subclasses designated by letters of the alphabet (CLASS 2A, CLASS 2B, and so on), so that each Holder of any Other Secured Claim is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class. The Debtors shall File a schedule of each Other Secured Claim on or before ten (10) days prior to the commencement of the Confirmation Hearing. Each Allowed Other Secured Claim will be treated as follows: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b)
(i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; or (c) such Claim shall receive such other treatment to which the Holder shall consent. The Holder of each Allowed Other Secured Claim which is treated as set forth in clause (a), (b) or (c) of this paragraph will be Unimpaired and will not be entitled to vote for or against the Plan.
C. TREATMENT OF UNSECURED CLAIMS.
     1. CLASS 3 (PRIORITY CLAIMS).
     CLASS 3 consists of the Allowed Priority Claims. Class 3 Claims are Unimpaired and, accordingly, Holders of Allowed Class 3 Claims are not entitled to vote on the Plan. Each Holder of an Allowed Class 3 Claim shall be entitled to receive Cash equal to the amount of such Claim, unless the Holder of such Claim and Reorganized Flagstar agree to a different treatment, on the latest of
(a) the Effective Date or as soon as practicable thereafter, (b) the date such Claim becomes an Allowed Priority Claim, and (c) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtors and the Holder of such Claim.
     2. CLASS 4 (SENIOR UNSECURED CLAIMS).
     CLASS 4 consists of the Allowed Unsecured Claims of Holders of Old Senior Notes. Class 4 is Impaired and, accordingly, is entitled to vote on the Plan. Each Holder will receive a Pro Rata portion of the New Senior Notes representing 100% of the principal amount of the Old Senior Notes currently outstanding and accrued interest thereon (subject to the right of Reorganized Flagstar to pay cash for interest accrued through the Effective Date); PROVIDED, HOWEVER, that if the Class of Holders of Old Senior Notes does not consent to the Plan, the Old Senior Notes shall either be, in the sole discretion of
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
Reorganized Flagstar, unimpaired (with no change to the interest rates, maturity dates or other terms or provisions of the Old Senior Notes) or exchanged for New Senior Notes which will bear interest at a rate which the Bankruptcy Court finds appropriate under the cramdown provisions of 11 U.S.C. (section mark)1129(b) (with a maturity date and having other terms and provisions set forth herein for the New Old Senior Notes). Class 4 will consist of Claims in respect of the Old Senior Notes, including an aggregate principal amount of $550 million and aggregate accrued and unpaid interest of $16 million through, but not including, the Petition Date (assuming the Petition Date occurs on July 31, 1997).
     3. CLASS 5 (SENIOR SUBORDINATED CLAIMS).
     CLASS 5 consists of Allowed Unsecured Claims of Holders of Senior Subordinated Debentures. Class 5 is Impaired and, accordingly, is entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 5 Claim will receive on account of the unpaid principal amount plus unpaid interest which accrued prior to the Petition Date on its Senior Subordinated Debentures, 44.986 shares of New Common Stock for each $1,000 of 11.25% Debentures and 45.614 shares of New Common Stock for each $1,000 of 11 3/8% Senior Debentures which it holds. Holders of Allowed Senior Subordinated Claims will receive in the aggregate, on a Pro Rata basis, 95.5% of the New Common Stock to be issued and outstanding on the Effective Date.
     In addition, (i) in the event that Class 9 does not accept the Plan but Classes 6 and 8 accept the Plan, then each Holder of an Allowed Class 5 Claim will also receive its Pro Rata share of 100% of the New Warrants; (ii) in the event that Class 8 does not accept the Plan but Class 6 accepts the Plan, then each Holder of an Allowed Class 5 Claim will also receive its Pro Rata share of 100% of the New Warrants and its Pro Rata share of the 1.25% of the New Common Stock that would otherwise have been distributed to Class 8; and (iii) in the event that Class 6 does not accept the Plan, then each Holder of an Allowed Class 5 Claim will also receive its Pro Rata share of 100% of the New Warrants and its Pro Rata share of the 4.50% of the New Common Stock that would otherwise have been distributed to Classes 6 and 8.
     Notwithstanding the terms of the Plan, it is contemplated that Holders of Senior Subordinated Debentures will agree to make distributions to the Holders of the Old FCI Preferred Stock and Holders of the Old FCI Common Stock if such Classes vote in favor of the Plan even if such Classes would not be entitled to a distribution under the terms of the Plan because the Plan has not been accepted by one or more senior classes, by consenting to an amendment to the indentures for the Senior Subordinated Debentures which will effect the redistribution of the Plan consideration to which such Holders are entitled if either or both of the Classes of Holders of Junior Subordinated Debentures and Holders of Old FCI Preferred Stock do not accept the Plan and either or both of the Classes of Holders of Old FCI Preferred Stock and Holders of Old FCI Common Stock do accept the Plan. Accordingly, assuming such senior subordinated indenture amendments are adopted, (i) if the Holders of the Junior Subordinated Debentures do not accept the Plan but the Holders of the Old FCI Preferred Stock accept the Plan, Holders of the Old FCI Preferred Stock will receive New Common Stock representing 1.25% of the New Common Stock of Reorganized Flagstar, and
(ii) if the Holders of Junior Subordinated Debentures or the Holders of the Old FCI Preferred Stock do not accept the Plan but Holders of the Old FCI Common Stock accept the Plan, Holders of the Old FCI Common Stock will receive the New Warrants.
     4. CLASS 6 (JUNIOR SUBORDINATED CLAIMS)
     CLASS 6 consists of Allowed Unsecured Claims of Holders of Junior Convertible Subordinated Debentures. Class 6 is Impaired and, accordingly, is entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, in the event Class 6 accepts the Plan, each Holder of an Allowed Class 6 Claim will receive on account of the unpaid principal amount plus all unpaid interest which accrued prior to the Petition Date on its Junior Subordinated Convertible Debentures, 13.097 shares of New Common Stock for each $1,000 of Junior Subordinated Convertible Debentures which it holds. Holders of Allowed Junior Subordinated Claims will receive in the aggregate, on a Pro Rata basis, 3.25% of the New Common Stock to be issued and outstanding on the Effective Date.
     In the event that Class 6 does not accept the Plan, then (x) no Holder of any Claim or Interest junior to the Allowed Class 6 Claims shall receive or retain any interest or property under the Plan, and (y) the Holders of Allowed Class 6 Claims shall not receive or retain any interest or property under the Plan.
     Notwithstanding the terms of the Plan, it is contemplated that Holders of Senior Subordinated Debentures will agree to make distributions to the Holders of the Old FCI Preferred Stock and Holders of the Old FCI Common Stock if such Classes vote in favor of the Plan even if such Classes would not be entitled to a distribution under the terms of the Plan because the Plan has not been accepted by one or more senior classes, by consenting to an amendment to the indentures for the Senior Subordinated Debentures which will effect the redistribution of the Plan consideration to which such Holders are entitled if either or both of the Classes of Holders of Junior Subordinated Debentures and Holders of Old FCI Preferred Stock do not accept the Plan and either or both of the Classes of Holders of Old FCI Preferred Stock and Holders of Old FCI Common Stock do accept the Plan. Accordingly, assuming such senior subordinated indenture amendments are adopted, (i) if the
                                      I-14

Holders of the Junior Subordinated Debentures do not accept the Plan but the Holders of the Old FCI Preferred Stock accept the Plan, Holders of the Old FCI Preferred Stock will receive New Common Stock representing 1.25% of the New Common Stock of Reorganized Flagstar, and (ii) if the Holders of Junior Subordinated Debentures or the Holders of the Old FCI Preferred Stock do not accept the Plan but Holders of the Old FCI Common Stock accept the Plan, Holders of the Old FCI Common Stock will receive the New Warrants.
     5. CLASSES 7A AND 7B (GENERAL UNSECURED CLAIMS).
     Classes 7A and 7B (collectively, "Class 7") are Unimpaired. Class 7A consists of all Claims against Flagstar and Class 7B consists of all Claims against FCI, except Administrative Claims, Priority Tax Claims and Claims in Classes 1 through 6, and including, but not limited to, Claims resulting from the rejection of leases or executory contracts.
     Unless otherwise agreed to by the parties, the legal, equitable and contractual rights of each Holder of an Allowed Claim in Class 7 will either (a) not be altered by this Plan or (b) at the option of the Debtors, receive such other treatment that will result in such Allowed Claim being deemed Unimpaired.
     Class 7 also includes Trade Claims. As set forth in IV.E.1 below, the Debtors intend to seek Bankruptcy Court approval to pay in the ordinary course of business all outstanding Trade Claims to trade creditors who continue to provide normal trade credit terms to or have reinstated normal trade credit terms for the Company or who have previously agreed to compromise their Claims in a manner acceptable to the Debtor. In any event, all Allowed Claims in Class 7 that have become due and owing on or before the Effective Date (unless previously paid during the Reorganization Cases) will be paid in full, in Cash (with interest, to the extent permitted by the Bankruptcy Court), on, or as soon as practicable after the Effective Date, or at such other time as is mutually agreed upon by the Debtors and the Holder of such Claim, or if not due and owing on the Effective Date, such Trade Claims shall be Reinstated and paid in full in accordance with their respective terms or otherwise rendered Unimpaired.
     Allowed Claims in Class 7 are not Impaired and will be deemed to have accepted the Plan. Holders of Claims in Class 7 are not required to file proofs of claim with the Bankruptcy Court and no bar date will be enforced as to such Claims.
D. INTERESTS.
     1. CLASS 8 (INTERESTS OF HOLDERS OF OLD FCI PREFERRED STOCK).
     CLASS 8 consists of the Allowed Interests of Holders of Old FCI Preferred Stock. Class 8 is Impaired and, accordingly, is entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 8 Claim will receive on account of each share of Old FCI Preferred Stock which it holds, 0.079365 shares of New Common Stock. Holders of Allowed Class 8 Interests will receive in the aggregate, on a Pro Rata basis, 1.25% of the New Common Stock to be issued and outstanding on the Effective Date. The intercompany note related to the Old FCI Preferred Stock will be cancelled on the Effective Date and no distribution shall be made on account of such note.
     In the event that Class 8 does not accept the Plan, then (x) no Holder of any Claim or Interest junior to the Allowed Class 8 Interests shall receive or retain any interest or property under the Plan, and (y) the Holders of Allowed Class 8 Interests shall not receive or retain any interest or property under the Plan.
     Notwithstanding the terms of the Plan, it is contemplated that Holders of Senior Subordinated Debentures will agree to make distributions to the Holders of the Old FCI Preferred Stock and Holders of the Old FCI Common Stock if such Classes vote in favor of the Plan even if such Classes would not be entitled to a distribution under the terms of the Plan because the Plan has not been accepted by one or more senior classes, by consenting to an amendment to the indentures governing the Senior Subordinated Debentures which will effect the redistribution of the Plan consideration to which such Holders are entitled if either or both of the Classes of Holders of Junior Subordinated Debentures and Holders of Old FCI Preferred Stock do not accept the Plan and either or both of the Classes of Holders of Old FCI Preferred Stock and Holders of Old FCI Common Stock do accept the Plan. Accordingly, assuming such senior subordinated indenture amendments are adopted, (i) if the Holders of the Junior Subordinated Debentures do not accept the Plan but the Holders of the Old FCI Preferred Stock accept the Plan, Holders of the Old FCI Preferred Stock will receive New Common Stock representing 1.25% of the New Common Stock of Reorganized Flagstar, and
(ii) if the Holders of Junior Subordinated Debentures or the Holders of the Old FCI Preferred Stock do not accept the Plan but Holders of the Old FCI Common Stock accept the Plan, Holders of the Old FCI Common Stock will receive the New Warrants.
     2. CLASS 9 (INTERESTS OF HOLDERS OF OLD FCI COMMON STOCK).
     CLASS 9 consists of the Allowed Interests of Holders of Old FCI Common Stock. Class 11 is Impaired and, accordingly, is entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, in the event Class 9 accepts the Plan
                                      I-15
each Holder of an Allowed Class 9 Claim will receive, on a Pro Rata basis, on account of each share of Old FCI Common Stock which it holds New Warrants to purchase 0.07095 shares of New Common Stock.
     In the event Class 6, 8 or 9 votes to reject the Plan, Holders of Allowed Class 9 Interests shall not receive or retain any interests or property under the Plan.
     Notwithstanding the terms of the Plan, it is contemplated that Holders of Senior Subordinated Debentures will agree to make distributions to the Holders of the Old FCI Preferred Stock and Holders of the Old FCI Common Stock if such Classes vote in favor of the Plan even if such Classes would not be entitled to a distribution under the terms of the Plan because the Plan has not been accepted by one or more senior classes, by consenting to an amendment to the indentures governing the Senior Subordinated Debentures which will effect the redistribution of the Plan consideration to which such Holders are entitled if either or both of the Classes of Holders of Junior Subordinated Debentures and Holders of Old FCI Preferred Stock do not accept the Plan and either or both of the Classes of Holders of Old FCI Preferred Stock and Holders of Old FCI Common Stock do accept the Plan. Accordingly, assuming such senior subordinated indenture amendments are adopted, (i) if the Holders of the Junior Subordinated Debentures do not accept the Plan but the Holders of the Old FCI Preferred Stock accept the Plan, Holders of the Old FCI Preferred Stock will receive New Common Stock representing 1.25% of the New Common Stock of Reorganized Flagstar, and
(ii) if the Holders of Junior Subordinated Debentures or the Holders of the Old FCI Preferred Stock do not accept the Plan but Holders of the Old FCI Common Stock accept the Plan, Holders of the Old FCI Common Stock will receive the New Warrants.
     3. CLASS 10 (INTERESTS OF HOLDERS OF OLD STOCK RIGHTS AND ALL CLAIMS ARISING OUT OF SUCH OLD STOCK RIGHTS).
     CLASS 10 consists of Interests of Holders of Old Stock Rights and all Claims arising out of any such Old Stock Rights, including, without limitation, all Claims arising out of the rejection of Old Stock Rights. The Holders of Allowed Class 10 Interests, if any, shall not receive any interests or property on account of their Interests. Class 10 is Impaired and is deemed to have rejected the Plan. Accordingly, Class 10 is not entitled to vote on the Plan.
     4. CLASS 11 (SECURITIES CLAIMS).
     CLASS 11 consists of Securities Claims (if any exist). Although Class 11 is Impaired under the Plan, the votes of Holders of Class 11 Claims (if any) are not being solicited: if there are any such claims, the Debtors intend to seek to cram down Class 11 pursuant to Section 1129(b) of the Bankruptcy Code. Any Allowed Securities Claims arising from Old FCI Common Stock shall be treated with the same priority as the Old FCI Common Stock pursuant to Section 510(b) of the Bankruptcy Code, and the Holders of such Claims shall receive that portion of the New Warrants which would otherwise be distributed to Class 9 (Old FCI Common Stock) which the Bankruptcy Court determines to be necessary to enable the Plan to comply with 11 U.S.C. (section mark) 1129(b). The Debtors are currently unaware of any Securities Claims.
     5. CLASS 12 (FCI'S 100% OWNERSHIP INTEREST IN FLAGSTAR).
     CLASS 12 consists of Interests of FCI arising from its 100% ownership interest in Flagstar. Because FCI and Flagstar will be merged pursuant to this Plan, Class 12 is Impaired.
E. TREATMENT OF TRADE CREDITORS AND EMPLOYEES UNDER THE PLAN.
     1. TREATMENT OF TRADE CLAIMS.
     Trade Claims are Unimpaired and will be paid in full under the Plan. Notwithstanding provisions of the Bankruptcy Code that may defer payment of the Trade Claims until the effectiveness of the Plan, the Debtors have sought or will seek simultaneously with the Filing of this Plan authority from the Bankruptcy Court to immediately pay Holders of Trade Claims arising in the ordinary course who, following commencement of the Reorganization Cases, agree to continue to provide the Company with customary trade terms or to reinstate customary trade terms or who have previously agreed to compromise their Claims in a manner acceptable to the Debtors.
     Holders of Trade Claims will not be required to file proofs of claim with the Bankruptcy Court and no bar date will be enforced as to such Trade Claims. On and after the Effective Date, all undisputed, noncontingent and liquidated Trade Claims not already paid will be paid in full or in the ordinary course of business of Reorganized Flagstar. If the Company or Reorganized Flagstar disputes any Trade Claim, such dispute will be determined, resolved or adjudicated, as the case may be, in the manner in which such dispute would have been determined, resolved or adjudicated if the Reorganization Cases had not been commenced, and will survive the Effective Date and the consummation of the Plan as if the Reorganization Cases had not been commenced.
     Any Claim arising from the rejection of an executory contract or unexpired lease under the Plan shall not be treated as a Trade Claim, will be determined in accordance with the procedures set forth in Section VII.D. hereof, and will be paid as a Class 7 Claim when and to the extent such Claim is Allowed by the Bankruptcy Court.
                                      I-16

     2. TREATMENT OF EMPLOYEE CLAIMS.
     Employee Claims that accrue pre-petition will receive Unimpaired treatment under the terms of the Plan. To ensure the continuity of the Debtors' work force and to further accommodate the Unimpaired treatment of Employee Claims, the Debtors have sought or simultaneous with the Filing of this Plan will seek immediate authorization from the Bankruptcy Court to honor payroll checks outstanding as of the Petition Date (or to issue replacement checks), to permit employees to utilize paid vacation time accrued prior to the Petition Date (so long as they remain employees of the Debtors or Reorganized Flagstar) and to continue paying medical and other benefits under all applicable insurance plans. Employee Claims and benefits not paid or honored prior to the Effective Date will be paid or honored upon the Effective Date or as soon thereafter as such payment or other obligation becomes due or performable. Employees will not be required to file proofs of claim on account of Employee Claims. If the Company or Reorganized Flagstar disputes any Employee Claim, such dispute will be determined, resolved or adjudicated, as the case may be, in the manner in which such dispute would have been determined, resolved or adjudicated if the Reorganization Cases had not been commenced, and will survive the Effective Date and the consummation of the Plan as if the Reorganization Cases had not been commenced.
F. MODIFICATION OF TREATMENT OF CLAIMS.
     The Debtors reserve the right to modify the treatment of any Allowed Claim or Interest in any manner adverse only to the Holder of such Claim or Interest at any time after the Effective Date upon the consent of the creditor or interest holder whose Allowed Claim or Interest, as applicable, is being adversely affected.
G. REGISTRATION OF NEW COMMON STOCK.
     Each person or entity receiving a distribution of New Common Stock or New Warrants as of the Effective Date representing at least 10% of the fully diluted equity interests in Reorganized Flagstar shall have the right to become a party to the Registration Rights Agreement. The Registration Rights Agreement shall include, without limitation, the terms and conditions to be negotiated.
H. LISTING OF NEW COMMON STOCK.
     Reorganized Flagstar shall use its best efforts to cause the shares of New Common Stock to be listed on the New York Stock Exchange or the NASDAQ National Market.
                                      I-17

                                       V.
                          DISTRIBUTIONS UNDER THE PLAN
A. Disbursing Agent
     Reorganized Flagstar, or such Person(s) as the Debtors may employ in their sole discretion, will act as Disbursing Agent under the Plan. The Disbursing Agent will make all distributions of Cash, New Senior Notes, New Common Stock and New Warrants required to be distributed under the applicable provisions of the Plan. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than Reorganized Flagstar, will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from Reorganized Flagstar on terms acceptable to Reorganized Flagstar.
B. Timing of Distributions
     Property to be distributed hereunder on account of Allowed Claims and Allowed Interests in an Impaired Class (a) shall be distributed on the Effective Date or as soon as practicable thereafter to each Holder of an Allowed Claim or an Allowed Interest in that Class that is an Allowed Claim or an Allowed Interest as of the Effective Date, and (b) shall be distributed to each Holder of an Allowed Claim or an Allowed Interest of that Class that becomes an Allowed Claim or Allowed Interest after the Effective Date, as soon as practicable after the order of the Bankruptcy Court allowing such Claim or Interest becomes a Final Order. Property to be distributed under the Plan on account of Claims in a Class that are not Impaired or on account of an Administrative Claim shall be distributed on the later of (i) the Effective Date or as soon as practicable thereafter, or if any Claim is not an Allowed Claim, on the date the order allowing such Claim becomes a Final Order and (ii) the date on which the distribution to the Holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim if the Reorganization Cases had not been commenced.
C. Methods of Distributions
     1. Cash Payments
     Cash payments made pursuant to the Plan will be in U.S. dollars. Cash payments of $1,000,000 or more to be made pursuant to the Plan will, to the extent requested in writing no later than five days after the Confirmation Date, be made by wire transfer from a domestic bank. Cash payments to foreign creditors may be made, at the option of the Debtors or Reorganized Flagstar, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by Reorganized Flagstar shall be null and void if not cashed within 90 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent as set forth in Section V.G below.
     2. Transfers of New Common Stock
     Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to the Plan. When any distribution on account of an Allowed Claim or Interest pursuant to the Plan would otherwise result in the issuance or transfer of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of such New Common Stock, will be rounded to the next higher or lower whole number as follows: (a) fractions of 1/2 or greater will be rounded to the next higher whole number and (b) fractions of less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a Class of Claims or Interests, will be adjusted as necessary to account for the rounding provided for in this Section. No consideration will be provided in lieu of fractional shares that are rounded down.
     3. Compliance With Tax Requirements
     In connection with the distributions set forth herein, to the extent applicable, the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to this Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.
     Notwithstanding any other provision contained herein: (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of Cash, New Common Stock or New Warrants pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding
                                      I-18
and other tax obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash, New Common Stock or New Warrants to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section V.G of the Plan.
D. Pro Rata Distribution
     Where the Plan provides for Pro Rata distribution, the property to be distributed under this Plan shall be divided Pro Rata among the Holders of Allowed Claims or Allowed Interests of the relevant Class.
E. Distribution Record Date
     As of the close of business on the Distribution Record Date, the transfer registers for the Old Securities maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agent and its respective agents will have no obligation to recognize the transfer of any Old Securities occurring after the Distribution Record Date, and will be entitled for all purposes relating to this Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.
F. Surrender of Cancelled Debt Instruments or Securities
     As a condition precedent to receiving any distribution pursuant to this Plan on account of an Allowed Claim or Allowed Interest evidenced by the instruments, securities or other documentation ("Instruments") cancelled pursuant to Section [ ] hereof, the Holder of such Claim or Interest shall tender the applicable Instruments evidencing such Claim or Interest to the Disbursing Agent pursuant to a letter of transmittal furnished by the Disbursing Agent. Any Cash, New Common Stock or New Warrants to be distributed pursuant to this Plan on account of any such Claim or Interest will, pending such surrender, be treated as an undeliverable distribution pursuant to Section V.G below.
     1. Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments In addition to any requirements under the Debtors' pre-petition
Certificates of Incorporation or Bylaws, any Holder of a Claim or an Interest evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent:
(a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with this Section, the Holder of a Claim or Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument will, for all purposes under the Plan, be deemed to have surrendered such Instrument.
     2. Failure to Surrender Cancelled Instrument
     Any Holder of an Instrument that fails to surrender or be deemed to have surrendered such Instrument within two years after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Instrument discharged and shall be forever barred from asserting any such claim against Reorganized Flagstar or its property. In such cases, any Cash, New Common Stock or New Warrants held for distribution on account of such claim will be disposed of pursuant to the provisions of Section V.G hereof.
G. Undeliverable or Unclaimed Distributions
     Any Person that is entitled to receive a Cash distribution under this Plan but that fails to cash a check within 90 days of its issuance shall be entitled to receive a reissued check from Reorganized Flagstar for the amount of the original check, without any interest, if such person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent requests to verify that such Person is entitled to such check, prior to the second anniversary of the Effective Date. If a Person fails to cash a check within 90 days of its issuance and fails to request reissuance of such check prior to the second anniversary of the Effective Date, such Person shall not be entitled to receive any distribution under this Plan. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such Holder unless and until the applicable Disbursing Agent is notified in writing of such Holder's then-current address. Undeliverable distributions will remain in the possession of the applicable Disbursing Agent pursuant to Section V.A. of the Plan until such time as a distribution becomes deliverable. Undeliverable Cash will be held in trust in segregated bank accounts in the name of the applicable Disbursing
                                      I-19

Agent for the benefit of the potential claimants of such funds, and will be accounted for separately. Any Disbursing Agent holding undeliverable Cash shall invest such Cash in a manner consistent with the Debtors' investment and deposit guidelines. Undeliverable New Common Stock and New Warrants will be held in trust for the benefit of the potential claimants of such securities by the applicable Disbursing Agent in principal amounts or number of shares sufficient to fund the unclaimed amounts of such securities and shall be accounted for separately.
     Pending the distribution of any New Common Stock, pursuant to the Plan, the Disbursing Agent will cause the New Common Stock held by it in its capacity as Disbursing Agent to be: (A) represented in person or by proxy at each meeting of the stockholders of Reorganized Flagstar; and (B) voted with respect to any matter of Reorganized Flagstar, proportionally with the votes cast by other stockholders of Reorganized Flagstar.
H. Objections to Claims and Authority to Prosecute Objections; Claims Resolution
     1. Generally
     Except as otherwise provided in paragraph H.2 below and except as otherwise ordered by the Bankruptcy Court after notice and a hearing, objections to Claims, including without limitation Administrative Claims, shall be Filed and served upon the Holder of such Claim or Administrative Claim no later than the later of (a) 60 days after the Effective Date, and (b) 60 days after a proof of claim or request for payment of such Claim is Filed, unless this period is extended by the Bankruptcy Court; such extension may be granted on an ex parte basis without notice or hearing. After the Confirmation Date, only the Debtors and Reorganized Flagstar will have the authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, the Debtors and Reorganized Flagstar may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court.
     2. Professionals, Administration Claims, Trade Claims and Employee Claims Except as otherwise ordered by the Bankruptcy Court, objections to claims of professionals shall be governed by the provisions of section IV.A.1.d(2) hereof. Objections to Administrative Claims based upon ordinary course liabilities, Trade Claims and Employee Claims shall be governed by applicable law as if the Reorganization Cases had not been commenced.
I. Disputed Claims; Reserve and Estimations
     1. Treatment of Disputed Claims
     Notwithstanding any other provisions of this Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest. Prior to the Petition Date, the Debtors will deliver Stipulations of Amount and Nature of Claim to the Holders of Bank Claims and the Indenture Trustees. Such Stipulations, once executed and to the extent unpaid, will be treated as Allowed Claims as of the Petition Date in the amounts set forth in such Stipulation of Amount and Nature of Claim and will not be treated as Disputed Claims. The Debtors or Reorganized Flagstar may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, irrespective of whether the Debtors or Reorganized Flagstar has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection unless such ruling has become a final order. The Bankruptcy Court will retain jurisdiction to estimate any contingent or unliquidated Claim at any time during litigation concerning any objection to the Claim, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the amount of such Allowed Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or Reorganized Flagstar may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim. All of these Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. In addition to seeking estimation of Claims as provided in this Section, the Debtors or Reorganized Flagstar may resolve or adjudicate certain Disputed Claims of Holders in Unimpaired Classes in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Reorganization Cases had not been commenced, provided, however, that the amount of such claim and the remedies available shall not be limited by the discharge and other applicable bankruptcy law. Claims may be subsequently compromised, settled, withdrawn or resolved by the Debtors or Reorganized Flagstar pursuant to Section H hereof.
                                      I-20

     2. Distributions on Account of Disputed Claims Once They Are Allowed
     Within 30 days after the end of each calendar quarter following the Effective Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed: (i) matured and payable interest, if any, at the rate provided for the Class to which such Claim belongs; and (ii) any dividends or other payments made on account of New Common Stock held pending distribution.
J. Setoffs
     Except with respect to claims of the Debtors or Reorganized Flagstar released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Debtors or Reorganized Flagstar may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors or Reorganized Flagstar may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the Allowance of any Claim hereunder will constitute a waiver or release by the Debtors or Reorganized Flagstar of any such claims, rights and causes of action that the Debtors or Reorganized Flagstar may possess against such Holder.
K. Termination of Subordination
     The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to this Plan. On the Confirmation Date, all contractual, legal or equitable subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to this Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims and Allowed Interests shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.
                                      VI.
                      INDIVIDUAL HOLDER PROOFS OF INTEREST
     Individual Holders of Interests in Classes 8 and 9 are not required to File proofs of Interests unless they disagree with the number of shares set forth on the Debtors' stock register.
                                      VII.
             TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
A. Assumptions
     Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with this Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the Debtors will assume each executory contract and unexpired lease entered into by the Debtors prior to the Petition Date that has not previously
(a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to section 365 of the Bankruptcy Code. The Confirmation Order will constitute an Order of the Bankruptcy Court approving the assumptions described in this Section, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.
B. Cure of Defaults in Connection with Assumption
     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtors or Reorganized Flagstar: (a) by payment of the default amount in Cash on the Effective Date or as soon as practicable thereafter or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. If there is a dispute regarding:
                                      I-21

(i) the amount of any cure payments; (ii) the ability of Reorganized Flagstar to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.
C. Rejections
     Except as otherwise provided herein or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the Debtors will reject each of the executory contracts and unexpired leases listed on a schedule to be filed prior to the Confirmation Hearing (the "Schedule") hereto; PROVIDED, HOWEVER, that the Debtors reserve the right, at any time prior to the Effective Date, to amend such schedule to delete any executory contract or Unexpired Lease listed therein, thus providing for its assumption pursuant to Sections VII A and B above. Each contract and lease listed on the Schedule will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on the Schedule does not constitute an admission by the Debtors or Reorganized Flagstar that such contract or lease is an executory contract or unexpired lease or that the Debtors or Reorganized Flagstar has any liability thereunder. The Confirmation Order shall constitute an Order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.
D. Bar Date for Rejection Damages
     If the rejection of an executory contract or unexpired lease pursuant to the preceding Section gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, Reorganized Flagstar, their successors or properties unless (a) a Stipulation of Amount and Nature of Claim has been entered into with respect to the rejection of such executory contract or unexpired lease or (b) a proof of Claim is Filed and served on Reorganized Flagstar and counsel for Reorganized Flagstar within 30 days after the Effective Date or such earlier date as established by the Bankruptcy Court.
                                     VIII.
                      ACCEPTANCE OR REJECTION OF THIS PLAN
A. Voting Classes
     The Holders of Allowed Claims in Classes 4, 5 and 6 and Allowed Interests in Classes 8, 9, 11 and 12 are Impaired and shall be entitled to vote to accept or reject the Plan.
B. Presumed Acceptance of Plan
     The Holders of Allowed Claims and Interests in Classes 1, 2, 3 and 7 are not Impaired under the Plan, and therefore are conclusively presumed to accept the Plan.
C. Presumed Rejections of Plan
     Class 10 will not be entitled to receive or retain any property under this Plan, and pursuant to Section 1126(g) of the Bankruptcy Code, is deemed not to have accepted this Plan.
D. Voting Instructions
     Each Holder of an Allowed Claim or an Allowed Interest entitled to vote on the Plan will receive a Ballot. The Ballot will contain two boxes, one indicating acceptance of the Plan and the other indicating rejection of the Plan. Holders of Allowed Claims or Allowed Interests who elect to vote on the Plan must mark one or the other box pursuant to the instructions contained on the Ballot. Any executed Ballot that does not indicate acceptance or rejection of the Plan will be considered a non-vote and will not be counted as an acceptance or rejection of the Plan.
E. Voting Deadline and Extensions
   THE VOTING DEADLINE IS MONDAY, JULY 7, 1997, 12:00 MIDNIGHT, EASTERN TIME. Ballots must be received by the Debtors at their address set forth on the applicable Ballot. To be counted for purposes of voting on the Plan, all of the information requested on the applicable Ballot must be provided. The Debtors reserve the right,
                                      I-22
in their sole discretion (after consultation with the Ad Hoc Debentureholders Committee), to extend the Voting Deadline, in which case the term "Voting Deadline" shall mean the latest date on which a Ballot will be accepted. To extend the Voting Deadline, the Debtors will make an announcement thereof (via a press release), prior to 9:00 a.m., Eastern Daylight Time, not later than the next business day immediately preceding the previously scheduled Voting Deadline. Such announcement may state that the Debtors are extending the Voting Deadline for a specified period of time or on a daily basis until 5:00 p.m., Eastern Daylight Time, on the date on which sufficient acceptances required to obtain Confirmation of the Plan have been received.
F. Confirmability of Plan and Cramdown
     In the event at least one impaired Class of Claims votes to accept the Plan (and at least one impaired Class either votes to reject the Plan or is deemed to have rejected the Plan), the Debtors reserve the right to request the Bankruptcy Court to confirm the Plan under the cramdown provisions of the Bankruptcy Code.
                                      IX.
               MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN
A. Merger
     On the Effective Date, Flagstar will merge with and into FCI, with the surviving corporation having the name of "Flagstar Corporation."
B. Corporate Action
     1. Cancellation Of Old Securities And Related Agreements
     On the Effective Date, the Old Securities and the Old Stock Rights, and all obligations of the Debtors under all of the foregoing, shall be terminated, canceled and extinguished.
     2. Certificate Of Incorporation And Bylaw Amendments
     On the Effective Date, Reorganized Flagstar shall adopt the Reorganized Flagstar Certificate of Incorporation and the Reorganized Flagstar Bylaws pursuant to applicable non-bankruptcy law and section 1123(a)(5)(I) of the Bankruptcy Code. The Reorganized Flagstar Certificate of Incorporation and the Reorganized Flagstar Bylaws will, among other provisions: (i) authorize the issuance of the New Common Stock; and (ii) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The Reorganized Flagstar Certificate of Incorporation and the Reorganized Flagstar Bylaws, in substantially the form of Flagstar's pre-petition Restated Certificate of Incorporation and Bylaws attached hereto as Exhibits [ ] and [ ], respectively, will become effective upon the last to occur of the following: (1) Confirmation of the Plan, (2) the occurrence of the Effective Date and (3) the filing with the Delaware Secretary of State of the Reorganized Flagstar Certificate of Incorporation.
     3. Management Of Reorganized Flagstar
     As of the Effective Date, the Persons identified on Exhibit [ ] to this Plan will serve as the initial members of the Board of Directors of Reorganized Flagstar, which Exhibit [ ] may be Filed with the Bankruptcy Court on or prior to the Confirmation Date. Such Persons shall be deemed elected to the Board of Directors, and such elections shall be deemed effective as of the Effective Date, without any requirement of further action by stockholders of the Debtors or Reorganized Flagstar. The Persons identified as such in the Disclosure Statement will serve as the initial officers of Reorganized Flagstar as of the Effective Date. Subject to any requirement of Bankruptcy Court approval under
Section 1129(a)(5) of the Bankruptcy Code, those persons designated as directors and officers of Reorganized Flagstar in Exhibit [ ] and the Disclosure Statement shall assume their offices as of the Effective Date and shall continue to serve in such capacities thereafter, pending further action of the Board of Directors or stockholders of Reorganized Flagstar in accordance with the Reorganized Flagstar Bylaws, Reorganized Flagstar Certificate and applicable state law.
C. New Credit Agreement
   The Debtors anticipate entering into a bank facility from and after the Effective Date.
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
D. Implementation
     The Debtors shall be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of this Plan and the other agreements referred to herein.
E. Other Documents And Actions
     The Debtors and Reorganized Flagstar may, and shall, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in the Plan.
F. Payment of Statutory Fees
     All fees payable pursuant to 28 U.S.C. (section mark) 1930 (U.S. Trustee
Fees) as determined by the Bankruptcy Court at the Confirmation Hearing shall be paid by the Debtors on or before the Effective Date.
G. Term of Injunctions or Stays
     Unless otherwise provided, all injunctions or stays imposed in the Reorganization Cases pursuant to Sections 105 and 362 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.
H. No Interest
     Except as expressly provided herein, no Holder of an Allowed Class or Allowed Interest shall receive interest on the distribution to which such Holder is entitled hereunder, regardless of whether such distribution is made on the Effective Date or thereafter.
I. Retiree Benefits
     On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, Reorganized Flagstar shall continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.
J. Issuance of New Securities
     The issuance of the following securities by Reorganized Flagstar is hereby authorized and directed without further act or action under applicable law, regulation, order or rule:
          (a) 100,000,000 shares of New Common Stock, of which approximately 40,000,000 shares shall be issued and distributed pursuant to the Plan;
          (b) the New Warrants; and
          (c) the New Senior Notes.
                                       X.
                   CONFIRMATION AND EFFECTIVE DATE CONDITIONS
A. Conditions To Confirmation
     Confirmation of this Plan cannot occur until all of the substantive confirmation requirements under the Bankruptcy Code have been satisfied pursuant to section 1129 of the Bankruptcy Code. In addition, the Bankruptcy Court will not enter the Confirmation Order unless the Confirmation Order is acceptable in form and substance to the Debtors (after consultation with the Ad Hoc Debentureholders Committee), and the Confirmation Order expressly authorizes and directs the Debtors and Reorganized Flagstar to perform those actions specified herein. Finally, it shall be a condition to Confirmation that each of the events and actions required by the Plan to occur or to be taken prior to Confirmation shall have occurred or be taken, or the Debtors (after consultation with the Ad Hoc Debentureholders Committee), or the party whose obligations are conditioned by such occurrences or actions, as applicable, shall have waived such occurrences or action and the Bankruptcy Court shall confirm the Plan without such occurrence or action.
                                      I-24

B. Conditions To Effective Date
     The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by the Debtors (after consultation with the Ad Hoc Debentureholders Committee):
     (i) The Confirmation Order shall authorize and direct that the Debtors and Reorganized Flagstar take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan, including those actions contemplated by the provisions of this Plan set forth in Section XI hereof.
     (ii) The Confirmation Order shall have become a Final Order.
     (iii) The lenders under the New Credit Facility shall be obligated to fund the New Credit Facility on terms acceptable to the Debtors.
     (iv) The statutory fees owing the U.S. Trustee shall have been paid in full.
     (v) All other actions and documents necessary to implement the provisions of the Plan shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.
C. Waiver of Conditions to Confirmation and Effective Date
     Each of the conditions to Confirmation and the Effective Date, other than the conditions set forth in Section X.B.iv of the Plan, may be waived in whole or in part by the Debtors at any time (after consultation with the Ad Hoc Debentureholders Committee), without notice or an Order of the Bankruptcy Court. The failure to satisfy or to waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right will be deemed an ongoing right that may be asserted at any time.
     If each condition to the Effective Date has not been satisfied or duly waived within 60 days after the Confirmation Date, then (unless the period for satisfaction or waiver of conditions has been extended at the option of the Debtors after consultation with the Ad Hoc Debentureholders Committee for a period not exceeding 120 days) upon motion by any party in interest, made before the time that each of the conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; PROVIDED, HOWEVER, that notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Clerk enters a Final Order granting such motion. If the Confirmation Order is vacated pursuant to this Section, the Plan shall be deemed null and void in all respects, including without limitation the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code and the assumptions or rejections of executory contracts and unexpired leases provided for herein, and nothing contained herein shall (1) constitute a waiver or release of any claims by or against, or any interests in, the Debtors or (2) prejudice in any manner the rights of the Debtors.
                                      XI.
                          EFFECTS OF PLAN CONFIRMATION
A. Discharge Of Debtors And Injunction
     Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, the Debtors shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is allowed pursuant to section 502 of the Bankruptcy Code or (C) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against Reorganized Flagstar, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtors, as provided in sections 524 and 1141 of the Bankruptcy
                                      I-25

Code, and such discharge shall void any judgment against the Debtors at any time obtained to the extent that it relates to a Claim discharged.
     Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or Reorganized Flagstar or their successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or Reorganized Flagstar, or their successors or their respective properties; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or Reorganized Flagstar, or their successors or their respective properties; and (iv) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.
B. Limitation Of Liability
     Neither the Debtors nor Reorganized Flagstar nor the Ad Hoc Debentureholders Committee, nor any of their respective post-Petition Date employees, officers, directors, agents, or representatives, or any professional persons employed by any of them (including without limitation their respective Designated Professionals), shall have any responsibility, or have or incur any liability, to any Person whatsoever, under any theory of liability (except for any claim based upon wilful misconduct or gross negligence), for any act taken or omission made in good faith directly related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan, provided that nothing in this paragraph shall limit the liability of any Person for breach of any express obligation it has under the terms of this Plan or under any agreement or other document entered into by such Person either post-petition or in accordance with the terms of this Plan or for any breach of a duty of care owed to any other Person occurring after the Effective Date.
C. Releases
     On the Effective Date, the Company will release unconditionally, and hereby is deemed to release unconditionally (i) each of the Company's officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (including without limitation their respective Designated Professionals), (ii) the Creditors' Committee and, solely in their capacity as members of representatives of the Creditors' Committee, each member, consultant, attorney, accountant or other representative of the Creditors' Committee (including without limitation their respective Designated Professionals), (iii) the Ad Hoc Debentureholders Committee and, solely in their capacity as members or representatives of the Ad Hoc Debentureholders Committee, each member, consultant, attorney, accountant or other representative of the Ad Hoc Debentureholders Committee (including without limitation their respective Designated Professionals), and (iv) the Indenture Trustees, in their respective capacity as Indenture Trustee (the entities specified in clauses (i), (ii), (iii), and (iv) are referred to collectively as the "Releasees"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based on whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Releasees, the Company, the Reorganization Cases or the Plan.
     On the Effective Date, each holder of a Claim or Interest shall be deemed to have unconditionally released the Releasees, from any and all rights, claims, causes of action, obligations, suits, judgments, damages and liabilities whatsoever which any such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Company, the Reorganization Cases or the Plan.
D. Indemnification
     The obligations of the Debtors as of the Petition Date to indemnify their present, and any individuals who formerly were, directors or officers, respectively, against any obligations pursuant to the Debtors' certificates of incorporation, by-laws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, be assumed by Reorganized Flagstar and not be discharged. The Debtors shall fully indemnify and Reorganized Flagstar shall assume the Debtors' obligations to indemnify any person by reason of the fact that he or she is or was a director, officer, employee or agent, Designated Professional, member of other authorized representative of either of
                                      I-26
the Debtors, the Creditors Committee, the Ad Hoc Debentureholders Committee or the Indenture Trustees (the "Indemnitees") against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorney's fees), arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan and the transactions contemplated thereby; PROVIDED, HOWEVER, that the foregoing indemnification shall not apply to any liabilities arising from the gross negligence or wilful misconduct of any Indemnitee. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from Reorganized Flagstar, the Indemnitee shall promptly notify Reorganized Flagstar in writing and Reorganized Flagstar shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (a) Reorganized Flagstar has agreed to pay the fees and expenses of such counsel, or (b) Reorganized Flagstar shall have failed promptly to assume the defense of such claim, action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such claim, action or proceeding, or (c) the named parties to any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and Reorganized Flagstar, and the Indemnitee believes, in the exercise of its business judgment and in the opinion of its legal counsel, reasonably satisfactory to Reorganized Flagstar, that the joint representation of Reorganized Flagstar and the Indemnitee will likely result in a conflict of interest (in which case, if the Indemnitee notifies Reorganized Flagstar in writing that it elects to employ separate counsel at the expense of Reorganized Flagstar, Reorganized Flagstar shall not the right to assume the defense of such action or proceeding on behalf of the Indemnitee). In addition, Reorganized Flagstar shall not effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from Reorganized Flagstar, unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee reasonably satisfactory in form and substance to the Indemnitee.
E. Vesting Of Assets
     Except as otherwise provided in any provision of the Plan, on the Effective Date, all property of the Estates shall vest in Reorganized Flagstar, all free and clear of all Claims, liens, encumbrances and Interests of Holders of Claims and Holders of Old Securities and Old Stock Rights. From and after the Effective Date, Reorganized Flagstar may operate its business and use, acquire, and dispose of property and settle and compromise claims or interests arising post-Confirmation without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.
F. Preservation Of Causes Of Action
     Except as otherwise provided herein, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Flagstar shall retain (and may enforce) any claims, rights and causes of action that the Debtors or the Estates may hold against any Person, including, inter alia, any claims, rights or causes of action under sections 544 through 550 of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory.
G. Retention of Bankruptcy Court Jurisdiction
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Reorganization Cases after the Effective Date, including, without limitation, jurisdiction to:
          (i) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate a Claim pursuant to the Plan;
          (ii) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;
          (iii) Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which the either of the Debtors is a party or with respect to which either of the Debtors may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;
                                      I-27

          (iv) Ensure that distributions to Holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;
          (v) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors or Reorganized Flagstar that may be pending on the Effective Date;
          (vi) Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;
          (vii) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with this Plan or the Confirmation Order;
          (viii) Subject to any restrictions on modifications provided in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;
          (ix) Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;
          (x) Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;
          (xi) Determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in this Plan; and
          (xii) Enter an Order Closing the Reorganization Cases.
H. Failure of Bankruptcy Court to Exercise Jurisdiction
     If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Reorganization Cases, including the matters set forth in Section [ ] above, Section [ ] shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.
I. Committees
     On the Effective Date, all Committees, if any, shall be dissolved and the members of such Committees shall be released and discharged from all further rights and duties arising from or related to the Reorganization Cases. The professionals retained by such Committees and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date other than for services rendered pursuant to the Plan or in connection with other activities reserved to such Committees or such professionals under the Plan or the Confirmation Order or in connection with any application for allowance of compensation and reimbursement of expenses pending as of, or Filed after, the Effective Date.
                                      I-28

                                      XII.
                            MISCELLANEOUS PROVISIONS
A. Final Order
     Any requirement in this Plan that an Order be a Final Order may be waived by the Debtors, provided that nothing contained herein or elsewhere in this Plan shall prejudice the right of any party in interest to seek a stay pending appeal with respect to such order.
B. Modification Of The Plan
     The Debtors reserve the right to amend or modify the Plan at any time prior to the Confirmation Date in the manner provided for by Section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to Section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order. If any of the terms of the Plan are amended in a manner determined by the Debtors to constitute a material adverse change, the Debtors will promptly disclose any such amendment in a manner reasonably calculated to inform the Holders of Old Securities of such amendment and the Debtors will extend the solicitation period for acceptances of this Plan for a period which the Debtors, in their sole discretion, deem appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders of the Old Securities, if the solicitation period would otherwise expire during such period.
     The Debtors reserve the right to amend the terms of the Plan or waive any conditions thereto if and to the extent the Debtors determine, after consultation with the Ad Hoc Debentureholders Committee, that such amendments or waivers are necessary or desirable in order to consummate the Plan. The Debtors will give all Holders of Claims and Interests notice of such amendments or waivers as may be required by applicable law and the Bankruptcy Court. If, after receiving sufficient acceptances but prior to Confirmation of the Plan, the Debtors seek to modify the Plan, the Debtors can only use such previously solicited acceptances to the extent permitted by applicable law. The Debtors reserve the right to use acceptances of the Plan received during its pre-petition solicitation of acceptances under any other circumstances, including the filing of an involuntary petition, subject to approval of the Bankruptcy Court.
C. Revocation Of The Plan
     The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan shall be null and void, and nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; or (ii) prejudice in any manner the rights of the Debtors in any further proceedings involving the Debtors.
D. Severability Of Plan Provisions
     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power, upon the request of the Debtors, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. To the extent such request seeks to negatively impact distributions to Class 5 or modify the terms of the New Common Stock, the Debtors shall consult with the Ad Hoc Debentureholders Committee prior to making such request. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
E. Successors And Assigns
     The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.
                                      I-29

F. Saturday, Sunday Or Legal Holiday
     If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.
G. Post-Effective Date Effect Of Evidences Of Claims Or Interests
     Notes, bonds, stock certificates and other evidences of Claims against or Interests in the Debtors, and all Instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the Plan), shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.
H. Headings
     The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the provisions of the Plan.
I. Governing Law
     Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules), (ii) an express choice of law provision in any agreement, contract, instrument, or document provided for, or executed in connection with, the Plan, or (iii) applicable non-bankruptcy law, the rights and obligations arising under the Plan and any agreements, contracts, documents, and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.
J. No Liability For Solicitation Or Participation
     As specified in section 1125(e) of the Bankruptcy Code, Persons that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.
                                      I-30

K. No Admissions Or Waiver Of Objections
     Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtors or any other party with respect to any matter set forth herein including, without limitation, liability on any Claim or the propriety of any Claims classification. The Debtors are not bound by any statements herein or in the Disclosure Statement as judicial admissions.
DATED:         , 1997:
                                         FLAGSTAR COMPANIES, INC.
                                           a Delaware corporation
                                         By
                                                         [Name]
                                                         [Title]
                                         FLAGSTAR CORPORATION,
                                           a Delaware corporation
                                         By
                                                         [Name]
                                                         [Title]
(Signatures continued on next page)
                                      I-31

Presented by:
Robert A. Klyman
Gregory O. Lunt
LATHAM & WATKINS
633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
(213) 485-1234
Martin N. Flics
LATHAM & WATKINS
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200
COUNSEL FOR FLAGSTAR COMPANIES, INC.
AND FLAGSTAR CORPORATION.
By
           ROBERT A. KLYMAN
 COUNSEL FOR FLAGSTAR COMPANIES, INC.
       AND FLAGSTAR CORPORATION
Martin J. Bienenstock
WEIL, GOTSHAL & MANGES L.L.P.
767 Fifth Avenue
New York, New York 10153
(212) 310-8000
CO-COUNSEL FOR FLAGSTAR COMPANIES, INC.
AND FLAGSTAR CORPORATION
By
         MARTIN J. BIENENSTOCK
CO-COUNSEL FOR FLAGSTAR COMPANIES, INC.
       AND FLAGSTAR CORPORATION
Laura Davis Jones
YOUNG, CONWAY, STARGATT & TAYLOR
Rodney Square North, Eleventh Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
(302) 571-6600
CO-COUNSEL FOR FLAGSTAR COMPANIES, INC.
AND FLAGSTAR CORPORATION
By
           LAURA DAVIS JONES
CO-COUNSEL FOR FLAGSTAR COMPANIES, INC.
       AND FLAGSTAR CORPORATION
                                      I-32

                          FLAGSTAR COMPANIES, INC. AND
                              FLAGSTAR CORPORATION
                          SOLICITATIONS OF PREPACKAGED
                                PLAN ACCEPTANCES
                             THE INFORMATION AGENT:
                               KISSEL-BLAKE INC.

              BY MAIL/OVERNIGHT DELIVERY/HAND                                         BY FACSIMILE
                     Kissel-Blake Inc.                                             Kissel-Blake Inc.
                      110 Wall Street                                                (212) 809-1208
                  New York, New York 10005                                        CONFIRM BY TELEPHONE
                       (212) 344-6733                                      (212) 344-6733 (Banks and Brokers)
                                                                              (800) 554-7733 (All Others)

                               ADDITIONAL COPIES
     Requests for additional copies of this Prospectus or any consent, proxy or ballot should be directed to the Information Agent. You may also contact your local broker, dealer, commercial bank, trust company or nominee for assistance concerning the Plan.